Registration No. 333-166225

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
Amendment No. 2 to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CUSTOMERS 1ST BANCORP, INC.
(Exact name of registrant as specified in its Charter)

Pennsylvania (State of Incorporation)	27-2290659 (I.R.S. Employer I.D. No.)	6022 (Primary Standard Industrial Classification Code No.)

99 Bridge Street
Phoenixville, Pennsylvania 19460
(610) 933-2000
(Address and telephone number of principal executive offices)

Jay S. Sidhu New Century Bank 99 Bridge Street Phoenixville, Pennsylvania 19460 (610) 933-2000 (Name, address, telephone no. of agent for service)	David F. Scranton, Esquire Stradley Ronon Stevens & Young, LLP 30 Valley Stream Parkway Malvern, Pennsylvania 19355 (610) 640-5806 (Copy of Notices)

Approximate date of commencement of proposed sale of the securities to the public:  upon consummation of the reorganization.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 2, 2010

Preliminary Prospectus

Prospectus of Customers 1st Bancorp, Inc.
5,767,974* Shares of Common Stock and
1,544,165* Shares of Class B Non-Voting Common Stock
Proxy Statement of New Century Bank
Annual Meeting of Bank Shareholders to be held ____ __, 2010,
_____ a.m., at the main office of the Bank, 99 Bridge Street, Phoenixville, Pennsylvania 19460

To the shareholders of New Century Bank:

This prospectus–proxy statement relates to the shares of Customers 1st Bancorp, Inc. stock that will be exchanged, on the basis of one share of Customers 1st Bancorp, Inc. voting Common Stock for every three of your shares of voting Common Stock of New Century Bank and one share of Customers 1st Bancorp, Inc. Class B Non-Voting Common Stock for every three shares of Class B Non-Voting Common Stock of New Century Bank as a result of the formation of Customers 1st Bancorp, Inc. as a bank holding company for New Century Bank.  The reorganization into a holding company structure will only occur if the holders of two-thirds of the outstanding shares of New Century Bank voting Common Stock vote in favor of the transaction.

If the holding company structure is approved by the shareholders of New Century Bank, the holding company structure will be formed through a reorganization.  In the reorganization, which is described in detail in this prospectus-proxy statement, New Century Bank will become a wholly owned subsidiary of Customers 1st Bancorp, Inc., and the shareholders of New Century Bank will become the shareholders of Customers 1st Bancorp, Inc.  This reorganization is proposed at the request of New Century Bank’s board of directors, and does not involve a sale of New Century Bank.

This prospectus-proxy statement is also being furnished to you because the board of directors of New Century Bank is soliciting your proxy to be used at the Annual Meeting of Shareholders to be held ____ __, 2010.  At the meeting, you will be asked to consider and vote to elect three Class C directors of New Century Bank to serve a three-year term, to approve and ratify the New Century Bank Management Stock Purchase Plan, to approve and ratify the New Century Bank 2010 Stock Option Plan, to ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of New Century Bank for the fiscal year ending December 31, 2010, to approve and adopt a Plan of Merger and Reorganization pursuant to which New Century Bank will reorganize to a bank holding company structure, and to adjourn the meeting to a date to be proposed at the meeting, if necessary to solicit or receive additional proxies.  A form of proxy is enclosed separately.  YOUR VOTE IS IMPORTANT, regardless of how many shares you own.  Whether you plan to attend the meeting or not, please complete, date, sign and return the enclosed proxy form promptly in the enclosed envelope.  If you attend the meeting and prefer to vote in person, you may do so, even if you turn in your proxy at this time.  You may revoke your proxy at any time prior to its use for any purpose by giving written notice of revocation to our Corporate Secretary at our principal executive offices at 99 Bridge Street, Phoenixville, Pennsylvania 19460. You may also appear in person at the Annual Meeting and ask to withdraw your proxy prior to its use for any purpose and then vote in person. A later dated proxy revokes an earlier dated proxy.

Neither the Common Stock nor the Class B Non-Voting Common Stock of Customers 1st Bancorp, Inc. is listed on any national securities exchange.

* Number is subject to change in connection with possible future private offerings of the Bank.  See “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 13 OF THIS PROSPECTUS-PROXY STATEMENT BEFORE DECIDING HOW TO VOTE ON THE PROPOSED REORGANIZATION.

The following are important disclosures.  Please read them carefully:

You should rely only on the information contained in this document or that we have referred you to.  We have not authorized anyone to provide you with information that is different.  This prospectus-proxy statement is only accurate as of the date printed on the bottom of this page.  We are required to advise you if there is any material change affecting the formation of the holding company structure.

The shares of Customers 1st Bancorp, Inc. to be issued in the proposed reorganization will not be savings accounts or deposits, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. Investment in the shares involves investment risk, including possible loss of principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the proposed reorganization, passed upon the accuracy of this prospectus-proxy statement or determined if this prospectus-proxy statement is truthful or complete.  Any representation to the contrary is a criminal offense.

We have structured the proposed reorganization to qualify as a tax-free transaction under the federal tax laws.  Therefore, you should not recognize any gain or loss on the exchange of your New Century Bank securities for Customers 1st Bancorp, Inc. securities.

The date of this prospectus-proxy statement is _______ ___, 2010.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	3
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	4
Why am I receiving these proxy materials?	4
Who is entitled to vote at the meeting?	4
What am I being asked to vote on?	5
How many votes do I have?	5
What is a quorum?	5
What vote is required?	6
How do I vote?	6
What is cumulative voting and when does it occur?	7
What if I return a proxy card but do not make specific choices?	7
What if I receive more than one proxy card or voting instruction form?	7
Who will count the votes and how will my vote(s) be counted?	7
Can I change my vote after I have sent you my proxy?	7
How may I communicate with the board of directors?	8
Who will bear the cost of soliciting proxies?	8
How can I find out the results of the voting at the meeting?	8
What is the recommendation of the board of directors?	8
QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION	9
What is the proposed transaction for which I am being asked to vote?	9
What will I receive for my Bank shares?	9
What will holders of options and warrants to purchase Bank shares receive?	9
Do I have to take any action to exchange my Bank shares?	9
Can I trade the Bank shares between the date of this prospectus-proxy statement and the effective time of the transaction?	10
After the transaction, where can I trade Holding Company shares?	10
Will the transaction affect the Bank’s current or future operations?	10
Will the transaction dilute my economic interest?	10
Will the transaction result in any changes to my rights as a shareholder?	10
What are the expected federal income tax consequences of the reorganization?	10
When do you expect the transaction to be completed?	11
What vote of the Bank shareholders is required to approve the proposal?	11
What vote does the Bank’s board of directors recommend?	11
Are the interests of the Bank’s board of directors and executive officers in this transaction the same as mine?	11
Do I have the right to dissent from the merger?	11
What are the conditions that must be satisfied for the reorganization to occur?	12
Can the proposed reorganization be deferred or abandoned altogether?	12
What do I need to do now?	12
What happens after the meeting?	12
Whom should I call if I have questions about the meeting or the transaction?	12
RISK FACTORS	13
Risks Related to the Reorganization Transaction	13
We may not consummate the transaction or realize the anticipated benefits of the reorganization.	13
Your rights as a shareholder will change as a result of the transaction.	13
We may choose to defer or abandon the transaction.	13
The transaction could result in adverse effects on our management’s ability to effectively manage our business.	13
The Holding Company may become subject to additional Pennsylvania taxes as a result of the transaction.	14
Risks Related to Our Securities	14
There is no established trading market for our Common Stock and share price may be volatile.	14
We may issue additional shares of Common Stock, preferred stock or equity, debt or derivative securities, which could adversely affect the value or voting power of your Common Stock.	14

i

We may issue incentive stock options, warrants, stock or other equity securities convertible into Common Stock to management, directors and employees	15
Your investment in our Common Stock or Class B Non-Voting Common Stock may be subject to further dilution.	15
Our Common Stock is subordinate to all of our existing and future indebtedness; and we are not limited on the amount of indebtedness we and our subsidiaries may incur in the future.	15
Risk of disruption in deposit movement.	16
We may not pay dividends on the shares in the foreseeable future, which may adversely affect your return and the price of our Common Stock.	16
Risks Related To Our Business	16
The Bank's level of assets categorized as doubtful, substandard or special mention expose us to increased lending risk. If our allowance for loan losses is insufficient to absorb losses in our loan portfolio, our earnings could decrease.	16
The Bank's emphasis on commercial and warehouse lending may expose us to increased lending risks.	16
Decreased residential mortgage origination, volume and pricing decisions of competitors.	17
The Bank's performance and financial condition may be adversely affected by regional economic conditions and real estate values.	17
Federal Home Loan Bank of Pittsburgh continues not to pay dividends nor repurchase capital stock.	17
Financial turmoil may increase other-than-temporary-impairment (“OTTI”) charges.	17
We may need to raise additional capital in the future and such capital may not be available when needed or at all.	18
Sufficient funding to support earning asset growth.	18
The FDIC’s recent policy statement imposing restrictions and criteria on private investors in failed bank acquisitions may apply to us and our investors.	18
Our shareholders may be deemed to be acting in concert and thereby subject to increased regulatory scrutiny, including the application of the FDIC policy statement to the Bank and its investors.	19
Previously enacted and potential future legislation, including legislation to reform the U.S. financial regulatory system, could adversely affect our business.	19
Government regulation might have an adverse effect on our business.	20
The Holding Company may become subject to additional Pennsylvania taxes as a result of the reorganization.	20
Accounting standards periodically change and the application of our accounting policies and methods may require us to make estimates about matters that are uncertain.	20
We might not achieve profitability or consistent earnings.	20
We might not be able to keep growing or fail to manage our growth effectively.	20
Asset growth may not cause our earnings to grow.	20
If we do not open new branches as planned or do not achieve profitability on our new branches, our earnings may be reduced.	21
Interest rate changes might have an adverse effect on our earnings and financial condition.	21
FDIC assessments will negatively impact earnings.	21
Competition with other financial institutions might negatively impact our profits.	21
Losses or liabilities may be higher than anticipated and may negatively impact our earnings and financial position.	22
Provisions in our charter documents may prevent others from obtaining control of us or increase the cost of completing a transaction in which control of the Bank is acquired by others.	22
Our directors and executive officers can influence the outcome of shareholder votes.	22
We depend on our executive management, and the loss of a member of our management team could have an adverse effect on our business.	22
Risks Related to Our Acquisition Strategy	22
Potential acquisitions may disrupt our business and dilute shareholder value.	22
Attractive acquisition opportunities may not be available to us in the future.	23

We may currently be unable to ascertain the merits or risks of the businesses we may ultimately acquire.	23
We are subject to environmental liability risk associated with lending activities.	24
We are subject to certain risks in connection with our use of technology.	24
We are subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.	24
Some institutions we could acquire may have distressed assets and there can be no assurance that we will be able to realize the value we predict from these assets or that we will make sufficient provision for future losses in the value of, or accurately estimate the future write-downs taken in respect of, these assets.	25
As a result of an investment or acquisition transaction, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition and results of operations, which could cause you to lose some or all of your investment.	25
We may in the future hire consultants or advisors on a contingent basis, who would only receive payment in the event an investment or acquisition transaction occurred and, therefore, they might be viewed as having an interest in such investment or acquisition transaction occurring.	25
Shareholders may have no opportunity to evaluate and affect the investment decision regarding a potential investment or acquisition transaction.	26
Resources could be expended in considering or evaluating potential investment or acquisition transactions that are not consummated, which could materially and adversely affect subsequent attempts to locate and acquire or merge with another business.	26
The officers and directors of an acquisition candidate may resign upon consummation of an acquisition.	26
Risks Related to Our Industry	26
Difficult market conditions have adversely affected our industry.	26
Current levels of market volatility are unprecedented.	27
The soundness of other financial institutions could adversely affect us.	27
There can be no assurance that recently enacted legislation will stabilize the U.S. financial system.	27
RECENT DEVELOPMENTS	28
Raised $50 million of capital	28
Extension of anti-dilution provision	28
Changing name of the bank	28
Possible Future Dilutive Private Offerings	29
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING	32
PROPOSAL 1	32
ELECTION OF THREE CLASS C DIRECTORS OF THE BANK	32
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1	32
PROPOSAL 2	33
APPROVAL AND RATIFICATION OF THE NEW CENTURY BANK MANAGEMENT STOCK PURCHASE PLAN	33
THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 2 TO APPROVE AND RATIFY THE NEW CENTURY BANK MANAGEMENT STOCK PURCHASE PLAN	35
PROPOSAL 3	36
APPROVAL AND RATIFICATION OF THE NEW CENTURY BANK 2010 STOCK OPTION PLAN	36
THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 3 TO APPROVE AND RATIFY THE NEW CENTURY BANK 2010 STOCK OPTION PLAN	39
PROPOSAL 4	41
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	41
Audit and Other Fees Paid to Independent Registered Public Accountants	41
Audit Fees	41
Audit-Related Fees	41
Tax Fees	41
Pre-Approval Policy for Services by Independent Registered Public Accounting Firms	42
THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 4 CONCERNING THE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	42

v

PLAN OF MERGER AND REORGANIZATION	ANNEX A
SECTION 1607 AND 1222 OF THE PENNSYLVANIA BANKING CODE	ANNEX B
NEW CENTURY BANK NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER	ANNEX C
NEW CENTURY BANK AUDIT COMMITTEE CHARTER	ANNEX D

NEW CENTURY BANK COMPENSATION COMMITTEE CHARTER	ANNEX E
TAX OPINION OF STRADLEY RONON STEVENS & YOUNG, LLP	ANNEX F
NEW CENTURY BANK MANAGEMENT STOCK PURCHASE PLAN	ANNEX G
NEW CENTURY BANK 2010 STOCK OPTION PLAN	ANNEX H

You should rely only on the information contained in this document.  We have not authorized anyone to provide you with any other information.  This document may only be used where it is legal to sell these securities.

The information contained in this prospectus-proxy statement is accurate only as of the date of this prospectus-proxy statement, regardless of the time of delivery of this prospectus-proxy statement or of any sale of securities.

EXPLANATORY NOTE

Customers 1st Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act for the registration of its voting Common Stock and Class B Non-Voting Common Stock, and shares underlying warrants and options to acquire such stock, to be issued and exchanged pursuant to a reorganization agreement.  This prospectus-proxy statement and the accompanying notice of shareholder meeting constitute the prospectus of the Customers 1st Bancorp, Inc. filed as part of such registration statement.  Upon completion of the reorganization, Customers 1st Bancorp, Inc. will be required to comply with the periodic reporting requirements under the Securities Exchange Act of 1934 (“Exchange Act”).  Upon consummation of the reorganization, Customers 1st Bancorp, Inc. will qualify for scaled disclosure in its Exchange Act reports as a smaller reporting company because its public float, as calculated in accordance with Item 10 of Regulation S-K under the Exchange Act, would be approximately $55.8 million, assuming no outstanding exercisable stock options or warrants are exercised prior to the closing of the reorganization.  New Century Bank is not presently subject to reporting requirements under the Exchange Act.

CUSTOMERS 1st BANK
99 Bridge Street
Phoenixville, Pennsylvania 19460
(610) 933-2000

____________ _____, 2010

I am pleased to advise you that the Board of Directors of New Century Bank, which does business as Customers 1st Bank has approved the formation of a bank holding company, to be called Customers 1st Bancorp, Inc..  A bank holding company will provide Customers 1st Bank with additional flexibility for structuring acquisitions and also for taking advantage of opportunities under the continually evolving laws governing financial institutions.

On completion of the reorganization, as a shareholder of the Bank, you will receive one share of Customers 1st Bancorp, Inc. voting Common Stock for every three of your shares of the Bank’s voting Common Stock and one share of Customers 1st Bancorp, Inc. Class B Non-Voting Common Stock for every three shares of the Bank’s Class B Non-Voting Common Stock.  The conversion of Customers 1st Bank shares and warrants into shares and warrants of the holding company generally will be tax-free for U.S. federal income tax purposes.

We are requesting that shareholders of Customers 1st Bank approve the merger agreement that will result in the holding company formation.  Because the reorganization into a holding company structure will only occur if the holders of two-thirds of the outstanding shares of Bank voting Common Stock vote in favor of the transaction, your vote is very important. We have scheduled a meeting of shareholders to consider the holding company formation at the following date, time and place:

____ a.m. on _______, 2010 Main Office of Customers 1st Bank 99 Bridge Street Phoenixville, Pennsylvania 19460

At the meeting, you will also consider the election of three Class C directors for Customers 1st Bank, approval and ratification of the New Century Bank Management Stock Purchase Plan; approval and ratification of the New Century Bank 2010 Stock Option Plan; ratification of the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Bank for the fiscal year ending December 31, 2010; and if necessary, an adjournment of the meeting to a date to be proposed at the meeting, if necessary to solicit or receive additional proxies.  The enclosed proxy statement gives you detailed information about the meeting, the proposed holding company formation and the election of Customers 1st Bank directors.

Your Board of Directors enthusiastically supports the holding company formation and we recommend that you vote to approve it.  Please sign and return the enclosed proxy card.  You are also welcome to attend the meeting in person.

Jay S. Sidhu
Chairman and Chief Executive Officer

NEW CENTURY BANK
99 Bridge Street
Phoenixville, Pennsylvania 19460
(610) 933-2000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

An Annual Meeting of the shareholders of New Century Bank (“the Bank”) will be held on ________, ____ __ 2010, at the main office of the Bank, 99 Bridge Street, Phoenixville Pennsylvania, at ______ a.m.  to vote on the following proposals:

1.	To elect three Class C directors of the Bank to serve a three-year term;

2.	To approve and ratify the New Century Bank Management Stock Purchase Plan;

3.	To approve and ratify the New Century Bank 2010 Stock Option Plan;

4.	To ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Bank for the fiscal year ending December 31, 2010;

5.	To approve and adopt a Plan of Merger and Reorganization pursuant to which the Bank will reorganize to a bank holding company structure; and

6.	To adjourn the meeting to a date to be proposed at the meeting, if necessary to solicit or receive additional proxies.

The board of directors has set the Record Date for the Annual Meeting as _________, 2010.  Only holders of record of the Bank's voting Common Stock at the close of business on that date can vote at the meeting.  As long as a quorum is present or represented at the Annual Meeting, the affirmative vote of a majority of the Bank's voting Common Stock present, in person or by proxy is required to pass Proposals 2 through 4 and 6, the candidates receiving the highest number of votes shall be elected under Proposal 1, and the affirmative vote of two-thirds of the Bank's outstanding voting Common Stock is required to pass Proposal 5.  As of the Record Date, there were _______ shares of the Bank’s voting Common Stock outstanding.

Shareholders may be entitled to assert dissenters’ rights.  See “THE REORGANIZATION – Dissenters’ Rights” beginning on page 51 of this prospectus-proxy statement for a summary of the rights to which you may be entitled.  Additionally, a  copy of the law pertaining to dissenters’ rights, Sections 1607 and 1222 of the Pennsylvania Banking Code and Subchapter D of Chapter 15 and Section 1930 of the Pennsylvania Business Corporation Law, is attached as Annex B to the prospectus–proxy statement.

The directors of the Bank unanimously believe that Proposals 1 through 6 are in the best interests of the Bank and its shareholders, and urge shareholders to vote “FOR” all such proposals.

By Order of the Board of Directors

Gertrude M. Hackney, Secretary

Dated:  ___ __, 2010

FORWARD-LOOKING STATEMENTS

This prospectus-proxy statement and all attachments hereto, including the annual report and audited and unaudited financial statements of New Century Bank, as well as other written or oral communications made from time to time by New Century Bank or Customers 1st Bancorp, Inc., may contain certain forward-looking information within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  These statements relate to future events or future predictions, including events or predictions relating to our future financial performance, and are generally identifiable by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “plan,” “intend,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy that involve risks and uncertainties.  These forward-looking statements are only predictions and estimates regarding future events and circumstances and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors” that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  This information is based on various assumptions that may not prove to be correct.

In addition to the risks described in the “Risk Factors” section of this prospectus-proxy statement, important factors to consider and evaluate in such forward-looking statements include:

•	Changes in the external competitive market factors that might impact results of operations;
•	Changes in laws and regulations, including without limitation changes in capital requirements under the federal prompt corrective action regulations;
•	Changes in business strategy or an inability to execute strategy due to the occurrence of unanticipated events;
•	Ability to identify potential candidates for, and consummate, acquisition or investment transactions;
•	Constraints on ability to consummate an attractive acquisition or investment transaction because of significant competition for these opportunities;
•	Failure to complete any or all of the transactions described herein on the terms currently contemplated;
•	Local, regional and national economic conditions and events and the impact they may have on us and our customers;
•	Ability to attract deposits and other sources of liquidity;
•	Changes in the financial performance and/or condition of our borrowers;
•	Changes in the level of non-performing and classified assets and charge-offs;
•	Changes in estimates of future loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;
•	Changes in New Century Bank’s capital structure resulting from future capital offerings or acquisitions;
•	Changes in the timing or substance of the Bank’s strategic and operating plans resulting from future acquisitions or acquisition proposals;
•	Inflation, interest rate, securities market and monetary fluctuations;
•	The timely development and acceptance of new banking products and services and perceived overall value of these products and services by users;

•	Changes in consumer spending, borrowing and saving habits;
•	Technological changes;
•	The ability to increase market share and control expenses;
•	Continued volatility in the credit and equity markets and its effect on the general economy; and
•
The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

These forward-looking statements are subject to significant uncertainties and contingencies, many of which are beyond the control of New Century Bank and Customers 1st Bancorp, Inc.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Accordingly, there can be no assurance that actual results will meet expectations or will not be materially lower than the results contemplated in this prospectus-proxy statement and the attachments hereto.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to, the dates of those documents.  We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable law.

COMMONLY USED TERMS

For purposes of this prospectus-proxy statement, any references to the "Bank" refer to New Century Bank, any references to the "Holding Company" refer to Customers 1st Bancorp, Inc., any references to "we," "us," or "our" refer to the Bank and the Holding Company collectively, any references to the "merger subsidiary" refer to New Century Interim Bank, and any references to "Common Stock" refer to the voting Common Stock of the applicable entity.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

The Bank is sending you this prospectus-proxy statement and the accompanying proxy card because the board of directors of the Bank is soliciting your proxy to vote at the Annual Meeting.  You are invited to attend the meeting to vote on the proposals described in this prospectus-proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign, and return the accompanying proxy card.

The Bank has mailed this prospectus-proxy statement and the accompanying proxy card to all shareholders of record entitled to vote at the meeting.

Who is entitled to vote at the meeting?

To be able to vote, you must have been a beneficial owner or record holder of the Bank's Common Stock on _______, 2010, the Record Date on which we determined shareholders entitled to notice of, and to vote at, the meeting (the “Record Date”).

Shareholder of Record:  Shares Registered in Your Name.  If, at the close of business on the Record Date, your shares of Common Stock were registered directly in your name, then you are a shareholder of record.  As a shareholder of record you may vote in person at the meeting or by proxy.  Whether or not you plan to attend the meeting, we urge you to complete and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner:  Shares Registered in the Name of a Broker, Bank, or Other Agent.  If, at the close of business on the Record Date, your shares were not issued directly in your name, but rather were held in an account at a brokerage firm, bank, or by another agent, you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank, or other agent.  The broker, bank, or other agent holding your shares in that account is considered to be the shareholder of record for purposes of voting at the meeting.

As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares of Common Stock in your account.  You are also invited to attend the meeting.  However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I being asked to vote on?

There are six matters scheduled for a vote at the meeting:

1.	To elect three Class C directors of the Bank to serve a three-year term;

2.	To approve and ratify the New Century Bank Management Stock Purchase Plan;

3.	To approve and ratify the New Century Bank 2010 Stock Option Plan;

4.	To ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm of the Bank for the fiscal year ending December 31, 2010;

5.	To approve and adopt a Plan of Merger and Reorganization pursuant to which the Bank will reorganize to form a bank holding company structure; and

6.	To adjourn the meeting to a date to be proposed at the meeting, if necessary to solicit or receive additional proxies.

The Bank's board of directors recommends a vote "FOR" the Board of Director’s nominees identified in this proxy statement and “FOR” Proposals 2 through 6 above.

For additional information about the proposed reorganization of the Bank, see “QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION” beginning on page 9 of this prospectus-proxy statement, and the sections of this prospectus-proxy statement referred to therein.

How many votes do I have?

Each holder of the Bank's Common Stock is entitled to one vote per share held.

What is a quorum?

For a proposal to be considered at the meeting, a quorum must be present.  The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter will constitute a quorum for purposes of considering such matter.  The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Abstentions and “broker non-votes” (that is, shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other agent) or if you are present at the meeting.  If there is no quorum, the chairperson of the meeting, or a majority of the votes present at the meeting, may adjourn the meeting to another date.

At any adjourned meeting at which a quorum is present in person or by proxy, any business may be transacted which might have been transacted at the original meeting if a quorum had been present.  If the meeting is twice adjourned for lack of a quorum, those present at the second of the adjourned meetings will constitute a quorum for the election of directors without regard to the other quorum requirements of the Bank’s articles, bylaws, or applicable law.

What vote is required?

For Proposal 1, if a quorum is present, the candidates receiving the highest number of votes shall be elected. See "What is cumulative voting and when does it occur?" at page 7 of this prospectus-proxy statement for more information about cumulative voting. “Withheld” votes and broker non-votes will not count in determining the number of votes required to elect a director, and they will not count in favor of or against a director’s election. Beneficial owners should note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. So we encourage you to provide instructions to your broker regarding the voting of your shares.

For Proposals 2 through 4 and 6, if a quorum is present, the affirmative vote of a majority of the stock having voting powers, present, in person or by proxy, is required to approve such proposals.  Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of a given proposal.

For Proposal 5, to approve and adopt a Plan of Merger and Reorganization, if a quorum is present, the affirmative vote of holders of two-thirds of all shares of the Bank’s outstanding voting Common Stock is required to approve the proposal.  Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of a given proposal.

How do I vote?

For any matter to be voted on except the election of directors, you may vote “For” or “Against” or abstain from voting.  For the election of directors, you may vote "FOR" or "Against" all director nominees or you may withhold authority to vote for one or more directors nominees. To withhold authority, or if you desire to cumulate your vote, follow the instructions on your proxy card. The procedures for voting are as follows.

Shareholder of Record:  Shares Registered in Your Name.  If you are a shareholder of record, you may vote in person at the meeting.  Alternatively, you may vote by proxy by using the accompanying proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.  In such case, notify the Corporate Secretary before the meeting begins of your presence at the meeting and your intention to revoke your previously voted proxy.

To vote in person, come to the meeting and we will give you a ballot when you arrive.

To vote by proxy, simply complete, sign, and date the accompanying proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the meeting, we will vote your shares as you direct unless you revoke your proxy.

Beneficial Owner:  Shares Registered in the Name of Broker, Bank, or Other Agent.  If your shares of the Bank’s Common Stock are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank, or other nominee, in lieu of a proxy card you should receive a voting instruction form from that institution by mail.  Complete and mail the voting instruction card as instructed to ensure that your vote is counted.

If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (that is, your brokerage firm, bank or other nominee) and bring it with you to the meeting.  We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the meeting.

What is cumulative voting and when does it occur?

Cumulative voting allows a shareholder to cast all of the shareholder’s votes for a single director or multiple directors. Pursuant to the Pennsylvania Banking Code, in each election of directors, every shareholder entitled to vote shall have the right, in person or by proxy, to multiply the number of votes to which the shareholder may be entitled by the total number of directors to be elected in the same election.  The shareholder may cast the whole number of such votes for one candidate, or the shareholder may distribute the votes among any two or more candidates. Cumulative votes may be cast for one director nominee or distributed among two or more director nominees. For example, if you owned 100 shares of the Bank's Common Stock as of the Record Date and three directors were being elected, you would have 300 votes (100 shares multiplied by three directors) to cast, in the entirety, among the three director positions.  You could cast all 300 votes for one director position, or you could allocate those 300 votes among the three director positions in any way you like, but you cannot cast more than a total of 300 votes across all director positions.

If you are present in person at the shareholder meeting, to engage in cumulative voting, you must notify a judge of election of your intention to cumulate votes before voting begins.  If you do this, a judge of elections will provide you with a special ballot to mark your cumulative votes.

If you sign and return a proxy for the meeting, you must mark on the proxy the number of votes you wish the proxies to cast for each candidate.  If you fail to show cumulative votes on your proxy, your proxies will cast an equal number of your votes for each director position.  If your proxy cumulative voting instructions are ambiguous, your proxies will have authority to cumulate and cast your votes in any manner consistent with your unambiguous instructions.

What if I return a proxy card but do not make specific choices?

If you return a signed proxy card without marking any voting selections, your shares will be voted “FOR” each proposal listed on the proxy card and "FOR" each director nominated by the board of directors.  If any other matter is properly presented at the meeting, then one of the proxies named on the proxy card will vote your shares using his or her best judgment.

What if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date, and return each proxy card or voting instruction form to ensure that all of your shares will be voted.  Only shares relating to proxy cards and voting instruction forms that have been signed, dated, and timely returned will be counted in the quorum and voted.

Who will count the votes and how will my votes be counted?

Votes will be counted by the judge of elections appointed for the Annual Meeting.  The judge of elections will count “FOR” and “AGAINST” votes for each proposal.

Can I change my vote after I have sent you my proxy?

Yes.  You can revoke your proxy at any time before the applicable vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 99 Bridge Street, Phoenixville, Pennsylvania 19460; or

•
You may attend the meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy;  you must notify the Corporate Secretary before the meeting begins of your presence at the meeting and your intention to revoke your previously voted proxy).

If your shares are held by a broker, bank, or other agent, you should follow the instructions provided by them.

How may I communicate with the board of directors?

Please address any communications to the Bank's board of directors, in writing to the Bank's Corporate Secretary at 99 Bridge Street, Phoenixville, Pennsylvania 19460.  The Corporate Secretary will relay shareholder communications to the board of directors or any individual director to whom communications are directed.

Who will bear the cost of soliciting proxies?

The Bank will bear the entire cost of the solicitation of proxies for the meeting, including the preparation, assembly, printing, and distribution of this prospectus-proxy statement, the proxy card and any additional solicitation materials furnished to shareholders.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners.  The Bank may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners.  The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email, or any other means by the Bank's directors, officers, or employees.  No additional compensation will be paid to those individuals for any such services.

How can I find out the results of the voting at the meeting?

The voting results will be announced at the meeting.

What is the recommendation of the board of directors?

The Bank’s board of directors recommends a vote:

FOR The three nominees of the board of directors to become Class C directors of the Bank to serve a three year term;

FOR Proposal 2, to approve and ratify the New Century Bank Management Stock Purchase Plan;

FOR Proposal 3, to approve and ratify the New Century Bank 2010 Stock Option Plan;

FOR Proposal 4, to ratify the appointment of ParenteBeard LLC as the independent registered public accounting firm for the fiscal year ended December 31, 2010;

FOR Proposal 5, to approve and adopt a Plan of Merger and Reorganization pursuant to which the Bank will reorganize to form a bank holding company structure; and

FOR Proposal 6, to adjourn the meeting to a date to be proposed at the meeting, if necessary to solicit or receive additional proxies.

With respect to any other matter that properly comes before the meeting, the proxies will vote in accordance with their best judgment.  The Judge of Election for the meeting will be Ruth Hammers or, in her absence, one or more other individuals to be appointed in accordance with the Bank’s bylaws.

Unless you give other instructions on your proxy card, the persons named as proxies on your signed proxy card will vote in accordance with the recommendations of the Bank’s board of directors with respect to each of the proposals and the election of each director position, and in their discretion with respect to any other matter properly brought before the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

What is the proposed transaction for which I am being asked to vote?

You are being asked to vote on a resolution to approve and adopt the Plan of Merger and Reorganization (called the Plan of Reorganization) described in this prospectus-proxy statement in order to effect a reorganization (called the reorganization or the transaction) of the Bank into a bank holding company structure whereby all of the current shareholders of the Bank will become shareholders of the Holding Company, and the Bank will become a wholly owned subsidiary of the Holding Company.  The transaction, if approved by shareholders of the Bank at the Annual Meeting, will involve several steps including, among others, an application to applicable bank regulators for permission to form interim bank as a merger subsidiary into which the Bank can merge in order to become a wholly owned subsidiary of the Holding Company, applications to applicable bank regulators for permission for the Bank to merge into the merger subsidiary in accordance with the Plan of Reorganization, the exchange at a ratio of three-to-one of outstanding shares of the Bank's Common Stock and Class B Non-Voting Common Stock for shares of the Holding Company's Common Stock and Class B Non-Voting Common Stock, and the exchange of outstanding warrants and options to purchase shares of the Bank's Common Stock for warrants or options, respectively, to purchase shares of the Holding Company's Common Stock.

For more information on the reorganization and the Plan of Reorganization, see “THE REORGANIZATION” beginning at page 45 of this prospectus-proxy statement and the Plan of Reorganization attached as Annex A to this prospectus-proxy statement.

What will I receive for my Bank shares?

You will receive one Holding Company share of Common Stock for every three shares of the Bank’s Common Stock you hold immediately prior to the closing of the reorganization.  Shareholders who hold shares of the Bank’s Class B Non-Voting Common Stock immediately prior to the reorganization will receive one share of the Holding Company’s Class B Non-Voting Common Stock for every three shares of the Bank’s Class B Non-Voting Common Stock they hold immediately prior to the closing of the reorganization.  The Holding Company will not issue any fractional shares in the reorganization. Holders of the Bank’s Common Stock or Class B Non-Voting Common Stock who would otherwise be entitled to a fractional share of Holding Company Common Stock or Class B Non-Voting Common Stock will instead receive an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of such share to which the holder would otherwise have been entitled, and (ii) the book value of one share of Common Stock or Class B Non-Voting Common Stock of the Bank as of the final day of the quarter ended immediately prior to the closing of the reorganization.  The book value per share of the Bank’s Common Stock as of March 31, 2010 was $3.21.

What will holders of options and warrants to purchase the Bank's Common Stock receive?

All warrants and options for the purchase of the Bank's Common Stock or Class B Non-Voting Common Stock that have been granted will automatically become warrants or options, respectively, to purchase one-third the number of shares of the Holding Company's Common Stock or Class B Non-Voting Common Stock, as applicable.  The number of Holding Company shares for which each outstanding option or warrant will be exercisable after the reorganization will be rounded up to the nearest whole number of shares, subject to the holder's agreement to any necessary corresponding upward rounding adjustments of the per share exercise price to the nearest whole cent.

Do I have to take any action to exchange my Bank shares?

Your shares of the Bank's Common Stock and Class B Non-Voting Common Stock will be exchanged for shares of the Holding Company's Common Stock and Class B Non-Voting Common Stock without any action on your part.  Upon completion of the reorganization, you will be mailed a letter of transmittal and instructions related to the exchange of the certificates and other instruments representing your ownership of the Bank's Common Stock, Class B Non-Voting Common Stock, or options or warrants to purchase the Bank's Common Stock, as applicable, for certificates or other instruments representing the Holding Company's securities into which your securitites have been converted as a result of the reorganization.  You should not send in your certificates or other instruments representing your ownership of the Bank's securities until we notify you to do so.

Can I trade Bank shares between the date of this prospectus-proxy statement and the closing of the reorganization?

Yes.  To the extent you are currently allowed to trade such shares, the Bank’s shares will continue to be tradable during this period.

After the transaction, where can I trade the Holding Company's shares?

There is no established trading market for the Bank's Common Stock or Class B Non-Voting Common Stock and we do not expect there to be an established trading market for the Holding Company's Common Stock or Class B Non-Voting Common Stock after the reorganization.  The Holding Company's Common Stock and Class B Non-Voting Common Stock may not be listed or quoted on any exchange.  Trades of the Bank's Common Stock and Class B Non-Voting Common Stock have not regularly been reported, so it is unlikely that trades of the Holding Company's Common Stock and Class B Non-Voting Common Stock will be regularly reported in the foreseeable future.

Will the transaction affect the Bank’s current or future operations?

We currently believe that the transaction should have no material impact on how we conduct our day-to-day operations.  A holding company structure may allow us to conduct some activities the Bank could not conduct on its own, or it may allow us to make some acquisitions the Bank could not otherwise make.  Please see “Risk Factors” beginning at page 13 of this prospectus-proxy statement for a discussion of various ways in which the transaction could have an adverse effect on us.

Will the transaction dilute my economic interest?

The transaction will not dilute your economic interest.  While the number of shares of the Holding Company outstanding immediately after the consummation of the transaction will be one-third the number of shares of the Bank outstanding immediately before consummation of the transaction, the relative economic interest associated with your shares will remain the same.

Will the transaction result in any changes to my rights as a shareholder?

Yes.  Your rights under the Pennsylvania Business Corporation Law as a holder of shares of Common Stock of the Holding Company will differ in certain respects from your current rights under the Pennsylvania Banking Code.  In addition, the Holding Company’s articles of incorporation and bylaws would differ from the Bank’s articles of incorporation and bylaws.  We summarize the material changes in your rights as a shareholder resulting from the transaction at “Comparison of Shareholders' Rights" beginning at page 60 of this prospectus-proxy statement.

What are the expected federal income tax consequences of the reorganization?

The reorganization is designed to qualify as a tax-free reorganization for federal income tax purposes.  Stradley Ronon Stevens & Young, LLP, the Bank’s tax counsel, has opined, to the effect that, on the basis of certain representations as to matters of fact and assumptions, including that such representations are accurate and remain accurate, (i) the shareholders of Bank will not recognize any gain or loss for federal income tax purposes upon the exchange of their shares in the Bank solely for shares in the Holding Company, except with respect to receipt of cash in lieu of any fractional shares of the Holding Company, and (ii) none of the Bank, Holding Company and merger subsidiary will recognize any gain or loss in connection with the reorganization. If a shareholder of the Bank dissents to the proposed reorganization and receives solely cash in exchange for shares of the Bank, such cash will be treated as received by such shareholder in a taxable exchange, subject to special rules. Thus, while there can be no guarantee that the U.S. Internal Revenue Service will adopt a similar position, it is expected that Bank shareholders will have no federal income tax consequences as a result of the reorganization, except with respect to receipt of cash in lieu of any fractional shares of the Holding Company or in the case of dissenting shareholders who elect dissenters’ rights. Bank shareholders should consult with their tax adviser about state and local tax consequences of the reorganization, if any, because the information about tax consequences in this prospectus-proxy statement relates to the federal income tax consequences of the reorganization only.  Please refer to “Material U.S. Federal Income Tax Considerations” beginning on page 54 of prospectus-proxy statement for a description of the material U.S. federal income tax consequences of the reorganization to the Bank's shareholders.

When do you expect the transaction to be completed?

We intend to close the reorganization as quickly as possible and, assuming the transaction is approved by the Bank’s shareholders and the banking regulators, we expect to close the transaction before the end of 2010.  However, completion of the reorganization could be delayed if we fail to obtain the necessary regulatory approvals, or if we propose to complete an acquisition or similar transaction.  See "THE REORGANIZATION - Acquisition Stragies" for more information about potential acquisitions or similar transactions. Our boards of directors have the right to withdraw or postpone the transaction for any reason even if all necessary regulatory and shareholder approvals have been obtained.

What vote of the Bank's shareholders is required to approve the reorganization?

The affirmative vote of the holders of two-thirds (2/3) of the shares of Common Stock of the Bank that are outstanding on the Record Date is required to approve the reorganization.

What vote does the Bank’s board of directors recommend?

The Bank’s board of directors recommends that the Bank’s shareholders vote “FOR” the proposal to approve and adopt the Plan of Reorganization pursuant to which the Bank will reorganize to form a bank holding company structure.

Are the interests of the Bank’s board of directors and executive officers in this transaction the same as mine?

In considering the information contained in this prospectus-proxy statement, you should be aware that the Bank’s directors and executive officers have interests in the reorganization that may be different from, or in addition to, the interests of the Bank’s shareholders. These additional interests of the Bank’s directors and executive officers may create potential conflicts of interest and cause these individuals to view the proposed transaction differently than you may view it as a shareholder.

The Bank’s board of directors was aware of these interests and took them into account in its decision to declare advisable the Plan of Reorganization and the reorganization contemplated thereby. For information concerning these interests, please see the discussion under the caption “INTERESTS OF MANAGEMENT AND OTHERS IN THE MERGER AND REORGANIZATION” beginning at page 72 of this prospectus-proxy statement.

Do I have the right to dissent from the merger?

Yes.  You have the right under Pennsylvania law to dissent from the merger and to demand and receive cash for the fair value of the Bank's Common Stock that you hold.  In order to assert dissenters’ rights, shareholders must precisely follow the process described in “THE REORGANIZATION – Dissenters’ Rights” beginning on page 51 and in Annex B.

Generally, a shareholder who wishes to dissent must:

•
File with the Bank a written notice of intention to demand that the shareholder be paid the fair value for his or her shares of the Bank’s Common Stock and Class B Non-Voting Common Stock rather than receive Holding Company shares as described in the Plan of Reorganization.  The dissenting shareholder must file this notice with the Bank prior to the shareholder vote on the reorganization at the Annual Meeting;

•
A dissenting shareholder may not change the beneficial ownership of his or her shares of the Bank’s Common Stock and Class B Non-Voting Common Stock from the date of the filing of the notice of intention to demand payment through the effective date of the reorganization; and

•	A dissenting shareholder also may not vote his or her shares of the Bank’s Common Stock to approve the reorganization at the Annual Meeting.

You should consult with your own legal advisor as to your dissenters’ rights under Pennsylvania law.  Failure to strictly comply with these procedures will result in the loss of dissenters’ rights and your ability to receive cash for the fair value of the Bank’s Common Stock.

What are the conditions that must be satisfied for the reorganization to occur?

As more fully described in this prospectus-proxy statement, the completion of the reorganization depends on the satisfaction of a number of conditions. These conditions include, among others:

•	Approval by the requisite vote of the Bank’s shareholders;

•
The receipt of all regulatory consents and approvals required in connection with (i) the establishment of the Holding Company as a bank holding company, and (ii) the creation and organization of the merger subsidiary, and (iii) the merger of the Bank into the merger subsidiary;

•
The effectiveness of the registration statement of which this prospectus-proxy statement is a part with respect to the Holding Company Common Stock and Class B Non-Voting Common Stock to be issued in the reorganization under the Securities Act of 1933, as amended, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission or any applicable state securities commissioner for that purpose.

We cannot be certain when, or if, the conditions to the reorganization will be satisfied, or that the reorganization will be completed.

Can the proposed reorganization be deferred or abandoned altogether?

While we currently expect the reorganization to take place as soon as practicable after meeting the necessary conditions, the Bank's board of directors could decide to defer or abandon the transaction.  The board of directors could do this for any number of reasons including, without limitation, because of increased estimated costs of the transaction, a determination that the transaction is no longer in the best interests of the Bank or its shareholders, an inability to obtain regulatory approval, or a conclusion that the transaction may not result in the benefits currently expected.

What do I need to do now?

After you have carefully read this prospectus-proxy statement and have decided how you wish to vote your shares, please vote your shares promptly. If you hold Common Stock in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. If you beneficially own your stock in “street name” through a brokerage firm, bank, or other nominee, you must direct such entity or person to vote in accordance with the instructions you have received from your brokerage firm, bank, or other nominee. Submitting your proxy card or directing your brokerage firm, bank, or other nominee to vote your shares will ensure that your shares are represented and voted at the Annual Meeting.

What happens after the meeting?

We have filed and will be filing applications with the banking regulators for their approval of the transaction.  We anticipate that some or all of the regulatory approvals will still be pending when the meeting is completed.  Once all approvals are obtained, we plan to complete the transaction.

Whom should I call if I have questions about the meeting or the transaction?

You should contact Trudy Hackney, our Corporate Secretary, at (484) 359-7135 (for questions about the meeting), and Thomas Brugger, our Chief Financial Officer, at (484) 359-7113 (for questions about the transaction).

RISK FACTORS

Before you decide how to vote on the transaction, you should carefully consider the following risk factors. These risks could have a material adverse effect on our business, results of operations, financial condition or liquidity and cause our actual operating results to materially differ from those contained in forward-looking statements made in this prospectus-proxy statement, in the annual report and financial statements attached to this document and elsewhere by management. Before making a decision on how to vote on the transaction, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus-proxy statement.

Risks Related to the Reorganization Transaction

We may not consummate the transaction or realize the anticipated benefits of the reorganization.

See “THE REORGANIZATION — Background and Reasons for the Transaction” for a discussion of our reasons for the reorganization and what benefits we hope the Bank will obtain from it.  If we do not realize those benefits we may not be as profitable as we hope.

Consummation of the transaction could be delayed or prevented by a number of factors we might not be able to control.  For example, the Bank's shareholders might not approve the transaction.  As another example, too many of our shareholders might dissent from the transaction and demand payment of cash for their Bank shares, in which event we might decide that the transaction requires too large a cash expenditure.

As another example, the banking regulators might refuse to approve the transaction or might delay their approvals.  We understand that in recent months, applications for bank mergers and acquisitions have been delayed in some cases for significant periods of time due to additional requests for information required by the banking regulators to help them evaluate the risks of the proposed transaction, or due to the regulators’ workloads.  In our case, the Federal Reserve will be asked to approve the formation of a new holding company for the Bank and may want additional information that will help it evaluate the expected financial condition and circumstances of the Holding Company and Bank after the transaction.  We do not know if the banking regulators will make special requests for information, and, if they do, we do not know how such requests might affect the receipt of approvals or how soon we can expect to receive approvals from the banking regulators.  If approvals from bank regulators were delayed too long, we could decide to defer or abandon the transaction, either due to the expense of the transaction or because of other transactions or events that occur after we file the applications.

Your rights as a shareholder will change as a result of the transaction.

Because of differences between the Pennsylvania Business Corporation Law and the Pennsylvania Banking Code, and differences between the governing documents of the Holding Company and the Bank, your rights as a shareholder will change in certain respects if the transaction is completed.  See “COMPARISON OF SHAREHOLDERS’ RIGHTS” beginning at page 60 of this prospectus-proxy statement.

We may choose to defer or abandon the transaction.

While we currently expect the transaction to take place as soon as practicable after obtaining shareholder approval of the transaction at the shareholder meeting and approval from the applicable banking regulators, our board of directors could decide to defer or abandon the transaction.  While the board of directors could do this for any reason, some examples of reasons it might do so include an increase in our estimated cost of the transaction, or a determination by the board of directors that the transaction is no longer in the best interests of the Bank or our shareholders, or inability to get regulatory approval, or that the transaction may not result in the benefits we now expect.

The transaction could result in adverse effects on our management’s ability to effectively manage our business.

Our management will need to devote substantial attention to the transaction.  It will also have to spend administrative time managing the Holding Company.  For example, the Holding Company will have more reports to file with bank regulators, and the Holding Company will be required to comply with federal and state securities laws that the Bank would not have to comply with because the Bank's securities are exempt from most securities regulation.  This attention could distract management from other Bank business.

The Holding Company may become subject to additional Pennsylvania taxes as a result of the transaction.

The Holding Company may become subject to additional corporate taxes in Pennsylvania, although we do not expect those taxes to materially affect our profitability.

Risks Related to Our Securities

There is no established trading market for our Common Stock and share price may be volatile.

We cannot predict the extent to which investor interest in us will lead to a more active trading market in our Common Stock or how liquid that market might become. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of our Common Stock at any given time, which presence is dependent upon the individual decisions of investors, over which we have no control.

The market price of our Common Stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including, but not limited to, the factors discussed in other risk factors as well as the following:

•	Actual or anticipated fluctuations in our operating results;

•	Changes in interest rates;

•	Changes in the legal or regulatory environment in which we operate;

•	Press releases, announcements or publicity relating to us or our competitors or relating to trends in our industry;

•	Changes in expectations as to our future financial performance, including financial estimates or recommendations by securities analysts and investors;

•	Future sales or offerings of our Common Stock;

•	Changes in economic conditions in our marketplace, general conditions in the U.S. economy, financial markets or the banking industry; and

•	Other developments affecting our competitors or us.

These factors may adversely affect the trading price of our Common Stock, regardless of our actual operating performance, and could prevent you from selling your Common Stock at or above its current price. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our Common Stock, regardless of our trading performance.

We may issue additional shares of Common Stock, preferred stock or equity, debt or derivative securities, which could adversely affect the value or voting power of your Common Stock.

We have the ability to offer shares of Common Stock, non-voting Common Stock or preferred stock by action of our boards of directors without further shareholder approval. In addition, our boards of directors have authority to issue senior and subordinated debt without further shareholder approval.

As of June 17, 2010, the Bank had options outstanding to purchase 1,929,382 shares of its Common Stock. As of that date, holders of 17,969,457 shares of Common Stock and Class B Non-Voting Common Stock were beneficiaries of anti-dilution agreements providing each of them price protection until March 31, 2011, such that if the Bank issues any shares of its Common Stock at or prior to that date at a price less than $3.76 per share, the Bank will issue sufficient additional shares to such shareholders to maintain the values of their holdings of Common Stock at the new, lower issuance price. As of June 17, 2010, the Bank had also outstanding warrants for the purchase of an aggregate of 1,281,903 shares of Common Stock at an exercise price of $3.76 per share and 33,591 shares of Common Stock at an exercise price of $5.50 per share. The warrants are exercisable until June 30, 2016.  As of June 17, 2010, the Bank also had warrants to purchase 226,289 shares of Class B Non-Voting Common Stock at an exercise price of $3.76 per share, outstanding.

The amount, price or terms of future issuances of equity or debt securities (including debt securities convertible into equity securities or equity securities issuable upon conversion of Bank debt) could dilute your ownership, your voting power, or the book value or market value of the shares of your Common Stock.  See “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.

We may issue incentive stock options, warrants, stock or other equity securities convertible into Common Stock to management, directors and employees.

The grant and exercise of equity awards such as Common Stock, stock options, warrants or other equity securities convertible into Common Stock, to Mr. Sidhu pursuant to his employment agreement, or to other directors, employees or members of management in the discretion of the Bank’s board of directors, would dilute shareholders ownership interests and could give such individuals or groups significant influence over the outcome of certain actions that may or may not be in the best interests of shareholders.  In Proposals 2 and 3 beginning at pages 33 and 36 of this prospectus-proxy statement, respectively, you are being asked to approve plans designed to provide awards of Common Stock, under the Management Stock Purchase Plan, and options to purchase Common Stock, under the Stock Option Plan.

Your investment in our Common Stock or Class B Non-Voting Common Stock may be subject to further dilution.

The Bank has recently offered its shares at prices lower than the prices at which shares were sold in prior offerings.  As a result, book value, potential market value and voting rights of shares held by shareholders who do not hold anti-dilution agreement rights have been diluted.  The Bank or Holding Company may issue shares in future offerings, acquisitions or other transactions, or may engage in recapitalizations or similar transactions in the future, the result of which could cause shareholders without anti-dilution agreement rights to suffer further dilution in book value, market value or voting rights.  The board of directors has authority to engage in some of these transactions – particularly additional share offerings or issuances - without shareholder approval.  If the board of directors decides to approve transactions that result in dilution, the value and voting power of shares of Common Stock or Class B Non-Voting Common Stock issued by the Bank or Holding Company could decrease.  See “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.

Our Common Stock is subordinate to all of our existing and future indebtedness; and we are not limited on the amount of indebtedness we and any subsidiaries may incur in the future.

The rights, interests and priorities of holders of Common Stock rank junior to all indebtedness, including our $2,000,000 aggregate principal amount Floating Rate Subordinated Debt Securities due 2014 (see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - SUBORDINATED DEBT,” on page 131 of this prospectus-proxy statement), and other non-equity claims on the Holding Company and/or the Bank with respect to assets available to satisfy claims, including in a liquidation of the Holding Company or the Bank.

The Holding Company’s right to participate in a distribution of assets upon a subsidiary’s, such as the Bank’s, liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

In addition, we are not limited by our Common Stock in the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to our Common Stock or to which our Common Stock will be structurally subordinated.

Risk of disruption in deposit movement.

The FDIC Temporary Liquidity Guaranty Program (“TLGP”) that authorizes the unlimited guarantee of non-interest bearing deposit transaction accounts was originally scheduled to expire on December 31, 2010, and could be further extended. Before and after temporary guarantee expires, there could be banking system disruption and deposit movement. If banking system disruption occurs and deposit movement is significant, the Bank may lose deposits and be required to draw down on its unused borrowing capacity at the Federal Home Loan Bank of Pittsburgh (“FHLB-P”), Federal Reserve or correspondent bank fed funds lines. This may result in fewer funds being available to fund earning asset growth, along with the increased costs of any borrowings required as a result of transaction account loss, may cause our net interest income and net income to be lower.

We may not pay dividends on the shares in the foreseeable future, which may adversely affect your return and the price of our Common Stock.

We have not historically declared or paid dividends on our Common Stock and we do not expect to do so in the near future. Any future determination relating to dividend policy will be made at the discretion of our boards of directors and will depend on a number of factors, including our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the Common Stock, and other factors deemed relevant by our boards of directors. In addition, there are significant regulatory restrictions on our ability to pay dividends. See, “MARKET PRICE OF COMMON STOCK AND DIVIDENDS – Dividends on Common Stock,” on page 99 of this prospectus-proxy statement, and “- Dividend Policy,” on page 100 of this prospectus-proxy statement.

Risks Related To Our Business

The Bank's level of assets categorized as doubtful, substandard or special mention expose the Bank to increased lending risk. If the Bank's allowance for loan losses is insufficient to absorb losses in its loan portfolio, the Bank's earnings could decrease.

At March 31, 2010, the Bank's delinquent loans greater than 90 days and non-accrual loans totaled $17.7 million, which represented 5.4% of total loans, and its allowance for loan losses totaled $13.4 million, which represented 4.0% of total loans.  The Bank makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and their probability of making payment, as well as the value of real estate and other assets serving as collateral for the repayment of many of its loans. In determining the amount of the allowance for loan losses, significant factors the Bank considers include loss experience in particular segments of the portfolio, trends and absolute levels of classified and criticized loans, trends and absolute levels in delinquent loans, trends in risk ratings, trends in industry charge-offs by particular segments and changes in existing general economic and business conditions affecting its lending areas and the national economy. If the Bank's assumptions are incorrect, its allowance for loan losses may not be sufficient to cover losses inherent in its loan portfolio, resulting in additions to the allowance. Material additions to the Bank's allowance could materially decrease net income.

The Bank's regulators, as an integral part of their examination process, periodically review its allowance for loan losses and may require the Bank to increase its allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease its allowance for loan losses by recognizing loan charge-offs, net of recoveries. Any such additional provisions for loan losses or charge-offs, as required by these regulatory agencies, could have a material adverse effect on the Bank's financial condition and results of operations.

The Bank's emphasis on commercial and warehouse lending may expose the Bank to increased lending risks.

The Bank intends to emphasize the origination of commercial lending and specialty lending, including warehouse financing. Commercial loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. In addition, since such loans generally entail greater credit risk than one- to four-family residential mortgage loans, the Bank may need to increase its allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans. Also, the Bank expects that many of its commercial borrowers will have more than one loan outstanding with it. Consequently, an adverse development with respect to one loan or one credit relationship can expose the Bank to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

As a warehouse lender, the Bank provides a form of financing to mortgage bankers by purchasing the underlying residential mortgages on a short-term basis under a master repurchase agreement.  The Bank is subject to the risks associated with such lending, including, but not limited to, the risks of fraud, bankruptcy and default of the underlying residential borrower, any of which could result in credit losses. The risk of fraud associated with this type of lending includes, but is not limited to, the risk that the Bank is financing nonexistent loans or fictitious mortgage loan transactions, or that the collateral delivered is fraudulent creating exposure that could result in the loss of the full amount the Bank has financed on the underlying residential mortgage loan.

Decreased residential mortgage origination, volume and pricing decisions of competitors.

The Bank does not currently operate in the residential mortgage origination business, however it may originate, sell and service residential mortgage loans in the future.  If it does, changes in interest rates and pricing decisions by the Bank's loan competitors may adversely affect demand for its residential mortgage loan products, the revenue realized on the sale of loans and revenues received from servicing such loans for others, and ultimately reduce the Bank's net income.  New regulations, increased regulatory reviews, and/or changes in the structure of the secondary mortgage markets which the Bank would utilize to sell mortgage loans may be introduced and may increase costs and make it more difficult to operate a residential mortgage origination business.

The Bank's performance and financial condition may be adversely affected by regional economic conditions and real estate values.

The Bank’s loan and deposit activities are largely based in eastern Pennsylvania. As a result, our financial performance depends largely upon economic conditions in this eastern Pennsylvania region. This region has recently experienced deteriorating local economic conditions and a continued downturn in the regional real estate market could harm our financial condition and results of operations because of the geographic concentration of loans within this regional area and because a large percentage of our loans are secured by real property. If there is further decline in real estate values, the collateral for Bank’s loans will provide less security. As a result, our ability to recover on defaulted loans by selling the underlying real estate will be diminished, and the Bank will be more likely to suffer losses on defaulted loans.

Additionally, a significant portion of the Bank’s loan portfolio is invested in commercial real estate loans.  Often in a commercial real estate transaction, repayment of the loan is dependent on rental income.  Economic conditions may affect the tenant’s ability to make rental payments on a timely basis, and may cause some tenants not to renew their leases, each of which may impact the debtor’s ability to make loan payments.  Further, if expenses associated with commercial properties increase dramatically, the tenant’s ability to repay, and therefore the debtor’s ability to make timely loan payments, could be adversely affected.

All of these factors could increase the amount of the Bank’s non-performing loans, increase its provision for loan and lease losses and reduce the Bank’s net income.

Federal Home Loan Bank of Pittsburgh continues not to pay dividends nor repurchase capital stock.

On December 23, 2008, the FHLB-P announced that it would voluntarily suspend the payment of dividends and the repurchase of excess capital stock until further notice. The FHLB-P announced that it expected its ability to pay dividends and add to retained earnings to be significantly curtailed due to low short-term interest rates, an increased cost of maintaining liquidity, other than temporary impairment charges, and constrained access to debt markets at attractive rates. Capital stock repurchases from member banks are reviewed on a quarterly basis by the FHLB-P, but FHLB-P announced that no repurchases will take place until further notice. As of March 31, 2010, the Bank held $1.26 million of FHLB-P capital stock.

Financial turmoil may increase other-than-temporary-impairment (“OTTI”) charges.

Due to the ongoing economic crisis, there has been a rise in OTTI charges taken by institutions, as the fair market values of many investment securities have fallen below their amortized cost basis.  The increasing duration of unrealized losses on these securities brought about heightened scrutiny by banks, auditors, and outside examiners on whether write-downs were necessary.  If the Bank’s OTTI charges result in it falling below the “well capitalized” regulatory requirement, we may need to raise capital.

We may need to raise additional capital in the future and such capital may not be available when needed or at all.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations and may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet our commitments and business needs. In the absence of wholesale funding sources, we may turn to additional subordinated debt and/or other transactions that might be available, including the TLGP.  We cannot assure you that such capital will be available to us on acceptable terms or at all.  If we are unable to generate sufficient additional capital though its earnings, or other sources, it would be necessary to slow earning asset growth and or pass up possible acquisition opportunities, which may result in a reduction of future net income growth. Further, an inability to raise additional capital on acceptable terms when needed could have a material adverse effect on our business, financial condition and results of operations.

Sufficient funding to support earning asset growth.

The Bank needs adequate liquidity to fund its balance sheet growth in order for it to be able to successfully grow its revenues.  This liquidity can be gathered in both wholesale and non-wholesale funding markets.  The Bank’s asset growth over the past few years has been funded with various forms of wholesale funding which is defined as wholesale deposits (primarily certificates of deposit) and borrowed funds (FHLB advances, Federal advances and Federal fund line borrowings). Wholesale funding at March 31, 2010 represented approximately 20.6% of total funding compared with approximately 13.3% at December 31, 2009. Wholesale funding generally costs more than deposits generated from the Bank’s traditional branch system and is subject to certain practical limits such as the FHLB-P’s maximum borrowing capacity and the Bank’s liquidity policy limits. Additionally, regulators might consider wholesale funding beyond certain points to be imprudent and might suggest that future asset growth be reduced or halted.

In the absence of wholesale funding sources, the Bank might need to reduce earning asset growth through the reduction of current production, sale of assets, and/or the participating out of future and current loans or leases. This in turn might reduce future net income of the Bank and the Holding Company.

The amount loaned to us is generally dependent on the value of the collateral pledged and the Bank’s financial condition.  These lenders could reduce the percentages loaned against various collateral categories, eliminate certain types of collateral and otherwise modify or even terminate their loan programs, particularly to the extent they are required to do so because of capital adequacy or other balance sheet concerns, or if further disruptions in the capital markets occur.  Any change or termination of our borrowings from the FHLB-P, the Federal Reserve or correspondent banks would have an adverse affect on our liquidity and profitability.

The FDIC’s recent policy statement imposing restrictions and criteria on private investors in failed bank acquisitions may apply to us and our investors.

On August 26, 2009, the FDIC issued a policy statement imposing restrictions and criteria on private investors in failed bank acquisitions. The policy statement is broad in scope and potentially applies to an investor with more than 5% of the total voting power of an acquired depository institution or its holding company. It is too early to tell whether or how the policy statement would be applied to the Holding Company or its investors if the Holding Company bids on any failed bank acquisitions.

Investors subject to the policy statement could be prohibited from selling or transferring their interests for three years. They also would be required to provide the FDIC with information about the investor and all entities in the investor’s ownership chain, including information on the size of the capital fund or funds, its diversification, its return profile, its marketing documents, and its management team and business model. Investors owning 80% or more of two or more banks or savings associations would be required to pledge their proportionate interests in each institution to cross-guarantee the FDIC against losses to the Deposit Insurance Fund.

Under the policy statement, the FDIC also could prohibit investment through ownership structures involving multiple investment vehicles that are owned or controlled by the same parent company. Investors that directly or indirectly hold 10% or more of the equity of a bank or savings association in receivership also would not be eligible to bid to become investors in the deposit liabilities of that failed institution. In addition, an investor using ownership structures with entities that are domiciled in bank secrecy jurisdictions would not be eligible to own a direct or indirect interest in an insured depository institution unless the investor’s parent company is subject to comprehensive consolidated supervision as recognized by the Federal Reserve and the investor enters into certain agreements with the U.S. bank regulators regarding access to information, maintenance of records and compliance with U.S. banking laws and regulations. If the policy statement applies, the Holding C,ompany and its banks, including any failed bank the Holding Company acquires, could be required to maintain a ratio of Tier 1 common equity to total assets of at least 10% for a period of 3 years, and thereafter maintain a capital level sufficient to be well capitalized under regulatory standards during the remaining period of ownership of the investors. The Holding Company’s bank subsidiaries also may be prohibited from extending any new credit to investors that own at least 10% of the equity of the Holding Company.

Our shareholders may be deemed to be acting in concert and thereby subject to increased regulatory scrutiny, including the application of the FDIC policy statement to the Bank and its investors.

The interests in the Bank of any shareholders determined by a bank regulatory agency to be acting in concert would be aggregated for purposes of determining whether those shareholders have control of a bank or bank holding company. Each shareholder obtaining control may, if other than an individual, be required to register as a bank holding company. “Acting in concert” generally means knowing participation in a joint activity or parallel action towards the common goal of acquiring control of a bank or a parent company, whether or not pursuant to an express agreement. How this definition is applied in individual circumstances can vary among the various federal bank regulatory agencies and from bank to bank, and cannot always be predicted with certainty. Many factors can lead to a finding of acting in concert, including where shareholders are commonly controlled or managed; the shareholders are parties to an oral or written agreement or understanding regarding the acquisition, voting or transfer of control of voting securities of a bank or bank holding company; the shareholders each own stock in a bank and are also management officials, controlling shareholders, partners or trustees of another company; or both an investor and a controlling shareholder, partner, trustee or management official of the shareholder own stock in the bank or bank holding company.

Previously enacted and potential future legislation, including legislation to reform the U.S. financial regulatory system, could adversely affect our business.

Market conditions have resulted in creation of various programs by the United States Congress, the Treasury, the Federal Reserve and the FDIC that were designed to enhance market liquidity and bank capital.  As these programs expire, are withdrawn or reduced, the impact on the financial markets, banks in general and their customers is unknown.  This could have the effect of, among other things, reducing liquidity, raising interest rates, reducing fee revenue, limiting the ability to raise capital, all of which could have an adverse impact on the financial condition of the Bank and the Holding Company.

Additionally, the federal government is considering a variety of other reforms related to banking and the financial industry including, without limitation, efforts to deal with home foreclosures, financial regulatory reforms, and reform of consumer regulatory guidelines.  There can be no assurance as to whether or when any of the proposed reforms will be enacted into legislation and, if adopted, what the final provisions of such legislation will be. New legislation and regulatory changes could impose potentially significant additional costs on us, require us to change certain of our business practices, adversely affect our ability to pursue business opportunities we might otherwise consider engaging in, cause business disruptions and/or have other impacts that are as-of-yet unknown to the Holding Company and the Bank.  For example, a provision of the version of financial services reform legislation passed by the U.S. Senate on May 20, 2010, if enacted, is reported to be intended to preclude bank holding companies from treating trust preferred securities issued by them as Tier 1 capital for regulatory capital adequacy purposes.  If this provision is included in final legislation, it may eliminate one material benefit for the Bank in operating with a holding company and narrow the number of possible capital raising opportunities the Holding Company, and other bank holding companies, might have in the future.

Government regulation might have an adverse effect on our business.

We are heavily regulated. Banking and other regulations affect our entire business. For example, if we fail to meet various minimum regulatory capital requirements, our regulators may take action limiting our activities. Additionally, our regulators have wide authority to limit our activities in any situation where the regulators believe our safety and soundness is threatened. These regulations change frequently and could get more restrictive. Restrictive regulations or the actions of bank regulators could limit our activities and negatively impact our earnings and profitability.

The Holding Company may become subject to additional Pennsylvania taxes as a result of the reorganization.

The Holding Company may become subject to additional corporate taxes in Pennsylvania, although we do not expect those taxes to materially affect profitability.

Accounting standards periodically change and the application of our accounting policies and methods may require us to make estimates about matters that are uncertain.

The regulatory bodies that establish accounting standards, including, among others, the Financial Accounting Standards Board and the Securities and Exchange Commission (“SEC”), periodically revise or issue new financial accounting and reporting standards that govern the preparation of our financial statements. The effect of such revised or new standards on our financial statements can be difficult to predict and can materially impact how we record and report our financial condition and results of operations.

In addition, management must exercise judgment in appropriately applying many of our accounting policies and methods so they comply with generally accepted accounting principles. In some cases, management may have to select a particular accounting policy or method from two or more alternatives. In some cases, the accounting policy or method chosen might be reasonable under the circumstances and yet might result in our reporting materially different amounts than would have been reported if we had selected a different policy or method. Accounting policies are critical to fairly presenting our financial condition and results of operations and may require us to make difficult, subjective or complex judgments about matters that are uncertain.

We might not achieve profitability or consistent earnings.

The Bank has had periods in which it experienced operating losses, including in 2009. There can be no assurance that the Bank or the Holding Company will achieve profitability in future periods, or maintain profitability, or that earnings will increase in the future.

We might not be able to keep growing or may fail to manage our growth effectively.

Our acquisition strategy includes intentions to expand our business. We hope this will make our business more profitable and increase our earnings per share. Our ability to continue to grow depends partly on our ability to expand our market share by acquisition or organically, successfully attract core deposits, and identify loan, investment and acquisition opportunities as well as opportunities to generate fee-based income. Our ability to acquire other banking institutions or branches or to establish de novo branches is subject to many contingencies, including regulatory approvals, the receipt of which may depend upon regulators’ concurrence in our growth strategy and evaluation of our capital, management, earnings, liquidity and sensitivity to market risk.

If we keep growing, such growth may strain our management and operations. Our ability to manage this growth will depend upon our ability to continue to attract, hire and retain talented employees. It will also depend on our ability to manage and improve our operating systems. We must also manage many different customer relationships simultaneously. We must provide products and services our customers want. If our business continues to grow, there is no guarantee that we will be successful in managing our growth, or that our growth will increase our profitability.

Asset growth may not cause our earnings to grow.

Our earnings depend not only on our total assets, but also on whether those assets earn interest or other income, and the rate at which they earn income. Our earnings also may be reduced by any increased expenses associated with increased assets, such as additional employee compensation expense, and increased interest expense on any liabilities incurred or deposits solicited to fund increases in assets. If our earnings do not grow proportionately with our assets or equity, our overall profitability may be adversely affected.

If we do not open new branches as planned or do not achieve profitability on our new branches, our earnings may be reduced.

We plan to open four to six new branches each year over the next few years in and around southeastern Pennsylvania and central New Jersey. These plans may change.  The opening of new branches is subject to regulatory approvals and in New Jersey currently depends on our ability to acquire an existing branch or bank.  We cannot predict whether the banking regulators will agree with our growth plans if or when they will provide the necessary branch approvals. Numerous factors contribute to the performance of a new branch, such as our ability to select a suitable location, competition, our ability to hire and retain qualified personnel, and the effectiveness of our marketing strategy. It takes time for a new branch to generate significant deposits and loan volume to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs.  The initial cost, including capital asset purchases, for each new branch office to open would be in a range of approximately $200,000 to $250,000.  Additionally, there can be no assurance that any of these new offices will ever become profitable. During the period of time before a branch office can become profitable, operating an office will negatively impact our net income.

Interest rate changes might have an adverse effect on our earnings and financial condition.

Our profitability depends principally upon earning sufficient net interest income. Net interest income is the difference between interest earned on loans, investments and other interest-earning assets and the interest paid on deposits and borrowed funds. Changes in the general level of interest rates can affect our net interest income by affecting the difference between the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our interest-bearing liabilities, or interest rate spread, and the average life of our interest-earning assets and interest-bearing liabilities. Changes in interest rates also can affect: (1) our ability to originate loans; (2) the value of our interest-earning assets, which would negatively impact shareholders’ equity, and our ability to realize gains from the sale of such assets; (3) our ability to obtain and retain deposits in competition with other available investment alternatives; and (4) the ability of our borrowers to repay adjustable or variable rate loans. Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. Changes in market interest rates are affected by many factors beyond our control, including inflation, unemployment, money supply, international and domestic political and economic events, and developments in other financial markets. We attempt to manage risks relating to interest rate changes, but we cannot control these risks entirely. If interest rate changes reduce our net interest margin, or if we do not predict those changes accurately, our earnings and profitability could decrease.

FDIC assessments will negatively impact earnings.

As discussed in “SUPERVISION AND REGULATION - Deposit Insurance Assessments,” beginning on page 141 of this prospectus-proxy statement, the FDIC has adopted rules requiring banks to prepay their estimated quarterly risk-based federal deposit insurance assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. This prepayment required the Bank to pay $2,039,955 on December 31, 2009.  The Bank recorded this payment as a prepaid expense as of December 31, 2009, and expects to amortize the expense over three years. On September 29, 2009, the FDIC also adopted a uniform three-basis point increase in assessment rates effective on January 1, 2011. The FDIC is permitted to impose additional emergency special assessments of up to 10 basis points per quarter if necessary to maintain public confidence in federal deposit insurance or as a result of deterioration in the deposit insurance fund reserve ratio due to institution failures, and can also increase regular insurance assessments. The recent increase in assessment rate and any additional assessments would likely have a continued adverse effect on our operating expenses and results of operations. Management cannot predict what insurance assessment rates will be in the future.

Competition with other financial institutions might negatively impact our profits.

We face significant competition in making loans, taking deposits and providing other financial services and products. This competition comes principally from other banks, savings institutions, credit unions, mortgage banking companies, money market funds, other mutual funds, as well as insurance companies and agencies. Banking legislation has caused this competition to further intensify and we will face more competition from nonbanking companies in the future. Many of our competitors have advantages such as greater financial resources, a wider geographic presence, a wider array of services, more favorable pricing alternatives, or lower costs. This competition could limit the types of loans, deposits and other financial services we can offer on competitive terms, and could have an adverse effect on our earnings and profitability.

Losses or liabilities may be higher than anticipated and may negatively impact our earnings and financial position.

Management of a bank or other financial institution involves the management of a variety of risks in addition to risks of loan losses. These risks can involve, for example, risks to our reputation due to adverse publicity, risks rising out of our operations such as system or control failures, risks that we might be unable to meet our obligations as they mature due to inadequate funding or illiquid assets, legal risks related to activities and contractual obligations, and risks rising out of adverse business decisions, improper implementation of decisions, or lack of response to industry changes. If our management does not fully identify, anticipate or manage a risk, or the amount of any consequent liability or loss, we may have unanticipated losses or liabilities, which could have an adverse effect on our earnings and financial position.

Provisions in our charter documents may prevent others from obtaining control of us or increase the cost of completing a transaction in which control of the Bank is acquired by others.

Provisions of our articles of incorporation and bylaws, and applicable provisions of Pennsylvania law and the federal Change in Bank Control Act may delay, inhibit or prevent someone from gaining control of us through a tender offer, business combination, proxy contest or some other method even though some of our shareholders might believe a change in control is desirable. They might also increase the costs of completing a transaction in which we acquire another financial services business, merge with another financial institution, or sell our business to another financial institution. These increased costs could reduce the value of the shares held by our shareholders upon completion of these types of transactions.

Our directors and executive officers can influence the outcome of shareholder votes.

As of June 17, 2010, our directors and executive officers as a group owned a total of 3,397,042 shares of our Common Stock, and options or warrants to purchase up to an additional 917,473 shares of our Common Stock, which potentially gives them, as a group, the ability to control of approximately 21.2% of our issued and outstanding Common Stock.* We believe ownership of stock causes our directors and officers to have the same interests as our shareholders, but it also gives them the ability to vote as shareholders for matters that are in their personal interest, which may be contrary to the wishes of other shareholders.

We depend on our executive management, and the loss of a member of our management team could have an adverse effect on our business.

We believe our growth and profitability depends on the talents of our executive management team. Someone else could hire them. The loss of a key manager to a competitor could deepen the potential damage to our business. If we lose key managers or if we are not able to attract new managers or retain and motivate key people, our earnings and profitability could decrease.

Risks Related to Our Acquisition Strategy

Potential acquisitions may disrupt our business and dilute shareholder value.

* These numbers and percentages are subject to dilution in connection with possible future private offerings of the Bank or Holding Company.  See “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.

We regularly evaluate opportunities to strengthen our current market position by acquiring and investing in banks and in other complementary businesses, or opening new branches.  As a result, we may engage in negotiations or discussions that, if they were to result in a transaction, could have a material effect on our operating results and financial condition, including short and long-term liquidity. Our acquisition activities could be material to us. For example, we could issue additional shares of Common Stock in a purchase transaction, which could dilute current shareholders’ value or ownership interest. These activities could require us to use a substantial amount of cash, other liquid assets, and/or incur debt. In addition, if goodwill recorded in connection with acquisitions were determined to be impaired, then we would be required to recognize a charge against our earnings, which could materially and adversely affect our results of operations during the period in which the impairment was recognized. Any potential charges for impairment related to goodwill would not impact cash flow, tangible capital or liquidity.

Our acquisition activities could involve a number of additional risks, including the risks of:

•
Incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in our attention being diverted from the operation of our existing business;

•	Using inaccurate estimates and judgments to evaluate credit, operations, management, and market risks with respect to the target institution or assets;

•	Potential exposure to unknown or contingent liabilities of banks and businesses we acquire;

•	The time and expense required to integrate the operations and personnel of the combined businesses;

•	Experiencing higher operating expenses relative to operating income from the new operations;

•	Creating an adverse short-term effect on our results of operations;

•	Losing key employees and customers as a result of an acquisition that is poorly received; and

•	Risk of significant problems relating to the conversion of the financial and customer data of the entity being acquired into our financial and customer product systems.

We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with pending or potential acquisitions. Our inability to overcome these risks could have an adverse effect on our levels of reported net income, return on equity and return on assets, and our ability to achieve our business strategy and maintain our market value.

Attractive acquisition opportunities may not be available to us in the future.

We may not be able to sustain a positive rate of growth or be able to expand our business.  We expect that other banking and financial service companies, many of which have significantly greater resources than us, will compete with us in acquiring other financial institutions if we pursue such acquisitions. This competition could increase prices for potential acquisitions that we believe are attractive. Also, acquisitions are subject to various regulatory approvals. If we fail to receive the appropriate regulatory approvals for a transaction we will not be able to consummate such transaction which we believe to be in our best interests. Among other things, our regulators consider our capital, liquidity, profitability, regulatory compliance and levels of goodwill and intangibles when considering acquisition and expansion proposals. Other factors, such as economic conditions and legislative considerations, may also impede or prohibit our ability to expand our market presence. If we are not able to successfully grow our business, our financial condition and results of operations could be adversely affected.

We may currently be unable to ascertain the merits or risks of the businesses we may ultimately acquire.

Until we can identify and provide information on any target institutions, shareholders have no basis to evaluate the possible merits or risks of the target institutions’ operations. To the extent we complete investment transactions with any financially unstable institutions, we may be affected by numerous risks inherent in the operations of such entities. Although our management will evaluate the risks inherent in a particular target institution, they may not properly ascertain or assess all of the significant risk factors inherent in a target institution. An investment in our Common Stock may ultimately prove to be less favorable to shareholders than a direct investment, if such opportunity were available, in a target institution. We will have flexibility in identifying and selecting prospective candidates for an investment transaction and will rely on guidance from our board of directors and outside advisors.

We are subject to environmental liability risk associated with lending activities.

A significant portion of our loan portfolio is secured by real property. In the course of our business, we may own or foreclose and take title to real estate and could become subject to environmental liabilities with respect to these properties. We may become responsible to a governmental agency or third parties for property damage, personal injury, investigation and clean-up costs incurred by those parties in connection with environmental contamination, or may be required to investigate or clean-up hazardous or toxic substances, or chemical releases at a property. The costs associated with environmental investigation or remediation activities could be substantial. If we were to become subject to significant environmental liabilities, it could have a material adverse effect on our financial condition and results of operations.

We are subject to certain risks in connection with our use of technology.

Communications and information systems are essential to the conduct of our business, as we use such systems to manage our customer relationships, our general ledger, our deposits, and our loans. While we have established policies and procedures to prevent or limit the impact of systems failures, interruptions, and security breaches, there can be no assurance that such events will not occur or that they will be adequately addressed if they do. In addition, any compromise of our security systems could deter customers from using our web site and our online banking service, which involve the transmission of confidential information.  Although we rely on commonly used security and processing systems to provide the security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource certain of our data processing to third-party providers. If our third-party providers encounter difficulties, or if we have difficulty in communicating with them, our ability to adequately process and account for customer transactions could be affected, and our business operations could be adversely impacted. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any systems failure, interruption, or breach of security could damage our reputation and result in a loss of customers and business, could subject us to additional regulatory scrutiny, or could expose us to civil litigation and possible financial liability. Any of these occurrences could have a material adverse effect on our financial condition and results of operations.

Additionally, financial products and services have become increasingly technology-driven. Our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on our ability to keep pace with technological advances and to invest in new technology as it becomes available. Many of our competitors have greater resources to invest in technology than we do and may be better equipped to market new technology-driven products and services. The ability to keep pace with technological change is important, and the failure to do so on our part could have a material adverse impact on our business and therefore on our financial condition and results of operations.

We are subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.

Employee errors and misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

Recently, a number of banks and their customers have experienced unauthorized transfers of customer funds through criminal intrusion into customers’ or third parties’ systems.  While we are confident that our systems incorporate reasonable security against unlawful intrusions, we cannot control the adequacy of security adopted by our customers.  Recent intrusions have produced significant losses for other banks and their customers and can present liability, litigation, compliance and reputation risk for the Bank.  As a result, security compromises of our customers’ systems and security pose further risk of loss to the Bank.

We maintain a system of internal controls and insurance coverage to mitigate operational risks, including data processing system failures and errors and customer or employee fraud. Should our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, results of operations and financial condition.

Some institutions we could acquire may have distressed assets and there can be no assurance that we will be able to realize the value we predict from these assets or that we will make sufficient provision for future losses in the value of, or accurately estimate the future write-downs taken in respect of, these assets.

The decline in real estate values in many markets across the United States and weakening general economic conditions may result in increases in delinquencies and losses in the loan portfolios and other assets of financial institutions that we acquire in amounts that exceed our initial forecasts developed during the due diligence investigation prior to acquiring those institutions. In addition, the allowance for loan losses of institutions we acquire may prove inadequate or be negatively affected, and asset values may be impaired, in the future due to factors we cannot predict, including significant deterioration in economic conditions and further declines in collateral values and credit quality indicators. Any of these events could adversely affect the financial condition, liquidity, capital position and value of institutions we acquire and of the Bank as a whole. Further, we intend to become registered as a bank holding company and in that event if we acquire more bank subsidiaries they may become subject to cross-guaranty liability under applicable banking law. If we do so and any of the foregoing adverse events occur with respect to one subsidiary, they may adversely affect other of our subsidiaries, including the Bank.

Current economic conditions have created an uncertain environment with respect to asset valuations and there is no certainty that we will be able to sell assets of target institutions if we determine it would be in our best interests to do so. The institutions we will target may have substantial amounts of asset classes for which there is currently limited or no marketability.

As a result of an investment or acquisition transaction, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition and results of operations, which could cause you to lose some or all of your investment.

We must conduct due diligence investigations of target institutions we intend to acquire. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even if we conduct extensive due diligence on a target institution with which we combine, this diligence may not reveal all material issues that may affect a particular target institution, and factors outside the control of the target institution and outside of our control may later arise. If, during our diligence process, we fail to identify issues specific to a target institution or the environment in which the target institution operates, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. These charges may also occur if we are not successful in integrating and managing the operations of the target institution with which we combine. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming preexisting debt held by a target institution or by virtue of our obtaining debt financing.

We may in the future hire consultants or advisors on a contingent basis, who would only receive payment in the event an investment or acquisition transaction occurred and, therefore, they might be viewed as having an interest in such investment or acquisition transaction occurring.

We may in the future hire placement agents and other consultants or advisors to assist us with our search for a target institution or institutions or otherwise advise us in connection with an investment or acquisition transaction and any compensation payable to such persons may be contingent upon the closing of an investment or acquisition transaction. As a result, a placement agent or any such other consultants and advisors who provide advice to us would only receive compensation if an investment or acquisition transaction occurred and therefore they might be viewed as having an interest in such investment or acquisition transaction occurring that is different from, or conflicts with, the interests of our shareholders.

Shareholders may have no opportunity to evaluate and affect the investment decision regarding a potential investment or acquisition transaction.

Shareholders will not necessarily be provided with an opportunity to evaluate the specific merits or risks of one or more target institutions. Any decision regarding a potential investment or acquisition transaction will be made by our board of directors. For more information on the private offerings and the lead investors, see, "THE REORGANIZATION - Private Offerings," on page 46 of this prospectus-proxy statement. Except in limited circumstances as required by applicable law, consummation of an acquisition will not require the approval of holders of our Common Stock. Accordingly, you may not have an opportunity to evaluate and affect the investment decision regarding potential investment or acquisition transactions.

Resources could be expended in considering or evaluating potential investment or acquisition transactions that are not consummated, which could materially and adversely affect subsequent attempts to locate and acquire or merge with another business.

We anticipate that the investigation of each specific target institution and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If a decision is made not to complete a specific investment or acquisition transaction, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific target institution, we may fail to consummate the investment or acquisition transaction for any number of reasons, including those beyond our control. Any such event will result in a loss to us of the related costs incurred, which could materially and adversely affect subsequent attempts to locate and acquire or merge with another institution.

The officers and directors of an acquisition candidate may resign upon consummation of an acquisition.

The role of the key personnel of a target institution upon the consummation of an acquisition cannot be predicted at this time. Although we expect that certain members of the management team of a target institution may remain associated with the acquisition candidate following an acquisition, it is possible that key members of the management of a target institution will not wish to remain in such positions.

Risks Related to Our Industry

Difficult market conditions have adversely affected our industry.

Dramatic declines in the housing market over the past year, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of real estate-related loans and resulted in significant write-downs of asset values by financial institutions. These writedowns, including asset-backed and other securities and loans, have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected and may continue to adversely affect our business, financial condition and results of operations. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for credit losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial services industry.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for many months. Recently, the volatility and disruption have reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If recent levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due us. There is no assurance that any such losses would not materially and adversely affect our results of operations.

There can be no assurance that recently enacted legislation will stabilize the U.S. financial system.

The Emergency Economic Stabilization Act of 2008 ("EESA") provided to the U.S. Treasury Department the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions to stabilize and provide liquidity to the U.S. financial markets. The Treasury Department announced a program under EESA pursuant to which it would make senior preferred equity investments in participating financial institutions. The FDIC announced the development of a guarantee program pursuant to which the FDIC would offer a guarantee of certain financial institution indebtedness in exchange for an insurance premium to be paid to the FDIC by issuing financial institutions. There can be no assurance, however, as to the actual impact that EESA and its implementing regulations, the FDIC programs, or any other governmental program will have on the financial markets.  Furthermore, recent adverse economic developments in the European Economic Community may pose a risk to U.S. financial institutions doing business with European countries or banks or companies in those countries.  The failure of EESA, the FDIC, or the U.S. Government to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our Common Stock.

RECENT DEVELOPMENTS

Raised $50 million of capital

The Bank raised $50 million of Common Stock in February and March of 2010.  The capital was raised to support organic growth, FDIC assisted acquisitions and in market acquisitions of small banks.

In February, the Bank sold 10,078,139 total shares, which included 6,529,550 of its Common Stock and 3,548,589 of Class B Non-Voting Common Stock at a price of $4.28 per share, and in March 1,950,798 total shares, which included 761,596 of its Common Stock and 1,189,202 of its Class B Non-Voting Common Stock at a price of $3.76 per share.*  Taking into account the impact of anti-dilution agreements issued to investors in the February offering, the result of the two offerings was the issuance of 13.4 million shares in those offerings. As a result, 1,404,177 shares have also been issued to existing investors pursuant to anti-dilution agreements between the Bank and those investors.  Following the close of these transactions, no investor owns or controls more than 9.9% of the aggregate outstanding shares of the Bank’s Common Stock and Class B Non-Voting Common Stock, including for purposes of this calculation any shares issuable under unexercised warrants.

Each investor who participated in this capital raise and owns more than 9% of the common equity of the Bank has been identified by the Bank as a lead investor.   The February and March 2010 offerings resulted in seven lead investors and they each received warrants equal to 5% of the shares that they purchased, having exercise prices (after taking into account anti-dilution repricing) of $3.76 per share.  The number of warrants issued for purposes of Common Stock totaled 253,885, and the number of warrants issued for purposes of Class B Non-Voting Common Stock totaled 204,638. The lead investors also have the right to invest in future capital raises until February 17, 2011 at the issuance price of $3.76 per share.

Extension of anti-dilution provision

The Bank agreed to extend and amend the anti-dilution agreements with shareholders who purchased shares in June 2009 or later, to extend anti-dilution protections from June 30, 2010  through March 31, 2011 for any capital raising transactions at a price or value below $3.76 per share, but, after June 30, 2010, only where the capital raising transaction involves share issuances for cash.  For further information on the terms of the anti-dilution agreements, see, “ANTI-DILUTION AGREEMENTS,” beginning on page 71 of this prospectus-proxy statement.  For information on anti-dilution adjustments that could be implemented in connection with future private offerings, see “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.  On April 12, 2010, the Bank's board of directors extended similar anti-dilution protections for warrants held by the shareholders with anti-dilution agreements.

Changing name of the bank

In March 2010, the Bank decided to change the name of the bank to Customers 1st Bank.  The reason for the change is that the new name better conveys the new mission and vision of the Bank.  The other reason is that it is more cost effective to change the name in its early stages before spending money to build the brand through marketing efforts and before the Bank incurs significant costs such as building signage.  Assuming the approval of Proposal 5 by shareholders, this formal name change will be effected in connection with the merger of the Bank into the merger subsidiary in the reorganization, although we expect the Bank to begin using the new name before that time.

Use of the “Customers 1st” name may depend on the outcome of litigation as, on May 14, 2010, Alliance Bank, a bank located in Broomall, Delaware County, Pennsylvania, commenced a civil action claiming that use of the name infringes Alliance's federal trademark registration for the mark CUSTOMER FIRST®.  For more information regarding this matter, see “NEW CENTURY BANK – Legal Proceedings” on page 78 of this prospectus-proxy statement.

* These shares and any warrants issued in connection therewith are subject to anti-dilution adjustment in connection with possible future private offerings.  See “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.

Possible Future Dilutive Private Offerings

Possible Timing and Terms of Possible Future Offerings.  The Bank is considering a number of potential acquisitions, the completion of which would require the Bank to raise from $15 million to $50 million in additional equity capital, depending upon the number and sizes of the acquisitions.  In order to raise this capital, the Bank may need to offer shares of its Common Stock and Class B Non-Voting Common Stock at a price or prices per share which the Bank has not yet determined.  Based on the terms of recent private offerings by the Bank, such offerings could be at prices per share equal to the book value per share of the Bank’s Common Stock and Class B Non-Voting Common Stock as of the end of the calendar month preceding the completion of the offering.  The book value per share of the Bank’s Common Stock and Class B Non-Voting Common Stock as of May 31, 2010 was $3.23.  As a result, if the Bank offers additional shares in June 2010 to fund one or more acquisitions and if the Bank determines that an appropriate per share offering price would be the May 31, 2010 book value per share, the number of shares offered could range from 7,558,342 to 18,394,254.   There is no certainty that, if the Bank determines to offer additional shares in June 2010, they would be priced at $3.23.  Furthermore, there is no certainty that the Bank would offer additional shares in June 2010.  If the Bank offers additional shares after June 2010, the offering price could differ, even if based on book value, if the book value per share as of the calendar month end most recently preceding the offering differs from the May 31, 2010 book value per share.  Further, there is no certainty if or when the Bank may find an opportunity to make an acquisition or decide to do so, or if it does, when it may enter into a definitive agreement or at what price.  Therefore, there is also no certainty if or when the Bank might offer more shares or, if it does, at what price.  Furthermore, the types of securities the Bank offers may depend on the capital market environment at whatever time the Bank decides to offer securities.  Depending upon the condition of capital markets and the availability of investors for different types of securities at different pricing levels, the Bank could decide instead to offer more senior securities, such as senior or subordinated debt or preferred stock.

If the Bank does offer additional shares of its Common Stock and Class B Non-Voting Common Stock to fund acquisitions, it is likely, although not certain, that the Bank would continue to impose a maximum 9.9% economic ownership limit and a maximum 4.9% voting Common Stock ownership limit on any investors who invest in any such future offering, including, for purposes of calculating those limits, any Bank shares already owned or obtainable by those investors under any options, warrants or other agreements for Bank shares that those investors already own.  Furthermore, it is likely, although not certain, that, to induce investors to purchase the Bank’s shares, the Bank will have to offer investors terms other than pricing that are similar to the terms the Bank has recently offered in private placements of its Common Stock and Class B Non-Voting Common Stock.  If the Bank decides to do so, investors owning at least a 9.0% economic interest in the Bank as a result of purchasing in a possible future offering of the Bank’s Common Stock or Class B Non-Voting Common Stock may be treated as “lead investors” and may receive the following types of special contractual rights that have been offered to existing lead investors:

•
The Bank could agree, subject to appropriate confidentiality agreements, to consult with and give such lead investor an opportunity to review proposed bids for qualified transactions and provide feedback to the Bank prior to final submission of such bids.  For this purpose, a qualified transaction is an FDIC-assisted investment or acquisition transaction in which the lead investor would not be a competing bidder nor interested in a competing bid;

•
A lead investor could be entitled to a warrant to purchase, at the offering price per share, an additional number of shares of Common Stock and Class B Non-Voting Common Stock equal to 5% of the total number of shares for which the investor subscribes in an offering;

•
A lead investor could receive a contractual, non-transferable pre-emptive right to purchase, at the offering price per share, shares of Common Stock or Class B Non-Voting Common Stock that the Bank may offer until February 17, 2011, subject, however, in all cases to the limitation that a lead investor would not, as a result of the purchase, be deemed to own or control more than 9.9% of the outstanding shares of the Bank;

•
A lead investor could be given registration rights with respect to the lead investor’s Bank stock or shares of Holding Company stock that may be exchanged for it, which the Bank and Holding Company anticipate would be satisfied by issuance of registered Holding Company shares upon completion of the reorganization described in this prospectus-proxy statement.

•
A lead investor could receive an anti-dilution agreement providing price protection until March 31, 2011, such that if the Bank or Holding Company issues any shares of its Common Stock at or prior to that date at a price less than the offering price per share, we will issue sufficient additional shares to the lead investor to maintain the value of the lead investor’s holdings of Common Stock at the new, lower issuance price. For more information on anti-dilution agreements, see “ANTI-DILUTION AGREEMENTS,” beginning on page 71 of this prospectus-proxy statement.

Anti-Dilution Adjustments Resulting from Possible Future Dilutive Offerings.  If the Bank issues additional shares at a price below $3.76 per share, it will also result in the issuance of additional shares to existing shareholders who hold anti-dilution agreements.  It would be likely, although not certain, that the Bank’s board of directors would also approve further adjustments to the terms of warrants held by those shareholders benefitting from anti-dilution agreements, to adjust the exercise price and make a corresponding adjustment to the number of shares for which each warrant is exercisable.

If these events occur, the number of outstanding shares of the Bank’s Common Stock and Class B Non-Voting Common Stock will increase.  As a result, shareholders with anti-dilution agreements or protection will, individually and as a group, have a higher percentage ownership interest in the Bank (and the holders of Common Stock with anti-dilution protection will have a higher percentage voting right) than shareholders who do not have anti-dilution protection.  As a result, shareholders, or holders of warrants or options, without anti-dilution protection will suffer a dilution in the book value per share of their holdings and the relative voting percentages of their holdings of Common Stock.

Example at Possible Minimum and Maximum Size Dilutive Offerings.  The following table summarizes the possible results, compared to present circumstances, after taking into account the results of increasing the numbers of shares owned by, and shares obtainable by exercises of options and warrants, by investors with anti-dilution protection, if the Bank decides to offer $15 million or $50 million in additional shares of its Common Stock at the May 31, 2010 book value of $3.23 per share, assuming (i) that these shares are offered only to new investors who did not own shares of the Bank’s Common Stock or Class B Non-Voting Common Stock before the offering, (ii) that the Bank decides to offer them the rights of lead investors, and (iii) that they all decide to become lead investors (that is, if they purchase enough to own at least a 9.0% economic stake in the Bank’s common equity shares, including 4.9% of the Bank’s voting Common Stock):

	As of June 17, 2010 prior to any Offering	$15 Million Offering at $3.23 Per Share	$50 Million Offering at $3.23 Per Share
Total resulting number of shares of common equity (including voting Common Stock and Class B Non-Voting Common Stock) outstanding:	20,381,922	27,940,264	38,776,177
Total resulting number and percent of outstanding shares protected by anti-dilution agreements:	17,969,461 (88.16%)	25,527,803 (91.37%)	38,776,177 (93.78%)
Total resulting number and percent of outstanding shares not protected by anti-dilution agreements:	2,412,461 (11.84%)	2,412,461 (8.63%)	2,412,461 (6.22%)
Total resulting number of shares obtainable on exercise of options or warrants that are protected by anti-dilution agreements or have received anti-dilution protection by Board action:	1,508,192	1,744,861	1,744,861
Total resulting number of shares obtainable on exercise of options or warrants not protected by anti-dilution agreements:	1,962,973	2,663,908	4,299,421

Examples Only.  The pro forma examples shown above are only possible examples based on the smallest and largest offering amounts the Bank’s management estimates may be required, and based only on the May 31, 2010 book value, if that is the basis on which any possible future offering were priced.  The actual relative amounts of Common Stock and Class B Non-Voting Common Stock that could be owned by the Bank’s lead investors, directors, executive officers and others, and the relative numbers of shares that may benefit from anti-dilution protection, will vary depending upon any offering amounts, the pricing of any offerings, and the terms that are actually offered in any offering.

Investment Intentions of Bank’s Directors, Executive Officers and Lead Investors. If the Bank’s directors or executive officers, or existing lead investors, purchase additional shares in a possible future dilutive offering, the total number of lead investors could be lower than shown above, but the numbers of shares and relative percentage of voting Common Stock owned by each director, executive officer or lead shareholder shown in the table titled, “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,” on page 93 would increase.  With the exception of participation in the Management Stock Purchase Plan (see “PROPOSAL 3 - APPROVAL AND RATIFICATION OF THE NEW CENTURY BANK 2010 STOCK OPTION PLAN - New Plan Benefits Table” at page 38 of this prospectus-proxy statement), the Bank’s directors or executive officers have not indicated whether they intend to purchase additional shares in any possible future dilutive private offerings.  As previously disclosed, existing lead investors have the contractual right to purchase additional shares in any possible future offering up to 9.9% of the outstanding shares of the Bank, and two unaffiliated institutional investors also have the contractual right to purchase additional shares in any possible future offering in order to maintain their then-current percentage ownership (see "OUTSTANDING OPTIONS GRANTED TO UNAFFILIATED INSTITUTIONAL INVESTORS" beginning at page 68 of this prospectus-proxy statement).  In both cases, such lead investors and unaffiliated institutional investors are not legally obligated to do so and may decide not to do so.  As a result, it is not possible to estimate with any reliability how the pro forma examples shown above would change if the Bank’s directors, executive officers, existing lead investors or unaffiliated institutional investors with option agreements purchased shares in any possible future dilutive offering.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF THREE CLASS C DIRECTORS OF THE BANK

One of the purposes of the Annual Meeting is the election of three Class C directors to the Bank’s board of directors.  The following directors have been nominated by our Board for election as directors to serve as follows:

Class C —Term to Expire in 2013:

1.         Kenneth B. Mumma

2.         Daniel K. Rothermel

3.         John R. Miller

Mr. Miller, 64,  has been a member of the Board of Trustees of Wilkes University since 1996, including a tenure as Chairman of the Board from 2005 to 2008.  He has also been the Chairman of the Board of Trustees of the Osborn Retirement Community since 2006.  Mr. Miller served in various capacities as an accountant at KPMG, LLP, , a global accounting, tax and advisory firm, from 1968 to January 2005, including a tenure on the Management Committee from 1997 to 2004.  He was the Chairman of the United States Comptroller General's Governmental Auditing Standards Advisory Council from 2001 to 2008.  He has received the Ellis Island Medal of Honor, recognizing distinguished Americans who have made significant contributions to our nation's heritage.  Mr. Miller is a graduate of Wilkes University with a B.S. in Commerce and Finance and is registered as a certified public accountant in both Pennsylvania and New York.

Mr. Miller's 36 years of experience at KPMG, LLP and 7 years as Chairman of the U.S Comptroller's General Auditing Standards Advisory Council have made him an expert in the accounting industry.  His extensive experience with these internationally recognized organizations provide him with valuable insight for the Bank’s board of directors.  If elected, Mr. Miller will be considered an independent member of the Bank’s board of directors, as independence for board members is defined under NASDAQ Rules.  It is not currently known on which committees Mr. Miller will serve for the Bank’s board of directors.

Biographical and committee membership information for Messrs. Mumma and Rothermel can be found in “OUR BOARD OF DIRECTORS AND MANAGEMENT” and “BOARD GOVERNANCE” beginning at pages 79 and 81, respectively, of this prospectus-proxy statement.

The persons named as proxies in the accompanying form of proxy card have advised us that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by validly executed proxies "FOR" the election of the nominees named above. The proxies cannot be voted for a greater number of persons than the number of nominees named above. If one or more of the nominees should, at the time of the Annual Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect any remaining nominee. The board knows of no reason why the nominees will be unavailable or unable to serve as directors. We expect all nominees to be willing and able to serve as directors.

The three candidates receiving the highest number of votes shall be elected. Valid proxies solicited by the board will be voted "FOR" the nominees listed above, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1
TO ELECT THREE CLASS C DIRECTORS OF THE BANK.

PROPOSAL 2

APPROVAL AND RATIFICATION OF THE

NEW CENTURY BANK MANAGEMENT STOCK PURCHASE PLAN

The New Century Bank Management Stock Purchase Plan (the “Management Stock Purchase Plan”) consists of a pool of 700,000 shares of Common Stock of the Bank, or any successor bank or holding company of the Bank, which may be offered for purchase by senior management personnel at a deeply-discounted purchase price of $1.00 per share during a short election period.  The Management Stock Purchase Plan provides flexibility to the Bank in its ability to motivate, attract, and retain the services of employees, officers, and executives upon whose judgment, interest, and special effort the successful conduct of the Bank’s operation largely depends.  The Management Stock Purchase Plan promotes the success and enhances the value of the Bank, any future holding company of the Bank and their successors, by linking the personal interests of executive and senior management-level employees of the Bank to those of shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders.

Summary Description of the Management Stock Purchase Plan

A copy of the Management Stock Purchase Plan is attached as Annex G to this prospectus-proxy statement.  Please read the entire Management Stock Purchase Plan.  The following description is only a summary of the material terms of the Management Stock Purchase Plan.

1.
Number of Shares.  The aggregate number of shares of Common Stock of the Bank, or any successor bank or holding company of the Bank, reserved for grant under the Management Stock Purchase Plan is 700,000.

2.
Administration.  The Management Stock Purchase Plan is administered by the Compensation Committee of the board of directors or, in certain cases, by the full board of directors.  The Compensation Committee, or the full board if applicable, has the authority to determine which senior management personnel shall be granted the right to purchase shares under the Management Stock Purchase Plan, and to make decisions and interpretations necessary to administer the Management Stock Purchase Plan.

3.
Eligibility; Participation.  Employees holding executive and other senior management-level positions with the Bank are potentially eligible to receive offers under the  Management Stock Purchase Plan.  In making determinations, the Compensation Committee may consider the nature of services rendered by such individual, his or her present and potential contributions to the Bank’s success and such other factors as the Committee in its discretion deems relevant.  Subject to the provisions of the Management Stock Purchase Plan, the board may, from time to time select from among all eligible individuals to receive such grant and determine the nature and amount of each offer.

The shares to be granted to senior management individuals do not become vested unless and until there is a change in control of the Bank or the Bank completes an acquisition of another FDIC-insured institution, in either case within seven years of the date the shares are first offered to that individual for purchase, or upon the earlier death of the individual.  If a participant who acquires shares under this Management Stock Purchase Plan ceases to be employed by the Bank for any reason prior to satisfaction of the vesting conditions, the shares shall be redeemed by the Bank for $1.00 per share.

4.
Initial Participation.  Subject to shareholder approval of the Management Stock Purchase Plan, the Compensation Committee has authorized the award of 600,000 shares of the total shares eligible under the Management Stock Purchase Plan to the individuals and in the amounts set forth in “Awards Under the Management Stock Purchase Plan” on page 34 of this prospectus-proxy statement.  The remaining 100,000 shares, plus any shares not purchased by the initial group of eligible individuals, may be allocated to individuals hired subsequent to the purchase of shares by the initial group.

5.
Interpretation.  The Compensation Committee’s interpretation of the Management Stock Purchase Plan, any offers granted under the Management Stock Purchase Plan, and all decisions and determinations by the Compensation Committee with respect to the Management Stock Purchase Plan shall be final, binding, and conclusive on all parties and any other persons claiming an interest in any offer under the Management Stock Purchase Plan.

6.	Term. Unless sooner terminated by the board, the Management Stock Purchase Plan terminates ten (10) years from the date the Management Stock Purchase Plan is approved by the shareholders of the Bank.

7.
Limits on Transfer.  Offers granted under the Management Stock Purchase Plan shall, by the Plan’s terms, not be transferable other than by will or laws of descent and distribution.  No right or interest of a participant in any offer may be pledged, encumbered, or hypothecated to or in favor of any party other than the Bank, or be subject to any lien, obligation, or liability of such participant to any other party other than the Bank.  However, the foregoing shall not be deemed to imply any obligation of the Bank to lend against or accept a lien or pledge of any offer for any reason.

8.
Amendments.  The board may, from time to time, in its discretion, amend or supplement any provision of the Management Stock Purchase Plan, in whole or in part.  However, no amendment shall be made to modify the requirements for eligibility of participation, increase the maximum number of shares of stock for which offers may be granted, extend the term of the Management Stock Purchase Plan, or abolish the Compensation Committee without designating another committee to administer the Management Stock Purchase Plan.

Awards under the Management Stock Purchase Plan

In April 2010, the Compensation Committee approved the award of 600,000 shares of Common Stock under the Management Stock Purchase Plan for a purchase price of $1.00 per share.  These awards are conditioned upon shareholder approval of the Management Stock Purchase Plan.  Because there is no active trading market for the Bank’s Common Stock, the Bank’s management believes that the market value of the shares for plan and tax purposes would be determined, absent other special circumstances or factors, according to the fully diluted tangible book value of the shares as of the date of the grant.  Upon shareholder approval, the fair value of these awards will be calculated and recognized through December 31, 2010, the expiration of the offering period under the plan agreement.  The fully diluted tangible book value per share of the awards to be granted was $3.27 at March 31, 2010.

Jay Sidhu, Chief Executive Officer	300,000
Richard Ehst, President and Chief Operating Officer	75,000
Thomas Brugger, Chief Financial Officer	75,000
Certain other members of senior management	150,000

Because awards under the Management Stock Purchase Plan are at the discretion of the Compensation Committee, the benefits to be received by or allocated to the named executive officers, which includes all current executive officers, and all employees (other than the current executive officers) as a group, with the exception of the above-listed awards, cannot be determined.

Federal Tax Consequences of the Management Stock Purchase Plan

The following is a summary of the principal federal tax consequences of the Management Stock Purchase Plan under the Internal Revenue Code of 1986, as amended (the “Code”), based on laws and regulations in effect on the date this prospectus-proxy statement, which laws and regulations are subject to change, and does not purport to be a complete description of the federal tax aspects of the Management Stock Purchase Plan.

In order to avoid adverse tax consequences under Section 409A of the Code, as amended, for those individuals granted the right to acquire such shares under the Management Stock Purchase Plan, the exercise period with respect to any grant must begin and end within the same calendar year.

Generally, although the shares may be purchased at a discount by the participants, there are no tax consequences to the participant or the Bank attributable to the participant’s mere purchase of the shares due to the vesting conditions.  Under the general rule, the value of the shares in excess of $1.00 will become taxable to the participant, and deductible by the Bank, at such time as the vesting conditions are satisfied, and the amount taxable and deductible will be based on the value of the shares at such time, rather than the value at the time of purchase.  The amount taxable to the participant will be treated as compensation and taxed at ordinary income tax rates.  The participant shall then take a tax basis in the shares equal to the value of the shares at the time of vesting, and his or her holding period will begin to run at that time for purposes of determining whether any future increase or decrease in value may be treated as short-term or long-term capital gains or losses, respectively.

Notwithstanding the general rule, a participant may make an election as described in Section 83(b) of the Code, known as an “83(b) election,” to be taxed on the value of the shares at the time of purchase in excess of $1.00.  A participant must make an 83(b) election in writing and deliver such writing to the Bank and to the Internal Revenue Service within thirty (30) days of the date of purchase of the shares.  A copy of the 83(b) election must be attached to the participant’s Federal income tax return for the year in which the election is made.  If an 83(b) election is made, the value of the shares at the time of purchase in excess of $1.00 will be taxable as compensation at ordinary income tax rates in the year of purchase.  In that instance, the participant must take a tax basis in the shares equal to the value of the shares at the time of purchase, and his or her holding period will begin to run at that time for purposes of determining whether any future increase or decrease in value may be treated as short-term or long-term capital gains or losses, respectively.

The amount treated as compensation for tax purposes, whether at the time of vesting or earlier in the case of an 83(b) election, are be reportable on the participant’s Form W-2 and are be subject to Federal income tax withholding and FICA and Medicare tax withholding, and are also subject to the Bank’s employer share of the FICA and Medicare tax.  To ensure that the Bank can comply with its tax withholding obligations, the Management Stock Purchase Plan provides that the participant’s vesting, or the purchase itself if the participant intends to make an 83(b) election, is subject to the further condition that the participant deliver sufficient cash to the Bank to satisfy the withholding obligation.

THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 2 TO APPROVE AND RATIFY THE BANK MANAGEMENT STOCK PURCHASE MANAGEMENT STOCK PURCHASE PLAN

PROPOSAL 3

APPROVAL AND RATIFICATION OF THE
NEW CENTURY BANK 2010 STOCK OPTION PLAN

The New Century Bank 2010 Stock Option Plan (the “Stock Option Plan”) provides for the grant of stock options to management personnel, other employees of the Bank, and non-employee members of the board of directors.  The purpose of the Stock Option Plan is to promote the success and enhance the value of the Bank by linking the personal interest of employees, officers, executive and non-employee directors of the Bank to those of Bank shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders.  The Stock Option Plan is intended to provide flexibility to the Bank in its ability to motivate, attract, and retain the services of employees, officers, and executives upon whose judgment, interest, and special effort the successful conduct of the Bank’s operation largely depends.  The options can take the form of either tax-qualified incentive stock options under Section 422 of the Code (“ISOs”) or non-qualified stock options (“NQOs”), although only NQOs may be granted to non-employee directors.

Summary Description of the Stock Option Plan

A copy of the Stock Option Plan is attached as Annex H to this prospectus-proxy statement.  Please read the entire Stock Option Plan.  The following description is only a summary of the material terms of the Stock Option Plan.

1.
Number of Shares.  The Stock Option Plan consists of a pool of the lesser of ten million (10,000,000) shares of Common Stock of the Bank, or any successor bank or holding company of the Bank, or fifteen percent (15%) of the number of shares of Common Stock and Class B Non-Voting Common Stock issued by the Bank, or any successor bank or holding company, in consideration of cash or other property after December 31, 2009.

2.
Administration.  The Stock Option Plan is administered by the Compensation Committee of the board of directors or, in certain cases, by the full board of directors.  The maximum number of shares underlying options granted to any single participant during a fiscal year of the Bank shall be six million six hundred sixty six thousand six hundred sixty seven (6,666,667) shares of Common Stock or Class B Non-Voting Common Stock.

3.
Eligibility; Participation.  All employees are potentially eligible to receive options under the Stock Option Plan.  In making determinations regarding the potential eligibility of any employee, the Compensation Committee may take into account the nature of the services rendered by such employee, his or her present and potential contributions to the Bank's success and such other factors as the Compensation Committee in its discretion shall deem relevant.

4.	Awards. The Compensation Committee is authorized to grant stock options to participants subject to the following terms and conditions:

(i)
The exercise price per share of an option shall not be less than the fair market value of one share at the time the option is granted, and the term of an option shall not be longer than ten (10) years from the date of grant.

(ii)
In the case of a participant who owns stock representing more than 10% of the total combined voting power of the Bank at the time of the grant of an option to that participant, the option cannot qualify as an ISO unless the exercise price is at least 110% of the fair market value of the stock at the time of grant and the term is not longer than five years from the date of grant.  In addition, all options shall be subject to the following vesting and exercise restrictions:

a.
A participant shall have a vested right to exercise an option upon the first to occur of (A) the five (5) year anniversary of the capital raising transaction to which it relates, if applicable, (B) a change in control of the Bank, (C) the participant’s termination of employment without cause, (D) the participant’s death, or (E) such other event as the Committee shall specify in the option agreement as necessary to comply with the Bank’s obligations under an employment agreement with the participant.  All unvested options shall be forfeited upon the participant’s termination of employment for cause or as a result of his or her voluntary resignation from employment.

b.
Notwithstanding the achievement of a vested right to exercise pursuant to paragraph (1) above, an Option shall be exercisable only when (a) if the Stock under the Option is not listed on a national stock market or other national securities quotation system at the time the Option is granted, the “Fully Diluted Tangible Book Value” (as defined in the Stock Option Plan) of the Stock first equals or exceeds one hundred and fifty percent (150%) of the Fully Diluted Tangible Book Value of the Stock per share as of the date of grant of the option, or, if after the date of grant the Stock under the Option becomes listed on a national stock market or other national securities quotation system, the Fair Market Value of the Stock per share first equals or exceeds one hundred and fifty percent (150%) of the Fully Diluted Tangible Book Value of the Stock as of the date of grant of the option, or (b) if the Stock under the Option is listed on a national stock market or other national securities quotation system at the time the Option is granted, the trading price of such Stock as quoted by such stock market or quotation system equals or exceeds one hundred and fifty percent (150%) of the "Fair Market Value" (as defined in the Stock Option Plan) of the Stock per share as of the date of the grant of the option.

Subject to the above parameters, the Compensation Committee, or the full board if applicable, shall have the authority to determine which management employees, other employees and non-employee directors shall be granted options under the Stock Option Plan, the number of shares available for purchase under any participant’s option, whether an option is an ISO or an NQO, the terms and conditions of any option granted under the Stock Option Plan, and to make decisions and interpretations necessary to administer the Stock Option Plan.

The term of all options granted by the board may be no more than ten (10) years, subject to the five-year maximum term on any option that is intended to be an ISO that is granted to an employee who owns more than 10% of the combined voting power of all classes of stock of the Bank at the time of the grant.

5.
Interpretation.  The Compensation Committee’s interpretation of the Stock Option Plan, any offers granted under the Stock Option Plan, and all decisions and determinations by the Committee with respect to the Stock Option Plan shall be final, binding, and conclusive on all parties and any other persons claiming an interest in any offer under the Stock Option Plan.

6.
Term.  Unless sooner terminated by the board, the Stock Option Plan terminates ten (10) years from the date the Stock Option Plan is approved by the shareholders of the Bank.  The termination of the Stock Option Plan shall not affect any option that is outstanding on the termination date without the consent of the participant.

7.
Limits on Transfer.  Offers granted under the Stock Option Plan shall, by its terms, not be transferable other than by will or laws of descent and distribution.  No right or interest of a participant in any offer may be pledged, encumbered, or hypothecated to or in favor of any party other than the Bank, or be subject to any lien, obligation, or liability of such participant to any other party other than the Bank; provided, however, that the foregoing shall not be deemed to imply any obligation of the Bank to lend against or accept a lien or pledge of any offer for any reason.

8.
Amendments.  The board may, from time to time, in its discretion, amend or supplement any provision of the Stock Option Plan, in whole or in part; provided however, no amendment shall be made to modify the requirements for eligibility of participation, to increase the maximum number of shares of stock for which offers may be granted, to extend the term of the Stock Option Plan without shareholder approval, or to abolish the Compensation Committee without designating such other committee to administer the Stock Option Plan.

New Plan Benefits Table

Pursuant to the terms of their employment agreements, it is the intention of the Bank to issue options to purchase Common Stock or Class B Non-Voting Common Stock representing 10%, 1.5% and 1.5% to Messrs. Sidhu, Ehst and Brugger, respectively, of the outstanding shares of the Bank, or any successor bank or holding company, issued in connection with capital raising transactions, whether as direct offerings or in connection with acquisitions, until the Bank has raised an aggregate of $149.5 million beyond the $50.5 million in proceeds raised from the recent private offerings in February and March 2010.  See “EXECUTIVE COMPENSATION - Officer Employment Agreements,” at page 88.  Subject to the foregoing, awards under the Stock Option Plan are at the discretion of the Compensation Committee, and the benefits to be received by or allocated to the named executive officers, which includes all current executive officers, and all employees (other than the current executive officers) as a group, cannot be determined.

The below table represents the number of options to purchase shares of Common Stock of the Bank that would have been awarded to Messrs. Sidhu, Ehst and Brugger had their employment agreements and this Stock Option Plan been in effect in 2009.

Name and Position	Dollar Value ($)(1)	Number of Options
Jay Sidhu Chairman and CEO	$1,388,534	1,346,262
Richard Ehst President and COO	$208,280	201,939
Thomas Brugger Chief Financial Officer	$208,280	201,939

(1)  Calculated as the grant date fair of the of shares of Common Stock underlying such options in accordance with the Black-Scholes option model.

Awards Under the Stock Option Plan

In relation to the Bank’s intentions described above under “New Plan Benefits Table,” the Bank authorized in April 2010 the grant, subject to shareholder approval of the Stock Option Plan, of the following NQO's under the Stock Option Plan:

		Strike	Option	Vesting
Employee	Shares	Price	Expiration	Date (1)
Jay Sidhu	1,346,262	3.27	4/6/17	4/6/15
Thomas Brugger	201,939	3.27	4/6/17	4/6/15
Richard Ehst	201,939	3.27	4/6/17	4/6/15
Certain other members of senior management	114,433	3.27	4/6/17	4/6/15

(1)  These NQO’s will become exercisable only when (a) if the stock underlying the NQO’s is not listed on a national stock market or other national securities quotation system at the time, the fully diluted tangible book value (as calculated pursuant to the Stock Option Plan) equals or exceeds $4.90 per share, or (b) if the stock underlying the NQO’s is listed on a national stock market or other national securities quotation system, the trading price of such stock as quoted by such stock market or quotation system equals or exceeds $4.90 per share.

Federal Tax Consequences of the Stock Option Plan

The following is a summary of the principal federal tax consequences of the Stock Option Plan under the Code, based on laws and regulation in effect on the date this prospectus-proxy statement, which laws and regulations are subject to change, and does not purport to be a complete description of the federal tax aspects of the Stock Option Plan.

A participant does not realize taxable income upon the grant of an option, whether the option is an ISO or an NQO, but beyond that there are differences in the tax treatment of ISOs and NQOs.

If the option qualifies as an ISO, the participant does not realize taxable income upon exercise of the option (except for purposes of the alternative minimum tax). The maximum value of shares of Common Stock (measured at the time of the award) subject to ISOs granted to any participant which can become exercisable in any calendar year is $100,000.  Provided the participant holds the Common Stock for at least one year and until the end of the two-year period from the date the option was awarded, the gain or loss upon the sale of the Common Stock will be treated as capital gain or loss.  If the participant sells the stock before satisfying both of these holding period requirements, this is known as a “disqualifying disposition.”  In the event of a disqualifying disposition, the lesser of (1) the excess of the fair market value of the Common Stock at the time of exercise over the exercise price, or (2) the excess (if any) of the fair market value of the Common Stock at the time of sale over the exercise price will be taxable to the participant as ordinary income.  The Bank will not be entitled to any tax deduction in connection with an ISO, except that it will be entitled to a deduction equal to the amount that is taxable to the participant as ordinary income as a result of a disqualifying disposition.

If an option is an NQO, the participant will realize ordinary compensation income at the time of exercise equal to the excess of the fair market value of the Bank's Common Stock at the time of exercise over the exercise price, and the Bank will be entitled to a tax deduction for the same amount.

THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 3 TO
APPROVE AND RATIFY THE NEW CENTURY BANK 2010 STOCK OPTION STOCK OPTION PLAN

EQUITY COMPENSATION PLANS

The following table provides certain summary information as of December 31, 2009 concerning the Bank’s compensation plans (including individual compensation arrangements) under which shares of the Bank’s Common Stock may be issued.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights(#)	Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights($)	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In The First Column)(#)
Equity Compensation Plans Approved By Security Holders (1)	45,410 (1)	$10.68	200,000 (2)

Equity Compensation Plans Not Approved By Security Holders	540,039 (3)	$5.50	-

(1)	Includes shares of the Bank’s Common Stock that may be issued upon the exercise of awards granted under the 2004 Plan.

(2)	Includes shares of the Bank’s Common Stock underlying awards that may be granted under the 2004 Plan.

(3)
Includes 530,948 shares of the Bank’s Common Stock that may be issued to Mr. Sidhu upon the exercise of warrants granted under an agreement between the Bank and Mr. Sidhu in connection with the Bank’s 2009 private offering, and 9,091 shares of the Bank’s Common Stock that may be issued to Mr. Sickler upon the exercise of warrants granted in connection with Mr. Sickler’s service as interim Chairman of the board of directors of the Bank from January to June 2009.

PROPOSAL 4

RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected ParenteBeard LLC (“ParenteBeard”) to serve as the Bank’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  ParenteBeard or its predecessor has been the Bank’s independent public accounting firm since 1997.  The Bank has been advised by ParenteBeard that neither it nor any member thereof has any financial interest, direct or indirect, in the Bank or any of its affiliates, in any capacity.  One or more representatives of ParenteBeard is expected to be present at this year’s Annual Meeting with an opportunity to make a statement if he or she desires to do so and to answer appropriate questions with respect to that firm’s examination of the Bank’s financial statements and records for the fiscal year ended December 31, 2009.

Although the submission of the appointment of ParenteBeard is not required by the Bank's bylaws, the Board is submitting it to the shareholders to ascertain their views.  If the shareholders do not ratify the appointment, we will not be bound to seek other independent registered public accountant for 2010, but the selection of other independent registered public accounting firms will be considered in future years.

Audit and Other Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed by ParenteBeard for professional services rendered for the fiscal years ended December 31, 2009 and December 31, 2008.

Services Rendered	Fiscal 2009	Fiscal 2008
Audit Fees	$101,944	$51,938
Audit-Related Fees	$82,042	$10,859
Tax Fees	$9,360	$10,115
All Other Fees	--	--
Total	$193,346	$72,912

Audit Fees

The audit fees for fiscal years 2009 and 2008 were billed for professional services rendered for the audit of the Bank’s annual financial statements.  The increase in audit fees from 2008 to 2009 were primarily due to additional audit procedures conducted in relation to the Bank’s private offerings of securities, the addition of the warehouse lending division, and additional audit procedures performed to comply with auditing standards of the Public Company Accounting Oversight Board.

Audit-Related Fees

The audit-related fees consisted principally of fees related to the Bank’s private offerings of securities in 2009, and various research, consultation and discussions in 2009 and 2008.

Tax Fees

Tax fees for fiscal years 2009 and 2008 consisted principally of preparing our U.S. federal and state income tax returns.

Our Audit Committee has reviewed the non-audit services currently provided by our independent registered public accounting firm and has considered whether the provision of such services is compatible with maintaining the independence of such independent registered public accounting firm.  Based on such review and consideration, the Audit Committee has determined that the provision of such non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval Policy for Services by Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not established a pre-approval policy for these services.

THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 4 TO RATIFY THE
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 5

TO APPROVE A PLAN OF MERGER AND REORGANIZATION PURSUANT TO WHICH THE BANK WILL REORGANIZE TO FORM A BANK HOLDING COMPANY

SUMMARY

We are seeking your approval at the Annual Meeting of a transaction which will restructure our corporate organization by creating a new holding company that will own the Bank.  As a result, you will own shares of the holding company instead of the Bank.  The transaction will be conducted according to a Plan of Merger and Reorganization attached as Annex A to this prospectus-proxy statement (the "Plan of Reorganization").

You are being asked to approve the following resolution:

RESOLVED, that the shareholders of the Bank hereby approve and adopt the Plan of Merger and Reorganization among the Bank, New Century Interim Bank and Customers 1st Bancorp, Inc., whereby the Bank will merge with and into New Century Interim Bank, which will change its name to “Customers 1st Bank” and become a wholly owned subsidiary of Customers 1st Bancorp, Inc., with shareholders of the Bank receiving one share of Customers 1st Bancorp, Inc. Common Stock, par value $1.00 per share, in exchange for every three shares of Common Stock, par value $1.00 per share, of the Bank presently owned, and one share of Customers 1st Bancorp, Inc. Class B Non-Voting Common Stock, par value $1.00 per share, in exchange for every three shares of Class B Non-Voting Common Stock, par value $1.00 per share, of the Bank presently owned, all in the form submitted to this meeting, with such changes not inconsistent with this resolution as the directors or officers of the Bank may deem necessary or appropriate to complete the transaction.

The transaction will involve several steps:

1.
We have caused the formation of Customers 1st Bancorp, Inc., also called the Holding Company, as a new Pennsylvania business corporation which we expect, subject to regulatory non-objection, to become a direct, wholly-owned subsidiary of the Bank.

2.
We will apply to the applicable banking regulators for permission to form a new Pennsylvania commercial bank subsidiary of Holding Company, to be named New Century Interim Bank (the “merger subsidiary”).

3.
We will apply to the applicable banking regulators for permission for the Bank to merge into the merger subsidiary according to the Plan of Reorganization and for the merger subsidiary to change its name to “Customers 1st Bank.”

4.	After we receive all necessary regulatory approvals, we will complete the reorganization in accordance with the Plan of Reorganization, including the following transactions:

(i)	The Bank will merge with the merger subsidiary, with the merger subsidiary surviving;

(ii)	The merger subsidiary will immediately change its name to “Customers 1st Bank”;

(iii)	As a result of that merger, the Holding Company will automatically become the holding company for, and the sole shareholder of, the resulting bank;

(iv)
Holders of the Bank’s Common Stock will receive one share of Holding Company Common Stock in exchange for every three shares of the Bank’s Common Stock that they hold, and, as a result, the Bank’s shareholders will become shareholders of the Company;

(v)
Holders of the Bank’s Class B Non-Voting Common Stock will receive one share of Holding Company Class B Non-Voting Common Stock in exchange for every three shares of Bank Class B Non-Voting Common Stock that they hold, and, as a result, the holders of the Bank’s Class B Non-Voting Common Stock will become shareholders of the Holding Company;

(vi)
Holders of the Bank’s Common Stock or Class B Non-Voting Common Stock who would otherwise be entitled to a fractional share of Holding Company Common Stock or Holding Company Class B Non-Voting Common Stock will instead receive an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of such number of shares to which the holder would otherwise have been entitled, and (ii) the book value of one share of Common Stock or Class B Non-Voting Common Stock, as the case may be, of the Bank as of the final day of the quarter ended immediately prior to the closing of the reorganization;

(vii)	Upon this exchange of shares, the Holding Company will become the sole shareholder and holding company for the Bank;

(viii)
All warrants and options for the purchase of the Bank’s Common Stock or Class B Non-Voting Common Stock that are outstanding as of the closing of the reorganization will automatically become warrants or options, respectively, to purchase one-third of the number of shares of the same respective classes of Holding Company shares. The number of Holding Company shares for which each outstanding option or warrant will be exercisable after the reorganization will be rounded up to the nearest whole number of Holding Company shares, subject to the holder's agreement to any necessary corresponding upward rounding adjustments to the per-share exercise price to the nearest whole cent; and

(ix)	The Holding Company will assume the Bank’s obligations under the Bank’s equity compensation, employee retirement plans, employee benefit plans, and employment agreements.

As of _________, 2010, the Record Date for the Annual Meeting, there were outstanding _________ shares of the Bank's Common Stock, _________ shares of the Bank's Class B Non-Voting Common Stock, warrants to purchase _________ shares of the Bank's Common Stock, warrants to purchase _________ shares of the Bank's Class B Non-Voting Common Stock and options to purchase _________ shares of the Bank's Common Stock.  *

For a more complete summary of the reorganization, see “THE REORGANIZATION” beginning on page 45 of this prospectus-proxy statement.

The affirmative vote of two-thirds of outstanding shares of the Bank’s Common Stock is required for the approval of Proposal 5.  Proxies solicited by the board will be voted "FOR" Proposal 5, except to the extent that shareholders specify a contrary choice in their proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL PROPOSAL 5 TO APPROVE THE
MERGER AND REORGANIZATION OF THE BANK TO FORM HOLDING COMPANY.

* The number of outstanding shares and warrants to purchase shares are subject to change in connection with possible future private offerings of the Bank.  See “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.

THE REORGANIZATION

Background and Reasons for the Transaction

Basic Benefits of a Bank Holding Company.  The Bank seeks to form a holding company to operate with the full privileges granted to a corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956.  The benefits to this formation include, but are not limited to,  the ability to: acquire other financial service organizations that would complement our business model; pursue growth opportunities in segments of our business which may be accomplished through the formation of subsidiaries; and access credit facilities available to holding companies which would be beneficial to our liquidity and capital needs.  Assuming the Bank's shareholders approve the reorganization, once established and approved by federal regulators, Customers 1st Bancorp, Inc. will be registered with and supervised by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”).

Acquisition Strategy.  As part of its new business strategy, the Bank is focusing on strategic acquisitions to increase the Bank’s size and diversify its product and service offerings to customers.  Our acquisition strategy will focus on community banks in identified states, primarily along the Eastern seaboard, with the goal of creating a leading community bank holding company.  We seek to achieve sufficient scale in each region and, over time, build a combined balance sheet of $2.5 to $5.0 billion.  We hope to accomplish this by acquiring healthy, distressed, undercapitalized and weakened banking institutions that have stable core deposit franchises, local market share, and quantifiable risks, or that are acquired from the Federal Deposit Insurance Corporation (the “FDIC”) with federal assistance, and that offer clear financial benefits through add-on acquisitions, expense reductions and organic growth.  We also expect to purchase assets and banking platforms, as well as assumptions of deposits from the FDIC and possibly enter into loss mitigation arrangements with the FDIC in connection with such purchases.  To facilitate execution of this strategy, we believe it will be advantageous to become regulated as a bank holding company.

The Bank has defined its core market as Pennsylvania, New Jersey, Delaware, Maryland and New York and it will focus its efforts in these markets.  Within these states, our strategy is to focus on areas that possess a common set of characteristics, including population density, a concentration of business activities, attractive bank deposit bases, a high number of potential FDIC-assisted deal candidates, potential for economic growth over time and favorable local banking competitive dynamics.  Such competitive dynamics include an appropriate number of small to medium sized banks that can be consolidated, an ability to amass local market share, and the opportunity to deliver long-term organic growth and sustained financial results under a community banking model.  We also plan to seek expansion on areas that contain larger competitors that we can effectively compete against with our unique organic growth strategy.

We have also indentified other states for possible market expansion including Florida, Georgia, North Carolina, South Carolina, Virginia and Illinois.  We will closely monitor opportunities for expansion and may decide to add one of more states to our core market definition.  Opportunities will be assessed based upon the potential ability for the Bank to effectively execute its strategies in these markets in a safe and profitable way.  Also, we will need to see opportunity to build enough scale in the new market to support extending our reach.  We have no intention buying small banks in numerous markets but prefer to focus our efforts in a few markets.

The significant downturn in the U.S. economy and the related crisis in the financial services industry present a unique opportunity for us to execute our acquisition strategy.  Many banks are trading at historically low multiples and are in need of capital at a time when traditional sources of capital have diminished.  Further, the undercapitalization of the banking sector has caused many banks to drastically reduce lending to new clients and in certain sectors to focus primarily on strengthening their balance sheets.  Our holding company would provide an opportunity to investors who are interested in taking advantage of acquisition opportunities in the banking sector but do not have bank management experience.  We can help these investors avoid the costs of building a new banking franchise that, without an existing franchise such as ours to build on, can reduce overall investment returns.  We believe that the current weakness in the banking sector and the potential duration of any recovery provide us with an opportunity to execute this strategy to the benefit of our investors, and we believe that the platform we have chosen will produce results that are superior to situations in which a banking franchise must be built from the ground up.

At this time, we have not entered into any definitive agreements to acquire other institutions or their assets.  However, management is actively seeking acquisition opportunities, and it is possible that we may enter into one or more acquisition agreements at any time.

Private Offerings

In order to fund our desired growth, in February 2010, the Bank completed a $43.1 million offering of 6,529,550 shares of its Common Stock and 3,548,589 shares of its Class B Non-Voting Common Stock, and warrants to purchase up to an additional aggregate 362,311 shares of the Bank’s Common Stock at an exercise price of $4.28 per share.  In this prospectus-proxy statement, we call this the recent offering or private offering.  Of those investors, six acquired ownership of Common Stock and Class B Non-Voting Common Stock equal to approximately 9.9% of the outstanding shares of the Bank after completion of the recent offering.  These six investors, each of whom is identified in “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” at page 93 of this prospectus-proxy statement, elected to be treated as “lead investors.”  Pursuant to their subscription agreements, the lead investors will have the following special contractual rights:

•
Until February 17, 2011, the Bank has agreed, subject to appropriate confidentiality agreements,  to consult with and give each lead investor an opportunity to review proposed bids for qualified transactions and provide feedback to the Bank prior to final submission of such bids.  For this purpose, a qualified transaction is an FDIC-assisted investment or acquisition transaction in which the lead investor is not a competing bidder nor interested in a competing bid;

•
Each lead investor received a warrant to purchase, at $4.28 per share, an additional number of shares of Common Stock and Class B Non-Voting Common Stock equal to 5% of the total number of shares for which the investor subscribed in the recent offering;

•
Each lead investor received a contractual, non-transferable pre-emptive right to purchase, at $4.28 per share, shares of Common Stock or Class B Non-Voting Common Stock that the Bank may offer until February 17, 2011, subject, however, in all cases to the limitation that the lead investor will not, as a result of the purchase, be deemed to own or control more than 9.9% of the outstanding shares of the Bank; and

•
Each lead investor was given registration rights with respect to the lead investor’s Bank stock or shares of Holding Company stock that may be exchanged for it.  The Bank and Holding Company anticipate that the registration statement filed by Holding Company with respect to the transaction and exchange of Holding Company shares described in this prospectus-proxy statement will satisfy that requirement.

Investors in the recent offering also have received anti-dilution agreements providing each of them price protection until March 31, 2011, such that if the Bank or Holding Company issues any shares of its Common Stock at or prior to that date at a price less than $4.28 per share, we will issue sufficient additional shares to them to maintain the values of their holdings of Common Stock at the new, lower issuance price. For more information on anti-dilution agreements, see “ANTI-DILUTION AGREEMENTS,” beginning on page 71 of this prospectus-proxy statement. One of the Bank’s commitments in connection with the recent offering is to form a bank holding company.  The approval of Proposal 6 by the shareholders at this Annual Meeting is therefore required in order for the Bank to meet its commitments in connection with the recent offering.

Pursuant to the anti-dilution agreements they received in the offering and further action by the Bank’s board of directors on April 12, 2010, the investors in this offering received additional shares and their warrant rights were adjusted.  For more information on the warrant adjustments, see “WARRANTS TO PURCHASE ADDITIONAL STOCK,” beginning on page 70.  The shares and warrants issued in this February 2010 private offering are subject to anti-dilution adjustment in connection with possible future private offerings.  See “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.

The purchase price for shares of Common Stock and Class B Non-Voting Common Stock to be offered pursuant to the pre-emptive rights granted to lead investors in the February 2010 private offering has been adjusted from $4.28 per share to $3.76 per share.

In March 2010, the Bank also completed a private placement of 761,596 shares of its Common Stock and 1,189,202 shares of its Class B Non-Voting Common Stock to accredited investors, one of which elected to be treated as a “lead investor,” for a purchase price of $3.76 per share, or a total of $7,335,003 in proceeds.

Pursuant to their subscription agreements, the lead investor in this March 2010 private offering, identified in “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” at page 93 of this prospectus-proxy statement, will have the following special contractual rights:

•
Until February 17, 2011, the Bank has agreed, subject to appropriate confidentiality agreements,  to consult with and give each lead investor an opportunity to review proposed bids for qualified transactions and provide feedback to the Bank prior to final submission of such bids.  For this purpose, a qualified transaction is an FDIC-assisted investment or acquisition transaction in which the lead investor is not a competing bidder nor interested in a competing bid.

•
Such investor received a warrant to purchase, at $3.76 per share, an additional number of shares of Common Stock and Class B Non-Voting Common Stock equal to 5% of the total number of shares for which the investor subscribed in the recent offering.

•
Such investor received a contractual, non-transferable pre-emptive right to purchase, at $3.76 per share, shares of Common Stock or Class B Non-Voting Common Stock that the Bank may offer until February 17, 2011, subject, however, in all cases to the limitation that the investor will not, as a result of the purchase, be deemed to own or control more than 9.9% of the outstanding shares of the Bank.

•
Such investor was given registration rights with respect to the investor’s Bank stock or shares of Holding Company stock that may be exchanged for it. The Bank and Holding Company anticipate that the registration statement filed by Holding  Company with respect to the transaction and exchange of Holding Company shares described in this prospectus-proxy statement will satisfy that requirement.

Such investors also received anti-dilution agreements providing each of them price protection until March 31, 2011, such that if the Bank or Holding Company issues any shares of its Common Stock at or prior to that date at a price less than $3.76 per share, we will issue sufficient additional shares to them to maintain the values of their holdings of Common Stock at the new, lower issuance price. For more information on Anti-Dilution Agreements, see “ANTI-DILUTION AGREEMENT,” beginning on page 71 of this prospectus-proxy statement. The shares and warrants issued in this March 2010 private offering are subject to anti-dilution adjustment in connection with possible future private offerings.  See “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.

One of the Bank’s commitments in connection with the March 2010 private offering is to form a bank holding company. The approval of Proposal 6 by the shareholders at this Annual Meeting is therefore required in order for the Bank to meet its commitments in connection with the recent offering.

The March 2010 offering price resulted in issuance of additional shares to existing shareholders who held anti-dilution agreements.  For more information on the anti-dilution agreements, see “ANTI-DILUTION AGREEMENTS,” beginning on page 71.  In addition, on April 12, 2010, the Bank’s board of directors approved adjustments to the terms of warrants held by those shareholders benefitting from anti-dilution agreements, to adjust the exercise price and make a corresponding adjustment to the number of shares for which each warrant is exercisable.  For further information on the adjustment, see, “WARRANTS TO PURCHASE ADDITIONAL STOCK,” beginning on page 70.

The Bank paid approximately $1.5 million in legal, accounting and underwriting fees for the February and March 2010 private offerings.

The Plan of Reorganization

A copy of the Plan of Reorganization is attached as Annex A to this prospectus-proxy statement.  Please read the entire Plan of Reorganization.  The following description is only a summary of the material terms of the Plan of Reorganization.  There are several steps to the transaction:

•	The Bank will merge with the merger subsidiary, with the merger subsidiary surviving;

•	The merger subsidiary will immediately change its name to “Customers 1st Bank”;

•
Holders of the Bank’s Common Stock will receive one share of Holding Company Common Stock in exchange for every three shares of the Bank’s Common Stock that they hold, and, as a result, the Bank’s shareholders will become holders of shares of the Common Stock of Holding Company;

•
Holders of the Bank’s Class B Non-Voting Common Stock will receive one share of Holding Company Class B Non-Voting Common Stock in exchange for every three shares of Bank Class B Non-Voting Common Stock that they hold, and, as a result, the holders of the Bank’s Class B Non-Voting Common Stock will become holders of the shares of Class B Non-Voting Common Stock of the Holding Company;

•
Holders of the Bank's Common Stock or Class B Non-Voting Common Stock who would otherwise be entitled to a fractional share of Holding Company Common Stock or Holding Company Class B Non-Voting Common Stock will instead receive an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of such share to which the holder would otherwise have been entitled, and (ii) the book value of one share of Common Stock or Class B Non-Voting Common Stock of the Bank as of the final day of the quarter ended immediately prior to the closing of the reorganization;

•	Upon this exchange of shares, the Holding Company will become the sole shareholder and holding company for the Bank;

•
All warrants and options for the purchase of the Bank’s Common Stock or Class B Non-Voting Common Stock that are outstanding as of the closing of the reorganization will automatically become warrants or options, respectively, to purchase one-third of the number of shares of the same respective classes of Holding Company shares. The number of Holding Company shares for which each outstanding option or warrant will be exercisable after the reorganization will be rounded up to the nearest whole number of Holding Company shares, subject to the holder's agreement to any necessary corresponding upward rounding adjustments to the per share exercise price to the nearest whole cent; and

•	The Holding Company will assume the Bank’s obligations under the Bank’s equity compensation, employee retirement plans, employee benefit plans, and employment agreements.

After the transaction, the Holding Company will have no significant assets other than securities of the Bank, and, as a result, the Holding Company will have substantially the same assets and liabilities, on a consolidated basis, as the Bank.

Amendment or Termination

At any time before the merger becomes effective, by vote of a majority of the board of directors of each of the Bank, the Holding Company and merger subsidiary, the Plan of Reorganization:

•
May be amended in any manner not inconsistent with its general purpose, provided that no amendment shall change the share exchange ratio of one share of Holding Company Common Stock for every three shares of the Bank’s Common Stock, and one share of Holding Company Class B Non-Voting Common Stock for every three shares of Bank Class B Non-Voting Common Stock following approval of the Plan of Reorganization by the shareholders of the Bank; and

•
May be terminated for any reason including, without limitation, because of the number of shares of Common Stock and Class B Non-Voting Common Stock of the Bank exercising dissenters’ rights, or if it appears that the consummation of the transaction would be inadvisable.  If the Plan of Reorganization is terminated, it will be void and of no further effect, without any liability on the part of the Bank, Holding Company, merger subsidiary, or their respective directors, officers, shareholders or agents.

Conditions to Completing the Transaction

The transaction will not be completed unless and until the Bank’s shareholders and the applicable bank regulatory agencies approve it.

Regulatory Approval of the Transaction

The transaction will require the following approvals by bank regulatory agencies:

•	The Pennsylvania Banking Department and the Federal Reserve must approve the formation and organization of the Holding Company and merger subsidiary;
•	The Federal Deposit Insurance Corporation (“FDIC”) must approve deposit insurance for the merger subsidiary;

•	The Pennsylvania Banking Department must approve the merger of the Bank into merger subsidiary;
•	The Federal Reserve must approve the merger of the Bank into merger subsidiary; and

•
The Federal Reserve Board and the Pennsylvania Banking Department must approve the Holding Company’s acquisition of control of merger subsidiary and the institution resulting from the merger of the Bank into merger subsidiary and Federal Reserve membership for the surviving bank.

Securities Law Consequences; Resale Restrictions for Certain Persons

The issuance of Holding Company shares to the Bank’s shareholders in connection with the transaction is being registered under the Securities Act of 1933, as amended (the “Securities Act”), on the Form S-1 registration statement of which this prospectus-proxy statement is a part.  The Holding Company shares to be issued to the Bank shareholders in connection with the transaction will be freely transferable, except that any persons who are “affiliates” of the Holding Company after the completion of the transaction or were “affiliates” of the Bank within 90 days prior to the completion of the transaction will be permitted to resell Holding Company shares they receive only in the manner permitted by Rule 144.  In computing the holding period of Holding Company shares for the purposes of Rule 144(d), such persons will be permitted to “tack” the holding period of their Bank shares held prior to the effective time of the transaction.  Persons who may be deemed to be affiliates of the Bank and Holding Company for these purposes generally include individuals or entities that control, are controlled by, or are under common control with, the Bank and the Holding Company, and would generally not include shareholders who are not executive officers, directors or significant shareholders of the Bank and the Holding Company.

The Plan of Reorganization requires the Bank to prepare and deliver to the Holding Company a list that identifies all persons whom the Bank believes may be deemed an affiliate prior to the completion of the transaction.  The Bank is also required, pursuant to the Plan of Reorganization, to use its commercially reasonable best efforts to cause each person whom it identifies on the list as a potential affiliate to deliver, at or prior to the completion of the transaction, a written agreement that the affiliate will not sell, pledge, transfer or otherwise dispose of any Holding Company shares issued to the affiliate pursuant to the transaction unless the sale, pledge, transfer or other disposition meets one of the following criteria:

•	It is made pursuant to an effective registration statement filed under the Securities Act;

•	It is in compliance with Rule 144; or

•	In the opinion of counsel, it is otherwise exempt from the registration requirements of the Securities Act.

Management of Holding Company

Prior to the effective time of the transaction, the executive officers and directors of the Bank will be appointed as the executive officers and directors of the Holding Company.  The Holding Company’s articles of incorporation provide for the same classified board of directors that the Bank currently has, and the Bank’s directors will carry their terms of office over to the Holding Company board of directors.

Dissenters’ Rights

Pursuant to the Pennsylvania Banking Code of 1965 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”), holders of shares of the Bank’s Common Stock and Class B Non-Voting Common Stock have the right to dissent from the proposed transaction and obtain payment for the “fair value” of their shares should the transaction ultimately be consummated.  The term “fair value” is defined as the value of a share of the Bank’s Common Stock and Class B Non-Voting Common Stock immediately before consummation of the transaction taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the transaction.  The Bank cannot predict the future fair value of shares at the time the reorganization becomes effective and cannot assure shareholders as to the methodology a court would employ upon an application for relief to determine fair value or how a court would determine which elements of value are to be considered.  For these purposes, fair value is to take into account all relevant factors.  The value so determined may be greater or less than the present value of shares to be exchanged for each share of the Bank in the transaction.  A copy of the applicable provisions of Pennsylvania law are included as Annex B to this document, which is incorporated herein by reference.

If you wish to exercise dissenters’ rights, you must do each of the following:

•
File with the Bank a written notice of intention to demand that the shareholder be paid the fair value for his or her shares of the Bank’s Common Stock and Class B Non-Voting Common Stock rather than receive Holding Company shares as described in the Plan of Reorganization.  The dissenting shareholder must file this notice with the Bank prior to the shareholder vote on the reorganization at the Annual Meeting;

•
A dissenting shareholder may not change the beneficial ownership of his or her shares of the Bank’s Common Stock and Class B Non-Voting Common Stock from the date of the filing of the notice of intention to demand payment through the effective date of the reorganization; and

•	A dissenting shareholder also may not vote his or her shares of the Bank’s Common Stock to approve the reorganization at the Annual Meeting.

Voting against, abstaining from voting, or failing to vote on Proposal 5 (whether in person or by proxy) shall not constitute written notice of an intent to demand payment for shares of the Bank’s Common Stock or Class B Non-Voting Common Stock within the meaning of Subchapter D.  You must also send a separate, written notice or demand which includes your name, address and telephone number to:

New Century Bank
99 Bridge Street, Phoenixville, PA 19460
Attention: Corporate Secretary

In the event that, after filing a written notice to demand payment of fair value, you vote for Proposal 5, or you deliver a proxy in connection with the Annual Meeting of shareholders that does not specify a vote against, or an abstention from voting on, Proposal 5, you will have waived your dissenters’ rights and will have nullified any written notice of an intent to demand payment that you previously submitted.  However, failure to submit a proxy specifying a vote against or abstention from voting on Proposal 5 after filing a written notice to demand payment of fair value will not waive your dissenters’ rights.

You may assert dissenters’ rights as to less than all of the shares registered in your name only if you dissent with respect to all shares owned by any one beneficial owner and you disclose the name and address of each person on whose behalf you are dissenting.  The rights of a partial dissenter are determined as if the shares as to which the record holder dissents and the record holder’s remaining shares were registered in the names of different shareholders.  A beneficial owner may assert dissenters’ rights as to shares held on the beneficial owner’s behalf only if the beneficial owner submits to the Bank the record holder’s written consents to the dissent no later than the time the beneficial owner asserts his or her dissenters’ rights.  A beneficial owner may not dissent with respect to less than all shares of the same class or series owned by the beneficial owner, whether or not the shares owned by the beneficial owner are registered in the beneficial owner’s name.

If the transaction is approved and adopted, the Bank will deliver a further notice in accordance with Subchapter D to all shareholders who have satisfied the foregoing requirements.  This notice will instruct the shareholder on the procedure for obtaining payment and will include a copy of Subchapter D.  Failure to strictly follow the procedures set forth in the notice and Subchapter D regarding perfection of dissenters’ rights may result in a loss of the right to payment.

The foregoing is only a summary of the rights of a dissenting shareholder of the Bank.  If you intend to dissent from the transaction, you should carefully review the applicable provisions of Subchapter D attached at Annex B and consult with your attorney.  Your failure to follow precisely the procedures summarized above may result in the loss of your dissenters’ rights.  No additional notice of the events giving rise to dissenters’ rights or any steps associated with asserting those rights will be furnished to you except as indicated above or otherwise required by law.

No Action Required to Exchange Shares

The outstanding stock certificates that presently represent shares of the Bank’s Common Stock and Class B Non-Voting Common Stock, and the outstanding warrants and options that represent a right to acquire the Bank’s Common Stock and Class B Non-Voting Common Stock, will be deemed automatically to represent one-third of such number of shares of Common Stock, Class B Non-Voting Common Stock, warrants and options of the Holding Company, as adjusted for any fractional shares. You will not be required to immediately exchange your present stock certificates, warrants or options (bearing the name “New Century Bank”) for new stock certificates (bearing the name “Customers 1st Bank”).

Upon completion of the reorganization, the Holding Company will mail you a letter of transmittal and instructions related to the exchange of the certificates and other instruments representing your ownership of the Bank's Common Stock, Class B Non-Voting Common Stock, or options or warrants to purchase the Bank's Common Stock, as applicable, for certificates or other instruments representing the Holding Company's securities into which your securitites have been converted as a result of the reorganization.

YOU SHOULD NOT SEND IN YOUR CERTIFICATES, WARRANTS OR OPTIONS UNTIL WE NOTIFY YOU TO DO SO.

Accounting Treatment of the Transaction

Under United States Generally Accepted Accounting Principles (“U.S. GAAP”), the transaction represents a transaction between entities under common control.  Assets and liabilities transferred between entities under common control are accounted for at cost.  Accordingly, the assets and liabilities of the Holding Company will be reflected at their carrying amounts in the accounts of the Bank at the effective time of the transaction.

USE OF PROCEEDS

Because no cash consideration will be paid for the shares of Holding Company Common Stock to be issued in the reorganization, no proceeds will be received from the exchange, and therefore there will be no use of proceeds.

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed financial information presents the impact of the reorganization on the Bank and the Holding Company. This information is presented as if the reorganization had been completed on March 31, 2010.

The Holding Company has not yet acquired the merger subsidiary or funded its necessary capital because those steps require the prior approvals of federal and state bank regulatory authorities.  Applications for those approvals are expected to be obtained prior to completion of the transaction.  As a consequence, the stand-alone balance sheet information for the Holding Company shown below is pro forma, on a consolidated basis with the merger subsidiary, as of immediately prior to the completion of the reorganization.

The selected unaudited pro forma condensed financial information is presented for illustrative purposes only, and does not indicate either future results of operations or financial condition. The selected unaudited pro forma condensed financial information is based upon assumptions and adjustments that the Bank believes are reasonable. No assumptions have been applied to the selected pro forma condensed statements of financial condition regarding possible revenue enhancements, expense efficiencies or asset dispositions. The selected unaudited pro forma condensed statements of financial condition should be read in conjunction with the Bank’s financial statements and related notes and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” beginning on page 102 of this prospectus-proxy statement, respectively.

Summary Selected Unaudited Pro Forma Condensed Statements of Financial Condition
 As of March 31, 2010

	New Century Bank Stand-Alone	Customers 1st Bancorp, Inc. Pro Forma Pre-Merger		Pro Forma Combined
	(Dollars in thousands)
Assets
Cash and cash equivalents	$134,576	$155	(1)	$134,731
Securities available for sale, at fair value	37,321	--		37,321
Loans receivable, net of allowance for loan losses of $13,364	317,229	--		317,229
Bank premises and equipment, net	2,732	--		2,732
Restricted stock, at cost	2,026	--		2,026
Bank owned life issuance	5,006	--		5,006
Accrued interest receivable and other assets	5,093	--		5,093

Total Assets	$503,983	$155		$504,138

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$424,273	$--		$424,273
Borrowings	11,000	155	(1)	11,155
Subordinated debt	2,000	--		2,000
Accrued interest payable and other liabilities	1,306	--		1,306

Total Liabilities	438,579	155		438,734

Stockholders’ Equity
Common Stock	20,382	(13,588	)(2)	6,794
Stock warrants	988	--		988
Surplus	62,350	13,588	(2)	75,938
Accumulated deficit	(18,198)	--		(18,198)
Accumulated other comprehensive loss	(118)	--		(118)

Total Stockholders’ Equity	65,404	--		65,404

Total Liabilities and Stockholders’ Equity	$503,893	$155		$504,138

(1) Funds to be borrowed by the Holding Company to fund the minimum required capital of the merger subsidiary. If additional capital is required by the banking regulators, this amount could increase.

(2) Reclassification of par value for the anticipated issuance in the reorganization of 6,793,974 shares of Holding Company Common Stock at $1.00 par value in exchange of 20,381,922 shares of the Bank’s Common Stock outstanding at March 31, 2010.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

For Bank Shareholders

For purposes of this discussion, the Common Stock of the Bank, together with the Class B Non-Voting Common Stock of the Bank, are referred to as the “Bank Shares;” the Common Stock of the Holding Company, par value $1.00 per share, together with the Class B Non-Voting Common Stock of the Holding Company, par value $1.00 per share, are referred to as the “Holding Company Shares”.

The following discussion addresses certain of the material United States federal income tax consequences of the reorganization to a Bank shareholder who holds Bank Shares as a capital asset. This discussion is based upon the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Bank shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Bank shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Bank shareholders who hold their Bank Shares as part of a hedge, straddle or conversion reorganization, Bank shareholders who acquired their Bank Shares pursuant to the exercise of employee stock options or otherwise as compensation, Bank directors, officers and employees that hold options to acquire Bank Shares, and Bank shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

The Bank’s tax counsel, Stradley Ronon Stevens & Young, LLP, has issued an opinion substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Bank, merger subsidiary and Holding Company) if consistent with the state of facts existing as of the effective date of the reorganization, the reorganization will constitute a reorganization under Section 368(a) of the Code.

The principal federal income tax consequences that are expected to result from the reorganization, under currently applicable law, are as follows:

•	The reorganization will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
No gain or loss will be recognized by the Bank upon the transfer of its assets to the merger subsidiary in exchange for Holding Company Shares, cash for fractional share interests, cash for dissenters and the merger subsidiary’s assumption of the liabilities of the Bank or on the distribution of those shares to the Bank’s shareholders;

•
No gain or loss will be recognized by either the Holding Company or the merger subsidiary on the receipt by the merger subsidiary of the assets of the Bank in exchange for Holding Company Shares issued directly to the Bank’s shareholders, cash for fractional share interests, cash for dissenters and the assumption by the merger subsidiary of the liabilities of the Bank;

•
No gain or loss will be recognized by a shareholder of the Bank upon the exchange of Bank Shares solely for Holding Company Shares (including any fractional share interests to which the shareholder may be entitled); however, if a cash payment is received by a shareholder of the Bank in lieu of a fractional share interest of the Holding Company Shares, the cash payment will be treated as received by the shareholder as a distribution in redemption of that fractional share interest and will be treated as a distribution in full payment in exchange for the fractional share redeemed, subject to the provisions and limitations of Section 302 of the Code;

•
The aggregate tax basis of the Holding Company Shares (including any fractional share interests to which the shareholder may be entitled) to be received by a shareholder of the Bank will equal the shareholder’s aggregate tax basis in the Bank Shares surrendered in exchange therefor;

•
The holding period of the Holding Company Shares (including any fractional share interests to which the shareholder may be entitled) to be received by a shareholder of the Bank will include the period for which such shareholder held the Bank Shares exchanged therefor, provided that such Bank Shares are capital assets in the hands of such shareholder as of the closing of the reorganization; and

•
If a shareholder of the Bank dissents to the proposed reorganization and receives solely cash in exchange for Bank Shares, such cash will be treated as received by such shareholder as a distribution in redemption of his Bank Shares, subject to the provisions and limitations of  Section 302 of the Code.

As noted above, cash received by a Bank shareholder instead of a fractional interest in Holding Company Shares generally will be treated as received in exchange for the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis in the Bank Shares surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for the Bank Shares is more than one year.  The receipt of solely cash in exchange for Bank Shares by a Bank shareholder that exercises dissenters’ rights is treated as a distribution in redemption (i.e., a taxable exchange), subject to the special provisions and limitations of Section 302 of the Code.

The tax opinions delivered in connection with the reorganization are not binding on the IRS or the courts, and neither the Bank nor the Holding Company intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the reorganization could be adversely affected.

Bank shareholders that receive cash may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns; or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

For Holders of Warrants and Options to Purchase Bank Shares

Holders of outstanding warrants and options for Bank Shares should discuss with their tax advisors the tax results of the reorganization and each course of action available to them.

This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the reorganization. In addition this discussion does not address tax consequences that may vary with, or be contingent on, individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the reorganization. Tax matters are very complicated, and the tax consequences of the reorganization to a Bank shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences to you of the reorganization, as well as to any later sale of Holding Company shares received by you in the reorganization.

DESCRIPTION OF HOLDING COMPANY SHARES

The following description of Holding Company’s share capital is a summary. This summary is not complete and is subject to the complete text of Holding Company’s articles of incorporation and bylaws attached to Annex A as Exhibit B and Exhibit C, respectively, to this proxy statement. Except where otherwise indicated, the description below reflects Holding Company’s articles of incorporation and bylaws as those documents will be in effect upon completion of the transaction. We encourage you to read those documents carefully.

General

The Holding Company is authorized to issue up to 100,000,000 shares of Common Stock with a par value of $1.00 per share, 100,000,000 shares of Class B Non-Voting Common Stock with a par value of $1.00 per share, and 100,000,000 shares of preferred stock with no stated par value. The board of directors has authority to establish and divide the authorized capital into series of classes of common or preferred shares, and to determine whether or not shares in any series have par value and, if so, the par value, whether or not the shares in a series have voting rights and if so whether such voting rights are full, limited, multiple or fractional, and the designations, preferences, qualifications, privileges, limitations, redemption provisions, options, conversion rights and other special rights attributable to the shares in a series. The board of directors, in its sole discretion, has authority to sell any treasury stock and/or unissued securities, options, warrants, or other rights to purchase any security of the Holding Company, upon such terms as it deems advisable. The Holding Company board of directors could issue preferred stock, or additional shares of voting or non-voting Common Stock, with terms different from those of the Bank’s existing common or preferred stock, at any time.

Voting rights

The holders of shares of Common Stock have the right to elect the Holding Company’s board of directors and to act on such other matters as are required to be presented to them. Each holder of Common Stock is entitled to one vote per share. The holders of Common Stock do not have the right to vote their shares cumulatively in the election of directors. This means that, for each director position to be elected, a shareholder may only cast a number of votes equal to the number of shares held by the shareholder.

Any action of the Bank that would significantly and adversely affect the rights of the Class B Non-Voting Common Stock with respect to the modification of the terms of those securities or dissolution requires the approval of the holders of Class B Non-Voting Common Stock voting separately as a class. Otherwise, the holders of the Class B Non-Voting Common Stock have no voting power, and do not have the right to participate in or have notice of any meeting of shareholders.

Because the articles permit the Holding Company board of directors to set the voting rights of preferred shares, it is possible that holders of one or more series of preferred shares issued in the future could have voting rights of any sort, which could limit the effect of the voting rights of common shareholders.

Dividend rights

The holders of the Common Stock and Class B Non-Voting Common Stock are entitled to receive an equal amount of dividends per share if, as and when declared from time to time by the board of directors. In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Common Stock or Class B Non-Voting Common Stock unless the shares of Common Stock and Class B Non-Voting Common Stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of Common Stock, shares of Class B Non-Voting Common Stock shall only be entitled to receive shares of Class B Non-Voting Common Stock and shares of Common Stock shall only be entitled to receive shares of Common Stock.

Because the articles permit the Holding Company board of directors to set the dividend rights of preferred shares, it is possible that holders of one or more series of preferred shares issued in the future could have dividend rights that differ from those of the holders of Common Stock or Class B Nonvoting Common Stock, or could have no right to the payment of dividends.  If the holders of a class or series of preferred stock is given dividend rights, the right of holders of preferred shares to receive dividends could have priority over the right of holders of Common Stock or Class B Nonvoting Common Stock to receive dividends.

Authority Under Pennsylvania Business Corporation Law. The Holding Company’s board of directors has the authority to declare dividends on its common and preferred stock, subject to statutory and regulatory requirements.

Pennsylvania Business Corporation Law. Pennsylvania law permits a business corporation such as the Holding Company to pay dividends if, after giving effect to the dividend, it is able to pay its debts as they come due in the usual course of business and its assets exceed its liabilities. However, the Holding Company’s ability to pay dividends will be restricted by banking laws and the Bank’s ability to pay dividends to the Holding Company.

Federal Bank Holding Company Act Policies Applicable to Cash Dividends. The Federal Reserve Board, which will be the primary federal banking regulator for the Holding Company, considers adequate capital to be critical to the health of individual banking organizations and to the safety and stability of the banking system. A major determinant of a bank's or bank holding company's capital adequacy is the strength of its earnings and the extent to which its earnings are retained and added to capital or paid out to shareholders in the form of cash dividends.

Normally, during profitable periods, dividends represent an appropriate return of a portion of a banking organization's net earnings to its shareholders. However, the payment of cash dividends that are not fully covered by earnings, in effect, represents the return of a portion of an organization's capital at a time when circumstances may indicate instead the need to strengthen capital and concentrate financial resources on resolving the organization's problems. Therefore, the Federal Reserve believes that a bank or bank holding company generally should not maintain its existing rate of cash dividends on Common Stock unless (1) the organization's net income available to common shareholders over the past year has been sufficient to fully fund the dividends and (2) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition. The Federal Reserve may strongly encourage, or require, a banking organization whose cash dividends are inconsistent with either of these criteria to cut or eliminate its dividends.

The Federal Reserve Board also believes it is inappropriate for a banking organization that is experiencing serious financial problems or that has inadequate capital to borrow in order to pay dividends since this can result in increased leverage at the very time the organization needs to reduce its debt or increase its capital. Similarly, the payment of dividends based solely or largely upon gains resulting from unusual or nonrecurring events, such as the sale of the organization's building or the disposition of other assets, may not be prudent or warranted, especially if the funds derived from such transactions could be better employed to strengthen the organization's financial resources. Furthermore, a fundamental principle underlying the Federal Reserve's supervision and regulation of bank holding companies is that bank holding companies should serve as a source of managerial and financial strength to their subsidiary banks. The Federal Reserve believes, therefore, that a bank holding company should not maintain a level of cash dividends to its shareholders that places undue pressure on the capital of bank subsidiaries, or that can be funded only through additional borrowings or other arrangements that may undermine the bank holding company's ability to serve as a source of strength. Thus, for example, if a major subsidiary bank is unable to pay dividends to its parent company—as a consequence of statutory limitations, intervention by the primary supervisor, or noncompliance with regulatory capital requirements—the Federal Reserve may encourage or require a bank holding company to reduce or eliminate its dividends in order to conserve its capital base and provide capital assistance to the subsidiary bank.

The Federal Reserve Board has further stated that a bank holding company should pay cash dividends only out of income over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition, and only if, after paying the dividend, the bank holding company is not in danger of falling below its required regulatory capital adequacy ratios. It has also indicated that a “small bank holding company,” such as the Holding Company, is not expected to pay corporate dividends until such time as its debt to equity ratio (determined separately and not on a consolidated basis with its bank subsidiary) is 1:1 or less and its bank subsidiaries are otherwise well-managed, well-capitalized, and not under any supervisory order.

Pennsylvania Banking Code Requirements Applicable to Cash Dividends. Because the Bank will be the primary source of cash for payment of dividends by the Holding Company for the foreseeable future, requirements of the Pennsylvania Banking Code setting conditions on payments of dividends by banks will constrain the Bank’s ability to provide funds to the Holding Company to pay dividends to shareholders. Section 1302 of the Pennsylvania Banking Code permits a bank to pay cash dividends only out of accumulated net earnings. Furthermore if any transfer of net earnings to surplus is required by section 1103 of the Pennsylvania Banking Code to cause the Bank’s surplus to meet minimum statutory requirements at the time the dividend is to be declared or paid, the transfer must be made prior to the declaration of the dividend, and the bank’s surplus cannot be reduced by the payment of the dividend.

For the foregoing reasons, and because a decision by the Holding Company board of directors to declare and pay cash dividends will depend upon the future financial performance and condition of the Bank and the Holding Company, no assurances can be given that any dividends will in fact be paid on any class of stock, or that, if dividends are paid, they will not be reduced or discounted in the future.

Redemption, Preemptive Rights and Repurchase Provisions

The Holding Company’s Common Stock and Class B Non-Voting Common Stock have no preemptive, redemption or repurchase provisions. The shares are non-assessable and require no sinking fund. Common Stock repurchases are subject to Federal Reserve Board regulations and policy, which generally require that no more than ten percent of the outstanding shares of a bank holding company’s Common Stock may be repurchased in any 12-month period unless the bank holding company is deemed “well-managed” and “well-capitalized” under applicable regulations. Repurchases of the Holding Company stock will also be constrained by federal and state bank regulatory capital requirements. Repurchases of stock by bank holding companies may also be subject to prior notice to and approval by the Federal Reserve in some cases.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of the Holding Company, the holders of Common Stock and Class B Non-Voting Common Stock will be entitled to share ratably in all assets of the Holding Company remaining after payment of all liabilities, subject, however, to any preferential liquidation rights of holders of preferred stock. If the Holding Company’s only asset is its ownership of the Bank, it is likely that, if the Bank is then in liquidation or receivership, shareholders of the Holding Company will not receive anything on account of their shares.

Anti-Takeover Effect of Governing Documents and Applicable Law

Provisions of Governing Documents.  The Holding Company's articles of incorporation, attached as Exhibit B to Annex A, and the Holding Company's bylaws, attached as Exhibit C to Annex A, contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Holding Company Common Stock, a proxy contest for control of the Holding Company, the assumption of control of the Holding Company by a holder of a large block of Holding Company Common Stock and the removal of the Holding Company’s management. These provisions:

•
Empower the Holding Company's board of directors, without shareholder approval, to issue Holding Company preferred stock, the terms of which, including voting power, are set by the Holding Company board of directors;

•	Divide the Holding Company board of directors into three classes serving staggered three-year terms;

•	Restrict the ability of shareholders to remove directors;

•
Require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of the Holding Company’s voting power, if the transaction is not approved, in advance, by the Holding Company's board of directors;

•	Prohibit shareholders’ actions without a meeting;

•	Require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of the Holding Company’s articles of incorporation;

•
Require any person who acquires stock of the Holding Company with voting power of 25% or more to offer to purchase for cash all remaining shares of the Holding Company voting stock at the highest price paid by such person for shares of the Holding Company voting stock during the preceding year;

•	Eliminate cumulative voting in elections of directors;

•	Require an affirmative vote of at least two-thirds of the Holding Company’s total voting power in order for shareholders to repeal or amend the Holding Company’s bylaws;

•	Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

•
Provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66 2/3% or more of the Holding Company’s outstanding voting stock cannot constitute a majority of the members of the Holding Company’s board of directors.

Provisions of Applicable Law.  The Pennsylvania Business Corporation Law also contains certain provisions applicable to the Holding Company which may have the effect of impeding a change in control of the Holding Company. These provisions, among other things:

•
Generally prohibit a person or group who or which exceeds certain stock ownership thresholds (20%, 33 1/3% and 50%) for the first time from voting the “control shares” (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders; and

•
Prohibit for five years, subject to certain exceptions, a “business combination,” which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation’s voting power.

In 1990, Pennsylvania adopted legislation amending the Pennsylvania Business Corporation Law. To the extent applicable to the Holding Company at this time, the 1990 amendments:

•
Expand the factors and groups (including shareholders) which the Holding Company board of directors can consider in determining whether a certain action is in the best interests of the Holding Company;

•	Provide that the Holding Company board of directors need not consider the interests of any particular group as dominant or controlling;

•
Provide that the Holding Company’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

•
Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•
Provide that the fiduciary duty of the Holding Company’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The 1990 amendments provide that the fiduciary duty of directors does not require directors to:

•	Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•
Render inapplicable, or make determinations under, provisions of the PBCL, relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•
Take action as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the Holding Company or the consideration that might be offered or paid to shareholders in such an acquisition.

One of the effects of the 1990 amendments may be to make it more difficult for a shareholder to successfully challenge the actions of the Holding Company board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the Holding Company.

Pursuant to provisions of its articles of incorporation, the Holding Company has opted out of coverage by the “disgorgement” and “control transactions” statutes included in the 1990 amendments. To the extent applicable to a Pennsylvania corporation, the “disgorgement” statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation’s voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The “control transactions” statute generally requires that, following any acquisition of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation. As a result of the Holding Company’s opt-out from coverage by these statutes, neither the “disgorgement” nor the “control transactions” statute would apply to a nonnegotiated attempt to acquire control of the Holding Company, although such an attempt would still be subject to the special provisions of the Holding Company’s governing documents described in the paragraphs above.

The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposals that a majority of the shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of the Holding Company’s Common Stock at that time. In addition, these provisions may have the effect of assisting the Holding Company’s management in retaining its position and placing it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of the Holding Company’s business.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Upon consummation of the transaction, the Bank shareholders will become the Holding Company shareholders.  The rights of the Bank shareholders are governed by the Pennsylvania Banking Code and the Bank’s articles of incorporation and bylaws. The rights of the Holding Company shareholders are governed by the PBCL, along with the Holding Company’s articles of incorporation and bylaws. A comparison of the material rights of the Bank and the Holding Company shareholders follows. This summary is not intended to be a complete statement of all such differences or a complete description of the specific provisions referred to in Pennsylvania law and the respective articles of incorporation and bylaws of the Bank and the Holding Company.

Authorized Capital

The Bank is authorized by its articles to issue up to 40,000,000 shares of Common Stock with a par value of $1.00 per share, 500,000 shares of undesignated nonvoting Common Stock with par value of $1.00 per share (none of which is issued or outstanding), and 1,000,000 shares of preferred stock having such par value or no par value as may be determined by the Bank’s board of directors from time to time. The Bank’s board of directors has authorized two series of shares by filing Statements of Designation with the Secretary of the Commonwealth of Pennsylvania: (1) out of its authorized Common Stock, 10,000,000 shares of its Class B Non-Voting Common Stock, which does not have voting rights but otherwise is subject to the same dividend, liquidation and other rights as the Bank’s Common Stock; and (2) out of its authorized preferred stock, 1,000 shares of its 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock (par value $1,000 per share), none of which is presently outstanding.

The Holding Company will be authorized by its articles to issue up to 100,000,000 shares of Common Stock with a par value of $1.00 per share, 100,000,000 shares of Class B Non-Voting Common Stock with par value of $1.00 per share, and 100,000,000 shares of preferred stock having such par value or no par value as may be determined by the Bank’s board of directors from time to time.

Undesignated Nonvoting Common Stock

The Bank's articles provided for a class of undesignated Common Stock in addition to the Class B Non-Voting Common Stock.  The Holding Company's articles provide only for Class B Non-Voting Common Stock.

25% Ownership Limitation

The Bank's articles contain a prohibition on any person owning more than 25% of the outstanding Common Stock of the Bank.  This prohibition is not contained in the Holding Company's articles.

Supermajority Vote for Business Combinations with 5% Shareholders

While the Bank's articles do not have a provision requiring supermajority vote by shareholders to approve business combinations with significant shareholders, the Holding Company's articles require a supermajority shareholder approval by 80% of outstanding voting common shares for business combinations or acquisition involving someone owning at least 5% of the Holding Company’s outstanding capital stock.

Shareholder Vote for Business Combinations Generally

The Pennsylvania Banking Code requires approval of two-thirds of the shares outstanding and entitled to vote thereon for each of the banks that is a party to the combination, while the Holding Company articles would require the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast (or, if the combination or acquisition involves a 5%-or-greater shareholder, an 80% vote as described above).

Shareholder Right to Valuation and Payment for Shares on Control Share Acquisition

The Bank’s articles elect not to have Section 1610 of the Banking Code apply.  That section gives shareholders a right to receive payment for their shares if anyone acquires 30% or more of a bank’s outstanding voting shares.  While the Holding Company's articles contain a corresponding election not to have the “Control Transactions provisions” of the PBCL apply,  the Holding Company's articles substitute a “control share” provision requiring anyone who acquires 25% or more of the Holding Company’s shares to offer to purchase all other issued and outstanding shares at the highest price paid by that controlling shareholder during the 12 months preceding the purchase that caused the acquiror to hold 25% of more of the Holding Company’s shares.

Board Right to Oppose Acquisition Offers Considering Multiple Constituencies or Factors

The Bank's articles give the Bank board the right to oppose acquisition offers, and in the process to consider factors other than just shareholder value.  The Holding Company's articles, in conjunction with applicable law, provide substantially equivalent authority for the Holding Company board.

Bylaw Amendments

The Bank's articles and bylaws provide that shareholders may act affirmatively to amend the bylaws by a 2/3 vote of the outstanding shares, or the board may amend the bylaws by a majority vote.  While the Holding Company's bylaws permit amendment by the Board, they do not permit shareholders to take the initiative in amending the bylaws.  Both the Bank's articles and bylaws and the Holding Company's bylaws permit the shareholder to change a board action amending the bylaws by a vote of 2/3 of the outstanding shares.

Amendment of Articles by Board of Directors

Articles V, VII and IX of the Bank’s articles may only be amended upon the approval of two-thirds (2/3) of the outstanding shares entitled to vote.  Except for amendments to Articles V, VII and IX, pursuant to Section 1211 of the Pennsylvania Banking Code, the approval of a majority of votes which all shareholders are entitled to cast is required to amend the Bank’s articles.

The Holding Company's articles would authorize the board of directors to amend its articles to the maximum extent permitted by the PBCL, whereas in contrast the Bank’s articles could not be amended by the board of directors.  Generally, the PBCL will permit the Holding Company board of directors to approve amendments to its articles of incorporation without approval by the shareholders to do any of the following:

•	Changing the corporate name;

•	Providing for perpetual existence;

•	Reflecting a reduction in authorized shares in cases where the Holding Company acquires its own shares;

•	Deleting all references to a class or series of shares that is no longer outstanding;

•	Adding or deleting a provision relating to uncertificated shares;

•
Adding, changing or eliminating the par value of any class or series of shares if the par value of that class or series does not have any substantive effect under the terms of that or any other class or series of shares;

•
Any time the Holding Company has only one class or series of voting shares outstanding and does not have any class or series of shares outstanding that is convertible into those voting shares, junior in any way to those voting shares or entitled to participate on any basis in distributions with those voting shares, amending the articles only to either (A) increase the number of authorized shares of the voting shares in the same proportion that the voting shares to be distributed in the stock dividend increase the issued voting shares in connection with effectuating a stock dividend of voting shares on the voting shares, or (B) split the voting shares and, if desired, increase the number of authorized shares of the voting shares or change the par value of the voting shares, or both, proportionately;

•	Restating without change all of the operative provisions of the articles as they have been amended; or

•	Any combination of the purposes described above.

Special Meetings of Shareholders

The Bank’s bylaws provide that special meetings of shareholders may be called at any time by the Chairperson of the Board, the President, a majority of the board of directors, one or more shareholders entitled to cast at least a majority of votes which all shareholders are entitled to cast and the particular meeting, and the Pennsylvania Banking Code provides that special meetings may also be called by shareholders entitled to cast at least one-fifth (1/5) of the votes which all shareholders are entitled to cast at the particular meeting.  The Holding Company’s bylaws provide that special meetings of shareholders may be called by the board of directors, and the PBCL provides that they may also be called by shareholders entitled to cast at least twenty percent (20%) of the votes that all shareholders are entitled to cast at the particular meeting.

Notice

The Bank’s bylaws provide that notice of a shareholder meeting must be given at least ten (10) days before the meeting, except to the extent a greater period of notice is required by applicable law.  The Holding Company’s bylaws provide that notice of shareholder meetings must be delivered not less than ten (10) days, or in the case of bulk mail not less than twenty (20) days, before the date of the meeting.

Place of Shareholder Meetings

The Bank's bylaws required shareholder meetings to be held in Pennsylvania.  The Holding Company's bylaws do not.

Deadline for Annual Meeting

The Bank's bylaws require the Bank’s Annual Meeting to be held by May 31 each year.  The Holding Company's bylaws do not have a stated deadline but only require an annual meeting each year.

Record Date for Meetings and Other Share-Related Actions

The Bank's bylaws require that the Record Date for shareholder meetings, dividends and other matters affecting shares shall be not more than forty-five (45) days prior to the meeting, dividend or other action.  The Holding Company's bylaws permit a Record Date up to ninety (90) days in advance.

Written Consent of Shareholders in Lieu of Meeting

The Bank's bylaws permit action to be taken by shareholders by unanimous written consent.  The Holding Company's bylaws prohibit shareholder action without a meeting.

Shareholder Nominations for Director

The Bank's bylaws require shareholders to submit director nominations from thirty (30) to sixty (60) days prior to the shareholder meeting called for election of directors.  The Holding Company's bylaws require shareholder nominations to be submitted from ninety (90) to one hundred twenty days (120) before the meeting.

Cumulative Voting

The Bank’s shareholders may cumulate their votes when electing directors.  The Holding Company’s articles prohibit cumulative voting in the election of directors.

Advance Notice of Shareholder Board Nominations

Both the Bank's bylaws and the Holding Company's bylaws provide that nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote in the election of directors.

The Bank.  The Bank’s bylaws provide that nominations made by any shareholder must be made in writing, delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, to the Secretary not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the shareholders called for the election of directors. If less than thirty (30) days' notice of the meeting is given to the shareholders, the nomination shall be delivered or mailed to the Secretary not later than the close of the seventh day following the day on which notice of the meeting is mailed to shareholders. Every nomination must include:

•	The consent of the person nominated to serve as a director;
•	The name, age, business address and residence address of the nominee;
•	The principal occupation or employment of the nominee;
•	The number of shares of the Bank beneficially owned by the nominee;
•	The name and address of the notifying shareholder; and
•	The number of shares of the Bank owned by the notifying shareholder.

Under the Bank’s bylaws, the chairperson of any meeting called for the election of directors shall reject any nomination made by any shareholder which was not made in accordance with the bylaw provisions, unless the board of directors has agreed to waive those provisions as to such nomination. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with the bylaw provisions, the nomination shall be honored and all votes cast for such nominee shall be counted. Nominations for the election of directors made by the board of directors need not comply with these bylaw provisions.

The Holding Company. The Holding Company’s bylaws provide that nominations made by the shareholders entitled to vote for the election of directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Holding Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to any meeting of shareholders called for election of directors.  However, if less than twenty-one (21) days’ notice of the meeting is given to shareholders, written notice of a director nomination by a shareholder must be delivered or mailed, as prescribed, to the Secretary of the Holding Company not later than the close of the seventh day following the day on which the meeting notice was mailed to shareholders. Each notice must set forth:

•	The name, age, business address and, if known, residence address of each nominee proposed in such notice;
•	The principal occupation or employment of each nominee; and
•	The number of shares of capital stock of the Holding Company which are beneficially owned by each such nominee and the earliest date of acquisition of any of such stock.

The Chairman of a meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Quorum

Under the Bank’s and the Holding Company’s bylaws, the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote on any matter shall constitute a quorum.  However, the Holding Company’s bylaws provide that, in determining a quorum, any shares that are “excess shares” held by a person controlling 25% or more of the outstanding shares of Common Stock are not counted except as provided in Article FIFTEENTH of the Holding Company articles.  The Holding Company bylaws also provide that if a proxy casts a vote on behalf of a shareholder on any issue other than a procedural motion considered at a meeting of shareholders, the shareholder shall be deemed to be present during the entire meeting for purposes of determining whether a quorum is present for consideration of any other issue.

Required Shareholder Vote

Pursuant to provisions of the Banking Code and the PBCL, in an election of directors for both the Bank and the Holding Company, the candidates receiving the highest number of votes from each class or group of classes entitled to elect directors separately, up to the number of directors to be elected in the same election by such class or group of classes shall be elected.

The Bank.  The Bank bylaws provide that, when a quorum is present at any meeting the voice vote of the holders of a majority of the stock having voting power, present, in person or by proxy, shall decide any question brought before such meeting except as provided differently by statute or by the Bank’s articles.  Upon demand made by a shareholder entitled to vote at any election for directors before the voting begins, the election shall be by ballot.

Under the Pennsylvania Banking Code, a merger to which the Bank is to become a party (including the holding company reorganization that is the subject of this prospectus-proxy statement) must be approved by the holders of two-thirds (2/3) of the outstanding voting common shares of the Bank.  Article V of the Bank’s articles, which prohibits anyone from owning more than 25% of the issued and outstanding shares of the Bank’s Common Stock, provides that it may not be amended except by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of the Bank’s Common Stock.  Article VIII of the Bank’s articles, which give the Bank’s board of directors authority to consider a variety of factors other than shareholder value when considering a proposed tender or other offer for the Bank’s securities, and, if the board of directors decides to oppose an offer, describes actions the board of directors may take, provides that it may not be amended except by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of the Bank’s Common Stock.  Article IX of the Bank’s articles, which requires the approval of holders of two-thirds (2/3) of the outstanding shares of the Bank’s Common Stock to amend the bylaws or to change an amendment of the bylaws adopted by the board, and for any merger, consolidation, liquidation or dissolution of the Bank or any action that would result in the sale or other disposition of all or substantially all of the assets of the Bank, provides that it may not be amended without the approval of two-thirds (2/3) of the outstanding shares of the Bank’s Common Stock.

The Holding Company.  The Holding Company bylaws provide that, if a quorum is present, except in the election of directors, the affirmative vote of a majority of all votes cast at the meeting shall be the act of the shareholders, unless the vote of a greater or lesser number or the voting by classes is required by the bylaws, the articles of incorporation, the PBCL or other applicable law.  In the case of election of directors, the PBCL provides that the individual receiving the highest number of votes for each position shall be elected to that position.

The Holding Company’s bylaws provide that, except and only to the extent otherwise expressly provided in the bylaws, the articles of incorporation, the PBCL or other applicable law, the authority to make, amend, alter, change, or repeal the bylaws is solely granted to and vested in the board of directors, subject always to the power of shareholders to change such action by the affirmative vote of shareholders entitled to cast at least two-thirds (2/3) of the votes that all shareholders are entitled to cast on that matter.

Article SIXTEENTH of the Holding Company’s articles require that the following provisions of the articles of incorporation may be amended by either (a) the affirmative vote of shareholders of the Holding Company entitled to cast at least 80% of the votes which all shareholders of the Holding Company are then entitled to cast or (b) the affirmative vote of 80% of the members of the board of directors of the Holding Company and the affirmative vote of shareholders of the Holding Company entitled to cast at least a majority of the votes which all shareholders of the Holding Company are then entitled to cast:

1.
Article SEVENTH provides that each holder of record of voting Common Stock will have the right to one vote for each share of Common Stock standing in such holder’s name on the books of the Holding Company, and that no shareholder is entitled to cumulate any votes for the election of directors.

2.
Article EIGHTH provides that the management, control and government of the Holding Company shall be vested in a board of directors of from six (6) to twenty-five (25) members, as fixed by the board of directors from time to time. It provides that the directors are to be divided into three (3) classes so that the term of office of one class of directors shall expire each year. It provides that, if, for any reason, a vacancy occurs on the board of directors, a majority of the remaining directors shall have the exclusive power to fill the vacancy. It also provides that no director shall be removed from office by shareholder vote, except upon a favorable vote of holders of at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

3.
Article ELEVENTH requires that, with certain exceptions, the approval of at least 80% of the votes which all shareholders of the Holding Company are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class shall be required to approve --

(i)	any merger or consolidation of the Holding Company with or into any other organization;

(ii)	any share exchange in which an organization, person or entity acquires the issued or outstanding shares of capital stock of the Holding Company pursuant to a vote of shareholders;

(iii)	any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Holding Company to any other organization, person or entity; or

(iv)	any transaction similar to, or having similar effect as, any of the foregoing transactions;

(v)
if that other organization, person or entity beneficially owns 5% or more of the voting shares of the Holding Company.  If the other organization, person or entity beneficially does not own 5% or more of the voting shares of the Holding Company, then approval by a majority of the votes which all shareholders are entitled to cast is required to approve any such transaction.  It gives the board of directors power to determine conclusively whether anyone owns 5% or more of the voting shares.  It further provides that the Holding Company may voluntarily completely liquidate or dissolve only with the approval of 80% of the votes which all shareholders are entitled to cast.  However, this Article makes two exceptions to these provisions:

a.	Article ELEVENTH shall not apply to any transaction which is approved in advance by two-thirds (2/3) of the members of the board of directors.

b.
A plan of merger or consolidation may be approved and adopted without the approval of the Holding Company’s shareholders where the applicable law permits approval by the board of directors without the approval of the shareholders.

4.
Article TWELFTH provides that shareholders may not act by unanimous written consent.  It also provides that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Holding Company.

5.
Article THIRTEENTH provides that the authority to make, amend, alter, change or repeal the bylaws is solely granted to and vested in the board of directors, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders entitled to cast at least two-thirds (2/3) of the votes which all shareholders are entitled to cast, except that Article Eight of the Holding Company's bylaws relating to limitations on directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of two-thirds (2/3) of the entire board of directors or by the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast.

6.
Article FOURTEENTH, permits the board of directors, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Holding Company, (b) merge or consolidate the Holding Company with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Holding Company, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, to consider a variety of factors in addition to shareholder value.

Director Qualifications

Under applicable banking laws each director of the Bank must be a shareholder of the Bank.  Similarly, after the reorganization, applicable banking laws will require that all directors of the Bank or the Holding Company must be a shareholder of the Holding Company.

The Pennsylvania Banking Code requires that each of the Bank’s directors must be citizens of the United States of America except to the extent this requirement is waived for not more than 20% of the Bank's directors by the Pennsylvania Banking Department.  In contrast, neither applicable law nor the Holding Company's articles or bylaws impose this requirement on directors of the Holding Company.

Director Classification

The Bank's and the Holding Company's bylaws provide that each board of directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the whole board permits, with the term of office of one class expiring each year.  As a consequence, except for the initial directors in two of the three classes of the Holding Company directors, and except for directors hereafter appointed to fill board vacancies, each director of the Bank and the Holding Company have a normal term of office of three years.

Number of Directors

The Bank's bylaws do not set a minimum or maximum number of directors, although the Pennsylvania Banking Code permits there to be from five (5) to twenty-five (25) directors.

The Holding Company's bylaws permit from six (6) to twenty-five (25) directors.

Attendance at Board Meetings

The Bank's bylaws mandate directors to attend at least 75% of board meetings each calendar year.

The Holding Company's bylaws do not establish a minimum attendance requirement.

Vacancies on Board

The Bank's bylaws provide that any vacancies in the board of directors for any reason, including vacancies caused by any increase in the number of directors, may be filled by the board of directors, acting by a majority of the directors then in office, although less than a quorum. Any director chosen to fill a vacancy in any class of directors shall become a member of the class of directors in which the vacancy occurred. Such director shall hold office for the remainder of the original term of such vacancy.

The Holding Company's articles and bylaws provide that, except as provided in the articles of incorporation, any vacancy occurring in the board of directors shall be filled by a majority of the remaining directors.  The bylaws authorize this action even if a majority of the remaining directors is less than a quorum of the board.  The bylaws provide that each person so elected shall be a director of the same class as his predecessor until his successor is elected by the shareholders.

Control Transactions

Section 1610 of the Pennsylvania Banking Code gives shareholders of a banking institution the right, pursuant to certain procedures, to demand the payment in cash of the fair value of the shareholder’s shares upon a change in control of the institution as defined in Section 1610.  The articles of the Bank and the Holding Company state that these rights shall not apply.

Amendment of Articles of Incorporation

The Bank.  Under the Pennsylvania Banking Code, an amendment to the articles of incorporation shall be proposed by adoption of a resolution by the board of directors, directing that it be submitted to a vote at a meeting of shareholders held upon not less than ten days’ notice to all shareholders.  Adoption of each amendment requires the affirmative vote of the shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon and, if any class is entitled to vote thereon as a class, of the holders of at least a majority of the outstanding shares of such class.  If a proposed amendment would:  (i) make any change in the preferences, qualifications, limitations, restrictions or special or relative rights of the shares of any class or series adverse to such class or series, (ii) increase or decrease the par value of the shares of any class, (iii) increase the authorized number of shares of any class or series, unless otherwise provided in the articles, (iv) limit or deny the existing preemptive rights of the shares of any class, (v) authorize a new class or series of shares having a preference as to dividends or assets, or increase the number of authorized shares of any existing class or series, having a preference as to dividends or assets, senior to the shares of a class or series, or (vi) authorize the board of directors to fix and determine the relative rights and preferences as between series of any preferred or special class, the holders of the outstanding shares of such class or series shall be entitled to vote as a class on such amendment, regardless of any limitation stated in the articles on the voting rights of any class.  Except in such case, only the holders of outstanding shares who, under the articles are entitled to vote on proposed amendments, shall be entitled to vote thereon.

The Holding Company.  Under the PBCL, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.  Pennsylvania law also provides that shareholders of a registered corporation, such as the Holding Company, are not entitled by statute to propose amendments to the articles of incorporation.

The Bank’s and the Holding Company’s articles each provide that:

•
The article imposing an ownership limitation of 25% of the issued and outstanding shares of Common Stock (see further description under, "DESCRIPTION OF HOLDING COMPANY SHARES - Anti-Takeover Effect of Governing Documents and Applicable Law" beginning on page 58 of this prospectus-proxy statement) may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Common Stock; and

•
The article permitting the board of directors to oppose certain acquisition offers (see further description under, "DESCRIPTION OF HOLDING COMPANY SHARES - Anti-Takeover Effect of Governing Documents and Applicable Law" beginning on page 58 of this prospectus-proxy statement) may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Common Stock.

OUTSTANDING OPTIONS GRANTED TO UNAFFILIATED INSTITUTIONAL INVESTORS

In connection with its purchase of Common Stock in July 1997, pursuant to a Stock Option Agreement, an unaffiliated institutional investor, which at the time of purchase owned 0.73% of  the Bank’s Common Stock, was granted an option to purchase additional shares of  the Bank’s Common Stock within a specified time period after each “Sale” (as defined in the option agreement and described below) of the Bank’s Common Stock in order to preserve its percentage ownership interest in the outstanding shares of the Bank’s Common Stock.   The option granted to this unaffiliated institutional investor remains in effect, and may be exercised upon any future “Sale” in order to preserve such entity’s percentage ownership of the Bank’s Common Stock at the then-current level.  As of June 17, 2010, this unaffiliated institutional investor owned 37,808 shares of the Bank’s Common Stock, which constituted 0.19% of the Bank’s issued and outstanding Common Stock as of such date.  At June 17, 2010, no shares were available to be purchased under these option agreements.

Pursuant to a Stock Option Agreement dated March 23, 2005, a second unaffiliated institutional investor, which originally owned 135,834 shares (originally 8.53%) of the Bank’s Common Stock, has an option to purchase additional shares of the Bank’s Common Stock within a specified time period after each “Sale” (as defined in the option agreement and described below) of the Bank’s Common Stock in order to preserve its percentage ownership interest in the outstanding shares of the Bank’s Common Stock.  The option granted to this unaffiliated institutional investor remains in effect, and may be exercised upon any future “Sale” in order to preserve such entity’s percentage ownership of the Bank’s Common Stock at the then-current level.  As of June 17, 2010, this unaffiliated institutional investor owned 196,450 shares of the Bank’s Common Stock, which constituted 0.96% of the Bank’s issued and outstanding Common Stock as of such date.

Each option agreement defines a “Sale” as the issuance and sale of shares of the Bank’s Common Stock, other than (i) a sale to the investor or pursuant to an offer which by its terms could have been accepted by the investor, (ii) a sale of treasury stock, and (iii) a grant of shares of Common Stock or a sale upon exercise of an option granted pursuant to any stock bonus, stock option or similar plan maintained by the Bank for the directors, officers and/or any of the Bank employees or those of any subsidiary or affiliate. Upon the completion of a Sale, the Bank is obligated to offer the investor an opportunity to purchase such number of additional shares of the Bank’s Common Stock at a price per share equal to the price per share of Common Stock sold in the Sale, as necessary to make the investor’s percentage ownership of the Bank's outstanding Common Stock, after giving effect to the Sale that triggers the investor’s rights and the investor’s purchase of additional shares pursuant to the required offer, equal to the investor’s percentage ownership of the outstanding shares of Common Stock immediately prior to the Sale.  At June 17, 2010, no shares were available to be purchased under these option agreements.  Sales contemplated by the Bank, or other future sales not presently contemplated by the Bank, may give additional purchase rights under the two option agreements described above.  See “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.

WARRANTS TO PURCHASE ADDITIONAL STOCK

The below table indicates the types and amounts of stock underlying warrants that were issued by the Bank in various private offerings and an exchange offer exchanging shares of the Bank’s preferred stock into Common Stock in 2009, as well as the original exercise prices for such warrants.  The chart also indicates the exercise price and amounts of warrants outstanding following the anti-dilution adjustments described in the paragraphs following the chart below.  All of the warrants listed in the chart were immediately exercisable upon issuance.

Transaction	Type of Stock Underlying Warrants	Original Number of Shares Underlying Warrants	Original Exercise Price	Number of Shares Underlying Warrants upon Anti-Dilution Adjustment	Exercise Price upon Anti-Dilution Adjustment
June 30, 2009 Preferred Stock Exchange	Common Stock	24,500	$5.50	--	--
July 31, 2009 Common Stock Issuance*	Common Stock	683,330	$5.50	999,559	$3.76
February 17, 2010 Common Stock and Class B Non-Voting Common Stock Issuance*	Common Stock	205,779	$4.28	234,240	$3.76
	Class B Non-Voting Common Stock	156,532	$4.28	178,182	$3.76
March 29, 2010 Common Stock and Class B Non-Voting Common Stock Issuance*	Common Stock Class B Non-Voting	48,104	$3.76	--	--
	Common Stock	48,107	$3.76	--	--

The number of shares of Common Stock issuable upon exercise of each warrant and the exercise price per share shall be proportionately adjusted:

•
In the event of any change in the number of shares of Common Stock outstanding by reason of any stock proportionally adjusted dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change; and

•
subject to any required action by the Bank’s shareholders, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock, or any other increase or decrease in the number of shares of Common Stock outstanding effected without receipt or payment of consideration by the Bank.

Subject to any required action by the shareholders of the Bank, in the event that the Bank is the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), the number of shares issuable under each warrant immediately prior to the date of such merger or consolidation shall be converted into the securities which a holder of that number of shares would have received in such merger or consolidation.

In the event of (i) a dissolution or liquidation of the Bank, (ii) a sale of all or substantially all of the Bank's assets, (iii) a merger or consolidation involving the Bank in which the Bank is not the surviving corporation, or (iv) a merger or consolidation involving the Bank, or any other reorganization transaction (including without limitation the formation of a holding company for the Bank) in which the Bank is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Bank’s board of directors shall provide for the exchange of each warrant for a warrant with respect to, as appropriate, some or all of the property for which each warrant is exchanged and, incident thereto, make an equitable adjustment as determined by the Bank’s board of directors in its absolute discretion in the exercise price under each warrant or, if appropriate, provide for a cash payment to the warrant holder in partial consideration for the exchange of the warrant, or any combination thereof.

* Shares issued in this transactions could be subject to anti-dilution adjustment at the discretion of the board of directors in connection with possible future private offerings.  See “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.

In the event of any other change in the capitalization of the Bank or corporate change other than those specifically referred to above, the Bank’s board of directors may, in its absolute discretion, make such adjustments in the number and class of shares issuable upon exercise of each warrant on the date on which such change occurs, and in the exercise price of each warrant, as the Bank’s board of directors may reasonably consider appropriate to prevent dilution or enlargement of rights.

On April 12, 2010, the Bank’s board of directors approved adjustments to the terms of warrants held by those shareholders benefitting from anti-dilution agreements, to adjust the exercise price and make a corresponding adjustment to the number of shares for which each warrant is exercisable.  Warrant exercise prices were adjusted from either $5.50 per share or $4.28 per share to $3.76 per share.  The number of shares for which each warrant is exercisable were increased in proportion to the decrease in exercise price.  After the adjustment, each adjusted warrant will be exercisable for the type or types of shares (Common Stock or Class B Non-Voting Common Stock) for which the warrant was heretofore exercisable.  If the warrant was exercisable for shares of Class B Non-Voting Common Stock as well as shares of Common Stock, the number of shares of each class of stock for which the warrant is exercisable after the adjustment will be proportional to the number of shares of each such class for which the warrant was exercisable prior to the adjustment.  However, the number of shares of Common Stock for which a warrant is exercisable is limited so that no warrant holder, after the adjustment, will have the right to purchase, nor be deemed to have the right to purchase, an amount of Common Stock which, together with any other shares of the Bank’s Common Stock the warrant holder owns or controls or is deemed to own or control (as determined under the federal Change in Bank Control Act, as amended), comprises more than 9.9% of the aggregate outstanding shares of the Bank’s Common Stock (including, in calculating both the number of shares owned or controlled by the warrant holder and the number of shares outstanding, those shares of Common Stock for which any warrants or options owned or controlled or deemed owned or controlled by the warrant holder are exercisable, and any shares of Common Stock into which any other securities owned or controlled or deemed owned or controlled by the warrant holder are convertible).

Except as expressly provided in each warrant, warrant holders shall not have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Bank or any other corporation.  Except as expressly provided in each warrant, no issuance by the Bank of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares issuable upon exercise of each warrant.

ANTI-DILUTION AGREEMENTS

Holders of 17,969,457 shares of the Bank’s Common Stock and Class B Non-Voting Common Stock, including Jay Sidhu, are beneficiaries of anti-dilution agreements providing each of them price protection such that if, at any time on or before designated dates, the Bank issues additional shares of its Common Stock or its Class B Non-Voting Common Stock for which the consideration per share is less than $3.76 (as that price may be deemed adjusted pursuant to the anti-dilution agreements), other than with respect to shares issued to (a) the Bank's employees, officer or directors in connection with their employment or retention of services not to exceed the number of shares reserved in the Bank's existing equity financing plans, or (b) customers or vendors in connection with bona fide business transactions, the Bank shall, concurrently with such issue, issue to the holder, at no additional cost or price to the holder, an additional number of shares of Common Stock or Class B Non-Voting Common Stock sufficient to maintain the values of their current share holdings at the new, lower issuance price.  For these purposes, shares issuable upon exercise of an option and shares issuable upon conversion or exercise of a convertible security are deemed to be issued when the option or convertible security is issued, and no adjustment is made thereafter when the option is exercised or the convertible security is converted.

Until June 30, 2010, holders of anti-dilution agreements are protected on all issuances described above.  After June 30, 2010 and until March 31, 2011, holders are only protected on those issuances of shares described above that are made solely for cash.

The number of shares to be issued under the anti-dilution agreements are determined, upon each issuance, by multiplying the number of the holder’s shares by a fraction, the numerator of which is the purchase price (currently $3.76) immediately before such issue, and the denominator of which is the new issue price. Thereafter, upon each subsequent issuance of additional shares, the number of shares covered by the agreement will be increased by the number of additional shares that have been issued to the holder pursuant to the agreement, and the purchase price will be deemed reduced to the new issue price for the share issuance causing the adjustment.

The additional shares of Common Stock and Class B Non-Voting Common Stock to be issued to a holder upon an adjustment is determined according to provisions applicable to the individual holder under each anti-dilution agreement.

For purposes of the anti-dilution agreements, issue price for additional shares is to be computed as follows:

1.	Cash shall be valued at the amount of cash received by the Bank, excluding amounts paid or payable for accrued interest or accrued dividends.

2.	Property, other than cash, shall be computed at the fair market value thereof at the time of the issue as determined in good faith by the board of directors of the Bank.

3.	If shares are issued together with other property of the Bank for consideration that covers both, the consideration allocable to the shares shall be determined in good faith by the board of directors.

4.	The consideration per share for options and convertible securities is to be determined by dividing:

(i)
the total amount, if any, received or receivable by the Bank for the issue of the options or convertible securities, plus the minimum amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Bank upon exercise of the options or conversion of the convertible securities, by

(ii)
the maximum number of shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) ultimately issuable upon the exercise of such options or the conversion of such convertible securities.

On April 12, 2010, the Bank’s board of directors approved adjustments to the terms of warrants held by those shareholders benefitting from anti-dilution agreements, to adjust the exercise price and make a corresponding adjustment to the number of shares for which each warrant is exercisable.  For further information on the adjustment, see, “WARRANTS TO PURCHASE ADDITIONAL STOCK,” beginning on page 70.  For more information regarding the effect of possible future private offerings on outstanding shares and warrants, see “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.

INTERESTS OF MANAGEMENT AND OTHERS IN THE MERGER AND REORGANIZATION

The Bank’s directors and executive officers, as well as certain principal shareholders of the Bank, have interests in the completion of the reorganization.  These interests include:

•
Ownership of Common Stock of the Bank and warrants or options to purchase additional shares of the Bank’s Common Stock.  These interests will become interests in the Holding Company.  For more information on the Bank’s directors and executive officers’ ownership interests, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,” beginning on page 93 of this prospectus-proxy statement;

•
The Bank has agreed to grant stock options to its executive officers and certain members of senior management.  The Holding Company will succeed to the Bank’s obligations.  For more information on these interests, see  “Proposal 3” beginning on page 36 of this prospectus-proxy statement;

•
One or more directors and officers of the Bank and the Holding Company have purchased stock in the recent offerings.  For more information on their interests, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 93 of this prospectus-proxy statement; and

•
Each of Messrs. Sidhu, Ehst and Brugger have entered into employment agreements with the Bank which will be assumed by the Holding Company in connection with the reorganization.  For more information with respect to these agreements, see the narrative following “EXECUTIVE COMPENSATION – Officer Employment Agreements” beginning on page 88 of this prospectus-proxy statement.

Through the number of shares that they own, the directors and executive officers as a group, and certain principal holders of the Bank’s Common Stock, may have a significant influence on the outcome of the shareholder vote.  For more information on these matters, see, “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,” beginning on page 93 of this prospectus-proxy statement.

CUSTOMERS 1ST BANCORP, INC.

History, Business, and Properties

The Holding Company was incorporated as a Pennsylvania business corporation under the PBCL in April 2010 at the direction of the board of directors of the Bank. The Holding Company was formed to acquire the Bank stock and to engage in business as a bank holding company under the Bank Holding Company Act of 1956, as amended. Copies of the articles of incorporation and the bylaws of the Holding Company are attached to this prospectus-proxy statement as Exhibit B and Exhibit C to Annex A.

The Holding Company is in the organizational and developmental stage, and has no earnings or history of operation.  The Holding Company neither owns nor leases any real property nor does it currently expect to own any real property in the future.

The Holding Company has no employees, no current business, and owns no property, except that the Holding Company will own all of the stock of the new bank immediately prior to the reorganization. The Holding Company has not issued any stock. The Holding Company is not a party to any legal proceedings.

The Holding Company has no present plans to engage in any activities other than to act as a holding company for the capital stock of the Bank. The Holding Company’s management, however, believes that the opportunities available to a bank holding company for diversification of its business and raising of capital cause a bank holding company to be a more advantageous form of operation than a bank. The Holding Company may examine and may pursue opportunities from time to time that arise for expansion of its operations and activities. See “The Reorganization - Reasons for the Reorganization.”

The management team and directors of the Holding Company will be the same as those of the Bank.  A description of the business background of each of the directors and executive officers is provided beginning on page 79 of this prospectus-proxy statement.

The bylaws of the Holding Company provide that, within the requirements of applicable law, the term and number of directors in each class shall be fixed, from time to time, by the board of directors.  The term of office, until otherwise fixed, for all directors elected at each Annual Meeting held after the first Annual Meeting shall be three (3) years from the date of their election.  At each Annual Meeting after the first Annual Meeting, elections shall be held to elect directors to replace those whose terms have expired.  All directors shall continue in office after the expiration of their term until their successors are elected or appointed and have qualified, except in the event of earlier resignation, removal or disqualification.

The Holding Company articles of incorporation also provide that the board of directors shall be divided into three classes (Class I, Class II and Class III), as nearly equal in number as the then total number of directors constituting the whole board permits, with the term of office of one class expiring each year.

The bylaws of the Holding Company require a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a President, a Secretary, and a Treasurer. The board of directors may also elect one or more Vice Presidents and such other officers and appoint such agents as it shall deem necessary, who shall hold their offices for such terms, have such authority and perform such duties as may from time to time be prescribed by the board of directors.  Any two or more offices may be held by the same person except both the offices of President and of Secretary.

Principal Shareholders

After the reorganization, the persons beneficially owning 5% or more of the Holding Company’s Common Stock will be the same persons who currently own 5% or more of the Bank stock. See “NEW CENTURY BANK - Principal Shareholders.”

Description of The Holding Company’s Common Stock

The Holding Company’s authorized capital stock consists of 300,000,000 shares of capital stock consisting of:

•	100,000,000 share of voting Common Stock, par value $1.00 per share;

•	100,000,000 shares of Class B Non-Voting Common Stock, par value $1.00 per share; and

•	100,000,000 shares of preferred stock in one or more series, any series having such par value or no par value as may be determined by the Holding Company’s board of directors from time to time.

The number of shares of the Holding Company Common Stock and Class B Non-Voting Common Stock expected to be issued to the holders of Bank stock, upon the terms and subject to the conditions of the reorganization, is 5,325,244 and 1,468,730 shares, respectively, based on the Bank's share ownership as of June 17, 2010 and assuming no options or warrants are exercised prior to the closing of the reorganization. These numbers are subject to change in connection with possible future private offerings by the Bank.  See “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.

There will be no established public trading market for the Holding Company’s stock.

The Holding Company will succeed to the Bank’s contractual obligations under each of the following relating to Common Stock and Class B Non-Voting Common Stock:

•	existing management stock options and other equity compensation award rights, more fully described under, "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT," beginning on page 93;

•	existing option agreements with institutional investors described under, “OUTSTANDING OPTIONS GRANTED TO UNAFFILIATED INSTITUTIONAL INVESTORS,” beginning on page 68;

•	the existing warrants described under, “WARRANTS TO PURCHASE ADDITIONAL STOCK,” beginning on page 70;

•	the existing anti-dilution agreements described under, “ANTI-DILUTION AGREEMENTS,” beginning on page 71; and

•	the existing contractual pre-emptive purchase rights described under, “THE REORGANIZATION – Private Offerings,” on page 46.

For more information about the Holding Company’s Common Stock, see "DESCRIPTION OF HOLDING COMPANY SHARES" beginning on page 56 of this prospectus-proxy statement, and “COMPARISON OF SHAREHOLDERS' RIGHTS” beginning on page 60 of this prospectus-proxy statement.

Executive Compensation

The board of directors of the Holding Company reviews and determines the compensation for the Holding Company’s officers and directors.  No officer will be prevented from receiving such compensation by reason of the fact that he or she is also a director.  The board also has the authority to provide for reasonable pensions, disability or death benefits and other benefits and payments to directors, officer and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered to the Holding Company.

Since its incorporation, the Holding Company has not paid any remuneration to any of its directors or executive officers.  After the reorganization, it is anticipated that directors and officers of the Holding Company will be paid fees and compensation on the same basis as directors and officers of the Bank are presently paid.  No changes in remuneration to any directors or officers are planned except as otherwise described in this prospectus-proxy statement.  To date, the Holding Company has not established standards or other arrangements by which its directors are compensated for services as directors, including any additional amounts payable for committee participation or special assignments, and no such arrangements.  It is anticipated that the Holding Company will provide director compensation similar to that presently provided by the Bank.  For information relating to compensation paid to the Bank’s directors in 2009, see “Director Compensation Table” on page 90 of this prospectus-proxy statement.  No profit-sharing plan or any other benefit plan exists or is contemplated for the Holding Company.

Anti-Takeover Mechanisms

The Holding Company’s articles contain a number of provisions that are typically considered to be anti-takeover measures.  For a description of these provisions, see “Anti-Takeover Effects of Governing Documents and Applicable Law” beginning on page 58 of this prospectus-proxy statement.  The board urges shareholders to read the information contained in that section carefully before making a decision on whether or not to vote for the Holding Company.  The board and its advisors believe that such provisions are not unusual among bank holding companies.  There are risks associated with such provisions.  See “RISK FACTORS” beginning on page 13 of this prospectus-proxy statement.

Indemnification Provisions

Subchapter D of the PBCL provides for indemnification of, and insurance for any person who is or was a representative of the Holding Company and specifically empowers the Holding Company to indemnify, subject to the standards therein prescribed, any person who is or was a representative of the Holding Company in connection with any action, suit or proceeding brought or threatened by reason of the fact that he is or was a representative of the Holding Company. Article 8.02 of the Holding Company’s bylaws requires the Holding Company to indemnify each of the Holding Company’s directors and officers in such capacity in which any such director or officer acts for or on behalf of the Holding Company including as an employee or agent.

Article 8 of the Holding Company’s bylaws provide for indemnification of officers and directors, as follows:

•
Section 8.01 provides that, to the fullest extent under Subchapter B of Chapter 7 of the PBCL, the Holding Company’s directors shall not be personally liable to the Holding Company or its shareholders or others for monetary damages for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his or her office and such breach or failure constitutes self-dealing, willful misconduct or recklessness.  This section does not apply to the responsibility or liability of such director under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law;

•
Section 8.02(a) provides for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact of such person’s involvement as a director, officer, employee or agent of the Holding Company or its bank subsidiaries or any other director or indirect subsidiary of the Holding Company of the bank serving at the request of the Holding Company as a director, officer, employee or agent against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent authorized or permitted by the laws of the Commonwealth of Pennsylvania;

•
Section 8.02(b) requires the Holding Company to pay the expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of any action suit or proceeding  upon the receipt of (i) an undertaking by or on behalf of a director, officer, employee or agent to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified as authorized under the articles of incorporation and (ii) if requested at the discretion of the board of directors, adequate security or a bond to cover such amounts for which it is ultimately determined that he is not entitled to such indemnity;

•
Section 8.02(c) provides the right to indemnification and advancement of expenses is not exclusive of any other right to which such persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of shareholders, or disinterested directors or otherwise; and

•
Section 8.02(d) provides that the Holding Company may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person and may create a fund of any nature for the benefit of any person and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses regardless of the source of the indemnification right and without respect to whether or not the Holding Company would have the power to indemnify such person under the articles of incorporation.

Financial Statements

No financial statements of the Holding Company are presented in this prospectus-proxy statement because the Holding Company currently has no significant assets or liabilities.  See "Summary Selected Unaudited Pro Forma Condensed Financial Information" beginning on page 52.  The unaudited interim financial statements for the three months ended March 31, 2010 and related notes and the audited annual financial statements for the fiscal year ended December 31, 2009 and related notes are attached beginning on page F-1 of this prospectus-proxy statement.

Legal Proceedings

The Holding Company has not, since its inception, been a party to any legal proceedings.

NEW CENTURY BANK

History, Business, and Properties

History

The Bank was incorporated on March 25, 1994 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank and member of the Federal Reserve System.  The Bank commenced operations on June 26, 1997.  The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.  As of March 31, 2010, the Bank had total assets of $504.0 million and total deposits of $424.3 million.

The Bank’s Corporate Headquarters and a full service branch are located at 99 Bridge Street, Phoenixville, Chester County, PA 19460.  The main telephone number is (610) 933-2000.

The Bank has not undergone bankruptcy, receivership or any similar proceedings.  There have been no material re-classifications, mergers, consolidations or purchases or sales of a significant amount of assets not in the ordinary course of business.

In March 2010, the Bank adopted the trade name Customers 1st Bank.

Business

Through the Bank's six branches in Bucks, Chester and Delaware Counties, Pennsylvania, the Bank provides a full range of financial products and services to small businesses, professionals and individuals on the “Main Line” and in Philadelphia suburbs.

The Bank competes with other financial institutions for deposit and loan business.  Competitors include other commercial banks, savings banks, savings and loan associations, insurance companies, securities brokerage firms, credit unions, finance companies, mutual funds, money market funds, and certain government agencies.  Financial institutions compete principally on the quality of the services rendered, interest rates offered on deposit products, interest rates charged on loans, fees and service charges, the convenience of banking office locations and hours of operation, and in the consideration of larger commercial borrowers, lending limits.

Many of these competitors are significantly larger than the Bank, and have significantly greater financial resources, personnel and locations from which to conduct business.  In addition, the Bank is subject to regulation, while certain of its competitors are not.  Non-regulated companies face relatively few barriers to entry into the financial services industry.  The Bank’s larger competitors enjoy greater name recognition and greater resources to finance wide ranging advertising campaigns.  The Bank competes for business principally on the basis of high quality, personal service to customers, customer access to the Bank’s decision makers, and competitive interest and fee structure.  The Bank also strives to provide maximum convenience of access to services by employing innovative delivery vehicles such as internet banking, and convenience of availability of banking representatives.

The Bank believes that it is able to compete effectively with its competitors owing to its responsive approach to the provision of personalized and convenient service, developed by a management which is closely attuned to the Bank’s market area and customer base.

Upon completion of the reorganization, the Bank will become a wholly owned subsidiary of the Holding Company, and current shareholders will become a shareholder of the Holding Company with the same ownership interest in the Holding Company as you presently hold in the Bank.

Immediately after completion of the reorganization, we expect that the Holding Company will not engage in any business activity other than to hold all of the stock of the Bank.  The Holding Company does not presently have any arrangements or understandings regarding any acquisition or merger opportunities other than as disclosed herein.  It is anticipated however that the Holding Company in the future may pursue other investment opportunities including possible diversification through acquisitions and mergers.

At the present time, the Holding Company does not intend to employ any persons other than its management.  It will utilize the Bank’s support staff from time to time and reimburse the Bank for the time of its employees.  If the Holding Company acquires other banks or pursues other lines of business, it may hire additional employees at that time.

As of December 31, 2009, the Bank had 61 full time and 4 part time employees.

Properties

The Bank leases its corporate headquarters and a full service branch, which are located in a freestanding building at 99 Bridge St., Phoenixville, Chester County, PA 19460, wherein the Bank leases approximately 15,298 square feet on 2 floors.  The lease on this location expires in 2022.

The Bank leases office space totaling 8,000 square feet at 1015 Penn Avenue, Wyomissing, Pennsylvania which comprises the intended corporate headquarters of the Holding Company and a full service branch expected to open in mid-2010. The lease on this location expires in 2015.

In addition to the corporate headquarters, the Bank leases properties in the 2,300 to 3,300 square foot range where it maintains full service commercial bank branches at 155 East Lancaster Ave. in Wayne, Pennsylvania, 215 Lancaster Avenue in Malvern, Pennsylvania, 3557 West Chester Pike in Newtown Square, and Pennsylvania and 73 Old Dublin Pike in Doylestown, Pennsylvania.  The leases on these locations expire in 2013, 2014, 2014 and 2015, respectively.

The Bank also leases 5,500 square feet of property at 513 Kimberton Road in Phoenixville, Pennsylvania where it maintains a full service commercial bank branch and corporate offices.  The lease on this location expires in 2013.

The Bank subleases 4,100 square feet of space in Hamilton, NJ from which it conducts its mortgage warehouse lending activities.  The lease on this property expires this year.  The Bank intends to either renegotiate for space at this same location or seek suitable space nearby.

The total minimum cash lease payments for the Bank’s current office, branch offices and mortgage warehouse lending locations amounts to approximately $58 thousand per month.

The Bank further intends to open three new full service commercial bank branches or other offices in 2010, and has signed leases for two such locations in Middletown Township, Pennsylvania and Hamilton, New Jersey ranging from 1,600 square feet to 2,500 square feet, and with lease expiration dates in 2012 and 2015, respectively.

These proposed offices are subject to applicable regulatory approvals.  Actual branch and office openings and timing of such openings will also depend on satisfaction of a variety of other contingencies, including signing of appropriate agreements, completion of any construction work, compliance with any local regulatory matters, and satisfactory staffing arrangements.

The aggregate minimum cash lease payments associated with the three leases that have been proposed for the offices are approximately $35,000 per month.

Legal Proceedings

On May 14, 2010, Alliance Bank, a bank located in Broomall, Delaware County, Pennsylvania, commenced a civil action in the U.S. District Court for the Eastern District of Pennsylvania, seeking preliminary and permanent injunctive relief as well as compensatory and punitive damages against the Bank.  The lawsuit arises from Alliance's allegations that the Bank's use of the name and trademark CUSTOMERS 1st BANK infringes Alliance's federal trademark registration for the mark CUSTOMER FIRST®.  The specific relief requested by Alliance includes (a) the entry of a preliminary and permanent injunction against the Bank from using the mark CUSTOMERS 1st BANK or any other similar designation in connection with its banking services; (b) an order that the Bank is to remove and/or destroy all commercial and promotional materials using or showing the mark CUSTOMERS 1st BANK in connection with the its banking services; (c) an order that the Bank should to pay Alliance compensatory and punitive damages as determined at a trial on the merits; and (d) an order that the Bank should pay Alliance an amount equal to the Bank's profits realized through the alleged infringing conduct, as well as court costs, reasonable attorney fees, and pre- and post-judgment interest. An evidentiary hearing for the preliminary injunction motion was held on June 17 and 18, 2010 before the U.S. District Court.  On June 29, 2010, the court heard oral arguments relating to the preliminary injunction motion and advised that a decision on the preliminary injunction motion would probably be issued in mid- to late-July.

Although the Bank from time to time is involved in various legal proceedings in the normal course of business, other than as described above, there are no material legal proceedings to which it is a party or to which its property is subject.

Management

The names, ages and positions of each of the directors and executive officers of the Bank and the Holding Company, together with descriptions of the business backgrounds of each of the directors and named executive officers, are provided in “OUR BOARD OF DIRECTORS AND MANAGEMENT” beginning on page 79 of this prospectus-proxy statement.

Principal Shareholders

After the reorganization, the persons beneficially owning 5% or more of Customers 1st Bancorp, Inc. Common Stock will be the same persons who currently own 5% or more of the Bank stock.  See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 93 of this prospectus-proxy statement.

OUR BOARD OF DIRECTORS AND MANAGEMENT

The Bank’s and the Holding Company’s board members are:

Name	Director Since	Position	Age	Term Expires:
Bhanu Choudhrie	2009	Director	31	2012
Richard A. Ehst	2009	Director, President and Chief Operating Officer	63	2011
Kenneth B. Mumma, J.D.	1997	Director (former Chairman and CEO)	52	2010
Daniel K. Rothermel, J.D.	2009	Director	72	2010
John J. Sickler, CPA	1997	Director	68	2010
Jay S. Sidhu	2009	Director, Chairman and Chief Executive Officer	58	2012
T. Lawrence Way, CPA J.D.	2005	Director	62	2011
Steven J. Zuckerman	2009	Director	45	2011

There are no arrangements or understandings between any director and any other persons pursuant to which a director was or is to be selected as a director or nominee.

Below are the biographies of our directors:

Jay S. Sidhu, Chairman and Chief Executive Officer

Mr. Sidhu joined the Bank as Chairman and Chief Executive Officer in the second quarter of 2009.  Before joining the Bank, Mr. Sidhu was the Chief Executive Officer of Sovereign Bank from 1989 and its Chairman from 2002 until his retirement on December 31, 2006, and the Chairman and Chief Executive Officer of SIDHU Advisors, LLC, a consulting firm.  He has received Financial World’s CEO of the year award and named Turnaround Entrepreneur of the Year.  He has received many other awards and honors, including a Hero of Liberty Award from the National Liberty Museum.  In May 2010, Mr. Sidhu was named the Executive Chairman of the board of directors of Atlantic Coast Federal Corporation, the holding company for Atlantic Coast Bank, a federal savings bank with main offices in Waycross, Georgia.  Mr. Sidhu has also served on the boards of numerous businesses and not-for-profits, including as a member of the board of Grupo Santander.  He obtained an MBA from Wilkes University and is a graduate of Harvard Business School’s Leadership Course.  Mr. Sidhu also helped establish the Jay Sidhu School of Business and Leadership at Wilkes University.

Mr. Sidhu’s demonstration of day-to-day leadership combined with his extensive banking sector experience provide the board with intimate knowledge of the Bank’s direction and strategic opportunities.

Richard Ehst, President and Chief Operating Officer

Mr. Ehst joined the Bank as President and Chief Operating Officer in August 2009.  Mr. Ehst was previously an Executive Vice President, Commercial Middle Market, Mid-Atlantic Division, of Sovereign Bank.  Before this role, Mr. Ehst served as Regional President for Berks County from 2004 until 2009 and Managing Director of Corporate Communications for Sovereign from 2000 until 2004 where his responsibilities included reputation risk management and marketing services support systems. Mr. Ehst also began serving as a member of the County of Berks Workforce Investment board of directors in 2009.  Before joining Sovereign Bank, Mr. Ehst was an independent consultant to more than 70 financial institutions in the mid-Atlantic region, including Sovereign Bank, where he provided guidance on regulatory matters, mergers and acquisitions, and risk management.

Mr. Ehst has superior knowledge and lengthy experience in the banking industry, as well as superlative business development skills which provide significant value to the board.

Bhanu Choudhrie, Director

Mr. Choudhrie has been Executive Director of C&C Alpha Group Limited, a London based family private equity group, since November 2006, and was the Executive Director of C&C Business Solutions Ltd. from June 2003 to November 2006.  Mr. Choudhrie is a private equity investor with investments in the United States, United Kingdom, Europe and Asia.  C&C Alpha Group was founded in 2002.  The company, with global headquarters in London, has established offices in several countries.  Its team comprises entrepreneurs, financial analysts, project developers, project managers and strategy consultants.

As an executive of a UK-based firm with international interests, Mr. Choudhrie provides the board with a global market perspective.

Kenneth B. Mumma, Director and Chairman of the Executive Committee

Mr. Mumma is the former Chairman and CEO of the Bank who founded the Bank in 1997.  Prior to his joining the Bank, he was engaged in the private practice of law.  He is a graduate of Franklin & Marshall College and received his J.D.  from Villanova School of Law.  He also received his certificate from the Central Atlantic School of Banking.  His strong civic commitment is demonstrated by his participation in a number of the area’s nonprofit organizations.

As one of the Bank’s original founders, Mr. Mumma brings to the board his entrepreneurial experience, keen strategic insights, institutional knowledge and deep commitment to our enterprise.

Daniel K. Rothermel, Director and Chairman of the Risk Management Committee

Mr. Rothermel has been the President and Chief Executive Officer of Cumru Associates, Inc., a private holding company located in Reading, Pennsylvania since 1989, and served over twenty years on the board of directors of Sovereign Bancorp and Sovereign Bank.  At Sovereign, he was lead independent Director and served on the Audit, Governance, and Risk Management Committee and was chairman of the Executive Committee.  He is a graduate of The Pennsylvania State University with a B.S. in Business Administration (finance and accounting) and of the American University with a Juris Doctor.

Mr. Rothermel’s background as an attorney and general counsel, plus his extensive service as director of Sovereign Bank provide unique and valuable perspective to the board.

John J. Sickler, Director and Chairman of the Compensation Committee

Mr. Sickler retired in 2007 from service as a Director and Vice Chairman of Teleflex Incorporated, a diversified global company.  He had served as a Director of Teleflex since 1997.  He was named Vice Chairman in 2000, as well as Chairman of the medical group, which he led through a transformation of its business model and turned over operating responsibilities to a newly hired President during 2003. Since retiring, Mr. Sickler has completed various consulting assignments, including that of acting Chairman of the Bank from January to June of 2009.  Mr. Sickler serves on the board of directors of Microlog Corp. of Germantown, Maryland, a software design firm engaged in development of productivity application for customer contact centers.  Mr. Sickler has devoted significant time to nonprofit activities, serving at various times as president of the boards of directors of both Phoenixville Hospital and Phoenixville YMCA. Mr. Sickler holds a B.S. in Commerce and Finance from Wilkes University.

Mr. Sickler’s previous position as a director and officer at Teleflex Incorporated provided him with valuable knowledge and experience, including direct responsibility for financial issues, and the perspective of one familiar with a global enterprise, all of which add significant value to our board.

T. Lawrence Way, Director and Chairman of the Audit Committee

Mr. Way is the Chairman of Alco Industries, Inc.  and has been its CEO since 2000.  Over the years, Mr. Way held various positions at Alco Industries, Inc., including a stretch as interim Chief Financial Officer.  He is a Certified Public Accountant, received a Masters in Business Administration from Mount St. Mary’s College, a Juris Doctor degree from Rutgers-Camden School of Law, and graduated from Tufts University.  He has experience in varied management, finance, operations and mergers and acquisitions.

Mr. Way’s background as an attorney and certified public accountant, as well as his experience leading a company through the current economic, social and governance issues as Chairman and Chief Executive Officer of Alco Industries, Inc., make him well-suited to serve on the board.

Steven J. Zuckerman, Director

Mr. Zuckerman, President and CEO of Clipper Magazine, graduated from Franklin & Marshall College with a B.A.  in Business Management in 1985.  While in college, he co-founded the Campus Coupon Clipper, a predecessor to Clipper Magazine, now, a full-service media company, with numerous subsidiaries, including Loyal Customer Club, Spencer Advertising & Marketing, Clipper Web Development, The Menu Company, Total Loyalty Solutions, Clipper Graphics and Clipper TV.  Clipper Magazine has over 550 individual market editions in over 31 states with 1,200 employees around the country, including approximately 500 in Lancaster County, Pennsylvania.  He is a partner in Opening Day Partners, owner and operator of the Atlantic League of Professional Baseball Teams and Stadiums in New Jersey, Maryland and South Central Pennsylvania.

Mr. Zuckerman’s experience in the advertising industry make him uniquely situated to provide the board with insight in the key areas of marketing and customer strategies.

Executive Officers

Thomas Brugger, Chief Financial Officer - Age 43

Mr. Brugger is our only executive officer who is not on the board of directors. He joined the Bank as Chief Financial Officer in September 2009.  Mr. Brugger was employed by Sovereign Bank for 15 years in the roles of Corporate Treasurer, Chief Investment Officer and Portfolio Manager.  At Sovereign Bank, Mr. Brugger was responsible for investment portfolio management, wholesale funding, liquidity, regulatory and economic capital, securitization, interest rate risk, business unit profitability, budgeting, and treasury operations.  He was Chairman of the Asset/Liability committee and all pricing committees.  In addition, he participated in 19 acquisitions while at Sovereign Bank.  Before Sovereign Bank, he worked in the treasury department and internal audit at Independence Bancorp.

BOARD GOVERNANCE

Information about our Board of Directors

During 2009, the Bank’s board of directors held 12 meetings, excluding committee meetings, which are described below.  Because the Holding Company was only formed in April 2010, no meetings of the Holding Company board of directors or committees have occurred yet.  After completion of the reorganization, board and committee meetings of the Holding Company and the Bank are expected to be conducted on a combined basis.  Only a single fee will be paid for each board or committee meeting, whether the meeting is for the Holding Company, the Bank or is conducted on a combined basis.  See "Director Compensation Table" and the notes and narratives below such table, beginning on page 90 of this prospectus-proxy statement, for more information on director fees.  Each of the directors of the Holding Company is also a director of the Bank.  Each committee described below, unless otherwise noted, is a committee of the Bank and the Holding Company.

In 2009, each of the directors of the Bank attended at least 75% of the aggregate of (i) the total number of board meetings held while he was a director, and (ii) the total number of meetings held by committees during his service on those committees.

The table below highlights the membership composition of our various board level committees:

Name	Executive	Audit	Risk Management	Compensation	Loan	Nominating and Corporate Governance
Bhanu Choudhrie		X		X		X
Richard Ehst			X		X*
Kenneth Mumma	X*		X		X
Daniel Rothermel	X	X	X*	X		X*
John Sickler	X			X*
Jay Sidhu	X		X		X
T. Lawrence Way	X	X*	X
Steven Zuckerman				X		X
* Committee Chair

Board Leadership Structure

The board of directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and the financial services industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent directors and management have different perspectives and roles in strategy development.  Our independent directors bring experience, oversight and expertise from outside the Bank and industry, while the Chief Executive Officer brings industry-specific experience and expertise. The board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development, and its execution, and facilitates information flow between management and the board, which are essential to effective governance.

One of the key responsibilities of the board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between management and strategy development on the one hand and independent oversight on the other.

Daniel K. Rothermel, an independent director who serves as Chairman of the Risk Management and Nominating and Corporate Governance Committees, was selected by the board of directors to serve as the Lead Director.  As Lead Director, Mr. Rothermel presides over all board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Oversight

The board of directors believes that establishing the right “tone at the top” and full and open communication between management and the board of directors are essential for effective risk management and oversight. At each regular board meeting, the directors receive a summary on areas of material risk to the Bank, including credit, market, liquidity and operational risk.  These summary reports are in a scorecard structure and they assist the directors in the early identification of risks.  The board also created a board Risk Management Committee and a management Risk Committee to monitor and oversee all risk of the Bank in a more detailed fashion.  The board can ask either committee to research issues and address any risk issues that merit additional focus and attention.  These committees will develop recommendations to manage risk and will bring any material issues to the attention of the full board.

The board of directors has an active role, as a whole and also at the committee level, in overseeing management of our risks.  The Audit Committee assists the board of directors in fulfilling its oversight responsibilities with respect to areas of financial reporting and compliance with laws, rules and regulations applicable to us, including those related to accounting regulation.  The Audit Committee is composed of independent, non-executive directors free from any relationship that would interfere with the exercise of his or her independent judgment.  The independent auditors are ultimately accountable to the Audit Committee and the board of directors.  The Audit Committee reviews the independence and performance of the auditors and annually recommends to the board of directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.  The chief internal auditor reports directly to the Audit Committee. The annual risk assessment and internal audit plan are approved by the Audit Committee.  The Audit Committee performs other oversight functions as requested by the board of directors.

The Compensation Committee assists the board of directors in fulfilling its oversight responsibilities with respect to our compensation policies and programs.  The Nominating and Corporate Governance Committee will assist the board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board of directors organization and membership, and succession planning for our directors.

Director Independence

Each of Messrs. Rothermel, Sickler, Way, Zuckerman and Choudhrie was considered independent in 2009, as independence for board members is defined under NASDAQ Rules.  In determining that Messrs. Rothermel, Sickler, Way, Zuckerman and Choudhrie meet the definition of independent, the board of directors considered routine banking transactions between the Bank or its affiliates and each of the directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any contributions the Bank made to non-profit organizations with whom any of the directors are associated, and any transactions that are discussed under “TRANSACTIONS WITH RELATED PARTIES” beginning on page 94 of this prospectus-proxy statement. In addition, when determining Mr. Zuckerman’s independence, the board considered and deemed immaterial certain advertising arrangements the Bank has with Clipper Magazine and its affiliates, for which Mr. Zuckerman is the Chief Executive Officer.

Executive Committee

The Executive Committee of the board of directors can act on behalf of the board of directors in between meetings of the full board, to the extent permitted by law, in order to carry out the business of the Bank and Holding Company.

The Bank’s Executive Committee held one meeting during 2009.

Nominating and Corporate Governance Committee

In April 2010, we established a Nominating and Corporate Governance Committee.  This committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full Board. The Nominating and Corporate Governance Committee will review and assess the adequacy of our corporate governance guidelines, personal codes of conduct and related internal policies and guidelines, assist the board of directors in interpreting and applying corporate governance guidelines, and recommend any proposed changes to the board of directors for approval. The Nominating and Corporate Governance Committee has a charter which is attached as Annex C to this prospectus-proxy statement.  The board of directors has determined that each member of Nominating and Corporate Governance Committee is independent as defined under NASDAQ Rules.

Director Nominations

Our bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the board of directors at the Holding Company’s Annual Meeting.  See "Shareholder Nominations for Director" on page 63 of this prospectus-proxy statement for more information about shareholder nominations.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following factors:

•	The appropriate size of our board of directors and its Committees;

•	The perceived needs of the board for particular skills, background, and business experience;

•	The skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the board; and

•	The nominees’ independence from management.

There are no stated minimum criteria for director nominees, and the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in our best interests and the interests of our shareholders.  The Committee does, however, believe it appropriate for at least one member of the board to meet the criteria for an “audit committee financial expert,” that a majority of the members of the board meet the definition of “independent director” under NASDAQ Rules, and that one or more key members of management participate as members of the board.

While we have no formal policy with respect to diversity on the board, in order to enhance the overall quality of the board’s deliberations and decisions, the Nominating Committee and Corporate Governance Committee seeks candidates with diverse professional backgrounds and experiences, representing a mix of industries and professions with varied skill sets and expertise.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the expiring class of directors willing to continue in service.  Current members of the expiring class with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by members of the expiring class with that of obtaining a new perspective.  If any member of the expiring class does not wish to continue in service or if the Nominating and Corporate Governance Committee or the board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee, and discusses with the board suggestions as to individuals that meet the criteria.  The Committee has not engaged third parties to identify, evaluate, or assist in identifying potential nominees, but relies on community and business contacts it has established through its directors, officers and professional advisors to help it identify potential director candidates when a specific need is identified.

The Nominating and Corporate Governance Committee will evaluate any recommendation for a director nominee proposed by a shareholder.  In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s procedures for evaluating potential director nominees, any recommendation for director nominee must be submitted in accordance with our procedures for shareholder nominees, more fully described in "Shareholder Nominations for Director" on page 63 of this prospectus-proxy statement.

Because the Nominating and Corporate Governance Committee is newly formed in 2010, no meetings were held in 2009 for this Committee by either the Bank or the Holding Company.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements.  For this purpose, the Audit Committee performs several functions:

•	Approves in advance the engagement of the independent registered public accounting firm for all audit and non-audit services, and approves the fees and other terms of the engagement;

•
Maintains responsibility for the appointment, compensation, retention, and oversight of our independent registered public accounting firm and evaluates the qualifications, performance, and independence of the independent registered public accounting firm;

•
Reviews, with our independent registered public accounting firm, any significant difficulties, disagreements, or restrictions encountered during the course of the audit, and reviews any management letters issued by the independent registered public accounting firm;

•
Reviews the critical accounting policies and all alternative treatments of financial information discussed by the independent registered public accounting firm with management, and reviews with management significant judgments made in the preparation of financial statements;

•	Reviews, with management and our independent registered public accounting firm, our financial reporting processes and internal financial controls;

•	Reviews the annual audited financial statements and recommends to the board of directors their inclusion in our annual report;

•	Reviews the quarterly financial statements and earnings press releases;

•	Reviews and approves any related party transactions;

•
Establishes and oversees procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal controls or auditing matters; reviews changes in, or waivers of, our Code of Ethics, and as requested by the board, reviews and investigates any conduct alleged to be in violation of the Code of Ethics; and

•
Periodically reviews and discusses with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 61 (Codification of Statements on Auditing Standards No. 380) and any formal written statements received from the independent registered public accounting firm.

The Bank’s Audit Committee held five meetings during 2009.

The board of directors has determined that, during 2009, Mr. Way would qualify as a “financial expert” within the meaning of that term in the SEC regulations dealing with audit committee financial experts.  It has also determined that Messrs. Choudhrie, Rothermel and Way are “independent” within the meaning of that term under NASDAQ Rules.  Our board of directors has adopted a written charter for the Audit Committee.  The Audit Committee reviews and reassesses the charter for adequacy on an annual basis.

Compensation Committee

The Compensation Committee of the board of directors:

•
Periodically reviews and advises the board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of our compensation programs for executive officers and directors relative to comparable companies in our industry;

•	Reviews and makes recommendations regarding all benefit programs and human resource policies;

•	Reviews the performance of the CEO on an annual basis and sets goals for the coming year;

•	Reviews and approves corporate and personal performance goals and objectives relevant to the compensation of all executive officers, and sets all executive compensation;

•	Makes recommendations to the board regarding the establishment and terms of incentive compensation plans and equity compensation plans, and administers such plans;

•	Approves grants of options, restricted stock, and other awards to all executive officers and directors;

•
Approves compensation related matters outside the ordinary course to executive officers and directors, including but not limited to employment contracts, change-in-control provisions, severance arrangements, and material amendments thereto; and

•	Makes recommendations to the board regarding director compensation in conjunction with the Nominating & Corporate Governance Committee.

The Bank’s Compensation Committee held one meeting during 2009.

The board of directors has determined that each of the members of the Compensation Committee is “independent” within the meaning of that term under NASDAQ Rules.

Risk Management Committee

The Risk Management Committee of the board of directors:

•	Assists the full board in oversight of the Bank’s risk governance process and framework;

•	Reviews and approves the Bank’s significant risk assessment and management policies; and

•	Reviews management information regarding enterprise risk.

The Bank's Risk Management Committee held two meetings during 2009.

Loan Committee

The Loan Committee of the board of directors:

•	Periodically reviews asset quality, sales & marketing, policy exception and charge-off reports;

•	Reviews and takes action on proposed and existing loans in excess of the Officers’ Credit Committee authority;

•	Ratifies loans approved by officers and the Officers Loan Committee over a specified amount; and

•	Reviews and approves changes to the Credit policy.

The Loan Committee held 15 meetings during 2009.

Director Attendance at Annual Meetings

While we have no formal policy regarding director attendance at our Annual Meeting, we make every effort to schedule our Annual Meeting at a time and date to maximize attendance by directors taking into account the directors’ schedules.  We believe that Annual Meetings provide an opportunity for shareholders to communicate with directors and have requested that all directors make every effort to attend our Annual Meetings.  Historically, more than a majority of the directors have done so; for example, in 2009, nine of the Bank’s then directors attended the 2009 Annual Meeting of the Bank.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information for each of the named executive officers for the fiscal years ended December 31, 2009 and 2008:  (1) the dollar value of base salary and bonus earned; (2) option awards; (3) all other compensation; and, finally, (4) the dollar value of total compensation.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		All Other Compensation ($) (3)		Total ($)
Jay S. Sidhu	2009	120,835	120,835	684,923	(2)	18,762	(5)	1,045,355
Chairman & CEO	2008	--	--	--		--		--

Richard A. Ehst	2009	55,668	27,834	--		5,461		88,963
President & COO	2008	--	--	--		--		--

Thomas Brugger	2009	45,281	22,640	--		2,751		70,672
EVP & Chief Financial Officer	2008	--	--	--		--		--

Kenneth B. Mumma	2009	98,067	--	--		72,124	(4)	170,191
Former Chairman & CEO	2008	161,598	10,000	--		7,031		178,629

Robert Philips	2009	120,261	--	--		15,397		135,658
Former Chief Financial Officer	2008	116,191	11,733	--		18,059	(6)	145,982

James McKeighan	2009	179,154	--	--		18,925		198,079
Former President & COO	2008	159,911	10,000	--		22,799		192,710

(1)
The columns disclosing Stock awards, Non-Equity Incentive Plan Compensation and Change in Pension Value and Non- Qualified Deferred Compensation Earnings have been omitted from the table because no officer earned any compensation during 2009 or 2008 of a type required to be disclosed in those columns.

(2)
Represents the grant date fair value, as calculated in accordance with FASB ASC Topic 718, of 530,948 immediately exercisable warrants to purchase Common Stock of the Bank granted to Mr. Sidhu in connection with the 2009 private offering.

(3)
In addition to the items specified in footnotes (5) and (6) below, the amounts listed in this column include for each named executive officer insurance premiums paid under the Bank’s insurance plans available to all employees, and matching 401(k) contributions paid under the Bank’s 401(k) Retirement Savings and Profit Sharing Plan, as well as car allowance payments for each of Messrs. Ehst and Brugger, and directors fees for Mr. Mumma.  For a summary of the terms of the Bank’s insurance plans, see the description on page 91 of this prospectus-proxy statement.  For a summary of the terms of the 401(k) Retirement Savings and Profit Sharing Plan, see the description on 91 of this prospectus-proxy statement.

(4)
Includes $67,500 in consulting fees paid to Mr. Mumma pursuant to a consulting agreement the Bank entered into with Mr. Mumma upon his retirement as chief executive officer of the Bank in June 2009.  See information provided in the Director Compensation Table below for other compensation earned by Mr. Mumma as director during 2009 for the period following his retirement as chief executive officer.

(5)	Includes $14,755 paid as a car allowance for Mr. Sidhu.

(6)	Includes insurance premiums totaling $11,970 and $14,665 paid by the Bank on Mr. Philip’s behalf in 2009 and 2008, respectively.

Officer Employment Agreements

On June 17, 2009, the Bank entered into a three-year employment agreement with Jay Sidhu as Chairman and CEO of the Bank.  Under the terms of agreement Mr. Sidhu will receive a minimum base salary of $225,000 per year plus a performance-based incentive bonus and a car allowance of $1,000 per month.  At the end of each year, the term of the agreement is to extend another year unless Mr. Sidhu or the Bank gives notice to the contrary.  Mr. Sidhu will also be entitled to cash or equity incentive compensation up to the amount of his base salary under an executive incentive plan to be approved by the board of directors.  Mr. Sidhu’s employment agreement also provides that, for every issuance of shares made by the Bank in connection with an acquisition or a raise of capital, the Bank must grant to Mr. Sidhu options or warrants to purchase up to 10% of the shares issued in such issuance.   The Bank’s board of directors and Mr. Sidhu intend that future equity compensation grants to management will be submitted for shareholder approval.  The Bank’s board of directors and Mr. Sidhu also intend that, to the extent of future capital raises up to $200 million, the Stock Option Plan more fully described in Proposal 3 beginning on page 36 of this prospectus-proxy statement will fulfill the provisions of Mr. Sidhu’s employment agreement requiring the Bank to to issue to Mr. Sidhu options or warrants to acquire up to 10% of the shares issued in connection with acquisitions or raises of capital.  See “PROPOSAL 3 - APPROVAL AND RATIFICATION OF THE NEW CENTURY BANK 2010 STOCK OPTION PLAN – Awards Under the Stock Option Plan” on page 38 of this prospectus-proxy statement.

The Bank also agreed that its board of directors will develop and implement a nonqualified retirement income plan designed to provide him with a pension, targeted at $200,000 per year (depending on performance of the investments in the informal funding vehicle) for 15 years commencing upon his retirement at or after age 65, subject to his ability to qualify for a variable life insurance policy to be owned by the Bank to fund the plan.  The board of directors is to review the plan at the end of the fourth year of his employment and determine whether it is appropriate to increase the target benefit amount in light of his compensation at that time.  He will become vested in this retirement benefit after seven years of continuous service with the Bank, or upon his termination of employment under circumstances that would result in the Bank’s obligation to pay him severance compensation.

As of April 12, 2010, the Bank also entered into a three-year employment agreement with Mr. Ehst, and a two-year employment agreement with Mr. Brugger.  Under the terms of these agreements, Messrs. Ehst and Brugger will receive minimum base salaries of $150,000 and $145,000, respectively, plus incentive compensation in cash or equity or both and in such amounts as determined by the board of directors in accordance with incentive programs developed for them.  Each of Messrs. Ehst and Brugger’s employment agreements provide that, for every issuance of shares made by the Bank in connection with an acquisition or a raise of capital, the Bank must grant to such individual warrants to purchase up to 1.5% of the same type of security as was issued in such issuance.

Each of Messrs. Sidhu, Ehst and Brugger will be entitled to severance compensation under the agreement if he terminates his employment for “Good Reason” (as defined in their respective employment agreements), if his employment is terminated by the Bank other than for “Cause” (as defined in their respective employment agreements) during the employment term or on expiration of the employment term.  If a “Change in Control” (as defined in their respective employment agreements) has not occurred within twelve months before termination of his employment, then:  (i) he will receive the sum of his then current base salary plus the average of his last three years’ annual cash bonuses, for the greater of one year or the period of time remaining in his employment term, generally payable in equal installments on his normal pay dates, subject to normal tax deductions and withholding; (ii) any unvested equity awards he has received will vest in full; (iii) he will be entitled to an allocable fraction of any cash bonus that would have been payable to him for the current year had he remained employed through the date of payment; (iv) the Bank will continue to provide health insurance (including dental if applicable) and any life or disability insurance benefits (“health benefits”) for the shorter of the period (up to three years with respect to Mr. Sidhu) on which his cash severance compensation is measured or the maximum period the Bank is then permitted to extend his benefit under the applicable plan or policy or applicable law; and (v) if applicable any “parachute payment” excise tax under Section 4999 of the Code, grossed up to include any additional taxes payable on that benefit.  If a Change in Control shall have occurred within twelve months before termination of his employment, then:  (i) he will receive cash equal to three times the sum of his then current base salary plus the average of his annual cash bonuses for the immediately preceding three years, payable in a lump sum; (ii) any unvested equity awards he has received will vest in full; (iii) he will be entitled to an allocable fraction of any cash bonus that would have been payable to him for the current year had he remained employed through the date of payment; (iii) the Bank shall continue to provide health benefits for the shorter of three years or the maximum period the Bank is then permitted to extend his benefit under the applicable plan or policy or applicable law; and (iv) if applicable any “parachute payment” excise tax under Section 4999 of the Code, grossed up to include any additional taxes payable on that benefit.

The Holding Company will assume the Bank's obligations under these employment agreements.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE—NAMED EXECUTIVE OFFICERS

The following table sets forth information on outstanding warrants, options and stock awards held by the named executive officers at December 31, 2009, including the number of shares underlying each stock option and warrant as well as the exercise price and the expiration date of each outstanding option and warrant.

	Warrant and Option Awards (1)
Name & Principal Position	Number of Securities Underlying Unexercised Warrants or Options (#) Exercisable		Warrant or Option Exercise Price ($)	Warrant or Option Expiration Date
Jay S. Sidhu	373,407	(2)	$5.50(4)	6/30/16
Chairman & CEO	41,790	(2)	$5.50(4)	9/30/16
	115,751	(2)	$5.50(4)	11/30/16
Richard A. Ehst	0
President & COO
Thomas Brugger	0
EVP & Chief Financial Officer
Kenneth B. Mumma	6,000	(3)	$10.25	12/30/15
Former Chairman & CEO	6,250	(5)	$ 5.50	6/30/16
Robert Philips	3,000	(3)	$11.00	12/20/15
Former Chief Financial Officer	1,000	(3)	$10.25	12/30/15
	500	(5)	$ 5.50	6/30/16
James McKeighan	4,500	(3)	$11.00	8/20/12
Former President & COO	3,000	(3)	$10.25	8/20/12

(1)
The columns disclosing “number of securities underlying unexercised options - non-exercisable,” “equity incentive plan awards - number of securities underlying unexercised unearned options,” and all columns under "Stock Awards" have been omitted from the table because no officer earned any compensation during 2009 of a type required to be disclosed in those columns.

(2)
Represents immediately exercisable warrants to purchase Common Stock of the Bank granted to Mr. Sidhu in connection with an agreement between the Bank and Mr. Sidhu relating to the 2009 private offering.

(3)
Represents fully vested stock options granted under the Bank’s 2004 Plan.  For a summary of the 2004 Plan, see “Equity Compensation Grants to Management” beginning on page 90 of this prospectus-proxy statement.

(4)	Repriced to $3.76 per share in March 2010 in connection with an anti-dilution adjustment. See "WARRANTS TO PURCHASE ADDITIONAL STOCK" beginning on page 70 of this prospectus-proxy statement.

(5)	Represents warrants issued in June 2009 when all outstanding shares of 10% Preferred Stock were redeemed for shares of Common Stock of the Bank and warrants to purchase Common Stock of the Bank.

Stock Option Grants in Connection with Recent Private Offerings

In connection with a recent offering, the Bank granted 10-year nonqualified stock options to members of our senior management team for shares equal to 15% of the offered shares.  For more information on recent private offerings, see, “THE REORGANIZATION – Private Offerings,” on page 46 of this prospectus-proxy statement.  Of these, 10% was granted to Jay Sidhu, 4.7% was granted to other executive officers, and 0.3% was granted to directors.  As long as an individual to whom these options are granted remains an employee or director of the Bank, as the case may be, the options will vest 5 years from the date of grant, subject to earlier vesting upon a change in control of the Bank or a termination without cause of the executive’s employment (but not, in the case of employees other than Mr. Sidhu,  termination of employment upon voluntary resignation).  In Mr. Sidhu’s case, the options will vest upon his resignation for “Good Reason” in accordance with the provisions of his employment agreement but not on any other voluntary resignation.  Vesting of each award is also contingent upon achievement, at any time during the option life, of a performance goal that the market price of the Bank’s Common Stock appreciate by 50%.

Equity Compensation Grants to Management

During 2004, the stockholders of the Bank approved the 2004 Incentive Equity and Deferred Compensation Plan (“2004 Plan”), the purpose of which is to promote the success and enhance the value of the Bank by linking the personal interests of the members of the board of directors and the Bank’s employees, officers and executives to those of the Bank’s stockholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to stockholders of the Bank. The 2004 Plan is further intended to provide flexibility to the Bank in its ability to motivate, attract and retain the services of members of the board of directors, employees, officers and executives of the Bank.

The 2004 Plan is administered by the Compensation Committee of the Board of Directors.  It provides for the grant of options, some or all of which may be structured to qualify as incentive stock options if granted to employees, and for the grant of stock appreciation rights, restricted stock and unrestricted stock up to a total of 200,000 shares of Common Stock.

The Compensation Committee recently approved equity compensation awards to certain named executive officers and members of senior management under each of the Management Stock Purchase Plan and Stock Option Plan described in Proposals 2 and 3, beginning on pages 33 and 36 of this prospectus-proxy statement, respectively.  See “PROPOSAL 2 - APPROVAL AND RATIFICATION OF THE NEW CENTURY BANK MANAGEMENT STOCK PURCHASE PLAN – Awards Under the Management Stock Purchase Plan” on page 34 of this prospectus-proxy statement, and “PROPOSAL 3 - APPROVAL AND RATIFICATION OF THE NEW CENTURY BANK 2010 STOCK OPTION PLAN – New Plan Benefits Table” and “– Awards Under the Stock Option Plan” on page 38 of this prospectus-proxy statement, respectively.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE(1)

The Bank has compensated its directors for their services and expects to continue this practice.  Information relating to the compensation of the Bank’s directors during 2009 is set forth below.

Name & Principal Position	Fees Earned or Paid in Cash	Option Awards	All Other Compensation
Bhanu Choudhrie	$3,000	--
Kenneth B. Mumma, J.D.	$3,000	--	$67,500(4)
Daniel K. Rothermel, J.D.	$1,500	--
John J. Sickler, CPA	$6,000	$11,727(3)	$80,000(2)
T. Lawrence Way, CPA J.D.	$6,000	--
Steven J. Zuckerman	$1,500	--

(1)
The columns disclosing stock awards, non-qualified deferred compensation earnings and non-equity incentive plan compensation have been omitted from the table because no director earned any compensation during 2009 of a type required to be disclosed in those columns. For aggregate numbers of stock awards and option awards outstanding at December 31, 2009, see the table titled, “Outstanding Equity Awards At Fiscal Year End Table - Named Executive Officers” on page 89 of this prospectus-proxy statement.

(2)
During 2009, Mr. Sickler received $30,000 in connection with Mr. Sickler’s services as interim Chairman of the Board from January 2009 to June 2009, and $50,000 paid in connection with the 2009 private offering.

(3)
Represents the grant date fair value, calculated in accordance with FASB ASC Topic 718, of 9,091 immediately exercisable warrants to purchase Common Stock of the Bank at an exercise price of $5.50 per share. Mr. Sickler received these warrants in connection with the 2009 private offering.

(4)
Represents fees paid to Mr. Mumma under a consulting agreement put in place upon his retirement as Chief Executive Officer in June 2009.  See information provided in the Summary Compensation Table above for other compensation earned by Mr. Mumma as chief executive officer during 2009.

In 2009, each director received $500 for every meeting of the board of directors he attended.  No fees were paid in connection with committee meetings. In early 2010, the board approved a revision to our director compensation policy.  Under the new policy, each director will be entitled to $500 in cash for each month he serves as a director, and an award of Common Stock equal to $500, calculated based on the book value of such shares on the date of grant, or, in the event the stock issued is listed on a national securities exchange, the closing trading price as reported by such exchange on the date of grant.  In the event an individual ceases to be a member of the board of directors other than on the last day of a given month, the individual will be entitled to his monthly director fee only if he has attended a meeting of the board of directors in that month.

EMPLOYEE BENEFITS

We provide health, vision and dental insurance to our named executive officers on terms similar to those we provide to other employees generally.  We also provide car allowances to each of Messrs. Ehst and Brugger, and in 2009, we purchased a company car to be used by Mr. Sidhu.  In accordance with his employment agreement, we currently pay premiums on a life insurance policy for Mr. Sidhu.  See “Insurance” on page 91 of this prospectus-proxy statement.

401(k) Retirement Savings and Profit Sharing Plan

The Bank has a 401(k) profit sharing plan whereby eligible employees may contribute up to 15% of their salary to such plan.  The Bank provides a matching contribution equal to 50% of the first 6% of the contribution made by the employee.  Employer contributions for the years ended December 31, 2009 and 2008 were approximately $56 thousand and $60 thousand respectively.

Insurance

All eligible full-time employees of the Bank are covered as a group by basic hospitalization, major medical, long-term disability, term life and a prescription drug plan.  The Bank pays the total cost of the plan for employees with the exception of the major medical and the prescription drug plan, in which there are cost sharing and co-payments required by the employees.

Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer

Pursuant to Mr. Sidhu’s employment agreement, the Bank has established a supplemental executive retirement plan (“SERP”) for Mr. Sidhu.  However, except with respect to the death benefit described below, the SERP will not become effective until the earlier of (a) an initial public offering of common stock of the Bank or (b) the acquisition of the Bank of a controlling interest in or substantially all of the assets of an institution insured by the Federal Deposit Insurance Corporation (“Effective Date”).

The SERP is a deferred compensation plan whereby the Bank will create a reserve account on its books for Mr. Sidhu.  The Bank will credit five, annual and uniform amounts to this account that are sufficient to create a hypothetical fund that would provide payments of $300,000 per year for fifteen years commencing on Mr. Sidhu’s sixty-fifth birthday, assuming a rate of return of 7% per year, compounded annually.  Additionally, the Bank will credit the account with any gains or losses as if the Bank had deposited the amounts in certain investment funds selected by Mr. Sidhu.  Mr. Sidhu’s interest in this account is subject to a vesting schedule such that the account is 14.5% vested on June 18, 2010 with the remainder vesting 14.25% on each of the next six anniversaries of June 18, 2010.  Notwithstanding the vesting schedule above, Mr. Sidhu will not be vested in any portion of the account prior to Effective Date, but he will become fully vested in the account upon a change in control of the Bank.

Mr. Sidhu’s entire vested interest in the account will be paid to him in fifteen annual installments generally upon the later of (a) his separation from service with the Bank, or (b) his sixty-fifth birthday.  Any portion of Mr. Sidhu’s vested interest in the account remaining upon his death will be paid to his beneficiary in a single lump sum.

In the event of Mr. Sidhu’s death prior to the commencement of payments, $3,000,000 will be paid to his beneficiary in a single lump sum whether his death occurs before or after the Effective Date.

These obligations under the SERP will be general unsecured obligations by the Bank to pay money in the future.  Mr. Sidhu will have no rights to any assets or investments held by the Bank to meet its obligations under the SERP, except as a general creditor of the Bank.

Consideration of Risk

Our compensation methods are discretionary and balance short and long-term goals for our executive officers.  The Compensation Committee strives to provide strong incentives to manage the Bank for the long-term, while avoiding excessive risk taking in the short term. Goals and objectives reflect a fair mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. As a matter of best practice, beginning in 2010, the Compensation Committee intends to annually review the relationship between our risk management practices and the incentive compensation we provide to our executive officers to confirm that our incentive compensation does not encourage unnecessary and excessive risks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 17, 2010, with respect to the beneficial ownership of each director, each beneficial owner known to us of more than five percent (5%) of our outstanding voting Common Stock, executive officers and all directors and executive officers as a group.

Name and Address of Beneficial Owner(4)	Voting Common Stock (1)		Exercisable Stock Options or Warrants to Purchase Voting Common Stock (9)		Percent of Class of Voting Common Stock (2)	Class B Non-Voting Common Stock		Exercisable Stock Options or Warrants to Purchase Class B Non-Voting Common Stock (10)	Percent of Class of Class B Non-Voting Common Stock (2)
Directors and Officers
Bhanu Choudhrie (13)	1,495,000	(6)	90,412	(6)	9.87%	286,207	(6)	-	6.50%
Kenneth B. Mumma	550,241	(5)	12,250	(11)	3.52%	-		-	0.00%
Daniel K. Rothermel	52,362		-		0.33%	-		-	0.00%
John J. Sickler	58,757	(7)	14,091	(8)	0.46%	-		-	0.00%
T. Lawrence Way	134,437		6,767		0.88%	-		-	0.00%
Steven J. Zuckerman	554,079		17,299		3.57%	-		-	0.00%
Jay S. Sidhu	265,959		776,654	(3)	6.22%	-		-	0.00%
Richard A. Ehst	-		-		0.00%	-		-	0.00%
Thomas Brugger	-		-		0.00%	-		-	0.00%
Robert Philips	3,636		4,500	(11)	0.05%	-		-	0.00%
James McKeighan 1322 Kulp Rd. Pottstown, PA 19465	2,708		7,500	(11)	0.06%	-		-	0.00%
Director Nominee
John R. Miller	-		-		0.00%	-		-	0.00%
All directors and executive officers as a group	3,117,179		928,973			286,207		-
Amberland Properties Limited (13)(14) 54/58 Athold Street Douglas, Isle of Man UK	1,495,000		90,412		9.87%	286,207		-	6.50%
Anand V. Khubani 7 Adams Way Towaco, NJ 07082	797,874		27,677		5.16%	-		-	0.00%
Rodella Assets Inc. (13)(15) 50 Raffles Place Singapore	1,495,000		90,412		9.87%	286,207		-	6.50%
Commerce Street Financial Partners, LP (13)(16) 1700 Pacific Ave Dallas, TX 75210	1,105,331		66,792		6.97%	230,512		-	5.23%
Firefly Value Partners, LP(13)(17) 551 Fifth Ave, 36th Floor New York, NY 10176	780,000		-		4.88%	1,001,800		89,091	24.27%
Marble Arch Partners Master Fund L.P.(13)(19) 645 Madison Ave New York, NY 10022	780,000		-		4.88%	1,001,799		89,091	24.27%
Scoggin Capital Management (12)(18) 660 Madison Ave, 20th Floor New York, NY 10065	735,000		48,104		4.89%	1,189,202		48,107	27.78%

(1)
Based on information furnished by the respective individual and the share records of the Bank.  Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares.  Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
Beneficial ownership for each listed person as of June 17, 2010 includes shares issuable pursuant to warrants to purchase stock or pursuant to options held by such person which are exercisable within 60 days after June 17, 2010.  Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities, which voting or investment power may be further described in the footnotes below.  Shares subject to warrants or options exercisable within 60 days of June 17, 2010 are deemed outstanding for purposes of computing the percentage of the person or group holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person or group.  The amounts listed in this column do not include shares purchasable pursuant to anti-dilution agreements.

(3)
Represents warrants to purchase Common Stock of the Bank granted to Mr. Sidhu pursuant to his employment agreement with the Bank, whereby Mr. Sidhu is entitled to the grant of warrants representing 10% of all equity issuances by the Bank, subject to certain conditions.  See “Officer Employment Agreements” on page 88 of this prospectus-proxy statement.

(4)	Unless otherwise indicated, the address for each beneficial owner is c/o Customers 1st Bancorp, Inc., 99 Bridge Street, Phoenixville, Pennsylvania 19430.

(5)	Includes 405,449 shares of Common Stock held jointly with Mr. Mumma's wife. Mr. Mumma has pledged 408,531 shares as security for an outstanding loan with a financial institution.

(6)	Mr. Choudhrie has an indirect beneficial ownership interest in these securities through his company, Lewisburg Capital Limited.

(7)	Includes 48,757 shares of Common Stock held jointly with Mr. Sickler’s wife.

(8)	Includes 5,000 warrants to purchase Common Stock held jointly with Mr. Sickler’s wife.

(9)
Except as otherwise indicated by footnote, amounts in this column represent warrants issued in connection with such individual’s purchase of Common Stock in the Bank’s 2009 private offering. See “THE REORGANIZATION – Private Offerings” beginning on page 46 of this prospectus-proxy statement.

(10)
Except as otherwise indicated by footnote, amounts in this column represent warrants issued in connection with such individual’s purchase of Class B Non-Voting Common Stock in the Bank’s 2010 private offering.  See “THE REORGANIZATION – Private Offerings” beginning on page 46 of this prospectus-proxy statement.

(11)
Includes 4,000 options issued to Mr. Philips, 6,000 options issued to Mr. Mumma, and 7,500 options issued to Mr. McKeighan under the 2004 Plan.  See “Equity Compensation Grants to Management” beginning on page 90 of this prospectus-proxy statement.

(12)
Shares in this row are directly held by Scoggin Capital Management II LLC, Scoggin International Ltd., and Game Boy Partners LLC, each related to Scoggin Capital Management.  Each of these investors participated in the March 2010 private offering and is entitled to special contractual rights more fully described in “The Reorganization - Private Offerings” beginning at page 46 of this prospectus-proxy statement.

(13)
Signifies lead investor in the February 2010 private offering.  Each such investor is entitled to special contractual rights more fully described in “The Reorganization - Private Offerings” beginning at page 46 of this prospectus-proxy statement.

(14)	Thomas P. Cherian may be deemed to have voting and dispositive power over the securities owned by Amberland Properties Limited.

(15)	Sumant Kapur may be deemed to have voting and dispositive power over the securities owned by Rodella Assets Inc.

(16)	Dorey Wiley, Manager of Commerce Street Financial Partners, GP, LLC may be deemed to have voting and dispositive power over the securities owned by Commerce Street Capital.

(17)
Ryan Heslop and Ariel Warszawski, both Managing Members of FVP GP, LLC, the general partner of FVP US-Q, LP and FVP Master Fund, L.P. may be deemed to have voting and dispositive power over the securities owned by FVP US-Q, LP and FVP Master Fund L.P.

(18)
Craig Effron and Curtis Schenker, Managers of Scoggin LLC may be deemed to have voting and dispositive power over the securities owned by Scoggin Capital Management II, LLC and Scoggin International Ltd.  Craig Effron and Curtis Schenker, Managers of Game Boy Partners LLC, may be deemed to have voting and dispositive power over the securities owned by Game Boy Partners, LLC.

(19)	Tim Jenkins, Member of Marble Arch Partners Master Fund L.P. may be deemed to have voting and dispositive power over the securities owned by Marble Arch Partners Master Fund L.P.

TRANSACTIONS WITH RELATED PARTIES

The Bank makes loans to executive officers and directors of the Bank in the ordinary course of its business.  These loans are currently made on substantially the same terms, including interest rates and collateral, as those prevailing at the time the transaction is originated for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectability or present any other unfavorable features.  Federal regulations prohibit the Bank from making loans to executive officers and directors of the Holding Company or the Bank at terms more favorable than could be obtained by persons not affiliated with the Holding Company or the Bank.  The Bank’s policy towards loans to executive officers and directors currently complies with this limitation.

Some current directors, nominees for director and executive officers of the Bank and entities or organizations in which they were executive officers or the equivalent or owners of more than 10% of the equity were customers of and had transactions with or involving the Bank in the ordinary course of business during the fiscal year ended December 31, 2009.  None of these transactions involved amounts in excess of 5% of the Bank’s consolidated gross revenues during 2009 or $200,000, nor was the Bank indebted to any of the foregoing persons or entities in an aggregate amount in excess of 5% of the Bank’s total consolidated assets at December 31, 2009.  Additional transactions with such persons and entities may be expected to take place in the ordinary course of business in the future.

On June 17, 2009, the Bank entered into a Consulting Agreement with Kenneth B.  Mumma, its former Chairman and CEO, pursuant to which the Bank agreed to engage Mr. Mumma as a consultant until December 31, 2011.  During the period of his engagement, Mr. Mumma has agreed to provide from 20 to 40 hours of consulting services per month, for a consulting fee of $13,500 per month plus reimbursement of expenses incurred by him in performing the services.  The agreement also provides non-compete covenants for a period ending one year after the term of the consulting agreement.  During 2009, the Bank paid an aggregate of $67,500 in consulting fees to Mr. Mumma under the agreement.

On June 30, 2010, the Bank extended a term loan in the principal amount of five million dollars ($5,000,000) to Atlantic Coast Federal Corporation, which is the holding company for Atlantic Coast Bank, a federal savings bank with main offices in Waycross, Georgia.  Mr. Sidhu is the Executive Chairman of the Board of Atlantic Coast Federal Corporation.  This lending transaction was in the ordinary course of the Bank’s business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers, and did not involve more than the normal risk of collectability or present other unfavorable features.  The Bank has received commitments from accredited investors to participate in the full amount of the term loan and anticipates that the closing on such participations will occur in the third quarter of 2010.

Certain of the Bank’s executive officers and directors purchased securities in private offerings of the Bank’s securities during 2008, 2009 and 2010.  The below chart indicates the number and types of securities purchased as well as dollar value paid for such securities as of the date of purchase.  In early 2010, all shares of Common Stock and warrants underlying such shares that are listed in this table and accompanying footnotes became subject to anti-dilution adjustments.  See “ANTI-DILUTION AGREEMENTS” beginning on page 71 of this prospectus-proxy statement for more information regarding the anti-dilution adjustments, “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement, and “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 93 of this prospectus-proxy statement for the current security ownership of each of the below-listed individuals.

Name	Number and Type of Securities	Aggregate Purchase Price
Jay Sidhu, Chairman and CEO	181,819 shares of Common Stock	$1,000,000

Bhanu Choudhrie, Director (1)	664,895 shares of Common Stock (2)	$2,500,000
	1,116,312 shares of Common Stock (3)	$4,777,815

Lawrence Way, Director	6,600 shares of Common Stock (4)	$36,300
	25 shares of 10% Series A Preferred Stock (8)	$250,000

Steven Zuckerman, Director	227,273 shares of Common Stock (5)	$1,250,000
	194,704 shares of Common Stock	$833,333

John Sickler, Director (6)	35,050 shares of Common Stock	$150,014
	20 shares of 10% Series A Preferred Stock (8)	$200,000

Daniel Rothermel, Director	46,000 shares of Common Stock	$196,880

Kenneth Mumma, Director (7)	25 shares of 10% Series A Preferred Stock (8)	$250,000

Robert Philips, named executive officer	2 shares of 10% Series A Preferred Stock (8)	$20,000

(1)	Mr. Choudhrie has an indirect beneficial ownership interest in these securities as they were purchased through his company, Lewisburg Capital Limited.

(2)
In connection with this purchase, Lewisburg Capital Limited also received immediately exercisable warrants to purchase 23,651 shares of the Bank’s Common Stock at an exercise price of $5.50 per share. Such warrants expire on June 30, 2016.

(3)
In connection with this purchase, Lewisburg Capital Limited also received immediately exercisable warrants to purchase 49,034 shares of the Bank’s Common Stock at an exercise price of $4.28 per share. Such warrants expire on February 17, 2017.

(4)
In connection with this purchase, Mr. Way also received immediately exercisable warrants to purchase 353 shares of the Bank’s Common Stock at an exercise price of $5.50 per share. Such warrants expire on June 30, 2016.

(5)
In connection with this purchase, Mr. Zuckerman also received immediately exercisable warrants to purchase 11,826 shares of the Bank’s Common Stock at an exercise price of $5.50 per share. Such warrants expire on June 30, 2016.

(6)	Mr. Sickler purchased such shares jointly with his wife.

(7)	Mr. Mumma purchased such shares jointly with his wife.

(8)	In June 2009, all outstanding shares of 10% Series A Preferred Stock were redeemed for shares of Common Stock of the Bank and warrants to purchase Common Stock of the Bank.

RECENT SALES OF UNREGISTERED SECURITIES

Below is a chart that provides information relating to all unregistered offers of securities by the Bank in the past three fiscal years.  The number of securities referenced are as of the date of issuance in the applicable offering.  The securities in such offerings were offered and sold in reliance on an exemption under 3(a)(5) of the Securities Act for securities issued by a bank.

OFFERING	TYPES AND NUMBERS OF SECURITIES SOLD	AGGREGATE PURCHASE PRICE PAID OR OTHER CONSIDERATION GIVEN FOR SECURITIES	DATE OF COMPLETION OF OFFERING	TYPES OF INVESTORS
2010 March Private Offer (1)	761,596 shares of Common Stock 1,189,202 shares of Class B Non-Voting Common Stock 48,104 warrants to purchase Common Stock 48,107 warrants to purchase Class B Non-Voting Common Stock	$7,335,003	March 29, 2010	Institutional and Accredited Investors
2010 February Private Offer(1)	6,529,550 shares of Common Stock 3,548,589 shares of Class B Non-Voting Common Stock 205,779 warrants to purchase Common Stock 156,532 warrants to purchase Class B Non-Voting Common Stock	$43,134,433	February 17, 2010	Institutional and Accredited Investors
2009 Private Offer(1)	999,559 shares of Common Stock 683,330 warrants to purchase Common Stock	$17,106,300	July 31, 2009	Institutional and Accredited Investors
2008 Private Offer	98 shares of 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock (2)	$980,000	December 18, 2008	Accredited Investors
2007 Debt Offer	Series 2007 7.50% Mandatorily Convertible Subordinated Debenture (3)	$1,000,000	December 31, 2007	Institutional Investor

(1)
All shares and warrants issued in connection with this offering are subject to change with respect to possible future private offerings.  See “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.

(2)
In conjunction with the Bank’s 2009 private offering, all shares of 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock issued in this offering were exchanged for 178,164 shares of Common Stock of the Bank at an average per share price of $5.50 per share, and 24,500 warrants to purchase Common Stock of the Bank at an exercise price of $5.50 per share.

(3)
All convertible subordinated debentures issued in this offering were converted to 213,219 shares Common Stock of the Bank at an average share price of $4.69 due to turnover on the Bank’s board of directors triggering a change in control provision in the related Indenture.

NEW CENTURY INTERIM BANK

If the reorganization is approved by the shareholders of the Bank and the Bank receives all necessary regulatory approvals, the Holding Company will incorporate a new bank, called New Century Interim Bank, as a wholly-owned merger subsidiary of the Holding Company.  Prior to completion of the reorganization, the new bank will not conduct any banking business or any other business.  Prior to completion of the reorganization, it will have no employees, no liabilities, no operations, and no assets except for a nominal capital contribution required by law, which is discussed below.  It will be a “shell” corporation, and will be incorporated for the sole purpose of assisting in the reorganization.

The Holding Company will capitalize the new bank with $155,000 that the Holding Company will borrow from a correspondent bank, and it will have corporate officers and directors for its temporary existence.  In the reorganization as currently structured, the Bank will merge into this merger subsidiary, which will then be renamed, “Customers 1st Bank,” and will operate under articles of incorporation and bylaws that are identical to the present articles of incorporation and bylaws of the Bank.  Once the reorganization is completed, the resulting institution will continue the business and franchise of the Bank under the name “Customers 1st Bank” and will succeed to all of the Bank’s assets and liabilities.  Use of the “Customers 1st” name may depend on a successful defense of a trademark infringement claim.  See “NEW CENTURY BANK – Legal Proceedings” on page 78 of this prospectus-proxy statement.  Upon completion of the reorganization, the resulting institution will have the same employees as the Bank and will succeed to the entire capital of the Bank.  After completion of the reorganization, the resulting institution will pay a special dividend to the Holding Company in order for the Holding Company to pay off the loan from the correspondent bank.

MARKET PRICE OF COMMON STOCK AND DIVIDENDS

Trading Market for Common Stock

There is no established public trading market for the Holding Company’s Common Stock or Class B Non-Voting Common Stock.  Neither the Holding Company’s Common Stock nor its Class B Non-Voting Common Stock is actively traded nor listed for trading on any securities exchange.  The Holding Company does not anticipate that the shares being registered in this prospectus–proxy statement will be listed on any stock exchange or quoted on any electronic bulletin board or system. Furthermore, there are no brokerage firms that act as a market maker in the Holding Company’s Common Stock or Class B Non-Voting Common Stock. Consequently, information on current stock trading prices is not readily available. The Bank currently acts as the Holding Company’s transfer agent, but it does not make a market in the Holding Company’s Common Stock or Class B Non-Voting Common Stock, nor does it attempt to negotiate prices for trades of such stock. An active trading market in the Holding Company’s Common Stock and Class B Non-Voting Common Stock may not develop within the foreseeable future. Therefore, while the shares registered in this prospectus-proxy statement will not be subject to any restrictions on transfer (except with respect to affiliates as more completely described in “Securities Law Consequences; Resale Restrictions for Certain Persons” on page 49 of this prospectus-proxy statement), no assurance can be given that a holder will otherwise be able to dispose of his or her shares.

Market Price of Common Stock

As of April 16, 2010, which is the date immediately prior to public announcement of the proposed reorganization, there were 321 shareholders of record, 15,943,415 outstanding shares of the Bank’s Common Stock and 1,541,783 outstanding warrants and 44,810 options to purchase Common Stock of the Bank.  Since the share exchange ratio in the proposed reorganization is one share of the Holding Company’s Common Stock for every three shares of outstanding the Bank’s Common Stock, the share ownership of all beneficial owners, as well as directors and officers, will be reduced to one-third of their current ownership, less any fractional shares for which cash will be received, upon the closing of the transaction.

The below chart shows the high and low sale prices known by management to have occurred, or bid quotations on  the Pink Sheets, of the Bank for the periods indicated.

Quarter ended	High (1)	Low (1)

March 31, 2010	$5.50	$3.76

December 31, 2009	$5.25	$4.00
September 30, 2009	$5.00	$5.00
June 30, 2009	$3.55	$3.50
March 31, 2009	$4.00	$2.00

December 31, 2008	$4.00	$4.00
September 30, 2008	$6.00	$3.00
June 30, 2008	$7.10	$5.10
March 31, 2008	--(2)	--(2)

(1)
These ranges are limited only to those transactions known by management to have occurred, based primarily on individual trades of which management may have become aware, or quotations on the Pink Sheets.  There may, in fact, have been additional transactions of which management is unaware, and such transactions could have occurred at higher or lower prices.

(2)	We do not know of any trades that occurred during this period.

Dividends on Common Stock

Effective December 15, 1999, the Bank’s board of directors declared a 25% stock split effected in the nature of a stock dividend. The Bank has not paid any cash dividends on the Bank’s shares. Presently, the Bank is not authorized to pay cash dividends on its shares.  The Holding Company’s ability to pay dividends is restricted by banking laws and the Bank’s ability to pay dividends to the Holding Company.

Dividend payments made by the Bank to its shareholders are subject to the Pennsylvania Banking Code, the Federal Deposit Insurance Act, and the regulations of the Federal Reserve Board.

The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings and that, prior to the declaration of any dividend, if the surplus of a bank is less than the amount of its capital, the bank shall, until surplus is equal to such amount, transfer to surplus an amount which is at least ten percent of the net earnings of such bank for the period since the end of the last fiscal year or for any shorter period since the declaration of a dividend. If the surplus of a bank is less than fifty percent of the amount of capital, no dividend may be declared or paid without the prior approval of the Pennsylvania Banking Department until such surplus is equal to fifty percent of such bank’s capital.

Under the Federal Reserve Act, if losses have at any time been sustained by a bank equal to or in excess of its undivided profits then on hand, no dividend shall be made; no dividends shall ever be made in an amount greater than a bank’s net profit less losses and bad debts. Cash dividends must be approved by the Federal Reserve Board if the total of all cash dividends declared by a bank in any calendar year, including the proposed cash dividend, exceeds the total of such bank’s net profits for that year plus its retained net profits from the preceding two years less any required transfers to surplus or a fund for the retirement of preferred stock, if any. The Federal Reserve Board and the Pennsylvania Banking Department each has the authority under the Federal Reserve Act to prohibit the payment of cash dividends by a bank when it determines such payment to be an “unsafe or unsound banking practice” under the then existing circumstances.

The Federal Deposit Insurance Act generally prohibits all payments of dividends by any bank that is in default of any assessment of the FDIC.

The Federal Reserve Board and the FDIC have formal and informal policies, which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. The Federal banking laws further limit the ability of banks to pay dividends if they are not classified as well capitalized or adequately capitalized.

The Bank does not have any accumulated net earnings, and so, under the foregoing restrictions, the Bank is not presently permitted to pay dividends.

Further, under a Memorandum of Understanding (“MOU”) among the Federal Reserve Board, the Pennsylvania Banking Department and the Bank, the Bank may not declare or pay any dividends that would cause its capital ratios to fall below the higher of the minimum levels for a “well capitalized” classification under Prompt Corrective Action standards pursuant to the Federal Deposit Insurance Act, or the internal ratios set in the Bank’s capital plan without the prior written approval of the Pennsylvania Department of Banking.

Dividend Policy

The Holding Company intends to follow a policy of retaining earnings, if any, to increase its net worth and reserves over the next few years. As discussed above, the Bank has not historically declared or paid dividends on its Common Stock and it does not expect to do so in the near future. Any future determination relating to the Bank’s dividend policy will be made at the discretion of the Bank’s board of directors and will depend on a number of factors, including the Bank’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, the Bank’s ability to service any equity or debt obligations senior to Common Stock, and other factors deemed relevant by the Bank’s board of directors.  Since the Holding Company will be the sole shareholder of the Bank upon the closing of the reorganization, and will derive substantially all of its income from the Bank, the Holding Company’s ability to declare dividends will be restricted both by the Bank’s ability to declare dividends, and by Federal Reserve Board and Pennsylvania Department of Banking regulations applicable to bank holding companies.

NEW CENTURY BANK - SELECTED FINANCIAL DATA

The following selected financial data is derived from the Bank’s audited financial statements as of and for the five years ended December 31, 2009 and the unaudited interim financial statements as of and for the three months ended March 31, 2010 and 2009.  The following financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes included elsewhere in this report.

Financial Highlights
Dollar amounts in thousands except per share data
	Three months ended March 31,		Twelve months ended December 31,
	2010	2009	2009	2008	2007	2006	2005
For the Period
Interest income	$ 3,920	$ 3,223	$13,486	$15,502	$17,659	$13,917	$9,471
Interest expense	1,637	1,708	6,336	8,138	10,593	7,461	3,980
Net interest income	2,283	1,515	7,150	7,364	7,066	6,456	5,491
Provision for loan losses	4,372	130	11,778	611	444	416	282
Total non-interest income (loss)	653	399	1,043	(350)	356	479	385
Total non-interest expense	3,533	1,816	9,650	7,654	6,908	5,588	4,649
(Loss) income before taxes	(4,969)	(32)	(13,235)	(1,251)	70	931	945
Income tax expense (benefit)	--	--	—	(426)	(160)	275	33
Net (loss) income	$ (4,969)	$ (32)	$(13,235)	$(825)	$230	$656	$912
Basic (loss) earnings per share	$ (0.46)	$ (0.02)	$(3.66	$(0.41)	$0.11	$0.33	$0.57
Diluted (loss) earnings per share	$ (0.46)	$ (0.02)	$(3.66	$(0.41)	$0.11	$0.32	$0.57
At Period End
Total assets	$ 503,983	$ 265,089	$349,760	$274,038	$272,004	$234,407	$182,623
Net loans	317,229	223,302	220,266	220,876	212,109	176,147	138,100
Allowance for loan losses	13,364	2,984	10,032	2,876	2,460	2,029	1,615
Deposits	424,273	229,187	313,927	237,842	220,345	182,433	144,601
Stockholders' equity	65,404	16,741	21,503	16,849	16,830	16,239	15,503
Tangible common equity(2)	65,404	15,761	21,503	15,869	16,830	16,239	15,503
Selected Ratios & Share Data
Return on average assets(1)	(4.88%)	(0.05%)	(4.69%)	(0.30%)	0.09%	0.31%	0.56%
Return on average equity(1)	(48.15%)	(0.75%)	(65.35%)	(4.98%)	1.40%	4.17%	7.67%
Book value per share	$ 3.21	$ 8.28	$3.89	$8.34	$8.33	$8.18	$7.81
Tangible book value per common share(2)	$ 3.21	$ 7.80	$3.89	$7.85	$8.33	$8.18	$7.81
Common shares outstanding	20,381,922	2,021,078	5,522,706	2,021,078	2,021,078	1,984,370	1,984,370
Net interest margin	2.40%	2.36%	2.62%	2.82%	2.83%	2.85%	3.42%
Equity to assets	12.98%	6.32%	6.14%	6.15%	6.19%	6.93%	8.49%
Non-performing loans	$ 21,076	$ 9,472	$19,150	$7,175	$2,069	$742	$1,158
Non-performing loans to total loans	6.38%	4.07%	8.32%	3.21%	1.63%	0.42%	0.83%
Non-performing assets	$ 21,813	$ 10,721	$20,305	$8,694	$2,069	$742	$1,694
Non-performing assets to total assets	4.33%	4.04%	5.81%	3.17%	1.28%	0.32%	0.46%
Allowance for loan losses to total loans	4.04%	1.32%	4.36%	1.29%	1.15%	1.14%	%
Allowance for loan losses to non-performing loans	63.41%	32.43%	52.39%	40.08%	70.41%	237.45%	139.83%
Net charge offs	$ 1,040	$ 22	$4,622	$195	$13	$2	$43
Net charge offs to average loans(1)	1.51%	0.04%	2.05%	0.09%	0.01%	0.00%	0.03%
Tangible common equity to tangible assets(2)	12.98%	5.96%	6.72%	6.15%	6.19%	6.93%	8.49%
Tier 1 leverage ratio	16.50%	6.40%	6.68%	6.21%	6.22%	7.20%	8.92%
Tier 1 risk-based capital ratio	28.70%	7.85%	9.76%	7.87%	8.03%	9.92%	11.89%
Total risk-based capital ratio	30.70%	10.48%	11.77%	10.50%	10.62%	12.36%	14.61%

(1) Ratio annualized for interim periods.
(2) Our summary consolidated financial data contains information determined by methods other than in accordance with U.S. GAAP.  These measures include tangible common equity and tangible book value per common share.  Our management uses this non-GAAP measure to present historical periods comparable to current period presentation.  These disclosures should not be viewed as substitutes for the results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.   As of December 31, 2008 and March 31, 2009, tangible common equity equals total stockholders’ equity less preferred stock balances of $980 thousand.  Tangible book value per common share equals tangible common equity divided by common shares outstanding for the twelve months ended December 31, 2008 and for the three months ended March 31, 2009.   The preferred shares outstanding were converted in June 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

The Bank has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and that are consistent with general practices within the banking industry in the preparation of its financial statements.  The Bank’s significant accounting policies are described in footnote 2 to its audited financial statements.

Certain accounting policies involve significant judgments and assumptions by the Bank that have a material impact on the carrying value of certain assets and liabilities.  We consider these accounting policies to be critical accounting policies.  The judgment and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances.  Because of the nature of the judgments and assumptions management makes, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of its assets and liabilities and its results of operations.

The following is a summary of the policies the Bank recognizes as involving critical accounting estimates:  Allowance for Loan Losses, Stock-Based Compensation, Unrealized Gains and Losses on Available for Sale Securities and Deferred Income Taxes.

Allowance for Loan Losses.  The Bank maintains an allowance for loan losses at a level management believes is sufficient to absorb estimated probable credit losses.  Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors.  However, this evaluation is inherently subjective as it requires significant estimates by management.  Consideration is given to a variety of factors in establishing these estimates including historical losses, current and anticipated economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers’ perceived financial and management strengths, the adequacy of underlying collateral, the dependence on collateral, or the strength of the present value of future cash flows and other relevant factors.  These factors may be susceptible to significant change.  To the extent actual outcomes differ from management estimates, additional provisions for loan losses may be required which may adversely affect the Bank’s results of operations in the future.

Stock-Based Compensation.  The Bank recognizes compensation expense for stock options in accordance with FASB ASC 718 – “Compensation - Stock Compensation” adopted on January 1, 2009 under the prospective application method of transition.  As a result, options granted prior to January 1, 2009 will generally not be subject to expense.  The Bank has not granted any options after January 1, 2009.  Any expense related to new options granted after January 1, 2009 will generally be measured based on the fair value of the option at the grant date, with compensation expense recognized over the service period, which is usually the vesting period.  The Bank will utilize the Black-Scholes option-pricing model to estimate the fair value of each option on the date of grant.  The Black-Scholes model takes into consideration the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, the expected dividends on the stock and the current risk-free interest rate for the expected life of the option.  The Bank’s estimate of the fair value of a stock option is based on expectations derived from historical experience and may not necessarily equate to its market value when fully vested.

Unrealized Gains and Losses on Securities Available for Sale.  We receive estimated fair values of debt securities from independent valuation services and brokers.  In developing these fair values, the valuation services and brokers use estimates of cash flows based on historical performance of similar instruments in similar rate environments.  Debt securities available for sale are mostly comprised of U.S. government agency securities.  The Bank uses various indicators in determining whether a security is other-than-temporarily impaired, including for equity securities, if the market value is below its cost for an extended period of time with low expectation of recovery or, for debt securities, when it is probable that the contractual interest and principal will not be collected.  The debt securities are monitored for changes in credit ratings because adverse changes in credit ratings could indicate a change in the estimated cash flows of the underlying collateral or issuer.  The unrealized losses associated with securities that management does not intend to sell, and it is not more likely than not that the Bank will be required to sell prior to maturity or market price recovery, are not considered to be other than temporary as of December 31, 2009, because the unrealized losses are related to changes in interest rates and do not affect the expected cash flows of the underlying collateral or issuer.

Deferred Income Taxes.  The Bank provides for deferred income taxes on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and net operating loss carry-forwards and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Overview

The following discussion and analysis presents material factors affecting the Bank’s financial condition as of March 31, 2010 and results of operations for the three month periods ended March 31, 2010 and 2009, and as of December 31, 2009 and 2008, and results of operations for each of the three years in the period ended December 31, 2009.  This discussion and analysis should be read in conjunction with the Bank’s financial statements, notes thereto and other financial information appearing elsewhere in this report.

Like most financial institutions, the Bank derives the majority of its income from interest it receives on its interest-earning assets, such as loans and investments.  The Bank’s primary source of funds for making these loans and investments is its deposits, on which the Bank pays interest.  Consequently, one of the key measures of the Bank’s success is its amount of net interest income, or the difference between the income on its interest-earning assets and the expense on its interest-bearing liabilities, such as deposits and borrowings.  Another key measure is the spread between the yield the Bank earns on these interest-earning assets and the rate it pays on its interest-bearing liabilities, which is called its net interest spread.

There are risks inherent in all loans, so the Bank maintains an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible.  The Bank maintains this allowance by charging a provision for loan losses against our operating earnings.  We have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses.

The external environment in 2009 was, and continues in the first three months of 2010 to be, very challenging as the economy struggles through a recession.  Many business customers in our market experienced a loss of revenues and there was an increase in bankruptcies.  Many overleveraged real estate customers were forced to take action to improve their cash flow due to high vacancy rates and a reduction in rents due to the reduced demand for space during the downturn.  Unemployment increased throughout 2009 and the first three months of 2010 as companies reduced expenses to manage through the challenging times.  These conditions produced stress in the asset quality of the loan portfolio primarily the commercial real estate portfolio.  There continues to be uncertainty in the external environment in 2010 and it is likely that these challenging conditions will continue in the next few years.

The Bank began a new initiative in warehouse lending in 2009.  In this business, the Bank finances mortgage loans for mortgage companies from the time of the home purchase or refinancing of a mortgage loan through the sale of the loan into the secondary market.  Most of the loans are FHA / VA loans or conforming loans which are sold through Fannie Mae and Freddie Mac.  The strategy is to stay focused on providing the financing in the lowest risk segments in this business.  Most of the revenue is derived from the interest income earned on the warehouse loan but the business also generates fee income and deposits.  The Bank expects material growth in this business in 2010 and most of its loan growth is expected to come from warehouse lending.  Warehouse lending is approximately $116.0 million or 35% of total loans at March 31, 2010.  This prediction about continued growth is a forward-looking statement and is subject to a number of contingencies, including an assumption that the recession may have reached bottom, and to the Bank’s estimation that borrowers will increase their borrowing activity in the coming months.  If the economy falters or remains stagnant, or if businesses delay their borrowings, it is possible that the Bank’s continued growth in this business will not occur.  Further, given the unprecedented low level of interest rates, there is no guarantee that the demand and profitability in this type of lending will continue.  If interest rates rise, refinancing activity will most likely decline.  The decline in volumes could put pressure on spreads and fee income margins.

In addition to earning interest on its loans and investments, the Bank earns income through other sources, such as fees and other charges to its customers and bank owned life insurance (“BOLI”).  We describe the various components of this non-interest income, as well as its non-interest expense, in the following discussion.

In the second half of 2009, the Bank introduced many new initiatives to increase the deposits of the Bank.  Sales management practices were introduced along with new marketing and pricing strategies.  As a result of these changes, total deposits increased in the second half of the year by over 70% annualized with most of the growth coming from retail money market accounts and retail CDs.  A new relationship checking account was introduced during the year.  The new account features coupled with improved sales performance have caused a change in the trends.  Net checking account totals began to increase in the second half of the year after declining in previous years.  It is anticipated that this growth will continue for a period of time.  The Bank also plans to open four new branches in 2010.  It is anticipated that the combination of the changes in management along with the increase in branch locations will lead to a continued strong growth in deposits in 2010 and 2011.  It is possible that competition for deposits will increase in future periods.  It is also likely that interest rates will move higher.  If there is a material change in the external environment or management cannot successfully execute its plans, deposit growth may be more difficult than expected.

Results of Operations

Three months ended March 31, 2010 and 2009

The Bank experienced a net loss of $5.0 million for the three months ended March 31, 2010 compared to a net loss of $32 thousand for the three months ended March 31, 2009.  On a basic and diluted per share basis, the net loss was $0.46 per share for the first three months of 2010 compared to the net loss of $0.02 per share for the same period in 2009.  Net interest income increased $0.8 million or 51% to $2.3 million for the three months ended March 31, 2010 compared to $1.5 million for the three months ended March 31, 2009.  The increase in provision for loan losses of $4.2 million to $4.4 million for the three months ended March 31, 2010 compared to $0.1 million for the same period in 2009 was primarily due to the increase in non-performing loans and the continued deterioration of the economic conditions in 2010.  This is highlighted by a 272 basis point increase in our allowance for loan losses to total loans of 4.04% at March 31, 2010 from 1.32% at March 31, 2009. Non-interest expense increased $1.7 million to $3.5 million for the three months ended March 31, 2010 from $1.8 million for the three months ended March 31, 2009 due to an increase in the number of employees at the Bank in connection with the Bank’s growth strategy, expenses related to loan workout and increased premiums for FDIC insurance.   The Bank’s return on average assets was (4.9)% in 2010 compared to (0.1)% in 2009.  The Bank’s return on average equity was (48.2)% in 2010 compared to (0.8)% in 2009.

NET INTEREST INCOME

Three months ended March 31, 2010 and 2009

Net interest income (the difference between the interest earned on loans, investments and interest-earning deposits with banks, and interest paid on deposits, borrowed funds and subordinated debt) is the primary source of the Bank’s earnings.  The following table summarizes the Bank’s net interest income and related spread and margin for the periods indicated:

	Three months ended March 31
	2010			2009
	Average balance	Interest income or expense	Average yield or cost	Average balance	Interest income or expense	Average yield or cost
	(dollars in thousands)
Interest earning assets
Interest earning deposits	$52,567	$10	0.10%	$2,281	$1	0.22%
Federal funds sold	5,080	3	0.23%	1,132	-	0.10%
Investment securities, taxable	44,801	387	3.42%	23,230	221	3.83%
Investment securities, non taxable (B)	2,993	51	6.83%	6,290	87	5.55%
Loans (A)	278,410	3,471	5.06%	224,934	2,928	5.28%
Restricted stock	2,026	11	2.17%	1,798	8	1.78%
Total interest earning assets	$385,877	$3,933	4.13%	$259,665	$3,245	5.07%
Interest-bearing liabilities
Interest checking	$11,112	$16	0.58%	$11,822	$42	1.44%
Money market	90,006	377	1.70%	31,051	107	1.39%
Other Savings	8,552	13	0.63%	9,393	29	1.27%
Certificates of deposit	201,731	1,125	2.23%	155,347	1,336	3.49%
Total interest bearing deposits	311,401	1,531	1.99%	207,613	1,514	2.96%
Other borrowings	13,400	106	3.20%	22,700	194	3.48%
Total interest-bearing liabilities	324,801	1,637	2.04%	230,313	1,708	3.01%
Non-interest-bearing deposits	24,215	-		18,000	-
Total deposits & borrowings	$349,016	$1,637	1.90%	$248,313	$1,708	2.79%
Net interest earnings (B)		2,296			1,537
Tax equivalent adjustment		13			22
Net interest earnings		$2,283			$1,515
Interest spread			2.09%			2.06%
Net interest margin			2.40%			2.36%
Net interest margin tax equivalent (B)			2.41%			2.40%

(A)	Includes non-accrual loans, the effect of which is to reduce the yield earned on loans, and deferred loan fees.
(B)	Full tax equivalent basis, using a 34% statutory tax rate to approximate interest income as a taxable asset.

Net interest income was $2.3 million for the three months ended March 31, 2010 compared to $1.5 million for the same period in 2009, an increase of $0.8 million or 51%.  Interest income on loans, investments and interest earning deposits was $3.9 million in 2010 compared to $3.2 million in 2009, an increase of $0.7 million or 22%.  Meanwhile, interest expense on deposits and borrowed funds was $1.6 million in 2010, down $0.1 million or 4%, from $1.7 million in 2009.    Average interest earning assets increased $126.6 million as the yield on interest earning assets decreased 94 basis points to 4.13% in 2010 from 5.07% at March 31, 2009 due to the continued decline of interest rates through the first quarter 2010.   Average interest bearing liabilities increased $94.5 million to $324.8 million at March 31, 2010 while the interest paid on these liabilities remained relatively flat through March 31, 2010.   The cost of funds for the interest bearing liabilities decreased 96 basis points to 2.04% in 2010 from 3.01% in 2009 due to the continuing decline of interest rates, primarily time deposit accounts

The key measure of the Bank’s net interest income is its net interest margin.  The Bank’s net interest margin increased slightly to 2.40% in 2010 from 2.36% in 2009.  This increase was primarily attributable to lower yields on loans due to the downward re-pricing of variable rate commercial loans in a falling rate environment being offset by lower costs on money market and  time deposit accounts.  Deposit costs are close to a floor as short-term market interest rates continued to be around 0% through March 31, 2010.

PROVISION FOR LOAN LOSSES

Three months ended March 31, 2010 and 2009

The provision for loan losses was $4.4 million for the three months ended March 31, 2010, an increase of up $4.2 million from $0.1 million in 2009.  This increase was primarily due to a significant increase in non-performing loans, charge-offs of problem loans and the declining value of real estate in our market area, all of which were related to the significant economic downturn faced by the national and regional economies in 2010. For more information about our provision and allowance for loan and lease losses and our loss experience see “Credit Risk” and “Asset Quality” on pages 109 and 110 of this prospectus-proxy statement for further information regarding the Bank’s provision for loan losses, allowance for loan losses and net charge-offs generally and additional discussion of the Bank’s non-performing loans.

NON-INTEREST INCOME

The chart below shows the Bank’s results in the various components of non-interest income for the three months ended March 31, 2010 and 2009.

	Three months ended March 31,
	2010	2009
	(in thousands)
Service fees	$268	$153
Bank owned life insurance	58	56
Gains on sales of investment securities	302	168
Other	25	22
Total non-interest income	$653	$399

Three months ended March 31, 2010 and 2009

Non-interest income was $0.7 million for the three months ended March 31, 2010, an increase of $0.3 million from $0.4 million for the three months ended March 31, 2009.  This change is primarily due to the increased service fees of $0.1 million and increased gains on sales of investment securities of $0.1 million in 2010.

Service fees represent a significant component of non-interest income and were $0.3 million in 2010, an increase of $0.1 million or 75% from 2009.  This was due to an increase in warehouse lending fees, primarily transactional fees of $0.2 million for the three months ended March 31, 2010.

The Bank sold $32.4 million of investment securities in 2010 for a gain of $0.3 million, compared to sales of $12.0 million in 2009 for a gain of $0.2 million.  The gains in 2010 were primarily due to the sales of US agency, municipal and mortgage backed securities.

 NON-INTEREST EXPENSE

The below chart shows the Bank’s results in the various components of non-interest expense for the three months ended March 31, 2010 and 2009.

	Three months ended March 31,
	2010	2009
	(in thousands)
Salaries and employee benefits	$1,444	$798
Occupancy	308	317
Technology, communication and bank operations	357	230
Advertising and promotion	96	31
Professional services	475	112
FDIC assessments, taxes, and regulatory fees	276	152
Other real estate owned	382	52
Other	195	124
Total non-interest expense	$3,533	$1,816

Three months ended March 31, 2010 and 2009

Non-interest expense was $3.5 million for the three months ended March 31, 2010, an increase of $1.7 million from $1.8 million for the same period in 2009.  The increase was largely due to an increase in personnel, impairment and ongoing costs of other real estate owned and professional fees related to legal expenses.

Salaries and employee benefits represent the largest component of non-interest expense and were $1.4 million in 2010 compared to $0.8 million in 2009, an increase of $0.6 million.  This increase was primarily driven by management and staff increases of approximately 15 employees added since March 31, 2009 related to building our infrastructure for our planned growth.

Technology, communications and bank operations expense was $0.4 million in 2010, an increase of $0.1 million or 55% over the $0.2 million in 2009 due to software maintenance for the planned growth.

Expenses related to professional services increased to $0.5 million in 2010 from $0.1 million in 2009.  This increase was primarily attributable to legal expenses related to regulatory filings and loan workouts or foreclosure of loans.

FDIC assessments, taxes and regulatory fees increased 82% or $0.1 million to $0.3 million in 2010 from $0.2 million in 2009.  This increase is attributable to the increases in FDIC premiums from $0.1 million to $0.2 million in 2010.

Other real estate owned (OREO) expenses increased $0.3 million to $0.4 million in 2010 from $0.1 million in 2009.  At March 31, 2010, the Bank has two properties identified as OREO.   During the three months ended March 31, 2010, the Bank adjusted the fair value of the OREO properties by $0.3 million.

Other expenses increased 57% or $0.1 million to $0.2 million in 2010 from $0.1 million in 2009.  This increase was primarily attributable to increases in appraisal expenses in connection with loan workouts, director fees, and other miscellaneous expenses.

INCOME TAXES

Three months ended March 31, 2010 and 2009

The Bank recognized no income tax benefit in 2010 or 2009 due to losses incurred and a valuation allowance for the current tax benefit.  The Bank established a valuation allowance in 2008 to reduce the deferred tax assets to an amount we considered to be recoverable.  Management periodically evaluates the recoverability of its deferred tax assets to determine if the valuation allowance should be adjusted.

FINANCIAL CONDITION

GENERAL

The Bank’s total assets were $504.0 million at March 31, 2010, a 44% increase from the $349.8 million at December 31, 2009.  The main components of this change were increases in cash and cash equivalents and loans receivable.  The Bank’s total liabilities were $438.6 million at March 31, 2010, up 34% from $328.3 million at December 31, 2009.  The main component of this change was an increase in deposits, primarily time deposits.

The following table sets forth certain key condensed balance sheet data:
	March 31,	December 31,
	2010	2009
	(dollars in thousands)
Cash and cash equivalents	$134,576	$68,807
Total investment securities	37,321	44,588
Total loans receivable	330,593	230,298
Total assets	503,983	349,760
Earning assets	500,463	341,548
Total deposits	424,273	313,927
Total borrowings	13,000	13,000
Total liabilities	438,579	328,257
Total stockholders’ equity	65,404	21,503

CASH AND DUE FROM BANKS

Cash and due from banks consists mainly of vault cash and cash items in the process of collection.  These balances totaled $4.1 million at March 31, 2010.  This represents a $0.1 million decrease from $4.2 million at December 31, 2009.  These balances vary from day to day, primarily due to variations in customers’ deposits with the Bank.

INTEREST-EARNING DEPOSITS WITH BANKS

The Bank’s interest earning deposits consist mainly of deposits at the FHLB of Pittsburgh (FHLB-P) and the Federal Reserve Bank.  These deposits totaled $125.4 million at March 31, 2010, which was a $66.5 million increase from $59.0 million at December 31, 2009.  This balance varies from day to day, depending on several factors, such as variations in customers’ deposits with the Bank and the payment of checks drawn on customers’ accounts.   The growth of interest earning deposits is primarily attributable to growth of deposits and proceeds from the capital offerings completed during the first quarter 2010, offset somewhat by the Bank’s growth of the loan portfolio.

FEDERAL FUNDS SOLD

Federal funds sold consist of overnight interbank lending through Atlantic Central Bankers Bank.  These funds totaled $5.1 million at March 31, 2010, representing a decrease of $0.6 million from the $5.7 million at December 31, 2009.  This balance varies day-to-day, based upon the short-term fluctuations in the net cash position of the bank.

INVESTMENT SECURITIES

The Bank’s investment securities portfolio is an important source of interest income and liquidity.  It consists of U.S. Treasury, government agency and mortgage-backed securities (guaranteed by an agency of the United States government and non-agency guaranteed), municipal securities, domestic corporate debt, and asset-backed securities.  In addition to generating revenue, the Bank maintains the investment portfolio to manage interest rate risk, provide liquidity, provide collateral for other borrowings and diversify the credit risk of earning assets.  The portfolio is structured to maximize net interest income, given changes in the economic environment, liquidity position and balance sheet mix.

At March 31, 2010, the Bank’s investment securities of $37.3 million were classified as available for sale (AFS).  This represents a decrease of $7.3 million or, 16% from $44.6 million at December 31, 2009.  The decrease was largely due to sales of investment securities of $32.4 million and $3.1 million of normal maturities, calls, principal repayments and offset by the purchase of $28.1 million of mortgage backed securities.  Unrealized gains and losses of $0.1 million on AFS securities, although excluded from the results of operations, are reported as a separate component of stockholders’ equity, net of the related tax effect.

The investment securities portfolio’s composition changes periodically as a result of restructuring transactions, taken primarily to manage liquidity, capital and interest rate risks.  The Bank had a concentration greater than 10% of stockholders' equity in Fannie Mae ($1.2 million), Ginnie Mae ($26.4 million) and Freddie Mac ($4.6 million) at March 31, 2010.

At March 31, 2010, the Bank held $4.0 million in investment securities that were impaired based on having a fair value lower than amortized cost for at least twelve consecutive months.  The Bank considers these securities to be temporarily impaired primarily due to interest rate changes and a lack of liquidity in the market.  The Bank does not intend to sell and it is not more likely than not that the Bank will be required to sell the securities prior to maturity or market price recovery. Management believes that there is no other than temporary impairment of these securities as of March 31, 2010.

LOANS

Our existing lending relationships are primarily with small businesses and individual consumers in Chester and Delaware Counties and to a lesser extent in surrounding markets.  Our loan portfolio is primarily comprised of commercial real estate, construction and development, and commercial and industrial loans.

Loans outstanding (net of the allowance for loan losses) grew to $317.2 million at March 31, 2010, an increase of $97.0 million or 44%, from $220.3 million at December 31, 2009.  The growth of the loan portfolio was generally in the warehouse lending facilities initiated in 2009.  The composition of net loans receivable at March 31, 2010 and December 31, 2009 is as follows:

	March 31, 2010	December 31, 2009
	(in thousands)
Commercial construction	$18,084	$19,161
Commercial real estate	137,011	133,433
Commercial and Industrial	25,269	25,290
Warehouse loans	116,034	16,435
Residential construction	2,653	2,581
Consumer residential	26,179	27,422
Consumer and other	4,943	5,524
Total loans	330,173	229,846
Unearned net loan origination costs and fees	420	452
Allowance for loan losses	(13,364)	(10,032)
Net loans receivable	$317,229	$220,266

Our commercial and construction credit relationships are monitored on a periodic basis to evaluate the cash flows available for the repayment of loans.  Management emphasizes loan quality and close monitoring of potential problem credits. Credit risk identification and review processes are utilized to assess and monitor the degree of risk in the loan portfolio.  Our lending and credit administration groups are charged with reviewing the loan portfolio and identifying changes in the economy or in a borrower’s circumstances which may affect (i) the borrower’s ability to repay the loan, or (ii) the underlying value of the pledged collateral.  As a warehouse lender, the Bank provides a form of financing to mortgage bankers by purchasing the underlying residential mortgages on a short-term basis under a master repurchase agreement.  The Bank is subject to the risks associated with such lending, including, but not limited to, the risks of fraud, bankruptcy and default of the underlying residential borrower, any of which could result in credit losses.  Our warehouse lending division monitors these mortgage bankers and the underlying residential borrowers by obtaining financial and other relevant information to reduce these risks during the lending period.

As is typical with most community banks, the Bank has a high concentration (90.7%) of its loans secured by real estate at March 31, 2010. Construction and Commercial real estate represent 49% of the loan portfolio (by collateral type), although exposure in construction loans has been gradually winding down over the past 1½ years and now represents 6% of the portfolio at March 31, 2010. It is in the construction and commercial real estate secured portion of the loan portfolio that we are experiencing the most difficulty with delinquent and non-accrual loans. Although we believe that we have identified and appropriately allocated reserves against the riskiest of our loans in construction and commercial real estate, the possibility of further deterioration before the real estate market turns around presents the opportunity for increased allocations of the Allowance for Loan Losses (ALLL) in that area in the future.

Other than the concentrations already addressed in warehouse lending, construction and commercial real estate, the Bank has no large exposures in other risky industries such as restaurants, home heating oil businesses or other industries that are typical viewed as high risk.

CREDIT RISK

The Bank manages credit risk by maintaining diversification in its loan portfolio, by establishing and enforcing rigorous underwriting standards, by intensive collection efforts and by establishing and performing periodic loan classification reviews by management.  Management also attempts to anticipate and allow for credit risks by maintaining an adequate allowance for loan losses, to which credit losses are charged when they are identified and to which provisions are added when they are anticipated to be incurred.  The ALLL is evaluated periodically as Management and the board of directors deem appropriate.

The provision for loan losses was $4.4 million and $0.1 million for the three months ended March 31, 2010 and 2009, respectively.  The allowance for loan losses was $13.4 million or 4.04% at March 31, 2010 and $10.0 million, or 4.36% of total loans, at December 31, 2009.  Net charge-offs were $1.0 million for the three months ended March 31, 2010, an increase of $1.0 million compared to the $22 thousand for the three months ending March 31, 2009.

The $4.2 million increase in the provision for loan losses for 2010 was primarily attributable to increased delinquent, non-performing and impaired loans and the deteriorating real estate market.

The chart below depicts the Bank’s allowance for loan losses for the periods indicated.

	Three Months ended March 31,		Year ended December 31,
	2010	2009	2009
	(in thousands)
Balance, January 1	$10,032	$2,876	$2,876
Provision for loan losses	4,372	130	11,778
Loans charged off	(1,043)	(22)	(4,630)
Recoveries	3	-	8
Balance, End of Period	$13,364	$2,984	$10,032

ASSET QUALITY

The Bank had impaired loans totaling $21.2 million at March 31, 2010, compared to $17.5 million at December 31, 2009.  Non-accrual loans totaled $17.6 million at March 31, 2010 up from $10.3 million at December 31, 2009.  The Bank had charge-offs of $1.0 million in 2010, compared with $0.1 million for the three months ended March 31, 2009.   There were $0.7 million and $1.2 million of other real estate owned (OREO) as a result of foreclosure or voluntary transfer to the Bank at March 31, 2010 and December 31, 2009, respectively.  These amounts are included in Other Assets on the Balance Sheets.

The tables below set forth non-performing loans and non-performing assets and asset quality ratios at March 31, 2010 and December 31, 2009.

	March 31, 2010	December 31, 2009
	(dollars in thousands)
Non-accrual loans	$17,575	$10,341
Loans 90+ days delinquent still accruing	163	4,119
Restructured loans	3,338	4,690
Non-performing loans	21,076	19,150
OREO	737	1,155
Non-performing assets	$21,813	$20,305

	March 31, 2010	December 31, 2009
Non-accrual loans to total loans	5.32%	4.49%
Non-performing loans to total loans	6.38%	8.32%
Non-performing assets to total assets	4.33%	5.81%
Non-accrual loans and 90+ days delinquent to total assets	3.52%	4.13%
Allowance for loan losses to:
Total loans	4.04%	4.36%
Non-performing loans	63.41%	52.39%
Non-performing assets	61.27%	49.41%

The table below sets forth the types of loans that were non-performing at March 31, 2010 and December 31, 2009.

	March 31, 2010	December 31, 2009
	(dollars in thousands)
Commercial construction	$5,826	$2,835
Consumer residential	1,207	672
Commercial real estate	13,045	14,786
Commercial and industrial	971	721
Consumer and other	27	136
Total non—performing loans	$21,076	$19,150

The Non-Performing loans increased $1.9 million of which $2.5 million related to one construction loan relationship, offset by partial charge-offs of $0.5 million for one relationship within the commercial real estate portfolio and the remaining charge-offs within the remaining categories within the loan portfolio.

The Bank seeks to manage its credit risk through the diversification of the loan portfolio and the application of policies and procedures designed to foster sound credit standards and monitoring practices.  While various degrees of credit risk are associated with substantially all investing activities, the lending function carries the greatest degree of potential loss.

PREMISES AND EQUIPMENT AND OTHER ASSETS

The Bank’s premises and equipment, net of accumulated depreciation, was $2.7 million at March 31, 2010 and December 31, 2009.  The Bank’s restricted stock holdings at March 31, 2010 and December 31, 2009 were $2.0 million.  These consist of stock of the Federal Reserve Bank, FHLB-P, and Atlantic Central Bankers Bank, and are required as part of our relationship with these banks.

Other assets decreased $1.3 million to $5.1 million at March 31, 2010 from $6.4 million at December 31, 2009.  The other assets decreased $0.4 million primarily due to the sale or impairment of other real estate owned to $0.7 million at March 31, 2010 compared to $1.2 million at December 31, 2009, the receipt of an income tax refund of approximately $0.3 million and the amortization of the prepaid FDIC premiums of approximately $0.2 million.

DEPOSITS

The Bank offers a variety of deposit accounts, including checking, savings, money market and time deposits.  Deposits are obtained primarily from the Bank’s service area.  Total deposits grew to $424.3 million at March 31, 2010, an increase of $110.3 million or 35% from $313.9 million at December 31, 2009.  As a result of marketing and pricing strategies instituted in the second half of 2009, the growth during 2010 continues to be from retail money market accounts of $37.5 million and retail time deposits of $12.4 million.  Brokered time deposits increased by $46.5 million to $76.6 million at March 31, 2010.

CAPITAL ADEQUACY

Stockholders’ equity increased to $65.4 million at March 31, 2010 from $21.5 million at December 31, 2009, a $43.9 million increase.  During the first quarter of 2010, the Bank raised approximately $49.0 million (net of $1.5 million of costs) through the issuance of 10,078,139 total shares, which included 6,529,550 shares of Common Stock and 3,548,589 shares of Class B Non-Voting Common Stock at a price of $4.28 per share and in March 2010, 1,950,798 total shares, which included 761,596 shares of Common Stock and 1,189,202 shares of Class B Non-Voting Common Stock at a price of $3.76 per share.   In addition, 2,339,513 shares of Common Stock and 490,762 shares of Class B Non-Voting Common Stock at a price of $3.76 per share have been issued to certain existing investors pursuant to anti-dilution agreements between the Bank and those investors. Taking into account the impact of the anti-dilution agreements issued to investors in the February offering, the two offerings accumulated to the issuance of 13.4 million shares.   Following the close of these transactions, no investor owns or controls more than 9.9% of the aggregate outstanding shares of the Bank’s Common Stock and Class B Non-Voting Common Stock, including for purposes of this calculation any shares issuable under unexercised warrants.

The Bank is subject to various regulatory capital requirements that are monitored by federal banking agencies. Failure to meet minimum capital requirements can lead to certain supervisory actions by regulators; any supervisory action could have a direct material effect on the Bank’s financial statements. Management believes, as of March 31, 2010, that Bank meets all capital adequacy requirements to which they are subject.

The capital ratios for the Bank at March 31, 2010 are as follows:

Capital Ratios:	Tier 1 Capital to Total Average Assets Ratio March 31, 2010	Tier 1 Capital to Risk-Weighted Assets Ratio March 31, 2010	Total Capital to Risk-Weighted Assets Ratio March 31, 2010
New Century Bank	16.5%	28.7%	30.7%
“Well capitalized” institution under FDIC Regulations	5.00%	6.00%	10.00%

LIQUIDITY AND CAPITAL RESOURCES

Liquidity for a financial institution is a measure of that institution’s ability to meet depositors’ needs for funds, to satisfy or fund loan commitments, and for other operating purposes.  Ensuring adequate liquidity is an objective of the Asset/Liability Management process.  The Bank coordinates its management of liquidity with its interest rate sensitivity and capital position.  The Bank’s policy is to maintain a strong liquidity position.

The Bank’s investment portfolio provides periodic cash flows through regular maturities and amortization, and can be used as collateral to secure additional liquidity funding.  The Bank’s principal sources of funds are shareholder capital, deposits, debt issuance, principal and interest payments on loans, and other funds from operations.

The Bank’s operating activities generated $1.0 million of cash flows for the three months ended March 31, 2010.   Investing activities used $94.1 million in the first quarter of 2010 primarily for funding of the Bank’s new loan activity.  Financing activities provided $159.3 million for the three months ended March 31, 2010 from the increase of deposit activity of approximately $110.3 million and the completion of common stock offerings with net proceeds of approximately $49.0 million.

Overall, based on the Bank’s core deposit base and available sources of borrowed funds, management believes that the Bank has adequate resources to meet its short-term and long-term cash requirements within the foreseeable future.

INTEREST RATE SENSITIVITY

The largest component of the Bank’s net income is net interest income, and the majority of its financial instruments are interest rate sensitive assets and liabilities with various terms and maturities.  One of the primary objectives of management is to maximize net interest income while minimizing interest rate risk.  Interest rate risk is derived from timing differences in the repricing of assets and liabilities, loan prepayments, deposit withdrawals, and differences in lending and funding rates.  The Bank’s Asset/Liability Committee actively seeks to monitor and control the mix of interest rate sensitive assets and interest rate sensitive liabilities.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 2010 that are anticipated, based upon certain assumptions, to reprice or mature in each of the future time periods shown.  Except as stated below, the amount of assets and liabilities shown that reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability.  The table sets forth an approximation of the projected repricing of assets and liabilities at March 31, 2010, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals.  The loan amounts in the table reflect principal balances expected to be repaid and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable and fixed rate loans, and as a result of contractual rate adjustments on adjustable rate loans.

	At March 31, 2010
	3 months or less	3 to 6 months	6 to 12 months	1 to 3 years	3 to 5 years	over 5 years	Total
	(dollars in millions)
Interest earning deposits	$130.5	$-	$-	$-	$-	$-	$130.5
Investment Securities	2.1	1.8	3.5	12.8	7.8	11.3	39.3
Loans receivable	214.4	8.9	17.4	56.2	12.2	8.1	317.2
Total interest earning assets	347.0	10.7	20.9	69.0	20.0	19.4	487.0
Non interest earning assets	-	-	-	-	-	17.0	17.0
Total assets	$347.0	$10.7	$20.9	$69.0	$20.0	$36.4	$504.0
Other interest bearing deposits	$112.0	$-	$-	$-	$-	$19.5	$131.5
Time deposits	40.4	68.6	118.7	29.7	2.8	-	260.2
Other borrowings	-	-	-	-	1.0	10.0	11.0
Subordinated debt	2.0	-	-	-	-	-	2.0
Total interest bearing liabilities	154.4	68.6	118.7	29.7	3.8	29.5	404.7
Non interest bearing liabilities	-	-	-	-	-	33.9	33.9
Stockholders' equity	-	-	-	-	-	65.4	65.4
Total liabilities and equity	$154.4	$68.6	$118.7	$29.7	$3.8	$128.8	$504.0
Interest sensitivity gap	$192.6	$(57.9)	$(97.8)	$39.3	$16.2	$(92.4)
Cumulative interest sensitivity gap	$192.6	$134.7	$36.9	$76.2	$92.4	$-
Cumulative interest sensitivity gap to total assets	38%	27%	7%	15%	18%	-%
Cumulative interest earning assets to cumulative interest bearing liabilities	225%	160%	111%	121%	125%	120%

As shown above, the Bank has a positive cumulative gap (cumulative interest sensitive assets are greater than cumulative interest sensitive liabilities) within the next six months, which generally indicates that an increase in rates may lead to an increase in net interest income and a decrease in rates may lead to a decrease in net interest income.  Interest rate sensitivity gap analysis measures whether assets or liabilities may reprice but does not capture the ability to reprice or the range of potential repricing on assets or liabilities.  Thus indications based on a negative or positive gap position need to be analyzed in conjunction with other interest rate risk management tools.

Management believes that the assumptions and combination of methods utilized in evaluating estimated net interest income are reasonable.  However, the interest rate sensitivity of the Bank’s assets, liabilities and off-balance sheet financial instruments, as well as the estimated effect of changes in interest rates on estimated net interest income, could vary substantially if different assumptions are used or actual experience differs from the assumptions used in the model.

Results of Operations

Twelve months ended December 31, 2009 and 2008

The Bank experienced a net loss of $13.2 million for the year ended December 31, 2009 compared to a net loss of $0.8 million for the year ended December 31, 2008.  Net interest income was relatively stable at $7.2 million for the year ended December 31, 2009 compared to $7.4 million for the year ended December 31, 2008.  The increase in provision for loan losses of $11.2 million over that in 2008 was primarily due to the increase in non-performing loans and the deterioration of the economic conditions during 2009 as compared to 2008.  This is highlighted by a 307 basis point increase in our allowance for loan losses to loans ratio, to 4.36% at December 31, 2009 from 1.29% at December 31, 2008.  Non-interest income increased $1.4 million to $1.1 million for the year ended December 31, 2009 compared to a loss of $0.4 million for the year ended December 31, 2008.  The increase of $2.0 million in non-interest expense to $9.7 million for the year ended December 31, 2009 from $7.7 million for the year ended December 31, 2008 was due to an increase in the number of employees of the Bank in connection with the Bank’s growth strategy, expenses related to loan workout, increased charges for impaired loans, and increased premiums for FDIC insurance.  On a basic and diluted per share basis, the net loss was $3.66 per share for 2009 compared to a net loss of $0.41 per share for 2008.  The Bank’s return on average assets was -4.69% in 2009 compared to -0.30% in 2008.  The Bank’s return on average equity was -65.35% in 2009 compared to -4.98% in 2008.

Twelve months ended December 31, 2008 and 2007

The Bank reported a net loss of $0.8 million for the fiscal year ended December 31, 2008.  This represents a decrease of $1.1 million, when compared to $0.2 million net income for the fiscal year ended December 31, 2007.  This decline was primarily attributable to $0.9 million in impairment charges on a corporate security and Federal Home Loan Mortgage Corporation (“FHLMC”) preferred stock, a loss of $0.4 million on the sale of a corporate security, and a $0.1 million impairment charge for other real estate owned.  There was a benefit for income taxes of $0.4 million, which was a $0.2 million increase from the benefit of $0.2 million in 2007.  On a basic and diluted per share basis, the net loss was $0.41 per share for 2008 compared to net income of $0.11 per share for 2007.  The Bank’s return on average assets was (0.30)% in 2008 compared to 0.09% in 2007, reflecting the fact that the Bank reported a net loss in 2008.  The Bank’s return on average equity was (4.98)% in 2008 compared to 1.40% in 2007.

NET INTEREST INCOME

Twelve months ended December 31, 2009 and 2008

Net interest income (the difference between the interest earned on loans, investments and interest-earning deposits with banks, and interest paid on deposits, borrowed funds and subordinated debt) is the primary source of the Bank’s earnings.  The following table summarizes the Bank’s net interest income and related spread and margin for the periods indicated:

	Year ended December 31,
	2009			2008			2007
	Average balance	Interest income or expense	Average yield or cost	Average balance	Interest income or expense	Average yield or cost	Average balance	Interest income or expense	Average yield or cost
	(dollars in thousands)
Interest earning assets
Interest earning deposits	$11,578	$6	0.05%	$732	$11	1.50%	$451	$37	8.20%
Fed funds	2,411	7	0.29%	827	15	1.81%	795	42	5.28%
Investment securities, taxable	27,375	1,107	4.04%	26,101	1,349	5.17%	32,833	1,713	5.22%
Investment securities, non taxable (B)	4,507	255	5.65%	9,990	553	5.54%	10,083	585	5.80%
Loans (A)	225,436	12,142	5.39%	220,906	13,644	6.18%	203,074	15,286	7.53%
Restricted stock	1,845	33	1.79%	2,332	70	3.00%	2,472	171	6.92%
Total interest earning assets	$273,152	$13,550	4.96%	$260,888	$15,642	5.99%	$249,708	$17,834	7.14%
Interest-bearing liabilities
Interest checking	$10,186	$89	0.87%	$8,529	$152	1.78%	$7,007	$167	2.38%
Money market	35,372	461	1.30%	42,267	1,002	2.37%	37,782	1,681	4.45%
Other Savings	11,218	98	0.87%	10,458	186	1.78%	12,391	310	2.50%
CD's	168,996	5,081	3.01%	135,907	5,492	4.04%	129,869	6,700	5.16%
Total interest bearing deposits	225,772	5,729	2.54%	197,161	6,832	3.46%	187,049	8,858	4.74%
Other borrowings	17,233	607	3.52%	35,757	1,306	3.65%	33,913	1,735	5.12%
Total interest- bearing liabilities	243,005	6,336	2.61%	232,918	8,138	3.49%	220,962	10,593	4.80%
Non-interest-bearing deposits	17,715			21,741			19,656
Total deposits & borrowings	$260,720	$6,336	2.43%	$254,659	$8,138	3.19%	$240,618	$10,593	4.41%
Net interest earnings(B)		7,214			7,504			7,241
Tax equivalent adjustment		64			140			175
Net interest earnings		$7,150			$7,364			$7,066
Interest spread			2.50%			2.73%			2.60%
Net interest margin			2.62%			2.82%			2.83%
Net interest margin tax equivalent (B)			2.64%			2.88%			2.90%

(A) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans, and deferred loan fees.

(B) Full tax equivalent basis, using a 34% statutory tax rate to approximate interest income as a taxable asset.

Net interest income was $7.2 million for the year ended December 31, 2009, compared to $7.4 million for the same period of 2008, a decrease of $0.2 million, or 3%.  Interest income on loans, investments and interest earning deposits was $13.5 million in 2009 compared to $15.5 million in 2008, a decrease of $2.0 million or 13%.  Meanwhile, interest expense on deposits and borrowed funds was $6.3 million in 2009, down $1.8 million, or 22%, from $8.1 million in 2008.  The decrease in interest income and interest expense reflects the declining market interest rates in 2008.  Two benchmark rates, the prime rate and the Fed Funds rate, decreased 4.00% during 2008.  In addition to average interest rates decreasing in 2009 compared to 2008, the Bank experienced an increase in non-accrual loans which also decreased yields on loans.  Yield on assets decreased to 4.96% in 2009 from 5.99% in 2008 while the cost of funds decreased to 2.43% in 2009 from 3.19% in 2008.  Average interest earning assets increased to $273.2 million in 2009 from $260.9 million in 2008.

The key measure of the Bank’s net interest income is its net interest margin.  The Bank’s net interest margin decreased to 2.62% in 2009 from 2.82% in 2008.  This decrease was primarily attributable to lower yields on loans due to the downward re-pricing of variable rate commercial loans in a falling rate environment being somewhat offset by lower costs on time deposits and borrowings and to the mix of assets and liabilities.  Deposit costs are close to a floor as short-term market interest rates hovered around 0% throughout the year.  This flooring of deposit rates was a factor in the margin compression.  The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities.  Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate:

	2009 vs. 2008			2008 vs. 2007
	Increase (decrease) due to change in			Increase (decrease) due to change in
	Rate	Volume	Total	Rate	Volume	Total
	( dollars in thousands)
Interest income
Interest earning deposits	$(20)	$15	$(5)	$(41)	$15	$(26)
Fed funds sold	(20)	12	(8)	(29)	2	(27)
Investment securities, taxable	(306)	64	(242)	(16)	(348)	(364)
Investment securities, non taxable	11	(233)	(222)	7	(4)	3
Loans	(1,777)	275	(1,502)	(2,905)	1,263	(1,642)
Restricted stock	(24)	(13)	(37)	(92)	(9)	(101)
Total interest income	(2,136)	120	(2,016)	(3,076)	919	(2,157)
Interest-expense
Interest checking a/cs	(88)	25	(63)	(47)	32	(15)
Money market a/cs	(397)	(144)	(541)	(860)	181	(679)
Other Savings a/cs	(101)	13	(88)	(80)	(44)	(124)
CD's	(1,578)	1,167	(411)	(1,508)	300	(1,208)
Total interest bearing deposits	(2,164)	1,061	(1,103)	(2,495)	469	(2,026)
Other borrowings	(45)	(654)	(699)	(519)	90	(429)
Total interest expense	(2,209)	407	(1,802)	(3,014)	559	(2,455)
Net interest income	$73	$(287)	$(214)	$(62)	$360	$298

Twelve months ended December 31, 2008 and 2007

The Bank’s net interest income was $7.4 million for the year ended December 31, 2008, compared to $7.1 million for the prior year, an increase of $0.3 million, or 4%.  Interest income on loans, investments and interest earning deposits was $15.5 million in 2008 compared to $17.7 million in 2007, a decrease of $2.2 million or 12%.  Meanwhile, interest expense on deposits and borrowed funds was $8.1 million in 2008, down $2.5 million, or 23%, from $10.6 million in 2007.  The decrease in interest income and interest expense reflect the declining market interest rates in 2008.  Two benchmark rates, the prime rate and the Fed Funds rate, decreased 4.00% during 2008.  Yield on assets decreased to 5.99% in 2008 from 7.14% in 2007 while the cost of funds decreased to 3.19% in 2008 from 4.41% in 2007.  Average interest earning assets increased to $260.9 million in 2008 from $249.7 million in 2007.

The key measure of the Bank’s net interest income is its net interest margin.  The Bank’s net interest margin decreased to 2.82% in 2008 from 2.83% in 2007.  This decrease is primarily attributable to lower yields on loans being offset by lower costs on time deposits and borrowings and to the mix of assets and liabilities.

PROVISION FOR LOAN LOSSES

Twelve months ended December 31, 2009 and 2008

During December 31, 2009, the provision for loan losses was $11.8 million, up $11.2 million from $0.6 million in 2008.  This increase was primarily due to a significant increase in non-performing loans and charge-offs and the declining value of real estate in our market area, all of which were related to the significant economic downturn faced by the national and regional economies in 2009.

As is typical with community banks, the Bank has a high concentration (85.2%) of its loans secured by real estate. Construction and Commercial real estate represent 45% of the loan portfolio (by collateral type), although exposure in construction loans has been gradually winding down over the past 1½ years and now represents 12% of the portfolio. It is in the construction and commercial real estate secured portion of the loan portfolio that we are experiencing the most difficulty with delinquent and non-accrual loans. Although we believe that we have identified and appropriately allocated reserves against the riskiest of our loans in construction and commercial real estate, the possibility of further deterioration before the real estate market turns presents the opportunity for increased allocations of the ALLL in that area in the future.

The Bank’s loan portfolio is comprised of approximately 1,300 loans spread over approximately 900 relationships. The average size of loans tends to be larger because of the higher concentration of commercial vs. consumer loans. There are also several large relationships that represent a disproportionate percentage of the loan portfolio. This “chunkiness” in the portfolio can be seen in the disproportionate impact that large borrowers have on the delinquent and non-accrual loan figures. Although the delinquent and non-accrual loan percentages of the portfolio have risen over the past four quarters, a relatively limited number of borrowers are driving those numbers rather than a broad trend of delinquency across our borrowers as a whole.

For the year ended December 31, 2009, we had eighty-two significant credit relationships with outstanding balances of approximately $83.2 million or 25% of total loan portfolio. Fifty-three relationships had outstanding balances of approximately $55.5 million where the primary or secondary collateral is commercial real estate at December 31, 2009.  The concentration of these credit relationships causes the “chunkiness” of our loan portfolio, however, no individual credit relationship concentration are greater than 3% of total loans at December 31, 2009.   In addition, twelve of these significant credit relationships for $14.2 million were classified as non-performing and impaired loans at December 31, 2009 and had a specific reserve of $5.1 million at December 31, 2009.   In 2008, two of these twelve relationships with an aggregate outstanding balance of $3.6 million were classified as non-performing and impaired loans, however, no specific reserves were allocated at December 31, 2008.  We monitor these credit relationships on an ongoing basis to evaluate that the collateral and the cash flow estimates used to determine these specific reserves are appropriate and reflect the current circumstances of the borrowers.   These ongoing monitoring activities include obtaining updated financial information on a more frequent and formalized basis, evaluation of the underlying collateral to determine if the assumptions used to determine the valuation are appropriate, site visits to properties, if determined to be necessary and other factors significant to the underlying collateral of these loans.

Other than the concentrations already addressed in construction and commercial real estate, the Bank has no large exposures in other risky industries such as restaurants, home heating oil businesses or other industries that are typical viewed as high risk.

The majority of the Bank’s borrowers are small, local businesses and individuals with investments in residential or commercial real estate. The typical borrower provides self-prepared or accountant assisted financial statements and tax returns that are not audited and therefore are less reliable than information that would be obtained from more sophisticated borrowers. The cost of audited financial statements would be prohibitive for many of our small borrowers. The absence of objectively verified financial information is a challenge to all community banks and represents a layer of risk that must be considered in judging the adequacy of the ALLL.

The Bank believes that the allowance for loan losses is at a level considered adequate to provide for losses that can be reasonably anticipated.  Net charge-offs were $4.6 million and $0.2 million, respectively, for the years ended December 31, 2009 and 2008.

Twelve months ended December 31, 2008 and 2007

In 2008, the provision for loan losses, at $0.6 million, was up 38%, or $0.2 million, from $0.4 million in 2007.  This increase was primarily due to an increase in non-performing loans and increased charge-offs, each related to the deterioration of the economy.

See “Credit Risk” and “Asset Quality” beginning on pages 109 and 110, respectively, of this prospectus-proxy statement for further information regarding the Bank’s provision for loan losses, allowance for loan losses and net charge-offs generally, and additional discussion of the Bank’s non-performing loans.

NON-INTEREST INCOME

The below chart shows the Bank’s results in the various components of non-interest income for each of the years ended December 31, 2009, 2008 and 2007.

	Years Ended December 31,
	2009	2008	2007
	(dollars in thousands)
Service fees	$528	$637	$526
Bank owned life insurance	229	218	156
Gain (loss) on sale of securities	236	(361)	—
Loss on sale of foreclosed assets	(31)	—	—
Impairment charge on securities	(15)	(940)	(394)
Other	96	96	68
Total non-interest income (loss)	$1,043	$(350)	$356

Twelve months ended December 31, 2009 and 2008

In 2009, non-interest income was $1.0 million, up $1.4 million from a $0.4 million loss in 2008.  This change is largely due to a net gain of $0.2 million on the sale of securities in 2009, compared to a net loss of $0.4 million on the sale of securities in 2008, as well as a decrease in the impairment charge on securities from $0.9 million in 2008 to $0.015 million in 2009.

Service fees represent the largest component of non-interest income, and were $0.5 million in 2009, down from $0.6 million in 2008, primarily due to a change in accounting for loan fees.  The Bank is now using cash basis instead of accrual basis accounting for late fees for loans.  Given the inherent uncertainty in the collectability of certain late fees for commercial loans, the Bank decided to record these fees when collected.  This change does not materially impact financial statement amounts as of December 31, 2009.

The Bank purchased $4.4 million of BOLI in 2007.  Income from this was steady for 2009 and 2008 at $0.2 million.

The Bank sold investments in 2009 for a gain of $0.2 million, compared to a loss of $0.4 million in 2008.  The gain in 2009 was primarily due to the sale of municipal and mortgage backed securities.

The Bank had losses of $0.03 million on the sale of other real estate owned in 2009 and none in 2008.  There was a $0.015 million impairment charge on securities in 2009 compared to $0.9 million in 2008.  The significant difference in the impairment charge on securities in 2009 over 2008 was primarily due to the $0.9 million impairment charge the Bank had in 2008 on a corporate bond and Freddie Mac preferred stock.  Management believes the loss on this security was other-than-temporary due to the bankruptcy of Lehman Brothers Holdings Inc. and the U.S. government take-over of Freddie Mac.

Other non-interest income remained stable for 2009 and 2008 at $0.1 million.

Twelve months ended December 31, 2008 and 2007

In 2008, non-interest loss was $0.4 million, down $0.7 million from $0.4 million of income in 2007.  Excluding the $0.6 million increase in impairment charges on securities and other real estate owned and the $0.4 million loss on sale of securities, non-interest income was $1.0 million, up 27%, or $0.2 million, from $0.8 million in 2007.

Service fees represent the largest component of non-interest income, and were $0.6 million in 2008, up $0.1 million, or 21%, from $0.5 million in 2007.  This increase was primarily due to larger volume of checking accounts and their related fees.

The Bank purchased $4.4 million in BOLI in March 2007.  Income from this was steady for 2008 and 2007 at $0.2 million.

The Bank had an impairment charge of $0.9 million on a corporate bond and Freddie Mac preferred stock in 2008.  Management believes the loss on this security was other-than-temporary due to the bankruptcy of Lehman Brothers Holdings Inc. and the U.S.  government take-over of Freddie Mac.  The Bank sold a corporate security for a $0.4 million loss.  The Bank had an impairment charge of $0.4 million on an asset-backed security in 2007.  Management believes the loss on this security was other-than-temporary due to the poor credit quality of the underlying collateral securing the asset and the expected losses associated with the sub-prime market in general.  There were no investment gains or losses in 2007.

Other non-interest income, was under $0.1 million in 2008 and 2007.

NON-INTEREST EXPENSE

The below chart shows the Bank’s results in the various components of non-interest expense for each of the years ended December 31, 2009, 2008 and 2007.

	Years Ended December 31,
	2009	2008	2007
	(dollars in thousands)
Salaries and employee benefits	$4,267	$3,651	$3,450
Occupancy	1,261	1,280	1,213
Technology, communication and bank operations	1,000	901	829
Advertising and promotion	191	231	321
Professional services	736	402	271
FDIC assessments, taxes, and regulatory fees	892	445	328
Impairment charge on foreclosed assets	350	100	—
Other real estate owned	305	115	1
Other	648	529	495
Total non-interest expenses	$9,650	$7,654	$6,908

Twelve months ended December 31, 2009 and 2008

The 26% or $2.0 million increase in total non-interest expense, from $7.7 million in 2008 to $9.7 million in 2009, was largely due to an increase in FDIC assessments and legal fees incurred in 2009.

Salaries and employee benefits represent the largest component of non-interest expense, and were $4.3 million in 2009 compared to $3.7 million in 2008, an increase of 17% or $0.6 million.  This increase was primarily driven by staff increases in 2009 related to building an infrastructure for planned growth.

The Bank’s occupancy expense remained level at $1.3 million in both 2009 and 2008.

Technology, communications and bank operations expense was $1.0 million in 2009, an increase of $0.1 million or 11% over the $0.9 million in 2008.

The Bank’s advertising and promotion expense remained stable at $0.2 million in both 2009 and 2008.

Expenses related to professional services increased 83% or $0.3 million to $0.7 million from $0.4 million in 2008.  This increase was primarily attributable to legal expenses related to regulatory filings and loan workouts and consulting fees.

FDIC assessments, taxes and regulatory fees increased 100% or $0.5 million to $0.9 million in 2009 from $0.4 million in 2008.  This increase is attributable to the FDIC special assessment and increases in premiums.

Impairment charges on foreclosed assets increased $0.3 million to $0.4 million in 2009 from $0.1 million in 2008.  This increase is primarily attributable to deteriorating market values on real estate.

Other real estate owned expenses increased 165% or $0.2 million to $0.3 million in 2009 from $0.1 million in 2008.  This increase is attributable to an increase of expenses related to preparing properties for sale.

Other expenses increased 22% or $0.1 million to $0.6 million in 2009 from $0.5 million in 2008.  This increase was primarily attributable to increases in appraisal expenses in connection with loan workouts, director fees, and other miscellaneous expenses.

Twelve months ended December 31, 2008 and 2007

Total non-interest expense increased 11% or $0.7 million to $7.7 million in 2008.

Salaries and employee benefits represent the largest component of non-interest expenses, and were $3.7 million in 2008 compared to $3.5 million in 2007, an increase of 6% or $0.2 million.  This increase was primarily driven by a half year of salaries for the new corporate branch that opened in June 2008, which was partially offset by the elimination of some incentive pay in 2007.

The Bank’s occupancy expense increased 6% or $0.1 million to $1.3 million in 2008 from $1.2 million in 2007, primarily due to the added expense of a new corporate branch.

Technology, communications and bank operations expense increased 9%, or $0.1 million, to $0.9 million in 2008 from $0.8 million in 2007.  This increase was primarily attributable to increased transaction volume and the size of the Bank.

Advertising and promotion expense decreased 28%, or $0.1 million, to $0.2 million from $0.3 million in 2007, primarily due to higher expenditures in 2007 to attract deposits and loans.

Professional service fees increased to $0.4 million in 2008 from $0.3 million in 2007.  This increase is primarily attributable to higher loan work out expenses.

FDIC assessments, taxes, and regulatory fees increased to $0.4 million in 2008 from $0.3 million in 2007.  This increase is primarily attributable to higher FDIC insurance premiums.

There was a $100 thousand impairment charge on foreclosed assets in 2008 and none in 2007.  This impairment charge was primarily attributable to the deteriorating market values on real estate.

Other real estate owned expenses increased to $0.1 million in 2008 from none in 2007.

Other expenses remained level at $0.5 million in both 2008 and 2007.

INCOME TAXES

Twelve months ended December 31, 2009 and 2008

The Bank recognized no income tax benefit in 2009, compared to an income tax benefit of $0.4 million in 2008.  A portion of the Bank’s net losses in 2008 were carried back to prior years creating a tax benefit in 2008.  There was no additional income from prior years to create a tax benefit in 2009.

Twelve months ended December 31, 2008 and 2007

The Bank had an income tax benefit of $0.4 million for 2008 compared to an income tax benefit of $0.2 million in 2007.  The 2008 tax benefit was related to the net loss for the year.

FINANCIAL CONDITION

GENERAL

The Bank’s total assets were $349.8 million at December 31, 2009.  This represents a 28% increase from $274.0 million at December 31, 2008.  The main components of this change were an increase in cash and cash equivalents, loans, and securities volume.  The Bank’s total liabilities were $328.3 million at December 31, 2009, up 28% from $257.2 million at December 31, 2008.  The main component of this change was due to increased deposits, offset by a decrease in other borrowings.

The following table sets forth certain key consolidated balance sheet data:

	2009	2008
	(dollars in thousands)
Cash and cash equivalents	$68,807	$6,295
Total investments	44,588	32,503
Total loans	230,298	223,752
Total assets	349,760	274,038
Earning assets	341,548	261,857
Total deposits	313,927	237,842
Total other borrowings	13,000	18,000
Total liabilities	328,257	257,189

CASH AND DUE FROM BANKS

Cash and due from banks consists mainly of vault cash and cash items in the process of collection.  These balances totaled $4.2 million at December 31, 2009.  This represents a $1.7 million increase from $2.5 million at December 31, 2008.  These balances vary from day to day, primarily due to variations in customers’ deposits with the Bank.

INTEREST-EARNING DEPOSITS WITH BANKS

The Bank’s interest earning deposits consist mainly of deposits at the FHLB-P.  These deposits totaled $59.0 million at December 31, 2009, which was a $57.5 million increase from $1.5 million at December 31, 2008.  This balance varies from day to day, depending on several factors, such as variations in customers’ deposits with the Bank and the payment of checks drawn on customers’ accounts.  The growth of interest earning deposits is primarily attributable to growth of deposits and proceeds from capital offerings in 2009, offset somewhat by the Bank’s growth of assets.

FEDERAL FUNDS SOLD

Federal funds sold consist of overnight interbank lending through Atlantic Central Bankers Bank.  These funds totaled $5.7 million at December 31, 2009, representing an increase of $3.4 million from the $2.3 million at December 31, 2008.  This balance varies day-to-day, based upon the short-term fluctuations in the net cash position of the bank.

INVESTMENT SECURITIES

The Bank’s investment securities portfolio is an important source of interest income and liquidity.  It consists of U.S.  Treasury, government agency and mortgage-backed securities (guaranteed by an agency of the United States government and non-agency guaranteed), municipal securities, domestic corporate debt, and asset-backed securities.  In addition to generating revenue, the Bank maintains the investment portfolio to manage interest rate risk, provide liquidity, provide collateral for other borrowings and diversify the credit risk of earning assets.  The portfolio is structured to maximize net interest income, given changes in the economic environment, liquidity position and balance sheet mix.

Management determines the appropriate classification of securities at the time of purchase.  In accordance with ASC 320 “Investments—Debt and Equity Securities,” securities are classified as:  (a) securities held to maturity (“HTM”), which are classified as such based on management’s intent and ability to hold the securities to maturity; (b) trading account securities, which are bought and held principally for the purpose of selling them in the near term; and (c) securities available for sale (“AFS”), which include those securities that may be sold in response to changes in interest rates, changes in pre-payment assumptions, the need to increase regulatory capital or other similar requirements.  The Bank does not necessarily intend to sell its AFS securities, but has classified them as AFS to provide flexibility to respond to liquidity needs.

At December 31, 2009, $44.6 million of the Bank’s investment securities were classified as AFS.  This represents an increase of 47% from $30.3 million at December 31, 2008.  The increase was largely due to  purchases of securities, offset somewhat by normal maturities, calls, principal repayments, and sales.  Unrealized gains and losses on AFS securities, although excluded from the results of operations, are reported as a separate component of stockholders’ equity, net of the related tax effect.

At December 31, 2009, the Bank held no investment securities that were classified as HTM.  This represents a 100% decrease from $2.2 million at December 31, 2008, due to normal principal repayments and the sale of HTM securities in the first quarter of 2009.  The Bank’s decision to sell all of its HTM securities related to concerns about the economy and the resulting impact on asset quality, to the opportunity to take advantage of significant gains that existed from the sale of the HTM securities in the first quarter of 2009, and to a desire to maintain regulatory capital ratios within the “Well Capitalized” status prior to the Bank’s capital raise in June 2009.  The Bank does not intend to purchase any HTM securities in the foreseeable future.

As of December 31, 2009 and 2008, the Bank held no trading account securities.

The investment securities portfolio’s composition changes periodically as a result of restructuring transactions, taken primarily to manage liquidity, capital and interest rate risk.  The Bank had a concentration greater than 10% of shareholders' equity in Fannie Mae ($21.5 million), Ginnie Mae ($14.5 million) and Freddie Mac ($2.4 million) at the end of 2009.

The following three tables set forth information regarding the stated maturity, average yield, and compositions, of our investment securities portfolio as of the dates indicated.  The first two tables do not include amortization or anticipated prepayments on mortgage-backed securities; callable securities are included at their stated maturity dates.

	December 31, 2009		December 31, 2008
	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield
	(dollars in thousands)
Due after one year through five years	$452	4.65%	$583	4.61%
Due after five years through ten years	—	—	2,228	6.14
Due after ten years	3,894	6.28	8,210	6.16
	4,346	6.14	11,021	6.07
Mortgage-backed securities	39,403	3.91	17,063	4.83
Asset-backed securities	839	1.37	2,178	4.06
Equity securities	—	—	6	—
	$44,588	4.04%	$30,268	4.67%

	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield
	(dollars in thousands)
Mortgage-backed securities	$—	0.00%	$2,382	4.62%
	$—	0.00%	$2,382	4.62%

	December 31,		December 31,
	2009	2008	2009	2008
	(dollars in thousands)
	Composition of AFS Securities		Composition of HTM Securities
U.S. Treasury and government agency	$452	$1,086	$—	$—
Mortgage-backed securities	39,403	17,063	—	2,382
Asset-backed securities	839	2,178	—	—
Municipal securities	3,894	9,887	—	—
Corporate bonds	—	48	—	—
Equity securities	—	6	—	—
	$44,588	$30,268	$—	$2,382

At December 31, 2009, the Bank held $3.9 million in securities that were impaired based on having a fair value lower than amortized cost for at least twelve consecutive months.  The Bank considers these securities to be temporarily impaired primarily due to interest rate changes and a lack of liquidity in the market.  The Bank does not intend to sell and it is not more likely than not that the Bank will be required to sell the securities prior to maturity or market price recovery. Management believes that there is no other than temporary impairment of these securities as of December 31, 2009.  $12 million and $32 million of investment securities were pledged at December 31, 2009 and 2008, respectfully.  Securities are pledged to the FHLB-P to be used as collateral for borrowing purposes and to the Federal Reserve for contingency liquidity planning purposes.

LOANS

Our existing lending relationships are primarily with small businesses and individual consumers in Chester and Delaware Counties and to a lesser extent in surrounding markets.  Our loan portfolio is primarily comprised of commercial real estate, construction and development, and commercial and industrial loans.  We plan to continue our focus on small business loans, our new management team plans to realign our commercial lending efforts, establish a specialty lending business and expand our consumer lending products, as outlined below:

Commercial Lending
The Bank’s commercial lending will be segregated into two distinct groups:  Business Banking and Small Business Banking.  This division of groups is designed to allow for greater resource deployment, higher standards of risk management, superior asset quality, lower interest rate risk and higher productivity levels.  The Business Banking lending group will focus on companies with annual revenues ranging from $5.0 million to $20.0 million, which typically have credit requirements between $0.5 million and $2.0 million.  The Small Business Banking platform will originate loans including Small Business Administration loans through the branch network sales force and a team of dedicated Small Business relationship managers.  The support administration of the platform for this group will be centralized and include risk management, product management, marketing, performance tracking and overall strategy.  Credit and sales training has been established for our sales force, ensuring we have small business experts in place providing appropriate financial solutions to the small business owners in our communities.  This segregated approach is intended to focus on industries that offer us high asset quality and are deposit rich to drive profitability.

Specialty Lending
Our long-term financial plan also includes the addition of certain lower-risk specialty lending businesses, such as first mortgages and warehouse lending.  This is a new area of focus for the Bank.  However, due to our anticipated growth in deposits and slower growth in lending due to our more stringent underwriting requirements and our view that it would not be prudent to rapidly grow loan portfolios in relatively small geographical areas, we believe that diversification of our credit risk across asset classes and geographies is the prudent approach to take during our growth stage.  Furthermore, there is an opportunity to start specialty lending businesses with no legacy issues at attractive spreads.  Many of the large banks have exited these businesses after experiencing capital issues or high credit losses.  This provides the opportunity for us to hire experienced management teams in lower risk areas.

Recently, we established a warehouse lending business which provides financing to mortgage bankers for residential mortgage originations from loan closing until sale in the secondary market.  Many providers of liquidity in this segment exited the business last year during the period of excessive market turmoil.  Despite a recently more stabilized market environment, lending in this area has not returned.  We believe the market will yield an opportunity to provide liquidity to this division at attractive spreads.  There is also opportunity to attract escrow deposits and to generate fee income in this business.  It is anticipated that we will bring in deposit funding equal to 10% to 30% of the loans generated over time.

Consumer Lending
We plan to expand our product offerings in real estate secured consumer lending, but will not offer indirect automobile loans, unsecured loans or credit cards.  Initially, we intend to provide home equity and residential mortgage loans to customers.  Underwriting standards for home equity lending will be conservative, focusing on FICO scores 720 and higher, and lending will be offered to solidify customer relationships and grow relationship revenues in the long term.  Residential loans will be originated for sale, which will become a source of fee revenue for the Bank.  In the long term, the Bank intends to assess other consumer lending segments that adhere to our critical success factors.  This lending is important in our efforts to grow total relationship revenues for our consumer households.

Loans outstanding (net of the allowance for loan losses) grew to $220.3 million at December 31, 2009, a decrease of $0.6 million, or 0.3%, from $220.9 million at December 31, 2008.  The growth of the loan portfolio was generally diversified among commercial and consumer borrowers.  For further information on our loans, see Note 7 of the Bank’s 2009 Audited Financial Statements on page F-31 of this prospectus-proxy statement.

The following table sets forth information concerning the contractual maturities of the loan portfolio, net of unearned costs and fees.  For amortizing loans, scheduled repayments for the maturity category in which the payment is due are not reflected below, because such information is not readily available.

	December 31,
Loan Maturities	2009	2008
	(in thousands)
Within 1 year	$57,062	$50,053
After 1 year but within 5 yrs	82,578	74,090
After 5 yrs but within 15 yrs	41,763	48,257
Over 15 years	48,895	51,352
	$230,298	$223,752

CREDIT RISK

The Bank manages credit risk by maintaining diversification in its loan portfolio, by establishing and enforcing rigorous underwriting standards, by intensive collection efforts, and by establishing and performing periodic loan classification reviews by management.  Management also attempts to anticipate and allow for credit risks by maintaining an adequate allowance for loan losses, to which credit losses are charged as they are incurred, and to which provisions are added periodically as Management and the board of directors deem appropriate.

The provision for loan losses was $11.8 million, $0.6 million, and $0.4 million for the years ended December 31, 2009, 2008, and 2007, respectively.  The allowance for loan losses was $10.0 million, or 4.36% of total loans, at December 31, 2009 and $2.9 million, or 1.29%, of total loans at December 31, 2008.  Net charge-offs were $4.6 million for the year ended December 31, 2009, an increase of $4.4 million compared to the $0.2 million for the fiscal year ending December 31, 2008.

The $11.2 million increase in the provision for loan losses for 2009 was primarily attributable to a change in accounting estimate, increased delinquent, non-performing and impaired loans and the deteriorating real estate market.  During 2009, the Bank changed the methodology for estimating the allowance for loan loss.  We have implemented the methodology described in ASC 450 “Contingencies” and ASC 310-40 “Troubled Debt Restructurings by Creditors”  This methodology determines the fair value on impaired loans and utilizes the Bank’s historical loss experience to project losses in the foreseeable future for performing loans.  See “Asset Quality” beginning on page 128 in this prospectus-proxy statement.

The below chart depicts the Bank’s allowance for loan losses for the periods indicated.

	December 31,
	2009	2008	2007	2006	2005
	(in thousands)

Balance of the allowance at the beginning of the year	$2,876	$2,460	$2,029	$1,615	$1,376
Loan charge-offs
Commercial construction	920	100	-	-	5
Commercial real estate	2,597	79	-	-	24
Commercial and industrial	1,080	-	9	8	13
Consumer residential	-	1	-	-	-
Consumer and other	33	15	5	-	2
Total Charge-offs	4,630	195	14	8	44
Loan recoveries
Commercial construction	-	-	-	-	-
Commercial real estate	-	-	-	-	-
Commercial and industrial	8	-	1	4	1
Consumer residential	-	-	-	-	-
Consumer and other	-	-	-	2	-
Total Recoveries	8	-	1	6	1
Total net charge-offs	4,622	195	13	2	43
Provision for loan losses	11,778	611	444	416	282
Balance of the allowance for loan losses at the end of the year	$10,032	$2,876	$2,460	$2,029	$1,615

The allowance for loan losses is based on a periodic evaluation of the loan portfolio and is maintained at a level that management considers adequate to absorb potential losses.  All loans are assigned risk ratings, based on an assessment of the borrower, the structure of the transaction and the available collateral and/or guarantees.  All loans are monitored regularly and the risk ratings are adjusted when appropriate.  This process allows the Bank to take corrective actions on a timely basis.  Management considers a variety of factors, and recognizes the inherent risk of loss that always exists in the lending process.  Management uses a disciplined methodology to estimate the appropriate level of allowance for loan losses.  This methodology includes an evaluation of loss potential from individual problem credits, as well as anticipated specific and general economic factors that may adversely affect collectability.  This assessment includes a review of changes in the composition and volume of the loan portfolio, overall portfolio quality and past loss experience, review of specific problem loans, current economic conditions that may affect borrowers’ ability to repay, and other factors that may warrant current recognition.  In addition, the Bank’s internal and external auditors, loan review auditors and various regulatory agencies periodically review the adequacy of the allowance as an integral part of their examination process.  Such agencies may require the Bank to recognize additions or reductions to the allowance based on their judgments of information available at the time of their examination.

A substantial portion, approximately 75-80%,  of our commercial real estate, commercial and residential construction, consumer residential and commercial and industrial loan types have real estate as collateral (collectively, the real estate portfolio).  Our lien position on the real estate collateral will vary on a loan by loan basis.  Current appraisals are received when our credit group determines that the facts and circumstances have significantly changed since the date of the last appraisal or the geographical real estate values have deteriorated.  The credit committee and loan officers review loans that are fifteen or more days delinquent and all nonaccrual loans on a periodic basis.  In addition, loans where the loan officers have identified a “borrower of interest” are discussed to determine if additional analysis is necessary to apply the risk rating criteria properly.  The risk ratings for the real estate loan portfolio are determined based upon the current information available, including but not limited to discussions with the borrower, updated financial information, economic conditions within the geographical area and other factors that may affect the cash flow of the loan.   On a quarterly basis, if necessary, the collateral values or discounted cash flow models are used to determine the estimated fair value of the underlying collateral for the quantification of a specific reserve for impaired loans.  Appraisals used within this evaluation process do not typically age more than two years before a new appraisal is obtained.   For loans where real estate is not the primary source of collateral, updated financial information is obtained, including accounts receivable and inventory aging reports and relevant supplemental financial data to determine the fair value of the underlying collateral.

These evaluations, however, are inherently subjective as they require material estimates, including, among others, the amounts and timing of expected future cash flows on impaired loans, estimated losses in the loan portfolio, and general amounts for historical loss experience, economic conditions, uncertainties in estimating losses and inherent risks in the various credit portfolios, all of which may be susceptible to significant change.  Pursuant to ASC 450 “Contingencies” and ASC 310-40 “Troubled Debt Restructurings by Creditors” impaired loans, consisting of non-accrual and restructured loans, are considered in the methodology for determining the allowance for credit losses.  Impaired loans are generally evaluated based on the expected future cash flows or the fair value of the underlying collateral if principal repayment is expected to come from the sale or operation of such collateral.

The following table shows how the allowance for loan losses is allocated among the various loan portfolios that the Bank has outstanding. This allocation is based on management’s specific review of the credit risk of the outstanding loan portfolios in each category as well as historical trends.

	December 31,
	2009		2008		2007
	Amount	Percent of Loans in each category to total loans	Amount	Percent of Loans in each category to total loans	Amount	Percent of Loans in each category to total loans
	(dollars in thousands)
Commercial construction	$2,349	9.5%	$608	15.8%	$352	16.2%
Commercial real estate	4,874	58.0%	856	53.3%	757	34.2%
Commercial and industrial	1,350	11.0%	532	15.1%	551	20.1%
Consumer residential	1,284	19.1%	696	12.2%	724	27.9%
Consumer and other	75	2.4%	32	3.6%	44	1.6%
Unallocated	100		152		32
	$10,032	100.0%	$2,876	100.0%	$2,460	100.0%

	December 31,
	2006		2005
	Amount	Percent of Loans in each category to total loans	Amount	Percent of Loans in each category to total loans
	(dollars in thousands)
Commercial construction	$69	3.9%	$54	4.1%
Commercial real estate	762	38.4%	502	36.0%
Commercial and industrial	449	18.5%	337	19.6%
Consumer residential	623	37.4%	494	38.5%
Consumer and other	41	1.8%	30	1.8%
Unallocated	85		197
	$2,029	100.0%	$1,615	100.0%

ASSET QUALITY

The Bank had impaired loans totaling $17.5 million at December 31, 2009, compared to $5.9 million at December 31, 2008.  Non-accrual loans totaled $10.3 million at December 31, 2009, up from $4.4 million at December 31, 2008.  The Bank had charge-offs of $4.6 million in 2009, compared with $195 thousand in 2008.  The Bank had recoveries of $8 thousand in 2009, compared with none in 2008.  There was $1.2 million and $1.5 million of other real estate owned as a result of foreclosure or voluntary transfer to the Bank at December 31, 2009 and 2008, respectively.  These amounts are included in Other Assets on the Balance Sheets.

The tables below set forth non-performing loans and non-performing assets and asset quality ratios at December 31, 2009, 2008, 2007, 2006 and 2005.

	December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)
Non-accrual loans	$10,341	$4,387	$2,058	$742	$843
Loans 90+ days delinquent still accruing	4,119	1,585	11	-	-
Restructured loans	4,690	1,203	-	-	315
Non-performing loans	19,150	7,175	2,069	742	1,158
OREO	1,155	1,519	-	-	539
Non-performing assets	$20,305	$8,694	$2,069	$742	$1,694

	December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)
Non-accrual loans to total loans	4.49%	1.96%	0.96%	0.42%	0.60%
Non-performing loans to total loans	8.32%	3.21%	1.63%	0.42%	0.83%
Non-performing assets to total assets	5.81%	3.17%	1.28%	0.32%	0.93%
Non-accrual loans and 90+ days delinquent to total assets	4.13%	2.18%	0.76%	0.32%	0.46%
Allowance for loan losses to:
Total loans	4.36%	1.29%	1.15%	1.14%	1.16%
Non-performing loans	52.39%	40.08%	70.41%	273.45%	139.83%
Non-performing assets	49.41%	33.08%	70.41%	273.45%	95.34%

The table below sets forth types of loans that were non-performing at December 31, 2009, 2008, 2007, 2006 and 2005.

	December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)
Commercial construction	$2,835	$1,443	$1,469	$-	$-
Consumer residential	672	350	-	227	895
Commercial real estate	14,786	5,232	411	411	-
Commercial and industrial	721	150	172	104	-
Consumer and other	136	-	17	-	263
Total non-performing loans	$19,150	$7,175	$2,069	$742	$1,158

The Bank seeks to manage credit risk through the diversification of the loan portfolio and the application of policies and procedures designed to foster sound credit standards and monitoring practices.  While various degrees of credit risk are associated with substantially all investing activities, the lending function carries the greatest degree of potential loss.

Asset quality assurance activities include careful monitoring of borrower payment status and a review of borrower current financial information to ensure financial strength and viability.  The Bank has established credit policies and procedures, seeks the consistent application of those policies and procedures across the organization, and adjusts policies as appropriate for changes in market conditions and applicable regulations.  The risk elements which comprise asset quality include loans past due, non-accrual loans, renegotiated loans, other real estate owned, and loan concentrations.

All loans are assigned risk ratings, based on an assessment of the borrower, the structure of the transaction and the available collateral and/or guarantees.  All loans are monitored regularly and the risk ratings are adjusted when appropriate.  This process allows the Bank to take corrective actions on a timely basis.

A regular reporting and review process is in place to provide for proper portfolio oversight and control, and to monitor those loans identified as problem credits by management.  This process is designed to assess the Bank’s progress in working toward a solution, and to assist in determining an appropriate specific allowance for possible losses.  All loan work-out situations involve the active participation of management, and are reported regularly to the Board.

Loan charge-offs are determined on a case-by-case basis.  Loans are generally charged off when principle is likely to be unrecoverable and after appropriate collection steps have been taken.

Loan policies and procedures are reviewed internally for possible revisions and changes on a regular basis.  In addition, these policies and procedures, together with the loan portfolio, are reviewed on a periodic basis by various regulatory agencies and by the Bank’s internal, external and loan review auditors, as part of their examination and audit procedures.

PREMISES AND EQUIPMENT AND OTHER ASSETS

The Bank’s premises and equipment, net of accumulated depreciation, was $2.7 million and $2.8 million at December 31, 2009 and 2008, respectively.

The Bank’s restricted stock holdings at December 31, 2009 and December 31, 2008 were $2.0 million and $1.8 million, respectively.  These consist of stock of the Federal Reserve Bank, FHLB-P, and Atlantic Central Bankers Bank, and are required as part of our relationship with these banks.

The Bank owned BOLI of $5.0 million and $4.8 million at December 31, 2009 and 2008, respectively.  Cash flow from these policies will occur over an extended period of time and flow through non-interest income.  The Bank periodically reviews the creditworthiness of the insurance companies that have underwritten the policies.  The cash surrender values of the policies appear on the Bank’s balance sheet and are subject to full regulatory capital requirements.

Other assets increased to $6.5 million at December 31, 2009 from $5.1 million at December 31, 2008.  The other asset increase is primarily due to a prepaid FDIC premium of $1.9 million added at December 31, 2009, somewhat offset by the reduction of other real estate owned to $1.2 million at December 31, 2009 compared to $1.5 million at December 31, 2008.

DEPOSITS

The Bank offers a variety of deposit accounts, including checking, savings, money market and time deposits.  Deposits are obtained primarily from the Bank’s service area.  Total deposits grew to $313.9 million at December 31, 2009, an increase of $74.1 million, or 31%, from $237.8 million at December 31, 2008.  In the second half of 2009, the Bank introduced many new initiatives to increase its deposits.  Sales management practices were introduced along with new marketing and pricing strategies.  As a result of these changes, total deposits increased in the second half of the year by over 70% annualized with most of the growth coming from retail money market accounts and retail CDs.

The components of deposits were as follows at the dates indicated:

	December 31,
	2009	2008
	(in thousands)
Demand, non-interest bearing	$18,502	$20,574
Demand, interest bearing	84,996	53,326
Savings	9,037	9,213
Time, $100,000 and over	76,985	73,535
Time, other	124,407	81,194
Total deposits	$313,927	$237,842

Total time deposits increased $44.7 million, or 30%, to $201.4 million at December 31, 2009 compared to $156.7 million at December 31, 2008.  Time deposits of $100,000 or more were $77.0 million at December 31, 2009 compared to $73.5 million at December 31, 2008, an increase of $3.5 million or 5%.  The Bank had brokered deposits of $30.0 million and $20.0 million at December 31, 2009 and 2008, respectively.  Included in time deposits of $100,000 and over, at December 31, 2009 are public fund certificates of deposit of $5.0 million, compared to $23.1 million at December 31, 2008.  During this period, non-interest bearing demand deposits decreased $2.1 million, or 10%, to $18.5 million from $20.6 million.  Interest bearing demand deposits increased $31.7 million, or 59%, to $85.0 million from $53.3 million.  The majority of this increase is in money market accounts that increased to $74.0 million at December 31, 2009 from $42.2 million at December 31, 2008.  Savings deposit accounts decreased $0.2 million, or 2%, to $9.0 million at December 31, 2009 from $9.2 million.  The Bank focused on building deposits in late 2009 by promoting demand accounts and time deposits.

At December 31, 2009, the scheduled maturities of time deposits are as follows:

2009
(in thousands)
2010	$169,508
2011	20,421
2012	7,124
2013	1,881
2014	2,458
$201,392

OTHER BORROWINGS

The Bank had other borrowings of $11.0 million at December 31, 2009, a 27% decrease from the $15.0 million at December 31, 2008.  The Bank had no short-term advances from the FHLB-P at December 31, 2009 and $4 million at December 31, 2008.  Borrowings decreased primarily due to the increase in deposits.

The contractual maturities of long-term advances at December 31, 2009 were as follows:

2009
(in thousands)
2013	$1,000
2015 and thereafter	10,000
$11,000

SUBORDINATED DEBT

In June 2004, the Bank issued $2.0 million in floating rate subordinated debt that matures on July 23, 2014.  The quarterly interest rate at December 31, 2009 was 3.03%.  Currently, 80% of this subordinated debt is included in the Bank’s Tier II regulatory capital requirement.

The Bank issued a subordinated term note during the fourth quarter of 2007.  The note was issued for $1.0 million at a fixed interest rate of 7.50% per annum.  Quarterly interest payments are made on this note in January, April, July and October.  The note was converted to Common Stock in the third quarter of 2009 due to a significant change in the Bank’s board of directors, which triggered a change in control event.

PREFERRED STOCK

During 2008, the Bank issued $980 thousand in 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock.  There were $30 thousand of expenses related to the issuance of preferred stock in 2008.  This stock pays a 10% dividend that is non-cumulative.  The preferred shares were exchanged for Common Stock during 2009 in conjunction with a capital raise of $16.7 million.  178,164 shares of Common Stock were exchanged for 98 shares of preferred stock at a price of $5.50 per share.  In addition, 24,500 warrants were issued in the exchange.  Each warrant allows for the purchase of one (1) share of Common Stock at a price of $5.50 per share.  The warrants expire seven (7) years from the date of issuance.

CLASS B NON-VOTING COMMON STOCK

In February and March 2010, as part of the equity capital raise that was completed during that time, the Bank issued 4,737,790 shares of Class B Non-Voting Common Stock for approximately $19.7 million, and an additional 490,762 shares Class B Non-Voting Common Stock were subsequently issued pursuant to an anti-dilution adjustment.  These shares do not have voting rights, but otherwise are subject to the same dividend, liquidation and other rights as the Bank’s Common Stock.  See “THE REORGANIZATION – Private Offerings,” on page 46 of this prospectus-proxy statement, “ANTI-DILUTION AGREEMENTS” beginning on page 71 of this prospectus-proxy statement, “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement, and Note 23 – Subsequent Events of the 2009 Audit Financial Statements for further information on the February and March 2010 capital raises.

STOCKHOLDERS' EQUITY

Stockholders’ equity increased to $21.5 million at December 31, 2009 from $16.8 million at December 31, 2008.  This was due to a capital raise of $16.7 million (net of $0.4 million of costs), the conversion of $1.0 million of subordinated debt to Common Stock, a net loss of $13.2 million, and the decrease of $0.2 million in net unrealized losses on investment securities classified by the Bank as AFS.  The unrealized loss in the Bank’s investment securities portfolio is subject to change with fluctuations in interest rates and the market prices of the underlying securities, and is recognized as a component of net income only if realized through the sale of such securities prior to maturity, or if the security would become other-than-temporarily impaired.

There are certain limitations on the ability of the Bank to pay cash dividends without prior approval of regulatory authorities.  Cash dividends of $4 thousand on the 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock were declared and paid in 2009 and none were declared and paid in 2008.  For a more detailed description of the Bank’s Stockholders’ Equity, see Note 14 of our 2009 Audited Financial Statements on page F-34 of this prospectus-proxy statement.

STOCK OPTION PLAN

During 2004, the shareholders of the Bank approved the 2004 Incentive Equity and Deferred Compensation Plan (“2004 Plan”), the purpose of which is to promote the success and enhance the value of the Bank by providing members of the board of directors, employees, officers, and executives of the Bank with an incentive for outstanding performance in order to generate superior returns to shareholders of the Bank.  The 2004 Plan is further intended to provide flexibility to the Bank in its ability to motivate, attract, and retain the services of such individuals.  Stock options granted normally vest over three years.

The 2004 Plan is administered by the Compensation Committee of the Board.  It provides for the grant of options, some or all of which may be structured to qualify as Incentive Stock Options if granted to employees, and for the grant of stock appreciation rights (“SARS”), restricted stock and unrestricted stock, for up to a total of 200,000 shares of the Bank’s Common Stock underlying such awards.  The 2004 Plan replaced the Stock Option Plan approved in 1997 (“1997 Plan”), which provided for an aggregate of 112,500 shares of Common Stock to be granted pursuant to awards.

The following table summarizes changes in stock options outstanding under the 2004 Incentive Equity and Deferred Compensation Plan for the years ended December 31, 2009, 2008 and 2007.

	Years Ended December 31,
	2009		2008		2007
	Number of Options	Wtd Avg Exercise Price	Number of Options	Wtd Avg Exercise Price	Number of Options	Wtd Avg Exercise Price
Outstanding at beginning of Year	46,827	$10.67	48,034	$10.67	120,825	$9.54
Options Exercised	—	—	—	—	(36,708)	8.80
Options Forfeited	(1,417)	10.46	(1,207)	10.68	(36,083)	8.81
Outstanding at December 31	45,410	$10.68	46,827	$10.67	48,034	$10.67
Exercisable at December 31	45,410	$10.68	46,827	$10.67	42,001	$10.75

LIQUIDITY AND CAPITAL RESOURCES

Liquidity for a financial institution is a measure of that institution’s ability to meet depositors’ needs for funds, to satisfy or fund loan commitments, and for other operating purposes.  Ensuring adequate liquidity is an objective of the Asset/Liability Management process.  The Bank coordinates its management of liquidity with its interest rate sensitivity and capital position.  The Bank’s policy is to maintain a strong liquidity position.

The Bank’s investment portfolio provides periodic cash flows through regular maturities and amortization, and can be used as collateral to secure additional liquidity funding.  The Bank’s principal sources of funds are shareholder capital, deposits, debt issuance, principal and interest payments on loans, and other funds from operations.  The Bank also maintains borrowing arrangements with the FHLB-P and the Federal Reserve Bank of Philadelphia to meet short-term liquidity needs.  As of December 31, 2009, the Bank’s borrowing capacity with the FHLB-P was $32.4 million, of which $11.0 million was used in borrowings and $5.1 million was used for letters of credit supporting $5.0 million in public fund certificates of deposit.  The Bank had $8.4 million of pledged mortgage backed securities and $45.3 million of pledged loans as collateral for these borrowings and letters of credit.  As of December 31, 2009, the Bank’s borrowing capacity with the Federal Reserve Bank of Philadelphia was $3.8 million, and the Bank had $4.0 million of pledged municipal securities as collateral for this borrowing capacity.

The Bank’s operating activities used $2.4 million and generated $1.4 million for the years ended December 31, 2009 and 2008, respectively.  The change was primarily due to the prepayment of $1.9 million in FDIC premiums and a reduction in pre-provision income after charge-offs for the year.

Expenses related to investing activities were $23.8 million and $4.3 million for the years ended December 31, 2009 and 2008, respectively.  This increase was primarily due to the higher volume of securities and loans in 2009 compared to 2008.

Financing activities provided $88.8 million and $2.5 million for the years ended December 31, 2009 and 2008, respectively.  The increase compared to 2008 was primarily due to increased growth of deposits and a $16.7 million capital raise in 2009.

Overall, based on the Bank’s core deposit base and available sources of borrowed funds, management believes that the Bank has adequate resources to meet its short-term and long-term cash requirements within the foreseeable future.

CAPITAL ADEQUACY

The Board of Governors of the Federal Reserve System has adopted risk-based capital and leverage ratio requirements for banks like the Bank that are members of the Federal Reserve System.  The Pennsylvania Department of Banking also sets minimum capital requirements.  At December 31, 2009 and December 31, 2008, the Bank met each of its minimum capital requirements.  Management believes that the Bank would be deemed “well capitalized” for regulatory purposes as of December 31, 2009 and December 31, 2008.  Banking regulators have discretion to establish an institution’s classification based on other factors, in addition to the institution’s numeric capital levels.

Management is not aware of any developments that have occurred and that would, or would be reasonably likely to, cause our classification to be reduced below a level of “well capitalized” for regulatory purposes.  The Bank’s capital classification is determined pursuant to banking regulations to apply the bank regulators’ “prompt corrective action” regulations, and to determine levels of deposit insurance assessments, and may not constitute an accurate representation of our overall financial condition or prospects.  The following table summarizes the required capital ratios and the corresponding regulatory capital positions of the Bank for the periods or dates indicated:

	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
	(dollar amounts in thousands)
As of December 31, 2009:
Total capital (to risk weighted assets)	$25,958	11.8%	≥	$17,648	≥	8.0%	≥	$22,060	≥	10.0%
Tier 1 capital (to risk weighted assets)	21,537	9.8	≥	8,824	≥	4.0	≥	13,236	≥	6.0
Tier 1 capital (to average assets)	21,537	6.7	≥	12,906	≥	4.0	≥	16,132	≥	5.0

As of December 31, 2008:
Total capital (to risk weighted assets)	$22,825	10.5%	≥	$17,395	≥	8.0%	≥	$21,743	≥	10.0%
Tier 1 capital (to risk weighted assets)	17,105	7.9	≥	8,697	≥	4.0	≥	13,046	≥	6.0
Tier 1 capital (to average assets)	17,105	6.2	≥	11,012	≥	4.0	≥	13,765	≥	5.0

In general, the Bank’s capital increases with the addition of earnings to stockholders’ equity and with sales of stock or the issuance of certain qualifying debt, such as the subordinated debt the Bank issued in 2004 and 2007 (which is included in Tier II and total capital).  Conversely, as the Bank’s assets grow, its capital ratios decrease.  In general, in the past few years, balance sheet growth has been offset by decreases in capital through losses and increases in capital from sales of common stock, debt issuance, growth of the allowance for loan losses and our debt issuances.  In 2009, the $16.7 million capital raise improved our capital ratios.  The Bank plans to grow in the future and to maintain strong capital ratios.  To accomplish both these goals, the Bank will need to raise additional capital to maintain strong capital ratios.

The Bank does not presently have any commitments for significant capital expenditures.  The Bank is unaware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on liquidity, capital resources, or operations of the Bank.

The maintenance of appropriate levels of capital is an important objective of the Bank’s Asset and Liability Management process.  Through its initial capitalization and its subsequent offerings, the Bank has continued to maintain a strong capital position.  Management believes that, under current requirements and regulations, the Bank will meet its minimum capital requirements for the foreseeable future.

MARKET FOR COMMON STOCK

The Bank’s Common Stock is not listed or quoted on any exchange or electronic bulletin board or other quotation service.  Furthermore, there are no brokerage firms that act as market makers in the Bank’s stock.  Consequently, information on current stock trading prices is not readily available.  The Bank currently acts as its own transfer agent and offers to introduce potential buyers and sellers of our stock to each other, but does not make a market in its own stock or attempt to negotiate prices for trades of its stock.  At December 31, 2009, there were approximately 315 shareholders who owned the 5,522,706 shares of Common Stock outstanding.

Based on the information available to us, private sales of the Bank’s Common Stock occurred at around $5.50 per share during 2009 and $4.00 per share during 2008.  This quoted price is limited only to those private transactions known by management and the capital raise conducted in 2009 and there may, in fact, have been additional transactions of which management is unaware, and such transactions could have occurred at higher or lower prices.  The Bank was successful in February 2010 with an additional capital raise of $43.1 million.  There were 8,547,866 shares of Common Stock and 1,565,319 shares of Class B Non-Voting Common Stock issued at $4.28 per share in this capital raise.  In March of 2010, the Bank sold an additional 761,596 shares of Common Stock and 1,189,202 shares of Class B Non-Voting Common Stock, each at $3.76 per share.  As part of the anti-dilution agreement for the shares issued in the capital raise conducted in 2009 and the recent capital raises in February 2010 and March 2010, 2,797,606 million additional shares, including 2,306,844 shares of Common Stock and 490,762 shares of Class B Non-Voting Common Stock, were issued to the purchasers in those offerings in order to adjust their per share cost to $3.76.   See “THE REORGANIZATION - Private Offerings,” on page 46 of this prospectus-proxy statement, and Note 23 – Subsequent Events of the 2009 Audited Financial Statements for further information on the February 2010 and March 2010 capital raises.  For information on anti-dilution adjustments that could be implemented in connection with future private offerings, see “Possible Future Dilutive Private Offerings” beginning at page 29 of this prospectus-proxy statement.

OFF-BALANCE SHEET ARRANGEMENTS

The Bank is a party to financial instruments and other commitments with off-balance sheet risks.  Financial instruments with off-balance sheet risks are incurred in the normal course of business to meet the financing needs of our customers.  These financial instruments include commitments to extend credit, including unused portions of lines of credit, and standby letters of credit.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheets.

With commitments to extend credit, our exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance sheet instruments.  Since they involve credit risk similar to extending a loan, they are subject to the Bank’s Credit Policy and other underwriting standards.

As of December 31, 2009 and December 31, 2008, the following off-balance sheet commitments, financial instruments and other arrangements were outstanding:

	December 31,
	2009	2008
	(in thousands)
Commitments to fund loans	$3,922	$4,900
Unfunded commitments to fund warehouse loans	28,565	--
Unfunded commitments under lines of credit	16,842	20,735
Letters of credit	854	1,203

Commitments to fund loans, unfunded commitments to fund warehouse loans, unfunded commitments under lines of credit and letters of credit are agreements to extend credit to or for the benefit of a customer in the ordinary course of the Bank’s business.

Commitments to fund loans and unfunded commitments under lines of credit may be obligations of the Bank as long as there is no violation of any condition established in the contract.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  We evaluate each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation.  Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Warehouse loan commitments are agreements to purchase mortgage loans from mortgage bankers that agree to purchase the loans back in a short period of time.  These commitments generally fluctuate monthly as existing loans are repurchased by the mortgage bankers and new loans are purchased by the Bank.

Outstanding letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  Letters of credit may obligate the Bank to fund draws under those letters of credit whether or not a customer continues to meet the conditions of the extension of credit.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

OTHER OFF-BALANCE SHEET ARRANGEMENTS

Other off-balance sheet arrangements include operating leases for the Bank’s premises.  The Bank leases the premises for its corporate headquarters and main banking office, as well as four branches under operating lease agreements with various terms and at various rentals.  Each lease differs as to whether the Bank has one or more renewal options and on what terms. As of December 31, 2009, the Bank’s approximate future non-cancellable minimum payments under these leases, by year, were as follow:

(in thousands)
2010	$917
2011	902
2012	922
2013	934
2014	720
2015 & Thereafter	3,671
$8,066

INTEREST RATE SENSITIVITY

The largest component of the Bank’s total income is net interest income, and the majority of its financial instruments are interest rate sensitive assets and liabilities with various terms and maturities.  One of the primary objectives of management is to maximize net interest income while minimizing interest rate risk.  Interest rate risk is derived from timing differences in the repricing of assets and liabilities, loan prepayments, deposit withdrawals, and differences in lending and funding rates.  The Bank’s Asset/Liability Committee actively seeks to monitor and control the mix of interest rate sensitive assets and interest rate sensitive liabilities.

The Bank uses two complementary methods to analyze and measure interest rate sensitivity as part of the overall management of interest rate risk.  They are income simulation modeling and estimates of economic value of equity.  The combination of these two methods provides a reasonably comprehensive summary of the levels of interest rate risk of the Bank’s exposure to time factors and changes in interest rate environments.

Income simulation modeling is used to measure the Bank’s interest rate sensitivity and manage its interest rate risk.  Income simulation considers not only the impact of changing market interest rates upon forecasted net interest income, but also other factors such as yield curve relationships, the volume and mix of assets and liabilities, customer preferences and general market conditions.

Through the use of income simulation modeling, the Bank has estimated the net interest income for the year ending December 31, 2009, based upon the assets, liabilities and off-balance sheet financial instruments in existence at December 31, 2009.  The Bank has also estimated changes to that estimated net interest income based upon interest rates rising or falling immediately (“rate shocks”).  Rate shocks assume that all interest rates increase or decrease immediately.  The following table reflects the estimated percentage change in estimated net interest income for the year ending December 31, 2009, resulting from changes in interest rates.

Net change in net interest income
Rate Shocks	% Change
Up 3%	6.2%
Up 2%	3.5%
Up 1%	1.1%
Down 1%	-4.8%
Down 2%	-9.5%
Down 3%	-15.4%

The net changes in net interest income in all of the “up” rate shocks and in the “down 1%” rate shock are well within the Bank’s interest rate risk policy guidelines.  While the net changes in net interest income in the “down 2%” and “down 3%” rate shocks are slightly higher that the Bank’s interest rate risk policy guidelines, Management does not believe these scenarios are likely.

Economic Value of Equity (“EVE”) estimates the discounted present value of asset and liability cash flows.  Discount rates are based upon market prices for comparable assets and liabilities.  Upward and downward rate shocks are used to measure volatility of EVE in relation to a constant rate environment.  This method of measurement primarily evaluates the longer term repricing risks and options in the Bank’s balance sheet.  The following table reflects the estimated EVE at risk and the ratio of EVE to EVE adjusted assets at December 31, 2009, resulting from shocks to interest rates.

Percent Change Economic Value of Equity
Rate Shocks	From base	EVE assets

Up 3%	-25.0%	-1.8%
Up 2%	-15.3%	-1.0%
Up 1%	-7.5%	-0.4%
Down 1%	1.0%	-0.4%
Down 2%	-1.3%	-0.8%
Down 3%	-6.8%	-1.3%

The percent changes of EVE are within the Bank’s interest rate risk policy guidelines.

The matching of assets and liabilities may also be analyzed by examining the extent to which such assets and liabilities are interest rate sensitive and by monitoring a bank’s interest rate sensitivity “gap.””  An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.  The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2009, that are anticipated, based upon certain assumptions, to reprice or mature in each of the future time periods shown.  Except as stated below, the amount of assets and liabilities shown that reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability.  The table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 2009, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals.  The loan amounts in the table reflect principal balances expected to be repaid and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable and fixed rate loans, and as a result of contractual rate adjustments on adjustable rate loans.

	At December 31, 2009
	3 months or less	3 to 6 months	6 to 12 months	1 to 3 years	3 to 5 years	over 5 years	Total
	(dollars in millions)
Interest earning deposits	$64.6	$—	$—	$—	$—	$—	$64.6
Securities	4.1	2.8	7.3	17.8	7.2	7.4	46.6
Loans receivable	106.7	9.9	18.5	50.4	18.6	18.4	222.5
Total interest earning assets	175.4	12.7	25.8	68.2	25.8	25.8	333.7
Non interest earning assets	—	—	—	—	—	18.3	18.3
Total assets	$175.4	$12.7	$25.8	$68.2	$25.8	$44.1	$352.0
Other interest bearing deposits	$74.4	$—	$—	$—	$—	$19.6	$94.0
Time deposits	39.6	18.5	102.6	37.0	3.7	—	201.4
Other borrowings	5.0	—	—	5.0	1.0	—	11.0
Subordinated debt	2.0	—	—	—	—	—	2.0
Total interest bearing liabilities	121.0	18.5	102.6	42.0	4.7	19.6	308.4
Non interest bearing liabilities	—	—	—	—	—	20.0	20.0
Stockholders' equity	—	—	—	—	—	23.6	23.6
Total liabilities and equity	$121.0	$18.5	$102.6	$42.0	$4.7	$63.2	$352.0
Interest sensitivity gap	$54.4	$(5.8)	$(76.8)	$26.2	$21.1	$(19.1)
Cumulative interest sensitivity gap	$54.4	$48.6	$(28.2)	$(2.0)	$19.1	$0.0
Cumulative interest sensitivity gap to total assets	31%	26%	(13%)	(1%)	6%	0%
Cumulative interest earning assets to cumulative interest bearing liabilities	145%	135%	88%	99%	107%	108%

As shown above, the Bank has a negative cumulative gap (cumulative interest sensitive assets are lower than cumulative interest sensitive liabilities) within the next year, which generally indicates that an increase in rates may lead to a decrease in net interest income and a decrease in rates may lead to an increase in net interest income.  Interest rate sensitivity gap analysis measures whether assets or liabilities may reprice but does not capture the ability to reprice or the range of potential repricing on assets or liabilities.  Thus indications based on a negative or positive gap position need to be analyzed in conjunction with other interest rate risk management tools.

Management believes that the assumptions and combination of methods utilized in evaluating estimated net interest income are reasonable.  However, the interest rate sensitivity of the Bank’s assets, liabilities and off-balance sheet financial instruments, as well as the estimated effect of changes in interest rates on estimated net interest income, could vary substantially if different assumptions are used or actual experience differs from the assumptions used in the model.

SUPERVISION AND REGULATION

GENERAL

We are subject to extensive regulation, examination and supervision by the Pennsylvania Banking Department and, as a member of the Federal Reserve System, by the Federal Reserve Board.  Federal and state banking laws and regulations govern, among other things, the scope of a bank’s business, the investments a bank may make, the reserves against deposits a bank must maintain, terms of deposit accounts, loans a bank makes, the interest rates it charges and collateral it takes, the activities of a bank with respect to mergers and consolidations and the establishment of branches.

PENNSYLVANIA BANKING LAWS

Pennsylvania banks that are Federal Reserve members may establish new offices only after approval by the Pennsylvania Banking Department and the Federal Reserve Board.  Approval by these regulators can be subject to a variety of factors, including the convenience and needs of the community, whether the institution is sufficiently capitalized and well managed, issues of safety and soundness, the institution’s record of meeting the credit needs of its community, whether there are significant supervisory concerns with respect to the institution or affiliated organizations, and whether any financial or other business arrangement, direct or indirect, involving the proposed branch and bank “insiders” (directors, officers, employees and 10%-or-greater shareholders) which involves terms and conditions more favorable to the insiders than would be available in a comparable transaction with unrelated parties.

Under the Banking Code, the Bank is permitted to branch throughout Pennsylvania.  Pennsylvania law also provides Pennsylvania state chartered institutions elective parity with the power of national banks, federal thrifts, and state-chartered institutions in other states as authorized by the FDIC, subject to a required notice to the Pennsylvania Banking Department.  The Banking Code also imposes restrictions on payment of dividends, as well as minimum capital requirements.

Interstate Branching.  Federal law allows the Federal Reserve and FDIC, and the Pennsylvania Banking Code allows the Pennsylvania Banking Department, to approve an application by a state banking institution to acquire interstate branches, unless, in the case of the Federal Reserve and FDIC, the state of the target institution has opted out of interstate branching.  For more information on federal law, see, “FEDERAL BANKING LAWS – Interstate Branching,” beginning on page 140 this prospectus-proxy statement.

Pennsylvania banking laws authorize banks in Pennsylvania to acquire existing branches or branch de novo in other states, and also permits out-of-state banks to acquire existing branches or branch de novo in Pennsylvania.

In April 2008, the Banking Regulators in the States of New Jersey, New York, and Pennsylvania entered into a Memorandum of Understanding (the “Interstate MOU”) to clarify their respective roles, as home and host state regulators, regarding interstate branching activity on a regional basis pursuant to the Riegle-Neal Amendments Act of 1997. The Interstate MOU establishes the regulatory responsibilities of the respective state banking regulators regarding bank regulatory examinations and is intended to reduce the regulatory burden on state chartered banks branching within the region by eliminating duplicative host state compliance exams.

Under the Interstate MOU, the activities of branches established by the Bank in New Jersey or New York would be governed by Pennsylvania state law to the same extent that federal law governs the activities of the branch of an out-of-state national bank in such host states. For the Bank, issues regarding whether a particular host state law is preempted are to be determined in the first instance by the Pennsylvania Banking Department. In the event that the Pennsylvania Banking Department and the applicable host state regulator disagree regarding whether a particular host state law is pre-empted, the Pennsylvania Banking Department and the applicable host state regulator would use their reasonable best efforts to consider all points of view and to resolve the disagreement.

FEDERAL BANKING LAWS

Interstate Branching. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (called the Interstate Act), among other things, permits bank holding companies to acquire banks in any state. A bank may also merge with a bank in another state.  Interstate acquisitions and mergers are subject, in general, to certain concentration limits and state entry rules relating to the age of the bank.  Under the Interstate Act, the responsible federal regulatory agency is permitted to approve the acquisition of less than all of the branches of an insured bank, or the establishment of a new, or “de novo” branch within a state, by an out-of-state bank or bank holding company without the acquisition of an entire bank, only if the law of the state in which the branch is located permits.  Under the Interstate Act, branches of state-chartered banks that operate in other states are covered by the laws of the chartering state, rather than the host state.  Pennsylvania and New York, among other states, have enacted laws permitting de novo branching and the acquisition of fewer branches than an entire bank, by banks or holding companies located in states that have permit the same types of acquisitions on a reciprocal basis.  New Jersey does not currently permit de novo branching but does permit acquisition of existing branches by out-of-state banks.  Delaware does not permit either de novo branching or acquisition of existing branches by out of state banks.  Pending federal bank regulatory reform legislation, if enacted, would create a more permissive interstate branching regime by permitting banks to establish branches de novo in any state if a bank chartered by such state would have been permitted to establish the branch.  For more information on interstate branching under Pennsylvania law, see, “PENNSYLVANIA BANKING LAWS – Interstate Branching,” beginning on page 139 this prospectus-proxy statement.

Prompt Corrective Action.  Federal banking law mandates certain “prompt corrective actions,” which Federal banking agencies are required to take, and certain actions which they have discretion to take, based upon the capital category into which a Federally regulated depository institution falls.  Regulations have been adopted by the Federal bank regulatory agencies setting forth detailed procedures and criteria for implementing prompt corrective action in the case of any institution that is not adequately capitalized.  Under the rules, an institution will be deemed to be “adequately capitalized” or better if it exceeds the minimum Federal regulatory capital requirements.  However, it will be deemed “undercapitalized” if it fails to meet the minimum capital requirements, “significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0%, or a leverage ratio that is less than 3.0%, and “critically undercapitalized” if the institution has a ratio of tangible equity to total assets that is equal to or less than 2.0%.  The rules require an undercapitalized institution to file a written capital restoration plan, along with a performance guaranty by its holding company or a third party.  In addition, an undercapitalized institution becomes subject to certain automatic restrictions including a prohibition on the payment of dividends, a limitation on asset growth and expansion, and in certain cases, a limitation on the payment of bonuses or raises to senior executive officers, and a prohibition on the payment of certain “management fees” to any “controlling person.”  Institutions that are classified as undercapitalized are also subject to certain additional supervisory actions, including increased reporting burdens and regulatory monitoring, a limitation on the institution’s ability to make acquisitions, open new branch offices, or engage in new lines of business, obligations to raise additional capital, restrictions on transactions with affiliates, and restrictions on interest rates paid by the institution on deposits.  In certain cases, bank regulatory agencies may require replacement of senior executive officers or directors, or sale of the institution to a willing purchaser.  If an institution is deemed to be “critically undercapitalized” and continues in that category for four quarters, the statute requires, with certain narrowly limited exceptions, that the institution be placed in receivership.

Safety and Soundness; Regulation of Bank Management.  The Federal Reserve Board possesses the power to prohibit us from engaging in any activity that would be an unsafe and unsound banking practice and in violation of the law.  Moreover, Federal law enactments have expanded the circumstances under which officers or directors of a bank may be removed by the institution’s Federal supervisory agency; restricted and further regulated lending by a bank to its executive officers, directors, principal shareholders or related interests thereof; and restricted management personnel of a bank from serving as directors or in other management positions with certain depository institutions whose assets exceed a specified amount or which have an office within a specified geographic area; and restricted management personnel from borrowing from another institution that has a correspondent relationship with the bank for which they work.

Capital Rules.  Federal banking agencies have issued certain “risk-based capital” guidelines, which supplemented existing capital requirements.  In addition, the Federal Reserve Board imposes certain “leverage” requirements on member banks such as us.  Banking regulators have authority to require higher minimum capital ratios for an individual bank or bank holding company in view of its circumstances.

The risk-based guidelines require all banks to maintain two “risk-weighted assets” ratios.  The first is a minimum ratio of total capital (“Tier 1” and “Tier 2” capital) to risk-weighted assets equal to 8.00%; the second is a minimum ratio of “Tier 1” capital to risk-weighted assets equal to 4.00%.  Assets are assigned to five risk categories, with higher levels of capital being required for the categories perceived as representing greater risk.  In making the calculation, certain intangible assets must be deducted from the capital base.  The risk-based capital rules are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and to minimize disincentives for holding liquid assets.

The risk-based capital rules also account for interest rate risk.  Institutions with interest rate risk exposure above a normal level would be required to hold extra capital in proportion to that risk.  A bank’s exposure to declines in the economic value of its capital due to changes in interest rates is a factor that the banking agencies will consider in evaluating a bank’s capital adequacy.  The rule does not codify an explicit minimum capital charge for interest rate risk.  The Bank currently monitors and manages its assets and liabilities for interest rate risk, and management believes that the interest rate risk rules which have been implemented and proposed will not materially adversely affect our operations.

The Federal Reserve Board’s “leverage” ratio rules require member banks which are rated the highest in the composite areas of capital, asset quality, management, earnings and liquidity to maintain a ratio of “Tier 1” capital to “adjusted total assets” (equal to the bank’s average total assets as stated in its most recent quarterly Call Report filed with the Federal Reserve Board, minus end-of-quarter intangible assets that are deducted from Tier 1 capital) of not less than 3.00%.  For banks which are not the most highly rated, the minimum “leverage” ratio will range from 4.00% to 5.00%, or higher at the discretion of the Federal Reserve Board, and is required to be at a level commensurate with the nature of the level of risk of the bank’s condition and activities.

For purposes of the capital requirements, “Tier 1” or “core” capital is defined to include Common Stockholders’ equity and certain noncumulative perpetual preferred stock and related surplus.  “Tier 2” or “qualifying supplementary” capital is defined to include a bank’s allowance for loan and lease losses up to 1.25% of risk-weighted assets, plus certain types of preferred stock and related surplus, certain “hybrid capital instruments” and certain term subordinated debt instruments.

Deposit Insurance Assessments.  The deposits of the Bank are insured by the FDIC up to the limits set forth under applicable law and are subject to deposit insurance premium assessments.  The FDIC imposes a risk-based deposit premium assessment system, which was amended pursuant to the Federal Deposit Insurance Reform Act of 2005 (the “Act”).  Under this system, the amount of FDIC assessments paid by an individual insured depository institution, such as the Bank, is based on the level of risk incurred in its activities.  The FDIC places a depository institution in one of four risk categories determined by reference to its capital levels and supervisory ratings.  In addition, in the case of those institutions in the lowest risk category, the FDIC further determines its assessment rates based on certain specified financial ratios.  Effective April 1, 2009, a bank’s annual assessment base rates were as follows, depending on the bank’s risk category:

	Risk Category
	I		II	III	IV
	Minimum	Maximum
Annual rates (in basis points)	12	16	22	32	45

The base assessment rate can be adjusted downward based on a bank’s unsecured debt and level of excess capital above the well capitalized threshold, or upward based on a bank’s secured liabilities including FHLB-P advances and repurchase agreements, so that the total risk-based assessment rates will range as follows depending on a bank’s risk category:

Risk Category
	I	II	III	IV
Initial base assessment rate	12 to 16	22	32	45
Unsecured debt adjustment	–5 to 0	–5 to 0	–5 to 0	–5 to 0
Secured liability adjustment	0 to 8	0 to 11	0 to 16	0 to 22.5
Brokered deposit adjustment	—	0 to 10	0 to 10	0 to 10
Total base assessment rate	7 to 24	17 to 43	27 to 58	40 to 77.5

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009.  The amount of the special assessment for any institution will not exceed 10 basis points times the institution’s assessment base for the second quarter 2009.  The special assessment was collected on September 30, 2009.

On September 29, 2009, the FDIC adopted a uniform three-basis point increase in assessment rates to be effective on January 1, 2011.

On October 12, 2009, the FDIC adopted a final rule to require insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012.  The prepaid assessment will be collected on December 30, 2009, along with each institution’s regular quarterly risk-based deposit insurance assessment for the third quarter of 2009.  For purposes of calculating the prepaid assessment, each institution’s assessment rate will be its total base assessment rate in effect on September 30, 2009.  In calculating the prepayment attributable to 2011 and thereafter, it will be calculated using the September 29, 2009 increase in 2011 base assessment rates.  In addition, future deposit growth is to be reflected in the prepayment by assuming that an institution’s third quarter 2009 assessment base will be increased quarterly at a 5 percent annual growth rate through the end of 2012.  The FDIC will begin to draw down an institution’s prepaid assessments on March 30, 2010, representing payment for the regular quarterly risk-based assessment for the fourth quarter of 2009.  In announcing these initiatives, the FDIC stated that, while the prepaid assessment would not immediately affect bank earnings, each institution would record the entire amount of its prepaid assessment as a prepaid expense asset as of December 30, 2009, the date the payment would be made and, as of December 31, 2009 and each quarter thereafter, record an expense or charge to earnings for its regular quarterly assessment and an offsetting credit to the prepaid assessment until the asset is exhausted.  Once the asset is exhausted, institutions would resume paying and accounting for quarterly deposit insurance assessments as they currently do.

The Bank’s current regular assessment rate is 22.5 basis points.

In addition to deposit insurance assessments, banks are subject to assessments to pay the interest on Financing Corporation bonds.  The Financing Corporation was created by Congress to issue bonds to finance the resolution of failed thrift institutions.  The FDIC sets the Financing Corporation assessment rate every quarter.  The Financing Corporation assessment for us (and all other banks) for the fourth quarter of 2008 was an annual rate of $.0184 for each $100 of deposits.

Community Reinvestment Act.  Under the Community Reinvestment Act of 1977 (“CRA”), the record of a bank holding company and its subsidiary banks must be considered by the appropriate Federal banking agencies, including the Federal Reserve Board, in reviewing and approving or disapproving a variety of regulatory applications including approval of a branch or other deposit facility, office relocation, a merger and certain acquisitions of bank shares.  Federal banking agencies have recently demonstrated an increased readiness to deny applications based on unsatisfactory CRA performance.  The Federal Reserve Board is required to assess our record to determine if we are meeting the credit needs of the community (including low and moderate neighborhoods) that we serve.  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 amended the CRA to require, among other things, that the Federal Reserve Board make publicly available an evaluation of our record of meeting the credit needs of our entire community including low- and moderate-income neighborhoods.  This evaluation includes a descriptive rating (outstanding, satisfactory, needs to improve, or substantial noncompliance) and a statement describing the basis for the rating.

Consumer Protection Laws.  We are subject to a variety of consumer protection laws, including the Truth in Lending Act, the Truth in Savings Act adopted as part of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, the Electronic Funds Transfer Act, the Real Estate Settlement Procedures Act and the regulations adopted thereunder.  In the aggregate, compliance with these consumer protection laws and regulations involves substantial expense and administrative time on our part.

MEMORANDUM OF UNDERSTANDING

Prior to the arrival of new management, the Bank had been subject to a January 9, 2008 memorandum of understanding (“MOU”) with its regulators that called for strengthened oversight by the board of directors including establishment of a compliance committee, imposed requirements relating to Bank Secrecy Act (“BSA”) and anti-money laundering (“AML”) compliance, called for an earnings and capital improvement plan and strengthened interest rate risk and asset liability management, and required strengthening of policies, procedures and audit and examination exception follow-up.  It also precluded the Bank from declaring or paying dividends that would cause its capital ratios to fall below the higher of the minimum levels for a “well capitalized” classification under Prompt Corrective Action standards or the internal ratios set in the Bank’s capital plan, or redeeming its stock or issuing debt with maturity greater than one year without prior regulatory approval.  As a result of a March 31, 2009 regulatory examination prior to the arrival of new management, the original MOU was replaced with an August 24, 2009 MOU that eliminated the original broad requirements relating to strengthening the board of directors and mandates in BSA/AML compliance, substituting narrower requirements for a back-up BSA officer and employee training, while continuing previous restrictions on dividends, stock redemptions and long-term debt.  The current MOU calls for the Bank to update plans relating to earnings and capital improvement, management and board oversight, credit risk management and liquidity risk, enhancing pre-purchase analysis of investment securities, and a revision to its allowance for loan and lease losses (“ALLL”) methodology by November 15, 2009.  Management anticipates making the requested submissions on or ahead of schedule.

BANK HOLDING COMPANY REORGANIZATION AND REGULATION

As a bank holding company, Customers 1st Bancorp, Inc. will be subject to additional regulation beyond that to which the Bank is currently subject.

The Bank Holding Company Act requires a “company” (including Customers 1st Bancorp, Inc., to secure the prior approval of the Federal Reserve Board before it owns or controls, directly or indirectly, more than five percent (5%) of the voting shares or substantially all of the assets of any bank.  It also prohibits acquisition by any “company” (including the Bank’s proposed holding company) of more than five percent (5%) of the voting shares of, or interest in, or all or substantially all of the assets of, any bank located outside of the state in which a current bank subsidiary is located unless such acquisition is specifically authorized by laws of the state in which such bank is located.  A bank holding company is prohibited from engaging in or acquiring direct or indirect control of more than five percent (5%) of the voting shares of any company engaged in non-banking activities unless the Federal Reserve Board, by order or regulation, has found such activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.  In making this determination, the Federal Reserve Board considers whether the performance of these activities by a bank holding company would offer benefits to the public that outweigh possible adverse effects.  Applications under the Bank Holding Company Act and the Change in Control Act are subject to review, based upon the record of compliance of the applicant with the Community Reinvestment Act of 1977.

Customers 1st Bancorp, Inc. will be required to file an annual report with the Federal Reserve Board and any additional information that the Federal Reserve Board may require pursuant to the Bank Holding Company Act.  The Federal Reserve Board may also make examinations of the Bank’s proposed holding company and any or all of its subsidiaries.  Further, under Section 106 of the 1970 amendments to the Bank Holding Company Act and the Federal Reserve Board’s regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of credit or provision of any property or services.  The so-called “anti-tie-in” provisions state generally that a bank may not extend credit, lease, sell property or furnish any service to a customer on the condition that the customer provide additional credit or service to the bank, to its bank holding company or to any other subsidiary of its bank holding company or on the condition that the customer not obtain other credit or service from a competitor of the bank, its bank holding company or any subsidiary of its bank holding company.

The Federal Reserve Board permits bank holding companies to engage in non-banking activities so closely related to banking or managing or controlling banks as to be a proper incident thereto.  A number of activities are authorized by Federal Reserve Board regulation, while other activities require prior Federal Reserve Board approval.  The types of permissible activities are subject to change by the Federal Reserve Board.  Recent revisions to the Bank Holding Company Act contained in the Federal Gramm Leach Bliley Act of 1999 (the “Gramm Leach Bliley Act”) permit certain eligible bank holding companies to qualify as “financial holding companies” and thereupon engage in a wider variety of financial services such as securities and insurance activities.

The Gramm Leach Bliley Act repealed certain restrictions on bank and securities firm affiliations, and allows bank holding companies to elect to be treated as a “financial holding company” that can engage in approved “financial activities,” including insurance, securities underwriting and merchant banking.  Banks without holding companies can engage in many of these new financial activities through a “financial subsidiary.” The law also mandates functional regulation of bank securities activities.  Banks’ exemption from broker dealer regulation would be limited to, for example, trust, safekeeping, custodian, shareholder and employee benefit plans, sweep accounts, private placements (under certain conditions), self-directed IRAs, third party networking arrangements to offer brokerage services to bank customers, and the like.  It also requires banks that advise mutual funds to register as investment advisers.  The legislation provides for state regulation of insurance, subject to certain specified state preemption standards.  It establishes which insurance products banks and bank subsidiaries may provide as principal or underwriter, and prohibits bank underwriting of title insurance, but also preempts state laws interfering with affiliations.  The Gramm Leach Bliley Act prohibits approval of new de novo thrift charter applications by commercial entities and limits sales of existing so-called “unitary” thrifts to commercial entities.  The law bars banks, savings and loans, credit unions, securities firms and insurance companies, as well as other “financial institutions,” from disclosing customer account numbers or access codes to unaffiliated third parties for telemarketing or other direct marketing purposes, and enables customers of financial institutions to “opt out” of having their personal financial information shared with unaffiliated third parties, subject to exceptions related to the processing of customer transactions and joint financial services marketing arrangements with third parties, as long as the institution discloses the activity to its customers and requires the third party to keep the information confidential.  It requires policies on privacy and disclosure of information to be disclosed annually, requires federal regulators to adopt comprehensive regulations for ensuring the security and confidentiality of consumers’ personal information, and allows state laws to give consumers greater privacy protections.

WHERE YOU CAN FIND MORE INFORMATION

Neither the Bank’s nor the Holding Company’s Common Stock is registered with any federal or state securities or banking regulator, and neither entity currently makes periodic securities filings with any regulator.

The Bank files quarterly reports of condition on Form FFIEC 041 (“Call Reports”) with the Federal Reserve Bank of Philadelphia, Ten Independence Mall, Philadelphia, PA 19106-1574.  The Call Reports are publicly available from the FDIC’s Internet website at http://www2.fdic.gov/idasp/main.asp or the Federal Financial Institutions Examination Council Internet website at https://cdr.ffiec.gov/public/.  If you wish to obtain a printed copy of an individual Call Report facsimile for periods prior to 2001, please contact the FDIC Public Information Center for ordering instructions and current fees by E-Mail at publicinfo@fdic.gov, by telephone at 877-688-3342 or 703-562-2200, or by fax at 703-562-2296.  You may contact the National Technical Information Service (“NTIS”), a branch of the U.S.  Department of Commerce), at 800-363-2068 or 703-605-6000 to obtain all available Call Reports for a specific period on magnetic tape, cartridge, or CD-ROM format, at a cost.  NTIS has a website for ordering products at http://www.ntis.gov.  Use the Site Index at the bottom to find products in the Banking Information category.  Each Call Report consists of a Balance Sheet, Income Statement, Changes in Equity Capital and other supporting schedules as of the end of or for the period to which the Call Report relates.  The Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council.  These instructions in most, but not all, cases follow U.S. GAAP, including the opinions and statements of the Accounting Principles Board and the Financial Accounting Standards Board.  The Call Reports are not incorporated by reference and are not a part of this prospectus-proxy statement.  While the Call Reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure, the reports nevertheless provide important information concerning the Bank.  In addition to filing Call Reports, the Bank has delivered Audited Financial Statements to its shareholders each year, as well as proxy statements together with notices of each annual meeting.

The Bank is not subject to the informational requirements of the Exchange Act, and is not therefore required to file reports or other information with the SEC pursuant to the Exchange Act.  The Bank maintains a website (http://www.customersfirstbank.com) where you may find additional information about the Bank.  The information contained in the website is not incorporated by reference and is not a part of this prospectus-proxy statement.

Upon written request of any shareholder, a copy of the Bank’s Call Report, the Bank’s audited Annual Report for the fiscal year ended December 31, 2009, the Bank’s proxy statement for its 2009 Annual Meeting of shareholders, and the Bank’s unaudited quarterly financial statements for the fiscal quarter ended March 31, 2010 may be obtained, without charge, on written request to Thomas Brugger, Chief Financial Officer, 99 Bridge Street, Phoenixville, PA 19460.

ADDITIONAL INFORMATION

The Holding Company has filed electronically with the SEC, Washington, D.C., through EDGAR a registration statement (No. 333-166225) on Form S-1 under the Securities Act of 1933, for the registration of Holding Company stock to be issued in the reorganization.  This prospectus-proxy statement constitutes the prospectus that was filed as a part of that registration statement, and does not contain all of the information set forth in the registration statement and its annexes and exhibits.  Some items were omitted in accordance with the rules and regulations of the SEC.  Anyone may inspect the registration statement or any other document filed with the SEC without charge at the public reference facilities of the SEC, 100 F Street, N.E. Washington, D.C. 20549 and may obtain copies of all or any part of it from the SEC upon payment of the required fees.  The registration statement may also be reviewed on the SEC’s website at http://www.sec.gov.

PROPOSAL 6

TO ADJOURN THE ANNUAL MEETING IF NECESSARY TO SOLICIT OR RECEIVE ADDITIONAL PROXIES

Management does not anticipate that it will be necessary to adjourn the meeting in order to obtain sufficient proxies to complete the voting on Proposal 5, but management believes it is prudent to identify this as a possible action in the unlikely event that insufficient proxies are returned to determine the outcome of the vote on Proposal 5.

THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 6 TO ADJOURN THE MEETING IF
NECESSARY TO SOLICIT OR RECEIVE ADDITIONAL PROXIES.

SHAREHOLDER PROPOSALS FOR 2011

Assuming consummation of the reorganization, shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Holding Company’s proxy statement for its 2011 Annual Meeting of Shareholders must be received by the Holding Company no later than __________, which is 120 days prior to the first anniversary of the mailing date of this prospectus-proxy statement. However, if the date of the 2011 Annual Meeting shall be changed by more than 30 days from the date of the Bank’s 2010 Annual Meeting, then the deadline is a reasonable time before the Holding Company begins to print and send its proxy materials.  Any such proposal and our obligation, if applicable, to include it in the Holding Company’s proxy statement, will be subject to Rule 14a-8 of the rules and regulations of the SEC.

Assuming consummation of the reorganization, nominations for the election of directors of the Holding Company may be made by any shareholder entitled to vote for the election of directors by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Corporate Secretary of the Holding Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to any meeting of shareholders called for election of directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such written notice may be delivered or mailed, as prescribed, to the Corporate Secretary of the Holding Company not later than the close of the seventh day following the day on which notice was mailed to shareholders. Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of capital stock of the Corporation which are beneficially owned by each such nominee and the earliest date of acquisition of any of such stock.

Assuming consummation of the reorganization, subject to the immediately preceding paragraph relating to shareholder nominations, if a shareholder wishes to present a proposal at the 2011 Annual Meeting but does not intend to have such proposal included in the Holding Company’s proxy statement, and such proposal is properly brought before the 2011 Annual Meeting, then in accordance with Rule 14a-4 under the Exchange Act, if the shareholder has not provided notice of the proposal by ____________ (or if the date of the meeting has changed more than 30 days from the date of the Bank’s 2010 Annual Meeting, a reasonable time before the Holding Company sends its proxy materials), the board of directors of the Holding Company will have the right to exercise its discretionary voting authority on that proposal. The persons designated in the Holding Company’s proxy card will be granted discretionary voting authority with respect to any such shareholder proposal for which the Holding Company does not receive timely notice.

LEGAL MATTERS

Certain legal matters in connection with the reorganization will be passed upon for the Holding Company and the Bank by Stradley Ronon Stevens & Young, LLP, 30 Valley Stream Parkway, Malvern, PA 19355.

EXPERTS

The financial statements of the Bank including the balance sheets of  the Bank as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ equity and cash flows for the years in the three year period ended December 31, 2009 have been attached to this prospectus-proxy statement in reliance upon the report of ParenteBeard LLC, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

OTHER BUSINESS

We do not presently know of any business other than that described above to be presented to the shareholders for action at the meeting.  Should other business come before the meeting, votes may be cast pursuant to proxies in respect of any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

UNAUDITED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(dollar amounts in thousands, except per share data)
ASSETS

Cash and due from banks	$4,053	$4,171
Interest earning deposits	125,443	58,978
Federal funds sold	5,080	5,658

Cash and cash equivalents	134,576	68,807
Securities available for sale, at fair value	37,321	44,588
Loans receivable, net of allowance for loan losses
2010 $13,364; 2009 $10,032	317,229	220,266
Bank premises and equipment, net	2,732	2,719
Restricted stock, at cost	2,026	2,026
Bank owned life insuance	5,006	4,955
Accrued interest receivable and other assets	5,093	6,399

Total assets	$503,983	$349,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Demand, non-interest bearing	$32,555	$18,502
Interest bearing	391,718	295,425

Total deposits	424,273	313,927
Borrowings	11,000	11,000
Subordinated debt	2,000	2,000
Accrued interest payable and other liabilities	1,306	1,330

Total liabilities	438,579	328,257

Stockholders’ equity:
Preferred stock, par value $1,000 per share; 0 shares issued
and outstanding in 2010 and 2009	-	-
Common stock, par value $1.00 per share;
40,500,000 shares authorized; shares issued and
outstanding 2010 - 20,381,922; 2009 - 5,522,706	20,382	5,522
Stock Warrants; warrants issued and outstanding
2010 - 767,194; 2009 - 670,136	988	863
Surplus	62,350	28,380
Accumulated deficit	(18,198)	(13,229)
Accumulated other comprehensive loss	(118)	(33)

Total stockholders’ equity	65,404	21,503

Total liabilities and stockholders’ equity	$503,983	$349,760

See Notes to Financial Statements.

UNAUDITED STATEMENTS OF OPERATIONS

Three months ended March 31,	2010	2009
	(dollar amounts in thousands, except per share data)
Interest income:
Loans receivable, including fees	$3,471	$2,928
Securities, taxable	398	229
Securities, non-taxable	38	65
Other	13	1

Total interest income	3,920	3,223

Interest expense:
Deposits	1,531	1,514
Borrowed funds	90	141
Subordinated debt	16	53

Total interest expense	1,637	1,708

Net interest income	2,283	1,515

Provision for loan losses	4,372	130

Net interest (loss) income after provision for loan losses	(2,089)	1,385

Non-interest income:
Service fees	268	153
Bank owned life insurance	58	56
Gains on sales of securities	302	168
Other	25	22

Total non-interest income	653	399

Non-interest expense:
Salaries and employee benefits	1,444	798
Occupancy	308	317
Technology, communication and bank operations	357	230
Advertising and promotion	96	31
Professional services	475	112
FDIC assessments, taxes, and regulatory fees	276	152
Other real estate owned	382	52
Other	195	124

Total non-interest expenses	3,533	1,816

(Loss) income before tax benefit	(4,969)	(32)

Income tax benefit	-	-

Net (loss) income	$(4,969)	$(32)

Basic and diluted (loss) per share	$(0.46)	$(0.02)

See Notes to Financial Statements.

UNAUDITED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

	Number of common stock shares issued	Common stock	Surplus	Number of Stock Warrants issued	Stock Warrants	Accumulated deficit	Accumulated other comprehensive loss	Total
	(dollars in thousand)

Balance, December 31, 2009	5,522,706	$5,522	$28,380	670,136	$863	$(13,229)	$(33)	$21,503

Comprehensive loss:
Net loss	-	-	-	-		(4,969)	-	(4,969)
Change in net unrealized losses on securities available for sale, net of taxes	-	-	-	-		-	(85)	(85)
Total comprehensive loss								(5,054)
Common stock shares issued	14,859,214	14,860	34,095	-				48,955
Warrants issued under anti dilution provisions	-	-	(125)	97,058	125			-

Balance, March 31, 2010	20,381,922	$20,382	$62,350	767,194	$988	$(18,198)	$(118)	$65,404

See Notes to Financial Statements.

UNAUDITED STATEMENT OF CASH FLOWS

Three months ended March 31,	2010	2009
	(in thousands)
Cash Flows from Operating Activities
Net (loss) income	$(4,969)	$(32)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for loan losses	4,372	130
Provision for depreciation and amortization	176	173
Net amortization of securities premiums and discounts	92	8
(Gain) loss on sale of securities	(302)	(168)
Valuation adjustments on OREO	327	-
Earnings on invesment in bank owned life insurance	(51)	(56)
Decrease in accrued interest receivable and other assets	930	267
Decrease in accrued interest payable and other liabilities	(24)	(148)

Net Cash Provided by Operating Activities	551	174

Cash Flows from Investing Activities
Purchases of securities available for sale	(28,146)	(3,445)
Proceeds from maturities, calls and principal repayments on securities available for sale	3,096	1,487
Proceeds from sales of securities available for sale	32,400	12,011
Purchases of restricted stock	-	(21)
Net increase in loans	(101,384)	(2,603)
Purchases of bank premises and equipment	(140)	(30)
Proceeds from sale of foreclosed real estate	91	-
Net Cash (Used in) Provided by Investing Activities	(94,083)	7,399

Cash Flows from Financing Activities
Net increase (decrease) in deposits	110,346	(8,633)
Proceeds from issuance of common stock	48,955	-
Dividends on preferred stock	-	(4)
Net Cash Provided by (used in) Financing Activities	159,302	(8,637)

Net Increase (Decrease) in Cash and Cash Equivalents	65,770	(1,064)

Cash and Cash Equivalents - Beginning	68,807	6,295
Cash and Cash Equivalents - Ending	$134,576	$5,231

Supplementary Cash Flows Information
Interest paid	$1,577	$1,648
Income taxes (refund) paid	(316)	(165)

See Notes to Financial Statements.

New Century Bank

Notes To Unaudited Financial Statements

(dollars, in thousands except for per share data)

Note 1 - BASIS OF PRESENTATION

This quarterly report presents the financial statements of New Century Bank d/b/a Customers 1st Bank (the Bank). The accounting and reporting policies of the Bank conform with accounting principles generally accepted in the United States of America (U.S. GAAP) and predominant practices within the banking industry.

The Bank’s unaudited interim financial statements reflect all adjustments, such as normal recurring accruals that are, in the opinion of management, necessary for fair statement of the results of interim periods presented. The results of operations for the three month period ended March 31, 2010 presented do not necessarily indicate the results that the Bank will achieve for all of 2010. You should read these interim financial statements in conjunction with the financial statements and accompanying notes that are presented in the financial statements for New Century Bank for the year ended December 31, 2009.

The financial information in this quarterly report has been prepared in accordance with the Bank’s customary accounting practices. Certain information and footnote disclosures required under U.S. GAAP have been condensed or omitted, as permitted by rules and regulations of the Securities and Exchange Commission.

The Bank evaluated its March 31, 2010 financial statements for subsequent events through the date the financial statements were issued. The Bank is not aware of any subsequent events which would require recognition or disclosure in the financial statements except for the stock option grants described in Note 11.

NOTE 2 – EARNINGS PER SHARE

Basic earnings per share are computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share reflects the potential dilution that could occur if (i) options to issue common stock were exercised and (ii) warrants to issue common stock were exercised.  Potential common shares that may be issued related to outstanding stock options are determined using the treasury stock method.

The weighted average common shares outstanding for the three months ended March 31, 2010 and 2009 were 10,741,688 and 2,021,078, respectively.  Stock options outstanding for 44,810 shares of common stock with exercise prices ranging from $10.25 to $11.00 and warrants for 1,541,783 shares of common stock with exercise prices ranging from $3.76 to $5.50 for the three month period ended March 31, 2010 were not dilutive due to losses in 2010 even though they had some intrinsic value.  Stock options outstanding for 45,410 shares of common stock with exercise prices ranging from $10.25 to $11.00 for the three month period ended March 31, 2009 were not dilutive due to losses in 2009 even though they had some intrinsic value.

NOTE 3 – INVESTMENT SECURITIES

The amortized cost and approximate fair value of available for sale investment securities as of March 31, 2010 and December 31, 2009 are summarized as follows:

	March 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Available for Sale:
Mortgage-backed securities	$33,560	$275	$(302)	$33,533
Asset-backed securities	803	-	(8)	795
Municipal securities	3,137	1	(145)	2,993
	$37,500	$276	$(455)	$37,321

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Available for Sale:
U.S. Treasury and government agency	$435	$17	$—	$452
Mortgage-backed securities	39,314	317	(228)	39,403
Asset-backed securities	843	—	(4)	839
Municipal securities	4,048	3	(157)	3,894
	$44,640	$337	$(389)	$44,588

The Bank’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time for individual securities that have been in a continuous unrealized loss position, at March 31, 2010 and December 31, 2009 are as follows:

	March 31, 2010
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Available for Sale:
Mortgage-backed securities	$8,461	$(171)	$1,417	$(131)	$9,878	$(302)
Asset-backed securities	120	(1)	675	(7)	795	(8)
Municipal securities			1,955	(145)	1,955	(145)
Total investment securities
available for sale	$8,581	$(172)	$4,047	$(283)	$12,628	$(455)

	December 31, 2009
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Available for Sale:
Mortgage-backed securities	$10,142	$(21)	$1,934	$(207)	$12,076	$(228)
Asset-backed securities	122	—	717	(4)	839	(4)
Municipal securities	374	(1)	1,949	(156)	2,323	(157)
Total investment securities available for sale	$10,638	$(22)	$4,600	$(367)	$15,238	$(389)

At March 31, 2010, there were thirteen available for sale investment securities in the less than twelve month category and thirteen available for sale investment securities in the twelve month or more category. At December 31, 2009, there were nine available for sale investment securities in the less than twelve month category and sixteen available for sale securities in the twelve month or more category.  In management’s opinion, the unrealized losses reflect primarily changes in interest rates, such as but not limited to changes in economic conditions and the liquidity of the market, subsequent to the acquisition of specific securities. The Bank does not intend to sell and it is not more likely than not that the Bank will be required to sell the securities prior to maturity or market price recovery.

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The composition of net loans receivable at March 31, 2010 and December 31, 2009 is as follows:

	2010	2009
	(in thousands)
Commercial construction	$18,084	$19,161
Commercial real estate	137,011	133,433
Commercial and Industrial	25,269	25,290
Warehouse loans	116,034	16,435
Residential construction	2,653	2,581
Consumer residential	26,179	27,422
Consumer and other	4,943	5,524
Total loans	330,173	229,846
Unearned net loan origination costs and fees	420	452
Allowance for loan losses	(13,364)	(10,032)
Net loans	$317,229	$220,266

The changes in the allowance for loan losses for the three months ended March 31, 2010 and 2009 are as follows:

	Three months ended March 31,
	2010	2009
	(in thousands)
Balance, January 1	$10,032	$2,876
Provision for loan losses	4,372	130
Loans charged off	(1,043)	(22)
Loan recoveries	3	-
Balance at period end	$13,364	$2,984

Non-performing assets as of March 31, 2010 and December 31, 2009 are as follows:

Non-Performing Assets	2010	2009
	(in thousands)
Non-accrual loans	$17,575	$10,341
Loans 90 days past due and still accruing	163	4,119
Restructured Loans	3,338	4,690
Other real estate owned	737	1,155
Balance, ending	$21,813	$20,305

As of March 31, 2010 and December 31, 2009, the Bank had impaired loans of $21.2 million and $17.5 million, respectively.  The Bank identifies a loan or lease as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the agreements. The allowance for loan and lease losses associated with impaired loans and leases was $7.3 million and $6.8 million, respectively, at March 31, 2010 and December 31, 2009, respectively. At March 31, 2010 and December 31, 2009, the Bank did not have any impaired loans for which there was no related allowance for loan losses recognized.  Interest income recognized on impaired loans was $210 thousand and $7 thousand for the three months ended March 31, 2010 and 2009, respectively.

Included in certain loan categories in the impaired loans are troubled debt restructuring loans that were classified as impaired.  At March 31, 2010 and December 31, 2009, the Bank had $7.2 million and $3.8 million, respectively, of commercial real estate loans that were modified in trouble debt restructurings and impaired.

NOTE 5 - STOCKHOLDERS’ EQUITY

In February 2010, the Bank sold 10,078,139 total shares, which included 6,529,550 shares of Common Stock and 3,548,589 shares of Class B Non-Voting Common Stock at a price of $4.28 per share and in March 2010, 1,950,798 total shares, which included 761,596 shares of Common Stock and 1,189,202 shares of Class B Non-Voting Common Stock at a price of $3.76 per share (collectively, the 2010 Capital Raises).   The proceeds of the 2010 Capital Raises were $48.9 million, net of offering costs of approximately $1.5 million. As a result of the March 2010 capital raise at a price less than $4.28 per share, 1,417,902 shares of Common Stock and 490,762 shares of Class B Non-Voting Common Stock at a price of $3.76 per share have been issued to the existing investors pursuant to anti-dilution agreements between the Bank and those investors. Taking into account the impact of the anti-dilution agreements issued to investors in the 2010 Capital Raises, the two offerings accumulated to the issuance of 14.9 million shares.   Following the close of these transactions, no investor owns or controls more than 9.9% of the aggregate outstanding shares of the Bank’s Common Stock and Class B Non-Voting Common Stock, including for purposes of this calculation any shares issuable under unexercised warrants.

Each investor who participated in the 2010 Capital Raises and owns more than 9% of the common equity of the Bank has been identified by the Bank as a Lead Investor.  The 2010 Capital Raises resulted in seven Lead Investors who received warrants equal to 5% of the shares that they purchased in 2010 and have exercise prices (after taking into account anti-dilution repricing) of $3.76 per share (collectively, the 2010 Warrants).  The 2010 Warrants are for the issuance of 253,885 shares of the Bank’s Common Stock and 204,638 shares of the Bank’s Class B Non-Voting Common Stock.  The Lead Investors also have the right to invest in future capital raises until February 17, 2011 at the issuance price of $3.76 per share.

In conjunction with the 2009 capital raise, investors entered into anti-dilution agreements (the 2009 Agreements) providing them each with price protection until March 31, 2011, such that if the Bank issues any share of common stock at or prior to that date at a price less than $5.50 per share, the Bank will issue sufficient additional shares to the holders of the agreements to maintain the values of their holding of common stock at the new, lower issuance price.  Due to the 2010 Capital Raises being conducted at per share prices less than $5.50 per share, the anti-dilution provisions of the 2009 Agreements become effective.  The Bank issued 921,611 shares of the Bank’s Common Stock during the three months ended March 31, 2010.

The Bank agreed to extend and amend the anti-dilution agreements with shareholders who purchased shares in June 2009 or later, to extend anti-dilution protections from June 30, 2010 through March 31, 2011 for any capital raising transactions at a price or value below $3.76 per share, but, after June 30, 2010, only where the capital raising transaction involves share issuances for cash.

NOTE 6 - COMPREHENSIVE INCOME (LOSS)

The components of other comprehensive income (loss) are as follows:

	Three months ended March 31,
	2010	2009
	(in thousands)
Unrealized holding gains on available for sale investment securities	$175	$60
Less: Reclassification adjustment for gains on sales of Investment securities recognized in the net loss	302	168
Net unrealized losses	(127)	(108)
Income tax benefit	42	37
Other Comprehensive Income (Loss), net	$(85)	$(71)

NOTE 7 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Management believes, as of March 31, 2010, that the Bank meets all capital adequacy requirements to which it is subject.  The Bank’s capital amounts and ratios at March 31, 2010 and December 31, 2009 are presented below:

	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
	(dollars in thousands)
As of March 31, 2010:
Total capital (to risk weighted assets)	$70,100	30.7%	≥	$18,224	≥	8.0%	≥	$22,780	≥	10.0%
Tier 1 capital (to risk weighted assets)	65,521	28.7	≥	9,112	≥	4.0	≥	13,668	≥	6.0
Tier 1 capital (to average assets)	65,521	16.5	≥	15,892	≥	4.0	≥	19,866	≥	5.0

As of December 31, 2009:
Total capital (to risk weighted assets)	$25,958	11.8%	≥	$17,648	≥	8.0%	≥	$22,060	≥	10.0%
Tier 1 capital (to risk weighted assets)	21,537	9.8	≥	8,824	≥	4.0	≥	13,236	≥	6.0
Tier 1 capital (to average assets)	21,537	6.7	≥	12,906	≥	4.0	≥	16,132	≥	5.0

NOTE 8 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The Bank uses fair value measurements to record fair value adjustments to certain assets and to disclose the fair value of its financial instruments.  FASB ASC 825, Financial Instruments, requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered to be financial instruments. However, many of such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. For fair value disclosure purposes, the Bank utilized certain fair value measurement criteria under the FASB ASC 820, Fair Value Measurements and Disclosures, as explained below.  The following methods and assumptions were used to estimate the fair values of the Bank’s financial instruments at March 31, 2010 and December 31, 2009:

Cash and cash equivalents:

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Investment Securities:

The fair value of investment securities available for sale (carried at fair value) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Loans receivable:

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans.  Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired loans:

Impaired loans are those that are accounted for under FASB ASC 450, Contingencies, in which the Bank has measured impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Accrued interest receivable and payable:

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities:

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).  Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings:

The carrying amounts of short-term borrowings approximate their fair values.

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity.  These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Subordinated debt:

Fair values of subordinated debt are estimated using discounted cash flow analysis, based on market rates currently offered on such debt with similar credit risk characteristics, terms and remaining maturity.

Off-balance sheet financial instruments:

Fair values for the Bank’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

The estimated fair values of the Bank’s financial instruments were as follows at March 31, 2010 and December 31, 2009.
	March 31,		December 31,
	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Assets:
Cash and cash equivalents	$134,576	134,576	$68,807	$68,807
Securities available for sale	37,321	37,321	44,588	44,588
Loans receivable, net	317,229	315,546	220,266	213,901
Restricted stock	2,026	2,026	2,026	2,026
Accrued interest receivable	1,094	1,094	2,055	2,055
Liabilities:
Deposits	424,273	426,651	313,927	316,377
Subordinated debt	2,000	2,000	2,000	2,000
Borrowings	11,000	12,729	11,000	11,290
Accrued interest payable	635	635	575	575
Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	—	—	—	—
Standby letters of credit issued on the Bank's behalf	—	—	—	—

In accordance with FASB ASC 820, Fair Value Measurements and Disclosures, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Bank’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2010 and December 31, 2009 are as follows:

	March 31, 2010
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
Mortgage-backed securities	$101	$33,432	$—	$33,533
Asset-backed securities		795	—	795
Municipal securities		2,993	—	2,993
	$101	$37,220	$—	37,321

	December 31, 2009
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
U.S. Treasury and government agency	$452	$—	$—	$452
Mortgage-backed securities	1,207	38,196	—	39,403
Asset-backed securities	—	839	—	839
Municipal securities	—	3,894	—	3,894
	$1,659	$42,929	$—	$44,588

The following table summarizes financial assets and financial liabilities measured at fair value on a nonrecurring basis as of March 31, 2010 and December 31, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	March 31, 2010
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
Impaired Loans, net of specific reserves of $7.2 million	$—	$—	$13,888	$13,888
Other Real Estate Owned	—	—	737	737
	$—	$—	$14,625	$14,625

	December 31, 2009
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
Impaired Loans, net of specific reserves of $6.8 million	$—	$—	$10,780	$10,780
Other Real Estate Owned	—	—	1,155	1,155
	$—	$—	$11,935	$11,935

The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of the Bank’s assets.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank’s disclosures and those of other companies may not be meaningful.

NOTE 9 - LEASE COMMITMENTS

During the three months ended March 31, 2010, the Bank entered into three additional leases with initial terms through 2015.  The following chart shows the minimum commitments, under all noncancellable leases with remaining terms of more than one year (in thousands):

2010	$738
2011	1,035
2012	1,072
2013	1,104
2014	894
2015	601
Thereafter	3,277
$8,721

NOTE 10 – NEW ACCOUNTING PRONOUNCEMENTS

In January 2010, the FASB issued accounting guidance to enhance fair value measurement disclosures by requiring the reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reason for the transfers. Furthermore, activity in Level 3 fair value measurements should separately provide information about purchases, sales, issues and settlements rather than providing that information as one net number. These new disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, with the exception of the enhanced Level 3 disclosures, which are effective for interim and annual reporting periods beginning after December 15, 2010. The Bank applied this guidance in the first quarter of 2010 and application did not have a material impact on the Bank’s financial statements.

NOTE 11 – SUBSEQUENT EVENTS

In April 2010, stock options to purchase 1,884,572 shares of common stock at an exercise price of $3.27 per share were granted to employees of the Bank. These options will vest five years after the grant date and are exercisable upon reaching certain benchmarks, on the terms set forth in the 2010 Stock Option Plan.  The stock based compensation expense for these grants is approximately $1.95 million, based upon a fair value of $1.03 per share.  The assumptions used within the Black Scholes pricing model were: volatility of 20%, a risk free rate of 3.28% and an estimated useful life of 7 years.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of New Century Bank

We have audited the accompanying balance sheets of New Century Bank as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. New Century Bank’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Century Bank as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Reading, Pennsylvania
April 19, 2010

BALANCE SHEETS

December 31,	2009	2008
	(dollar amounts in thousands, except per share data)
ASSETS
Cash and due from banks	$4,171	$2,486
Interest earning deposits	58,978	1,494
Federal funds sold	5,658	2,315
Cash and cash equivalents	68,807	6,295
Securities available for sale, at fair value	44,588	30,268
Securities held to maturity, at amortized cost fair value 2009 $0; 2008 $2,382	—	2,235
Loans receivable, net of allowance for loan losses 2009 $10,032; 2008 $2,876	220,266	220,876
Bank premises and equipment, net	2,719	2,764
Restricted stock, at cost	2,026	1,793
Bank owned life issuance	4,955	4,751
Accrued interest receivable and other assets	6,399	5,056
Total assets	$349,760	$274,038
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand, non-interest bearing	$18,502	$20,574
Interest bearing	295,425	217,268
Total deposits	313,927	237,842
Borrowings	11,000	15,000
Subordinated debt	2,000	3,000
Accrued interest payable and other liabilities	1,330	1,347
Total liabilities	328,257	257,189
Stockholders' equity:
Preferred stock, par value $1,000 per share; shares issued and outstanding 2009 - 0; 2008 - 98	—	980
Common stock, par value $1.00 per share;
40,500,000 shares authorized; shares issued and outstanding 2009 - 5,522,706; 2008 - 2,021,078	5,522	2,021
Stock Warrants; warrants issued and outstanding 2009 - 670,136; 2008 - 0	863	—
Surplus	28,380	14,093
(Accumulated deficit) retained earnings	(13,229)	10
Accumulated other comprehensive loss	(33)	(255)
Total stockholders' equity	21,503	16,849
Total liabilities and stockholders' equity	$349,760	$274,038

See Notes to Financial Statements

STATEMENTS OF OPERATIONS

Years Ended December 31,	2009	2008	2007
	(dollar amounts in thousands, except per share data)
Interest income:
Loans receivable, including fees	$12,142	$13,644	$15,286
Securities, taxable	1,140	1,419	1,884
Securities, non-taxable	191	413	410
Other	13	26	79
Total interest income	13,486	15,502	17,659
Interest expense:
Deposits	5,729	6,832	8,858
Borrowed funds	461	1,112	1,571
Subordinated debt	146	194	164
Total interest expense	6,336	8,138	10,593
Net interest income	7,150	7,364	7,066
Provision for loan losses	11,778	611	444
Net interest (loss) income after provision for loan losses	(4,628)	6,753	6,622
Non-interest income:
Service fees	528	637	526
Bank owned life insurance	229	218	156
Gain (loss) on sale of securities	236	(361)	—
Loss on sale of foreclosed assets	(31)	-	—
Impairment charge on securities	(15)	(940)	(394)
Other	96	96	68
Total non-interest income (loss)	1,043	(350)	356
Non-inerest expenses:
Salaries and employee benefits	4,267	3,651	3,450
Occupancy	1,261	1,280	1,213
Technology, communication and bank operations	1,000	901	829
Advertising and promotion	191	231	321
Professional services	736	402	271
FDIC assessments, taxes, and regulatory fees	892	445	328
Impairment charge on foreclosed assets	350	100	—
Other real estate owned	305	115	1
Other	648	529	495
Total Non-interest expenses	9,650	7,654	6,908
(Loss) income before taxes	(13,235)	(1,251)	70
Income tax benefit	—	(426)	(160)
Net (loss) income	$(13,235)	$(825)	$230
Basic and diluted (loss) income per share	$(3.66)	$(0.41)	$0.11

See Notes to Financial Statements

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

For Years Ended December 31, 2009, 2008, and 2007
	Preferred stock	Number of common stock shares issued	Common stock	Surplus	Number of Stock Warrants issued	Stock Warrants	(Accumulated deficit) retained earnings	Accumulated other comprehensive loss	Total
	(dollar amounts in thousands except per share amounts)
Balance, December 31, 2006	$—	1,984,370	$1,984	$13,837	—	$—	$605	$(187)	$16,239
Comprehensive income:
Net income							230		230
Change in net unrealized losses on securities available for sale, net of taxes								38	38
Total comprehensive income									268
Exercise of 36,708 stock options	—	36,708	37	286	—	—	—	—	323
Balance, December 31, 2007	—	2,021,078	2,021	14,123	—	—	835	(149)	16,830
Comprehensive loss:
Net loss							(825)		(825)
Change in net unrealized losses on securities available for sale, net of taxes								(106)	(106)
Total comprehensive loss									(931)
Preferred Stock Series A issued	980			(30)					950
Balance, December 31, 2008	980	2,021,078	2,021	14,093	—	—	10	(255)	16,849
Comprehensive loss:
Net loss							(13,235)		(13,235)
Change in net unrealized losses on securities available for sale, net of taxes								222	222
Total comprehensive loss									(13,013)
Dividends paid on preferred stock Series A							(4)		(4)
Preferred stock Series A exchanged for common stock	(980)	178,164	178	802	—				—
Subordinated debt converted to common stock		213,219	213	787	—				1,000
Common stock shares issued		3,110,245	3,110	13,561	—				16,671
Warrants issued		—	—	(863)	670,136	863			—
Balance, December 31, 2009	$—	5,522,706	$5,522	$28,380	670,136	$863	$(13,229)	$(33)	$21,503

See Notes to Financial Statements

STATEMENTS OF CASH FLOWS

For Years Ended December 31,	2009	2008	2007
Cash Flows (used in) provided by Operating Activities	(in thousands)
Net (loss) income	$(13,235)	$(825)	$230
Adjustments to reconcile net (loss) income to net cash (used in), provided by operating activities:
Provision for loan losses	11,778	611	444
Provision for depreciation and amortization	726	846	700
Deferred income tax benefit	(394)	(17)	(372)
Net amortization of securities premiums and discounts	184	1	15
(Gain) loss on sale of securities	(236)	361	—
Impairment charge on securities	15	940	394
Loss on sale of foreclosed real estate	31	—	—
Impairment charge on foreclosed real estate	350	100	—
Earnings on investment in bank owned life insurance	(204)	(204)	(147)
Decrease (increase) in accrued interest receivable and other assets	(1,868)	(853)	30
Increase (decrease) in accrued interest payable and other liabilities	425	427	(56)
Net Cash (Used in) Provided by Operating Activities	(2,428)	1,387	1,238
Cash Flows from Investing Activities
Purchases of securities available for sale	(34,489)	(5,910)	(6,870)
Proceeds from maturities, calls and principal repayments on securities available for sale	8,425	8,887	9,697
Proceeds from sales of securities available for sale	11,816	4,267	2,613
Sales of securities held to maturity	2,263	—	—
Proceeds from maturities, calls and principal repayments on securities held to maturity	39	243	389
Net increase in loans	(14,507)	(11,264)	(36,881)
Purchases of bank premises and equipment	(430)	(545)	(1,416)
Purchase of life insurance	—	—	(4,400)
Proceeds from sale of foreclosed real estate	3,071	—	260
Net Cash Used in Investing Activities	(23,812)	(4,322)	(36,608)
Cash Flows from Financing Activities
Net increase in deposits	76,085	17,497	37,912
Net decrease in short—term borrowed funds	(4,000)	(11,900)	(6,100)
Proceeds from long—term borrowed funds	—	1,000	15,000
Repayment of long—term borrowed funds	—	(5,000)	(10,750)
Proceeds from issuance of subordinated debt	—	—	1,000
Proceeds from issuance of common stock	16,671	—	—
Proceeds from the exercise of stock options	—	—	323
Proceeds from issuance of preferred stock	—	950	—
Dividends on preferred stock	(4)	—	—
Net Cash Provided by Financing Activities	88,752	2,547	37,385
Net Increase (Decrease) in Cash and Cash Equivalents	62,512	(388)	2,015
Cash and Cash Equivalents — Beginning	6,295	6,683	4,668
Cash and Cash Equivalents — Ending	$68,807	$6,295	$6,683
Supplementary Cash Flows Information
Interest paid	$5,030	$8,248	$10,534
Income taxes (refund) paid	$(165)	$152	$240
Supplemental Schedule of Noncash Investing and Financing Activities
Other real estate acquired in settlement of loans	$3,088	$1,619	$260
Exchange of preferred shares to common stock	$980	$—	$—
Conversion of subordinated term note to common stock	$1,000	$—	$—

See Notes to Financial Statements

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

New Century Bank was incorporated March 25, 1994 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank.  The Bank commenced operations on June 26, 1997 and provides full banking services.  The Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Reserve Bank.  The area served by the Bank is principally the western suburbs of Philadelphia, Pennsylvania.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported balances of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported balances of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the potential impairment of restricted stock, the valuation of deferred tax assets, determination of other-than-temporary impairment losses on securities, and the fair value of financial instruments.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks with a maturity date of three months or less, and federal funds sold.

Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Securities classified as available for sale are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred tax effect.  Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings and recorded at the trade date.  Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Equity securities include restricted stock of the Federal Reserve Bank and Federal Home Loan Bank, which are carried at cost.

Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions.  These securities are carried at cost, adjusted for the amortization of premium and accretion of discount, computed by a method which approximates the interest method over the terms of the securities.

Other-than-temporary impairment means management believes the security’s impairment is due to factors that could include its inability to pay interest or dividends, its potential for default, and/or other factors. When a held to maturity or available for sale debt security is assessed for other-than-temporary impairment, management has to first consider (a) whether the Bank intends to sell the security, and (b) whether it is more likely than not that the Bank will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of operations equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a security, but the Bank does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of other-than-temporary impairment attributable to credit loss, management compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings (as the difference between the fair value and the present value of the estimated cash flows), while the amount related to other factors is recognized in other comprehensive income. The total other-than-temporary impairment loss is presented in the statement of operations, less the portion recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss.

Restricted Stock

Restricted stock which represents required investment in the capital stock of a Federal Home Loan Bank and Atlantic Central Bankers Bank, is carried at cost as of December 31, 2009 and 2008. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock.  Management evaluates the restricted stock for impairment in accordance with Statement of Position (SOP) 01-6, Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others.  Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.  The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management believes no impairment charge is necessary related to the restricted stock as of December 31, 2009.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans.  The Bank is generally amortizing these amounts over the contractual life of the loans.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing.  A loan may remain on accrual status if it is in the process of collection and is well secured.  When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans is applied against principal until all principal has been repaid.  Thereafter, interest payments are recognized as income until all unpaid interest has been received.  Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a minimum of six months and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through provisions for loan losses charged against income.  Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated.  Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors.  This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components.  The specific component relates to impaired loans.  For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-classified loans and is based on historical loss experience and expected loss given default derived from the Bank’s internal risk rating process, adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.  Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located in southeastern Pennsylvania.  Note 6 discusses the types of securities that the Bank invests in.  Note 7 discusses the types of lending in which the Bank engages.  Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy.  The Bank does not have any significant concentrations to any one industry or customer.  Commercial real estate, including commercial construction loans, represented 66% and 67% of the total portfolio at December 31, 2009 and 2008, respectively.

Transfers of Financial Assets

Transfers of financial assets, including loan participations sold, are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less cost to sell at the date of foreclosure establishing a new cost basis.

After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of its carrying amount or fair value less the cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses.  Foreclosed real estate is included in other assets. The balance in foreclosed real estate at December 31, 2009 and 2008 was $1,155 thousand and $1,519, respectively.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the related assets:

Years
Leasehold improvements	3 – 25
Furniture, fixtures and equipment	5 – 10
IT equipment and software	3 – 5

Advertising Costs

The Bank follows the policy of charging the costs of advertising to expense as incurred.  Advertising costs were $191 thousand, $231 thousand, and $321 thousand, respectively for the years ended December 31, 2009, 2008, and 2007.

Earnings per Share

Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the period.  Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustments to income that would result from the assumed issuance.  The weighted average number of shares of common stock outstanding was 3,618,002, 2,021,078 and 2,004,097 in 2009, 2008 and 2007, respectively.  The weighted average number of dilutive shares was -0- in 2009 and 2008.  Options to purchase 45,410 shares of common stock and warrants to purchase 716,921 shares of common stock outstanding at December 31, 2009 were not included in diluted earnings per share since their exercise price exceeded the fair value of the related common stock.

Income Taxes

The Bank accounts for income taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes).  On January 1, 2008, the Bank adopted accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  The Bank determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are recognized if it is more likely than not, based on the technical merits that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent;  the terms examined and upon examination also include resolution of the related appeals or litigation process, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.  At December 31, 2009 and 2008, the Bank maintained a valuation allowance for deferred federal income tax assets.

The Bank recognizes interest and penalties on income taxes as a component of income tax expense.

Stock Based Compensation

Stock compensation accounting guidance (FASB ASC 718, Compensation – Stock Compensation) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements.  That cost will be measured based on the grant date fair value of the equity or liability instruments issued.  The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period.  For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.  A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Bank’s common stock at the date of grant is used for restricted stock awards.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income.  Other comprehensive income includes unrealized gains on securities available for sale, and unrealized losses related to factors other than credit on debt securities.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 22.  Fair value estimates involve uncertainties and matters of significant judgment.  Changes in assumptions or in market conditions could significantly affect the estimates.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit.  Such financial instruments are recorded in the balance sheet when they are funded.

Reclassifications

Certain amounts reported in the 2008 and 2007 financial statements have been reclassified to conform to the 2009 presentation.  These reclassifications did not impact the Bank’s financial position or results of operations.

Change in Accounting Estimates

In 2009, the Bank refined the methodology for calculating the allowance for loan losses.  FASB ASC 450, Contingencies, considers two sections for estimating the allowance for loan losses.  The first section is identifying individual problem assets and determining the current fair value using current appraisals, comparative asset values, discounted non-current appraisals, condition of the asset, and other relevant factors.  The second section for estimating the allowance is for performing loans.  The Bank considers eight years of historical trends by risk ratings by loan category, charge-offs by loan category, and delinquencies by loan category.  The Bank includes additional allowance amounts by loan category based on one year trends in local, regional, and national qualitative factors such as: unemployment, real estate sales, concentrations of credit, portfolio factors, and availability of current customer financial information.  The impact of this change in methodology was to increase the allowance for loan losses by approximately $0.8 million in 2009 from the amount that would have been reported under the previous methodology.  This change in accounting estimate was applied prospectively.  The remaining $11 million of the provision for loan losses was due to specific reserves required on collateral deficient loans and loan charge-offs as a result of events arising in the year ended December 31, 2009.

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS

Effective July 1, 2009, changes to the source of authoritative U. S. GAAP, the FASB Accounting Standards Codification™ (“FASC”), will be communicated through an Accounting Standards Update (“ASU”).  ASUs will be published for all authoritative U.S. GAAP promulgated by the Financial Accounting Standards Board (“FASB”), regardless of the form in which such guidance may have been issued prior to the release of the FASB Codification.

In August 2009, FASB issued ASU No. 2009-5, “Fair Value Measurement and Disclosures: Measuring Liabilities at Fair Value.” This ASU provides clarification on measuring liabilities at fair value when a quoted price in an active market is not available and was effective for the first reporting period beginning after issuance. Adoption of this guidance has had no material impact on results of operations or financial condition.

In June 2009, FASB issued ASU 2009-17, Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.  FASB ASC Topic 810 must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter with early application prohibited. Adoption of this Statement, effective January 1, 2010, will not have a material effect on the Bank’s operations or financial condition.

In May 2009, FASB issued an update to Topic 855 – Subsequent Events. This update established general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Adoption of this guidance has had no material impact on results of operations or financial condition. See Note 23 for the required disclosures.

In April 2009, FASB issued three updates intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairment of securities. The update to Topic 820 – Fair Value Measurements and Disclosures provides guidelines for determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. The update to Topic 825 – Financial Instruments enhances consistency in financial reporting by increasing the frequency of fair value disclosures. The update to Topic 320 – Investments – Debt and Equity Securities provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. These updates were effective for annual periods ending after June 15, 2009. Adoption of this guidance has had no material impact on results of operations or financial condition.

In April 2009, FASB issued an update to Topic 805 – Business Combinations. This update addresses application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This update was effective for assets or liabilities arising from contingencies in business combinations for which the acquisition was on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Adoption of this guidance has had no material impact on results of operations or financial condition.

In December 2008, FASB issued an update to Topic 715 – Compensation – Retirement Benefits. This update provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. Adoption of this guidance has had no material impact on results of operations or financial condition.

In November 2008, FASB issued an update to Topic 323 – Investments – Equity Method and Joint Ventures. This update clarifies the accounting for certain transactions and impairment considerations involving equity method investments and was effective for fiscal years beginning on or after December 15, 2008. Adoption of this guidance has had no material impact on results of operation or financial condition.

In June 2008, FASB issued an update to Topic 260 – Earnings Per Share. This update states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. This update was effective for financial statements issued for fiscal years beginning after December 15, 2008. Adoption of this guidance has had no material impact on results of operation or financial condition.

In April 2008, FASB issued updates to Topic 350 – Intangibles – Goodwill and Other and Topic 275 – Risks and Uncertainties. These updates amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. These updates were effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Adoption of this guidance has had no material impact on results of operations or financial condition.

In February 2008, FASB issued an update to Topic 860 – Transfer and Servicing. This update provides guidance on a repurchase financing, which is a repurchase agreement that relates to a previously transferred financial asset between the same counterparties, that is entered into contemporaneously with, or in contemplation of, the initial transfer. This update was effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Adoption of this guidance has had no material impact on results of operations or financial condition.

In December 2007, FASB issued an update to Topic 805 – Business Combinations. This update requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. This update was effective for fiscal years beginning after December 15, 2008. At December 31, 2009, adoption of this guidance has had no material impact on results of operations or financial condition.

In December 2007, FASB issued an update to Topic 810 – Consolidations. This update requires that a reporting entity provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. This update was effective for fiscal years beginning after December 15, 2008. Adoption of this guidance has had no material impact on results of operations or financial condition.

NOTE 4 – RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank.  At December 31, 2009 and 2008, these reserve balances amounted to $25 thousand and $25 thousand, respectively.

NOTE 5 – EARNINGS PER SHARE

Basic earnings per share are computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share reflects the potential dilution that could occur if (i) options to issue common stock were exercised, (ii) warrants to issue common stock were exercised, (iii) preferred stock shares were exchanged for common stock shares, and (iv) subordinated debentures were converted to common stock shares.  Potential common shares that may be issued related to outstanding stock options are determined using the treasury stock method.  For the year ended December 31, 2009, there were 98 preferred shares that were exchanged for 178,164 common stock shares at an average share price of $5.50.  This exchange was related to the capital raise that occurred in the second and third quarters of 2009.  For the same period, we converted $1,000,000 of subordinated debentures for 213,219 common stock shares at an average share price of $4.69.  This conversion was related to the change in control language of the debentures related to turnover on the Board of Directors.  This change occurred in the third quarter when five directors resigned from the Board of Directors.  There were no options or warrants exercised in 2009 or 2008, and 36,708 options exercised at an average share price of $8.80 in 2007.  There were no preferred stock or subordinated debentures converted or exchanged in 2008 or 2007.  All stock options and warrants outstanding, 762,331 and 46,827 as of December 31, 2009 and 2008, respectively, were not dilutive due to losses in 2009 and 2008 even though they had some intrinsic value.  Accordingly, the diluted loss per share for each period was not affected by the impact of stock options outstanding.

The computation of basic and diluted (loss) income per share for the three years ended December 31, 2009, 2008, and 2007, are presented below:

Years Ended December 31,	2009	2008	2007
	(amounts in thousands, except per share data)
Basic and diluted (loss) income per share:

Net (loss) income	$(13,235)	$(825)	$230
Weighted average common shares outstanding	3,618	2,021	2,004
Basic (loss) income per share	$(3.66)	$(0.41)	$0.11

Weighted average common shares outstanding	3,618	2,021	2,004
Effect of Diluted Securities:
Options and warrants	—	—	35
Convertible preferred stock	—	—	—
Convertible subordinated debt	—	—	—
	3,618	2,021	2,039
Diluted (loss) income per share	$(3.66)	$(0.41)	$0.11

NOTE 6 – INVESTMENT SECURITIES

The amortized cost and approximate fair value of available for sale and held to maturity securities as of December 31, 2009 and 2008 are summarized as follows:

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Available for Sale:
U.S. Treasury and government agency	$435	$17	$—	$452
Mortgage-backed securities	39,314	317	(228)	39,403
Asset-backed securities	843	—	(4)	839
Municipal securities	4,048	3	(157)	3,894
	$44,640	$337	$(389)	$44,588

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Available for Sale:
U.S. Treasury and government agency	$1,073	$13	$—	$1,086
Mortgage-backed securities	17,228	255	(420)	17,063
Asset-backed securities	2,159	30	(11)	2,178
Municipal securities	10,135	38	(286)	9,887
Corporate bonds	45	3	—	48
Equity securities	15	—	(9)	6
	$30,655	$339	$(726)	$30,268
Held to Maturity:
Mortgage-backed securities	$2,235	$147	$—	$2,382
	$2,235	$147	$—	$2,382

The amortized cost and fair value of available for sale securities as of December 31, 2009, by contractual maturity, are shown below.  Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalties.

	Available for Sale Amortized Cost	Fair Value
	(in thousands)
Due after one year through five years	$435	$452
Due after ten years	4,048	3,894
	4,483	4,346
Mortgage-backed securities	39,314	39,403
Asset-backed securities	843	839
	$44,640	$44,588

Proceeds from the sale of available for sale securities were $11,816 thousand, $4,267 thousand and $2,613 thousand in 2009, 2008 and 2007, respectively.  Proceeds from the sale of held to maturity securities was $2,263 thousand in 2009.  There were no sales of held to maturity securities in 2008 or 2007.  There was a gain on the sale of available for sale and held to maturity securities in 2009 of $236 thousand.  The Bank sold available for sale securities and three held to maturity securities in the first quarter of 2009.  The Bank’s decision to sell all of its held to maturity securities resulted from concerns of the economy and the resulting impact on asset quality, the opportunity to take advantage of gains that existed in the three securities, and to help maintain regulatory capital ratios within the “Well Capitalized” status before raising capital in June 2009.  The Bank does not intend to purchase any HTM securities in the foreseeable future.  There was a loss on the sale of available for sale securities in 2008 of $361 thousand and no gain or loss on the sale of securities in 2007. The Bank recorded other than temporary impairment charges of $15 thousand, $940 thousand, and $394 thousand in 2009, 2008 and 2007, respectively.

The Bank’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008 are as follows:

	December 31, 2009
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Available for Sale:
Mortgage-backed securities	$10,142	$(21)	$1,934	$(207)	$12,076	$(228)
Asset-backed securities	122	—	717	(4)	839	(4)
Municipal securities	374	(1)	1,949	(156)	2,323	(157)
Total investment securities available for sale	$10,638	$(22)	$4,600	$(367)	$15,238	$(389)

	December 31, 2008
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Available for Sale:
Mortgage-backed securities	$3,821	$(222)	$3,854	$(198)	$7,675	$(420)
Asset-backed securities	1,023	(11)	—	—	1,023	(11)
Municipal securities	5,510	(286)	—	—	5,510	(286)
Equity securities	6	(9)	—	—	6	(9)
Total investment securities available for sale	$10,360	$(528)	$3,854	$(198)	$14,214	$(726)

In 2008, the Bank incurred $940 thousand in expense when it determined that the FHLMC preferred stock and the Lehman Bros. Holding floater note had been other-than-temporarily impaired.  In 2009, the Bank completed the write down of the FHLMC preferred stock for $15 thousand and sold the Lehman Bros Holding floater for a $14 thousand gain.  At December 31, 2009, there were nine available for sale securities in the less than twelve month category and sixteen available for sale securities in the twelve month or more category.  At December 31, 2008, there were forty three available for sale securities in the less than twelve months category and thirty two available for sale securities in the twelve months or more category.  In management’s opinion, the unrealized losses reflect primarily changes in interest rates, such as but not limited to changes in economic conditions and the liquidity of the market, subsequent to the acquisition of specific securities. The Bank does not intend to sell and it is not more likely than not that the Bank will be required to sell the securities prior to maturity or market price recovery.  Management believes that as of December 31, 2009 there is no other than temporary impairment of these securities.

As of December 31, 2009, the Bank pledged municipal and mortgage-backed securities to the Federal Reserve for $4.0 million and Federal Home Loan Bank for $8.4 million as collateral for borrowings.

NOTE 7 - LOANS RECEIVABLE

The composition of net loans receivable at December 31, 2009 and 2008 is as follows:

	2009	2008
	(in thousands)
Commercial construction	$19,161	$31,421
Residential construction	2,581	3,849
Consumer residential	27,422	26,987
Commercial real estate	133,433	119,087
Commercial and Industrial	25,290	33,762
Consumer and other	5,524	8,126
Warehouse loans	16,435	-
Total loans	229,846	223,232
Unearned net loan origination costs and fees	452	520
Allowance for loan losses	(10,032)	(2,876)
Net loans	$220,266	$220,876

NOTE 8 - ALLOWANCE FOR LOAN LOSSES

The changes in the allowance for loan losses for the years ended December 31, 2009, 2008, and 2007 are as follows:

	2009	2008	2007
	(in thousands)
Balance, January 1	$2,876	$2,460	$2,029
Provision for loan losses	11,778	611	444
Loans charged off	(4,630)	(195)	(14)
Recoveries	8	—	1
Balance, December 31	$10,032	$2,876	$2,460

Non-Performing Assets	2009	2008
	(in thousands)
Non-accrual loans	$10,341	$4,387
Loans 90 days past due and still accruing	4,119	1,585
Restructured Loans	4,690	1,203
Other real estate owned	1,155	1,519
Balance, ending	$20,305	$8,694

As of December 31, 2009, 2008 and 2007, the Bank had impaired loans of $17.5 million, $3.5  million and $958 thousand, respectively, requiring an allowance for loan losses of $6,763 thousand, $376 thousand, and $134 thousand, respectively.  At December 31, 2009, the Bank did not have any impaired loans where there was no related allowance for loan losses recognized.  At December 31, 2008 and 2007 the Bank had $2.3 million and $930 thousand, respectively, of impaired loans for which there was no specific allowance for loan losses allocated as the value of the underlying collateral was in excess of current outstanding loan and interest receivable balances.  During 2009, 2008, and 2007, the average recorded investment in these impaired loans was $17.9 million, $6.0 million and $1.8 million, respectively, and the interest income recognized on impaired loans was $638 thousand, $172 thousand and $131 thousand, respectively.

Loans on which the accrual of interest has been discontinued amounted to $10.3 million and $4.4 million at December 31, 2009 and 2008, respectively.  There are $4.1 million and $1.6 million of loans with balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, at December 31, 2009 and 2008, respectively.

Included in certain loan categories in the impaired loans are troubled debt restructuring loans that were classified as impaired.  At December 31, 2009, the Bank had $3.8 million commercial real estate loans that were modified in trouble debt restructurings and impaired.  In addition to these amounts the Bank had troubled debt restructurings that were performing in accordance with their modified terms of $5.5 million in commercial real estate loans and that were not performing in accordance with their modified terms of $0.7 million in residential real estate loans at December 31, 2009.

NOTE 9 - BANK PREMISES AND EQUIPMENT

The components of bank premises and equipment at December 31, 2009 and 2008 are as follows:

	2009	2008
	(in thousands)
Leasehold improvements	$2,917	$3,105
Furniture, fixtures and equipment	815	995
IT equipment and software	1,422	1,359
Automobiles	51	51
Construction in process	52	5
	5,257	5,515
Less accumulated depreciation	2,538	2,751
	$2,719	$2,764

NOTE 10 - DEPOSITS

The components of deposits at December 31, 2009 and 2008 are as follows:

	2009	2008
	(in thousands)
Demand, non-interest bearing	$18,502	$20,574
Demand, interest bearing	84,996	53,326
Savings	9,037	9,213
Time, $100,000 and over	76,985	73,535
Time, other	124,407	81,194
Total deposits	$313,927	$237,842

At December 31, 2009, the scheduled maturities of time deposits are as follows:

2009
(in thousands)
2010	$169,508
2011	20,421
2012	7,124
2013	1,881
2014	2,458
$201,392

Included in time deposits, $100,000 and over, at December 31, 2009 and 2008 are public fund certificates of deposit of $5 million and $23 million, respectively.  These certificates of deposit have a maturity of less than one year.

NOTE 11 - LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

In 2007, the Bank moved its corporate office and operations center into a new facility and leases the premises under an operating lease agreement expiring July 2022, with an option to extend the agreement for two additional six-year periods.  The Bank also leases four branch locations: one is under an operating lease agreement which expires November 2013; one is an operating lease agreement which expires January 2014, but includes the option to extend the agreement for an additional five-year period; one is under an operating lease agreement which expires November 2014; one is an operating lease which expires December 2013, but includes the option to extend the agreement for three additional five-year periods. Additionally we have a lending office operating lease which expires August 2010, and a prospective branch location under a five year operating lease.

Approximate future non-cancellable minimum lease payments by year are as follows:

(in thousands)
2010	$917
2011	902
2012	922
2013	934
2014	720
2015 & Thereafter	3,671
$8,066

Rent expense, which includes reimbursements to the lessor for real estate taxes, was approximately $788 thousand, $729 thousand, and $731 thousand for the years ended  December 31, 2009, 2008 and 2007, respectively.  Included in 2007 rent expense was $178 thousand related to incentives included in the new lease contract, which will be amortized over the term of the lease.

NOTE 12 - OTHER BORROWINGS AND SUBORDINATED DEBT

At December 31, 2009, the Bank had long-term advances from the Federal Home Loan Bank totaling $11 million with an average interest rate of 3.24%.  At December 31, 2008, the Bank had short-term and long-term advances from the Federal Home Loan Bank totaling $4 million and $11 million, respectively, with an average interest rate of 4.47% and 3.24%, respectively.

The contractual maturities of fixed rate long-term advances at December 31, 2009 are as follows:

2009
(in thousands)
2013	$1,000
2015 and thereafter	10,000
$11,000

The $10.0 million in Federal Home Loan Bank advances maturing in 2015 and thereafter are convertible select advances.  One $5.0 million advance may be converted to a floating rate advance any quarter.  The rate would be the three month LIBOR plus 17 basis points.  The other $5.0 million advance may be converted to a floating rate advance any quarter after May 2011.  The rate would be the three month LIBOR plus 18 basis points.  If these advances convert to a floating rate, we have the right to prepay the advance with no penalty.

The Bank has a total borrowing capacity with the Federal Home Loan Bank and Federal Reserve Bank of Philadelphia of approximately $16.3 million and $3.8 million, respectively.  The public fund certificates of deposit discussed in Note 10, are backed by a $5.1 million letter of credit issued at the Federal Home Loan Bank.  Advances from the Federal Home Loan Bank are secured by certain qualifying assets of the Bank totaling $71.4 million.

The Bank issued a subordinated term note during the second quarter of 2004. The note was issued for $2.0 million at a floating rate based upon the three-month LIBOR rate, determined quarterly, plus 2.75% per annum. Quarterly interest payments are made on this note in January, April, July and October. At December 31, 2009, the quarterly interest rate was 3.03%. The note matures in the third quarter of 2014.

The Bank issued a subordinated term note during the fourth quarter of 2007. The note was issued for $1.0 million at a fixed rate of 7.50% per annum. Quarterly interest payments were made on this note in January, April, July and October. The note was converted to voting common stock in the third quarter of 2009 due to a significant change in the Board of Directors.  See Note 14 – Stockholders’ Equity for a more detailed discussion.

NOTE 13 – EMPLOYEE BENEFIT PLAN

The Bank has a 401(k) profit sharing plan whereby eligible employees may contribute up to 15% of their salary to the Plan. The Bank provides a matching contribution equal to 50% of the first 6% of the contribution made by the employee. Employer contributions for the years ended December 31, 2009, 2008, and 2007 were approximately $56 thousand, $60 thousand, and $55 thousand, respectively.

NOTE 14 - STOCKHOLDERS’ EQUITY

During 2009, the Bank sold 3,110,245 shares of common stock at $5.50 per share, which resulted in net proceeds of $16.7 million.  In addition, 692,421 warrants were issued in the offering.  Each warrant allows for the purchase of one (1) share of common stock at $5.50 per share.  The warrants expire in seven (7) years.  Holders of these shares of common stock and warrants are beneficiaries of anti-dilution agreements (2009) providing each of them price protection until March 31, 2011, such that if we issue any shares of our common stock at or prior to that date at a price less than $5.50, we will issue sufficient additional shares to them to maintain the values of their holdings of common stock at the new, lower issuance price.  See Note 23 for Subsequent Events for a discussion of the capital raise that was completed in February 2010 and the impact it has on the anti-dilution agreements (2009).  The cost of raising this capital was $0.4 million.

The new Chairman and CEO managed a private equity firm before joining the Bank.  He was instrumental in raising the net proceeds of $16.7 million and received 670,136 warrants as an incentive to raise more than $10.0 million in capital before he joined the Bank.  The fair value of the warrants that he received was calculated using a Black-Scholes model and recorded as a separate component of Stockholders’ Equity.  As warrants are exercised, their value will return to Surplus in addition to the proceeds.  See Note 24 for Subsequent Events for a discussion of the capital raise that was completed in February 2010 and the impact it has on the anti-dilution agreements (2009).

The fair value of warrants issued during 2009 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Expected life	7 years
Expected volatility	20.00%
Range of risk-free interest rates	2.93% - 3.19%
Weighted average fair value of options granted	$1.29

The expected volatility is based on historic volatility of the Bank’s common stock.  The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant.  The expected life is based on their expiration date.

The Bank issued $980 thousand in 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock during 2008.  This stock pays a 10% dividend that is non-cumulative.  The preferred shares were exchanged for common stock during 2009 in conjunction with the capital raise of $16.7 million.  178,164 shares of common stock were exchanged for 98 shares of preferred stock at a price of $5.50 per share.  In addition, 24,500 warrants were issued in the exchange.  Each warrant allows for the purchase of one (1) share of common stock at $5.50 per share.  The warrants expire in seven (7) years.

During 2009, $1.0 million of subordinated debt, issued in December 2007, was converted to common stock.  The conversion was required under the terms of the subordinated term note due to the significant change in the membership of the Board of Directors.  Based on the terms of the subordinated term note, 213,219 shares of common stock were issued at a price of $4.69 per share to the holders of the subordinated debt.

The Pennsylvania Department of Banking has certain restrictions for paying dividends on all classes of stock.

NOTE 15 - COMPREHENSIVE INCOME

Generally accepted accounting principles in the United States of America require that revenue, expenses, gains and losses are to be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The only components of other comprehensive income (loss) are unrealized holding gains (losses), net of deferred taxes, on securities available for sale.

	Years Ended December 31,
	2009	2008	2007
		(in thousands)
Unrealized holding gains (losses) on available for sale securities	$556	$(1,462)	$57
Reclassification adjustment for impairment charges recognized in income on available for sale securities	15	940	-
Reclassification adjustment for (gains) losses recognized in income on available for sale and held to maturity securities	(236)	361	-
Net unrealized gains (losses)	335	(161)	57
Income tax effect	(113)	55	(19)
Net of tax amount	$222	$(106)	$38

NOTE 16 - STOCK OPTION PLAN

During 2004, the stockholders of the Bank approved the 2004 Incentive Equity and Deferred Compensation Plan (“2004 Plan”), the purpose of which is to promote the success and enhance the value of the Bank by linking the personal interests of the members of the Board of Directors and the Bank’s employees, officers and executives to those of the Bank’s stockholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to stockholders of the Bank. The 2004 Plan is further intended to provide flexibility to the Bank in its ability to motivate, attract and retain the services of members of the Board of Directors, employees, officers and executives of the Bank.  Stock options granted normally vest over three years.

The 2004 Plan is administered by the Compensation Committee of the Board of Directors.  It provides for the grant of options, some or all of which may be structured to qualify as Incentive Stock Options if granted to employees, and for the grant of stock appreciation rights (“SARS”), restricted stock and unrestricted stock up to a total of 200,000 shares of Common Stock.  The 2004 Plan replaced the Stock Option Plan approved in 1997 (“1997 Plan”), which provided for an aggregate of 112,500 shares of common stock to be granted.

Under the 1997 Plan, the Bank, in connection with the initial stock offering, issued to the Incorporators options to acquire 60,750 shares of common stock as well as granted to two of its executive officers stock options to purchase 11,875 shares of common stock.  The options issued have either been exercised at a price of $8.80 per share or have expired.

The remaining 39,875 shares of common stock otherwise available under the 1997 Plan ceased to be available for grant when the 2004 Plan was approved. Under the 2004 Plan, the Bank issued to its employees stock options to purchase 52,200 shares at a weighted average price of $10.68 per share, which expire ten years from the grant date.

The following summarizes changes in stock options outstanding under the 2004 Incentive Equity and Deferred Compensation Plan and the 1997 Stock Option Plan for the years ended December 31, 2009, 2008 and 2007:

	Years Ended December 31,
	2009		2008		2007
	Number of Options	Wtd Avg Exercise Price	Number of Options	Wtd Avg Exercise Price	Number of Options	Wtd Avg Exercise Price
Outstanding at beginning of Year	46,827	$10.67	48,034	$10.67	120,825	$9.54
Options Exercised	—	—	—	—	(36,708)	8.80
Options Forfeited	(1,417)	10.46	(1,207)	10.68	(36,083)	8.81
Outstanding at December 31	45,410	$10.68	46,827	$10.67	48,034	$10.67
Exercisable at December 31	45,410	$10.68	46,827	$10.67	42,001	$10.75

No stock options were granted in either 2009 or 2008.  The weighted average remaining contractual life of the outstanding stock options at December 31, 2009 is approximately 6 years.  The aggregate intrinsic value of options outstanding was $0 as of December 31, 2009 and 2008.

NOTE 17 - FEDERAL INCOME TAXES

The components of income tax (benefit) expense for the years ended December 31 are as follows:

	2009	2008	2007
	(in thousands)
Current	$394	$(409)	$212
Deferred	(394)	(17)	(372)
	$—	$(426)	$(160)

Effective tax rates differ from the federal statutory rate of 34% applied to income (loss) before income tax (benefit) due to the following:

	2009		2008		2007
	(in thousands)
	Amount	% of pretax income	Amount	% of pretax income	Amount	% of pretax income
Federal income tax at statutory rate	$(4,500)	-34.00%	$(425)	-34.00%	$24	34.00%
Tax exempt interest	(104)	-0.79%	(183)	-14.63%	(175)	-250.74%
Interest disallowance	12	0.09%	23	1.84%	31	44.42%
Bank owned life insurance	(69)	-0.53%	(69)	-5.53%	(50)	-71.64%
Recordation of valuation allowance	4,653	35.15%	360	28.78%	-	0.00%
Other	9	0.08%	(132)	-10.52%	10	14.33%
Effective income tax rate	$-	0.00%	$(426)	-34.1%	$(160)	-229.6%

The components of the net deferred tax asset at December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007
Deferred tax assets:	(in thousands)
Allowance for loan losses	$3,411	$978	$836
Net unrealized losses on securities	18	132	77
Bank premises and equipment	230	193	104
Impairment charge on securities	139	216	134
OREO expenses	104	—	—
Non-accrual interest	239	—	—
Net operating losses	3,922	—	—
Other	72	20	—
Total deferred tax assets	8,135	1,539	1,151
Valuation allowance	(6,605)	(360)	—
Total deferred tax assets, net of valuation allowance	1,530	1,179	1,151
Deferred tax liabilities:
Deferred loan costs	(71)	—	—
Cash basis conversion	—	—	(44)
Total deferred tax liabilities	(71)	—	(44)
Net deferred tax asset	$1,459	$1,179	$1,107

In 2009, the Bank generated net operating income tax losses of approximately $5.7 million which are available to be carried back to prior open tax years.  The Bank recognizes deferred tax assets and liabilities for the future tax consequences related to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax credits.

Management evaluated the deferred tax assets for recoverability using a consistent approach which considers the relative impact of negative and positive evidence, including historical profitability and projections of future reversals of temporary differences and future taxable income. The Bank is required to establish a valuation allowance for deferred tax assets and record a charge to income or stockholders’ equity if management determines, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, the Bank estimates future taxable income based on management approved business plans and ongoing tax planning strategies. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or variances between projected operating performance, actual results and other factors.

The Bank established a valuation allowance for the deferred tax asset amount of $5.9 million as of December 31, 2009.  The remaining deferred tax asset of $1.5 million is related to projected reversals of temporary differences in 2009 that are projected to be carried back to prior open years.

NOTE 18 - TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.  There were no related party loans at December 31, 2009 and $4 thousand at December 31, 2008.  During 2009, there were $1 thousand in new advances and no new loans to such related parties and repayments totaled $5 thousand.

Some current directors, nominees for director and executive officers of the Bank and entities or organizations in which they were executive officers or the equivalent or owners of more than 10% of the equity were customers of and had transactions with or involving the Bank in the ordinary course of business during the fiscal year ended December 31, 2009.  None of these transactions involved amounts in excess of 5% of the Bank’s consolidated gross revenues during 2009 or $200,000, nor was the Bank indebted to any of the foregoing persons or entities in an aggregate amount in excess of 5% of the Bank’s total consolidated assets at December 31, 2009.  Additional transactions with such persons and entities may be expected to take place in the ordinary course of business in the future.

On June 17, 2009, the Bank entered into a Consulting Agreement with Kenneth B.  Mumma, its former Chairman and CEO, pursuant to which the Bank agreed to engage Mr. Mumma as a consultant until December 31, 2011.  During the period of his engagement, Mr. Mumma has agreed to provide from 20 to 40 hours of consulting services per month, for a consulting fee of $13,500 per month plus reimbursement of expenses incurred by him in performing the services.  The agreement also provides non-compete covenants for a period ending one year after the term of the consulting agreement.  During 2009, the Bank paid an aggregate of $67,500 in consulting fees to Mr. Mumma under the agreement.

During 2009, the Bank paid director John Sickler $30,000 in consulting fees in connection with Mr. Sickler’s services as interim Chairman of the board of directors of the Bank from January 2009 to June 2009, and $50,000 in connection with the 2009 private offering.  Mr. Sickler also received immediately exercisable warrants to purchase 9,091 shares of the Bank’s Common Stock with a grant date fair value of $11,727 (as computed in accordance with FASB ASC Topic 718).  Such warrants were subject to an anti-dilution adjustment in April 2010.  See "ANTI-DILUTION AGREEMENTS" beginning on page 71 of this prospectus-proxy statement.

NOTE 19 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At December 31, 2009 and 2008, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2009	2008
	(in thousands)
Commitments to fund loans	$3,922	$4,900
Unfunded commitments to fund warehouse loans	28,565	—
Unfunded commitments under lines of credit	16,842	20,735
Letters of credit	854	1,203

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Warehouse loan commitments are agreements to purchase mortgage loans from mortgage bankers that agree to purchase the loans back in a short period of time.  These commitments generally fluctuate monthly as existing loans are repurchased by the mortgage bankers and new loans are purchased the Bank.

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The Bank evaluates each customer’s credit worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation.  Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  The majority of these standby letters of credit expire within the next twelve months.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments.  The Bank requires collateral supporting these letters of credit as deemed necessary.  Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.  The current amount of the liabilities as of December 31, 2009 and 2008 for guarantees under standby letters of credit issued is not material.

NOTE 20 – LEGAL CONTINGENCIES

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Bank’s financial statements.

NOTE 21 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2009 and 2008, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2009, the most recent notification received from federal banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. The Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios at December 31, 2009 and 2008 are presented below:

	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
	(dollar amounts in thousands)
As of December 31, 2009:
Total capital (to risk weighted assets)	$25,958	11.8%	≥	$17,648	≥	8.0%	≥	$22,060	≥	10.0%
Tier 1 capital (to risk weighted assets)	21,537	9.8	≥	8,824	≥	4.0	≥	13,236	≥	6.0
Tier 1 capital (to average assets)	21,537	6.7	≥	12,906	≥	4.0	≥	16,132	≥	5.0

As of December 31, 2008:
Total capital (to risk weighted assets)	$22,825	10.5%	≥	$17,395	≥	8.0%	≥	$21,743	≥	10.0%
Tier 1 capital (to risk weighted assets)	17,105	7.9	≥	8,697	≥	4.0	≥	13,046	≥	6.0
Tier 1 capital (to average assets)	17,105	6.2	≥	11,012	≥	4.0	≥	13,765	≥	5.0

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.

NOTE 22 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  In accordance with FASB ASC 820, Fair Value Measurements and Disclosures, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Bank’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Level 1:                      Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:                      Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:                      Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2009 and 2008 are as follows:

	As of December 31, 2009
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
U.S. Treasury and government agency	$452	$—	$—	$452
Mortgage-backed securities	1,207	38,196	—	39,403
Asset-backed securities	—	839	—	839
Municipal securities	—	3,894	—	3,894
	$1,659	$42,929	$—	$44,588

	As of December 31, 2008
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
U.S. Treasury and government agency	$—	$1,086	$—	$1,086
Mortgage-backed securities	905	16,158	—	17,063
Asset-backed securities	—	2,178	—	2,178
Municipal securities	—	9,887	—	9,887
Corporate bonds	—	48	—	48
Equity securities	—	6	—	6
	$905	$29,363	$—	$30,268

The following table summarizes financial assets and financial liabilities measured at fair value on a nonrecurring basis as of December 31, 2009 and 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	December 31, 2009
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
Impaired Loans, net of specific reserves of $6.8 million	$—	$—	$10,780	$10,780
Other Real Estate Owned	—	—	1,155	1,155
	$—	$—	$11,935	$11,935

	December 31, 2008
	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
Impaired Loans, net of specific reserves of $376 thousand	$—	$—	$5,496	$5,496
Other Real Estate Owned	—	—	1,519	1,519
	$—	$—	$7,015	$7,015

The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of the Bank’s assets and liabilities.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank’s disclosures and those of other companies may not be meaningful.  The following methods and assumptions were used to estimate the fair values of the Bank’s financial instruments at December 31, 2009 and 2008:

Cash and cash equivalents (carried at cost):

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Securities:

The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Loans receivable (carried at cost):

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans.  Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired loans (carried at fair value):

Impaired loans are those that are accounted for under FASB ASC 450, Contingencies, in which the Bank has measured impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Accrued interest receivable and payable (carried at cost):

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities (carried at cost):

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).  Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings (carried at cost):

The carrying amounts of short-term borrowings approximate their fair values.

Long-term debt (carried at cost):

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity.  These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Subordinated debt (carried at cost):

Fair values of subordinated debt are estimated using discounted cash flow analysis, based on market rates currently offered on such debt with similar credit risk characteristics, terms and remaining maturity.

Off-balance sheet financial instruments (disclosed at cost):

Fair values for the Bank’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

The Bank has issued public fund certificates of deposit that are backed by letters of credit issued at the Federal Home Loan Bank.  The Bank does not foresee the need to utilize these letters of credit.  The estimated fair value approximates the recorded deferred fee amounts, which are not significant.

The estimated fair values of the Bank’s financial instruments were as follows at December 31, 2009 and 2008.

	December 31,
	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Assets:
Cash and cash equivalents	$68,807	$68,807	$6,295	$6,295
Securities available for sale	44,588	44,588	30,268	30,268
Securities held to maturity	—	—	2,235	2,382
Loans receivable, net	220,266	213,901	220,876	221,211
Restricted stock	2,026	2,026	1,793	1,793
Accrued interest receivable	2,055	2,055	1,542	1,542
Liabilities:
Deposits	313,927	316,377	237,842	240,084
Subordinated debt	2,000	2,000	3,000	3,000
Borrowings	11,000	11,290	15,000	17,148
Accrued interest payable	575	575	660	660
Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	—	—	—	—
Standby letters of credit issued on the Bank's behalf	—	—	—	—

NOTE 23 – SUBSEQUENT EVENTS

New Century Bank has evaluated events subsequent to December 31, 2009, both recognized and non-recognized, for their impact on the reported results and disclosures and determined that the following items are material subsequent events.

In February 2010, the Bank sold 10,078,139 total shares, which included 6,529,550 of its Common Stock and 3,548,589 of Class B Non-Voting Common Stock at a price of $4.28 per share, and in March 2010 1,950,798 total shares, which included 761,596 of its Common Stock and 1,189,202 of its Class B Non-Voting Common Stock at a price of $3.76 per share.  Taking into account the impact of anti-dilution agreements issued to investors in the February offering, the result of the two offerings was the issuance of 13.4 million shares in those offerings. As a result, further shares have also been issued to existing investors pursuant to anti-dilution agreements between the Bank and those investors.  Following the close of these transactions, no investor owns or controls more than 9.9% of the aggregate outstanding shares of the Bank’s Common Stock and Class B Non-Voting Common Stock, including for purposes of this calculation any shares issuable under unexercised warrants.

Each investor who participated in this capital raise and owns more than 9% of the common equity of the Bank has been identified by the Bank as a lead investor.  The February and March 2010 offerings resulted in seven lead investors and they each received warrants equal to 5% of the shares that they purchased, having exercise prices (after taking into account anti-dilution repricing) of $3.76 per share.  The number of warrants issued for purposes of Common Stock totaled 253,885, and the number of warrants issued for purposes of Class B Non-Voting Common Stock totaled 204,638. The lead investors also have the right to invest in future capital raises until February 17, 2011 at the issuance price of $3.76 per share.

In conjunction with the 2009 capital raise, investors entered into anti-dilution agreements (2009) providing them each with price protection until March 31, 2011, such that if the Bank issues any share of common stock at or prior to that date at a price less than $5.50 per share, the Bank will issue sufficient additional shares to the holders of the agreements to maintain the values of their holding of common stock at the new, lower issuance price.  Due to the February and March 2010 capital raises both being conducted at per share prices less than $5.50 per share, the anti-dilution provisions of the 2009 agreements become effective in 2010.  The Bank considers the issuance of these 2,830,275 anti-dilutive shares to be a nonrecognized subsequent event as of the balance sheet date and, therefore, will not recognize the transaction until the date the shares were issued.

The Bank agreed to extend and amend the anti-dilution agreements with shareholders who purchased shares in June 2009 or later, to extend anti-dilution protections from June 30, 2010  through March 31, 2011 for any capital raising transactions at a price or value below $3.76 per share, but, after June 30, 2010, only where the capital raising transaction involves share issuances for cash.  For further information on the terms of the anti-dilution agreements, see, “ANTI-DILUTION AGREEMENTS,” beginning on page 71.

In March 2010, the Bank decided to change the name of the bank to Customers 1st Bank.  The reason for the change is that the new name better conveys the new mission and vision of the Bank.  The other reason is that it is more cost effective to change the name in its early stages before spending money to build the brand through marketing efforts and before the Bank incurs significant costs such as building signage.  Assuming the approval of Proposal 5 by shareholders, this name change will be effected in connection with the merger of the Bank into the merger subsidiary in the reorganization.

ANNEX A

PLAN OF MERGER AND REORGANIZATION

Date:           __________, 2010

NEW CENTURY BANK (the "Bank"), a banking institution organized under the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"), and NEW CENTURY INTERIM BANK (the "Surviving Bank"), an interim bank in organization under the Banking Code, and Customers 1st Bancorp, Inc. (the "Holding Company"), a Pennsylvania business corporation organized under the Pennsylvania Business Corporation Law of 1988, as amended, hereby enter into this Plan of Merger and Reorganization (the "Plan").

In consideration of their mutual promises and covenants, and intending to be legally bound hereby, the parties hereto, deeming it to be advantageous to their respective banking associations, corporation and their shareholders, have duly approved this Plan and its execution, and do hereby adopt this Plan setting forth the method, terms and conditions of the merger, including the rights under the Plan of the shareholders of each of the parties, and the agreements concerning the merger:

1. Merger. The Bank shall merge into the Surviving Bank under the charter of the Surviving Bank, under the title of "Customers 1st Bank," and pursuant to the provisions of the Banking Code, by the method, on the terms and subject to the conditions and requirements hereinafter stated. Upon the merger becoming effective, Bank and Surviving Bank shall be merged into and continued in a single institution, the Surviving Bank, which shall be a Pennsylvania chartered bank and which shall be considered the same business and corporate entity as the constituent institutions. The Surviving Bank shall thenceforth be responsible for all of the liabilities and obligations of the Bank.. The Surviving Bank shall, upon consummation of  the merger, engage in the business of a Pennsylvania chartered bank at the principal office and the legally established and approved branch offices of the Bank. Surviving Bank shall maintain the insurance of the Federal Deposit Insurance Corporation in the same way as it is now carried by the Bank.

2. Articles of Incorporation of Surviving Bank. When the merger becomes effective, the initial Articles of Incorporation of the Surviving Bank shall be substantially in the form attached hereto as Exhibit A attached hereto and incorporated herein.

3. Bylaws of Surviving Bank. When the merger becomes effective, the initial Bylaws of the Surviving Bank shall be substantially in the form attached hereto as Exhibit B attached hereto and incorporated herein, and the principal office and established and authorized branch offices of the Bank shall become the principal office and established and authorized branch offices, respectively, of the Surviving Bank.

4. Board of Directors of Surviving Bank. The persons who shall constitute the Board of Directors of the Surviving Bank at the time the merger becomes effective shall be the persons who were then members of the Board of Directors of the Bank.  They shall serve until the subsequent annual meeting of shareholders of Surviving Bank or until their successors are duly qualified and elected. Any vacancy in the Board of Directors of the Surviving Bank which may exist upon or after the effective date of the merger may be filled as provided by the Articles of Incorporation and Bylaws of the Surviving Bank. The officers of the Bank at the time the merger becomes effective shall hold the same offices in the Surviving Bank.

5. Conversion of Shares: Exchange of Certificates: Capitalization. Upon the merger becoming effective:

(a) Each three (3) issued and outstanding shares of voting common stock of the Bank shall, ipso facto, and without any action on the part of the holder thereof, become and be converted into one (1) share of voting common stock of the Holding Company, par value $1.00 per share.  Each three (3) issued and outstanding shares of Class B Non-Voting Common Stock of the Bank, if then authorized and issued, shall, ipso facto, and without any action on the part of the holder thereof, become and be converted into one (1) share of Non-Voting Common Stock of the Holding Company, par value $1.00 per share.

(b) As soon as practicable after the merger becomes effective, holders of shares of Bank common stock shall be furnished a form letter of transmittal for the tender of their share certificates to the Surviving Bank, which shall act as “Exchange Agent” for the Holding Company, to be exchanged for new certificates for the appropriate number of shares of Holding Company common stock. Holding Company shall be required to issue certificates for Holding Company common stock only upon the actual surrender of Bank shares or an acceptable indemnity agreement or bond from any Bank shareholder who is unable to surrender his or her certificate by reason of loss or destruction of the certificate. Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of Bank common stock, accompanied by a duly executed letter of transmittal in proper form, or an appropriate indemnity agreement or bond, as the case may be, the Exchange Agent shall, promptly after the effective date of the merger, deliver to each holder of such surrendered Bank certificates new certificates representing the appropriate number of shares of Holding Company common stock. Until certificates for Bank common stock have been surrendered and exchanged as herein provided for certificates of Holding Company common stock, each outstanding certificate for Bank common stock shall be deemed, for all corporate purposes, to be the number of full shares of Holding Company common stock into which the number of shares of Bank common stock shown thereon have been converted. In the event that any certificates for Bank common stock are not surrendered for exchange within two (2) years from the effective date of the merger, the shares of Holding Company common stock that would otherwise have been delivered in exchange for the unsurrendered Bank certificates shall be delivered by the Exchange Agent to the Holding Company, in which event the persons entitled thereto shall look only to the Holding Company for delivery of the Holding Company shares upon surrender of their outstanding certificates for Bank common stock. Following the expiration of such two (2) year period, the Holding Company may sell such unclaimed Holding Company common stock, in which event the sole right of the holders of the unsurrendered outstanding Bank certificates shall be the right to collect the net sale proceeds held for their account by the Holding Company. In the event that Holding Company shall, as required or permitted by law, pay to the Commonwealth of Pennsylvania any net sale proceeds relating to unclaimed Holding Company common stock, the holders of unsurrendered outstanding Bank certificates shall thereafter look only to the Commonwealth of Pennsylvania for payment on account thereof.

(c) Prior to the merger becoming effective, the Surviving Bank will have a capital of $100,000 consisting of 100,000 issued and outstanding shares of common stock, par value $1.00 per share, and a surplus of $55,000. Upon the merger becoming effective: (i) the amount and number of issued and outstanding shares of common stock of the Surviving Bank shall be increased to an amount equal to the total, immediately before the merger, of (A) the issued and outstanding shares of common stock of the Bank, now being _____ shares, and (B) the issued and outstanding shares of common stock of the Surviving Bank; (ii) the surplus of the Surviving Bank shall be increased to an amount equal to the total of the surplus of the Bank and the surplus of the Surviving Bank immediately before the merger; and (iii) all of the issued and outstanding shares of the Surviving Bank, as increased by the number of issued and outstanding shares of the Bank, shall be issued to and owned by the Holding Company.

(d) Except as provided below in connection with fractional shares, no cash shall be allocated to shareholders of the Bank or to any other person, firm, or corporation upon and by reason of the merger becoming effective. Cash fees will, however, be paid to attorneys, accountants and other like persons for services rendered in the accomplishment of the merger and reorganization and other phases of the overall transaction; some of these persons may be shareholders of the Bank and of Holding Company.  The Holding Company will not issue any fractional shares of its common stock in the reorganization. Holders of Bank voting common stock or Class B Non-Voting Common Stock who would otherwise be entitled to a fractional share of Holding Company common stock or Holding Company Class B Non-Voting Common Stock will instead receive an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of such share to which the holder would otherwise have been entitled and (ii) the book-value of one share of voting common stock of the Bank as of the final day of the quarter ended immediately prior to the consummation of the merger.

(e) Each then outstanding warrant or option to acquire shares of the common stock of the Bank heretofore issued by the Bank shall, ipso facto, and without any action on the part of the holder thereof, become and be converted into a warrant or option, respectively, to acquire one-third the number of shares of the Holding Company on the same terms and conditions and shall remain outstanding.  The number of shares of Holding Company stock for which each outstanding option or warrant will be exercisable after the consummation of the merger will be rounded up to the nearest whole number of shares, subject to the holder’s agreement to any necessary corresponding upward rounding adjustments of the exercise price to the nearest whole cent.  After the merger becomes effective the Holding Company may, but is not obligated to, issue amended warrant or option agreements reflecting the conversion and the assumption of such warrants or options.

6. Dissenting Shareholders. The rights and remedies of a dissenting shareholder under Sections 1607 and 1222 of the Pennsylvania Banking Code, 7 P.S. Sections 1607 and 1222, and, thereby, Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. Section 1571 et seq.) shall be afforded to any shareholder of the Bank who takes the necessary steps to perfect his or her dissenters rights. The Bank will make whatever payments are to be made to validly dissenting shareholders in the exercise of such rights. Unless otherwise provided by law, shares of the Holding Company not taken by the dissenting shareholders of the Bank shall not be issued.

7. Conditions. The merger provided under this Plan shall take place only if: (i) this Plan is approved (A) by the affirmative vote of holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank and (B) by the Holding Company as a shareholder of the Surviving Bank, in accordance with applicable law; (ii) this Plan, the merger and any constituent steps are approved by the Pennsylvania Department of Banking, the Board of Governors of the Federal Reserve System and (if applicable) the Federal Deposit Insurance Corporation, and the Notice or Application, as applicable, of the Holding Company to form a bank holding company is not objected to, or is otherwise approved, by the Board of Governors of the Federal Reserve System and all other requirements prescribed by law are satisfied; (iii) the Bank receives an opinion of its special counsel, Stradley Ronon Stevens & Young, LLP, to the effect that the transactions contemplated herein constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and that neither gain nor loss will be recognized for federal income tax purposes to the Bank, the Surviving Bank, the Holding Company or the shareholders of the Bank (other than the dissenting shareholders who elect dissenters' rights), the Surviving Bank and the Holding Company, by reason of the transactions contemplated herein, and as to such further matters relating to the tax consequences of the transactions contemplated hereby, as the Bank may deem advisable; and (iv) there shall be no litigation or proceeding pending or threatened for the purpose of enjoining, restraining or preventing the consummation of the merger in accordance with this Plan.

8. Amendment; Termination. At any time before the merger becomes effective, by vote of a majority of the Board of Directors of each of the Bank, the Holding Company and the Surviving Bank, this Plan (a) may be amended in any manner not inconsistent with its general purpose, provided that no amendment shall change the share exchange ratio following approval of this Plan by the shareholders of the Bank, or (b) may be terminated for any reason, including without limitation for reasons such as because of the number of shares of common stock of the Bank exercising dissenters' rights, or if it shall appear that the consummation of the Plan would be inadvisable for any reason.  If this Plan is terminated pursuant to this Section, this Plan shall be void and of no further effect, without any liability on the part of any of the parties hereto, or their respective directors, officers, shareholders or agents.

9. Shares of Holding Company Subscribers. The shares of the Holding Company, subscribed for by the initial subscriber or subscribers for common stock of the Holding Company, shall be purchased by such subscriber or subscribers by the payment of each individual incorporator's own cash to the Holding Company. Upon consummation of the merger, each subscriber for common stock of the Holding Company shall sell, surrender and redeem all of such subscriber’s stock subscribed for to the Holding Company for cash.

10. Financing of Initial Capitalization. In order to provide funds with which the Holding Company can purchase shares of common stock of the Surviving Bank for $155,000 (which Surviving Bank shall allocate as follows: Capital - $100,000; Surplus - $50,000; Expense Fund - $5,000), the Holding Company will make a temporary borrowing from an unaffiliated lender.  After consummation of the merger the Surviving Bank will pay a special cash dividend to the Holding Company which will enable the Holding Company to repay the principal amount of said loan in full plus interest.

11. Issuance of Shares. When required by the terms of this Plan, the Holding Company will issue the shares of its common stock which the shareholders of the Bank shall be entitled to receive as hereinabove provided, and will perform all other acts necessary for it to comply with the provisions of this Plan.

12. Assumption and Amendment of Stock Option Plan. Upon the merger becoming effective, without any further action being required:

(a) the Holding Company shall assume all equity compensation, employee retirement and employee benefit plans of the Bank (each, a "Plan");

(b) all then outstanding grants by the Bank under any Plan shall be converted, to the extent required, to grants by the Holding Company under such Plan; and

(c) each Plan shall be deemed amended and restated: (i) to substitute the Holding Company and the common stock of the Holding Company for the Bank and the common stock of the Bank, respectively; and (ii) to provide that eligible participants under the Plan shall include the same category or categories of officers, other employees, and non-employee directors, of the Holding Company and any current or future subsidiary of the Holding Company, including the Bank, as the categories of officers, other employees and non-employee directors of the Bank currently eligible to be participants under the Plan. The maximum number of shares of Holding Company common stock that have been or may be issued or transferred under any Plan immediately after the merger shall be the same as the maximum number of shares of Bank common stock immediately prior to the Merger, and the maximum aggregate number of shares of Holding Company common stock that shall be subject to options or awards under any Plan to any single individual immediately after the merger shall be the same as the maximum number of shares of Bank common stock immediately prior to the merger, subject to any adjustment provisions of the Plan. Approval of this Plan of Merger and Reorganization shall constitute approval of each Plan as so amended by the directors and shareholders of the Bank and Holding Company for all purposes, including, without limitation, for purposes of Sections 162(m) and 422 of Internal Revenue Code of 1986, as amended, and Section 16(b) of the Securities Exchange Act of 1934, as amended, and the exemptive rules promulgated thereunder.

13. Board of Directors of Holding Company. The persons who shall constitute the Board of Directors of the Holding Company at the time the merger becomes effective shall be the persons who were then members of the Board of Directors of the Bank immediately prior to the merger. The Board of Directors of the Holding Company shall, to the extent consistent with the provisions of the Holding Company Articles of Incorporation and Bylaws and applicable law, be divided into three classes, with members of one class serving until the first Holding Company annual meeting and members of each of the other two classes serving until successive annual meetings.  The directors in each class shall serve until the annual meeting of shareholders of the Holding Company at which his or her class is to be re-elected or until their successors are duly qualified and elected.  The members of each class shall be designated initially by the Board of Directors.  Any vacancy in the Board of Directors of the Holding Company which may exist upon or after the effective date of the merger may be filled as provided by the Articles of Incorporation and Bylaws of the Holding Company.

14. Affiliates; Agreements Relating to Resales of Holding Company Securities.  The Bank shall prepare and deliver to Holding Company, prior to completion of the merger, a list that identifies all persons whom the Bank believes may be deemed to be “affiliates” of Bank or Holding Company under applicable securities laws.  The Bank shall use its commercially reasonable best efforts to cause each person whom it identifies on the list as a potential affiliate to deliver, at or prior to the completion of the transaction, a written agreement that the affiliate will not sell, pledge, transfer or otherwise dispose of any Holding Company shares issued to the affiliate pursuant to the transaction unless the sale, pledge, transfer or other disposition meets one of the following criteria: (1) it is made pursuant to an effective registration statement filed under the Securities Act; (2) it is in compliance with Rule 144; or (3) in the opinion of counsel, it is otherwise exempt from the registration requirements of the Securities Act.   Without limiting the foregoing, any shares of Holding Company common stock issued to any persons deemed to be “affiliates” for such persons shall, at the discretion of management, include a legend disclosing applicable restrictions on transfer for such “control shares.”

15. Waiver. Any of the terms or conditions of this Plan may be waived in writing at any time by the Bank by action taken by its Board of Directors, whether before or after action by the Bank's shareholders, provided, however, that such action shall be taken only if, in the judgment of the Board of Directors, such waiver will not have a materially adverse effect on the benefits intended to be granted hereunder to the shareholders of the Bank.

16. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except as such may be pre-empted by federal law.

17. Entire Agreement. This Plan contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

18. Counterparts. This Plan may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this instrument to be executed by its Chief Executive Officer and its seal affixed, attested by its Secretary, all under authority of its Board of Directors.

Attest: [Corporate Seal] _____________________________ Gertrude M. Hackney Secretary	NEW CENTURY BANK By: ____________________________ Jay S. Sidhu Chairman & CEO
Attest: [Corporate Seal] _____________________________ Gertrude M. Hackney Secretary	NEW CENTURY INTERIM BANK By: ____________________________ Jay S. Sidhu Chairman & CEO
Attest: [Corporate Seal] _____________________________ Gertrude M. Hackney Secretary	Customers 1st Bancorp, Inc. By: ____________________________ Jay S. Sidhu Chairman & CEO

Exhibit A to Agreement and Plan of Merger and Reorganization

Draft Articles Of Incorporation of Interim Bank

ARTICLES OF INCORPORATION

TO THE DEPARTMENT OF BANKING OF
THE COMMONWEALTH OF PENNSYLVANIA:

In compliance with the requirements of the Pennsylvania Banking Code of November 30, 1965, P.L. 847, as amended, the undersigned hereby states that:

ARTICLE I

Name and Place of Business

Section 1 The name of the institution is New Century Interim Bank (the “Bank”).

Section 2 The location and post office address of its principal place of business are at 99 Bridge Street, Phoenixville, PA 19460.

ARTICLE II

Purpose and Term

Section 1 The institution is incorporated for the purpose of receiving deposits, making loans and generally transacting all business permitted to a bank, as defined in the Banking Code of 1965, as amended, and under any present or future laws of the Commonwealth of Pennsylvania.

Section 2 The Bank is to have perpetual existence.

Section 3 The institution is incorporated under the provisions of the Banking Code of 1965, as amended.

ARTICLE III

Capitalization

Section 1 The total number of shares of all capital stock which the Bank shall have the authority to issue is 41,500,000 shares of capital stock consisting of:

(i)	40,000,000 share of voting common stock, par value $1.00 per share (the “Voting Common Stock”),

(ii)	500,000 shares of nonvoting common stock, par value $1.00 per share (the “Nonvoting Common Stock”), and

(iii)
1,000,000 shares of preferred stock in one or more series, any series having such par value or no par value as may be determined by the Bank’s board of directors from time to time as more fully provided in this Article (the “Preferred Stock”).

Section 2 The Bank’s board of directors is hereby authorized and vested with the exclusive authority to establish one or more additional series of common stock and one or more series of preferred stock, without further approval by the shareholders of the Bank, but nevertheless subject to compliance with provisions of applicable law including without limitation applicable provisions of the Pennsylvania Banking Code.

Section 3 As to any series of common or preferred stock hereafter established by the Bank’s board of directors, whether or not the shares in such series have par value and, if so, the par value, whether or not the shares in such series have voting rights and if so whether such voting rights are full, limited, multiple or fractional, and the designations, preferences, qualifications, privileges, limitations, redemption provisions, options, conversion rights and other special rights attributable to the shares in such series, shall be as may be established and changed from time to time by a resolution or resolutions providing for the issue of such shares, in each case adopted by the Bank’s board of directors.  Without limiting the foregoing, the Board of Directors shall have authority to establish any and all of the following:

(a)	The distinctive serial designation and the number of shares constituting any series;

(b)
The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and. if so from which date(s)1 the payment date(s) for dividends and the participating or other special rights, if any, with respect to dividends;

(c)	The voting powers, full or limited, if any, or shares of such series;

(d)	Whether the shares of such series shall be redeemable and. if so, the price(s) at which, and the terms and conditions of which, such shares may be redeemed;

(e)	The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Bank;

(f)
Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

(g)
Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Bank and, if so. the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any. at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(h)	The price or other consideration for which the shares of such series shall be issued;

(i)
Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock;

(j)	Preferences as to dividends or assets which are prior or subordinate to or on parity with any other class or series; and

(k)
Designations, qualifications, privileges, limitations, redemption provisions, options, conversion rights and other special rights, including, but not limited to, voting rights, which are greater or lesser than or equal to those of any other class or series, whether or not the other shares are issued or outstanding at the time when the board of directors acts to determine them.

Section 4 Any of the terms of a class or series of preferred shares may be made dependent upon facts ascertainable outside of these articles, or outside of the resolution or resolutions providing for the issue of such shares adopted by the board of directors pursuant to the authority vested in the board of directors by this Article, provided that the manner in which the facts will operate upon the terms of the class or series is set forth in the resolution or resolutions providing for the issue of such shares adopted by the board of directors.

Section 5 No shareholder of any class of capital stock or any series of any class of capital stock shall have a pre-emptive right to purchase, pro rata or otherwise, additional shares of any class or series of capital stock or any other security of the Bank.

Section 6 The Board of Directors, in its sole discretion, has authority to sell any treasury stock and/or authorized but unissued stock or other securities of the Bank, or any options, warrants or other rights to purchase any of the foregoing, upon such terms as the Board of Directors deems advisable.

ARTICLE IV

The name, occupation, place of residence and post office address of each of the incorporators of the Institution, two-thirds of whom are citizens of the United States of America, and the number of shares subscribed by each are as follows:

Name	Occupation	Place of Residence and Post Office Address	Number of Shares of Common Stock Subscribed
Richard A. Ehst	Banker	1309 East Wyomissing Boulevard, Reading, PA 19611	1,000
Gertrude M. Hackney	Banker	1324 Barrowdale Rd., Rydal, PA 19046	1,000
Robert Philips	Banker	122 Rockwood Rd., Newtown Square, PA 19073	1,000

ARTICLE V
Ownership Limitation

Section 1 Except as provided in Article V, Section 2, no shareholder may have Holdings (as defined in Section 4 of this Article) of shares that exceed twenty-five percent (25%) of the issued and outstanding shares of Common Stock.

Section 2 Upon the resolution of at least two-thirds of the Board of Directors, the restriction imposed by Article V, Section 1 may be waived with respect to the Holdings of any shareholders.

Section 3 If any shareholder acquires Holdings which cause the violation of the restriction contained in Article V, Section 1, the Board of Directors may (i) terminate all voting rights attributable to the shares owned beneficially by such shareholder (the “Substantial Shareholder”) during the time that Article V, Section 1 is being violated; (ii) commence litigation to require the divestiture of such amount of the shares so that after such divestiture the shareholder would no longer be in violation of the restriction contained in Article V, Section 1; or (iii) take such ether action as is appropriate under the circumstances.

Section 4 A shareholder’s Holdings, as such term is used in this Article V are:  (i) the Common Stock the shareholder owns of record; (ii) the Common Stock to which the shareholder has direct or indirect beneficial ownership and (iii) the Common Stock owned of record or beneficially (as defined in this Section) by other shareholder(s) acting together with the shareholder as a group for the purpose of acquiring, holding or disposing of Common Stock (such group is hereinafter referred to as a “Shareholder Group”).  The Board of Directors may use, but is not necessarily limited to, the following indicia to determine “beneficial ownership”:  the effect of stock ownership by a person’s spouse and minor children; ownership of shares held by a corporation or foundation of which a Substantial Shareholder is an officer or affiliate; the extent of a Substantial Shareholder’s ownership of partnership shares; transfers pursuant to divorce; installment purchases; stock warrants, grants and options; control over the voting power of any stock; the status of a Substantial Shareholder as trustee, trust beneficiary or settlor of a trust of which part or all of the corpus is shares of the common stock of the Bank; and stock dividends.  The Board of Director’s determination of the existence and membership of a Shareholder Group, of a shareholder’s Holdings and of the record are conclusive, absent proof of bad faith.

Section 5 This Article V may not be amended unless approved by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of Common Stock of the Bank.

ARTICLE VI

Control Transactions

Section 1 Section 1610 of the Banking Code of 1965 (relating to the right  of shareholders to receive payment for shares following a control transaction) shall not apply to the institution.

ARTICLE VII

The name, occupation, place of residence and post office address of each of the first directors, all of whom shall serve until the first annual meeting of shareholders of the Institution and until their respective successors are elected, are:

Name	Occupation	Place of Residence and Post Office Address
Jay S. Sidhu	Banker	5 Chardonnay Circle, Mohnton, PA 19540
Richard A. Ehst	Banker	1309 East Wyomissing Boulevard, Reading, PA 19611
Thomas Brugger	Banker	1142 Lehigh Avenue, Wyomissing, PA 19610
Gertrude M. Hackney	Banker	1324 Barrowdale Rd., Rydal, PA 19046
Robert Philips	Banker	122 Rockwood Rd., Newtown Square, PA 19073

ARTICLE VIII
Acquisition Offers

Section 1 The Board of Directors may, if it deems it advisable, oppose a tender, or other offer for the Bank’s securities, whether the offer is in cash or in the securities of a corporation or otherwise.  When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant or pertinent issue; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

(a) whether the offer price is acceptable based on the historical and present operating results or financial condition of the Bank;

(b) whether a more favorable price could be obtained for the Bank’s securities in the future;

(c) the social and economic effects of the offer or transaction on this Bank and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which this Bank and any of its subsidiaries operate or are located;

(d) the business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon this Bank and any of its subsidiaries and the other elements of the communities in which this Bank and any of its subsidiaries operate or are located;

(e) the value of the securities (if any) which the offeror is offering in exchange for the Bank’s securities, based, on an analysis of the worth of the Bank as compared to the corporation whose securities are being offered;

(f) any antitrust or other legal and regulatory issues that are raised by the offer.

Section 2 If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; or obtaining a more favorable offer from another individual or entity.

Section 3 This Article VIII may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank.

ARTICLE IX

Special Voting and Concurrence Provision

Section 1 The Bylaws may be altered, amended or repealed by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock at regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, (except the directors shall not make or alter any bylaws fixing their qualification, classification or term of office) subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock.

Section 2 No merger, consolidation, liquidation or dissolution of the Bank nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Bank shall be valid unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank.

Section 3 This Article IX may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank.
- 0 – 0 – 0 –
IN WITNESS WHEREOF, the incorporators have signed and sealed these Articles of Incorporation this ____ day of February, 2010

___________________________________ Richard A. Ehst, Incorporator	___________________________________ Gertrude M. Hackney, Incorporator
___________________________________ Robert Philips, Incorporator

Exhibit B to Agreement and Plan of Merger and Reorganization

BYLAWS
of
NEW CENTURY INTERIM BANK

Article I.

PURPOSE

Section 1.1    New Century Interim Bank will provide banking services to its community in a manner that stimulates community consciousness and vision, involves its customers in forming that vision and provides funds for the achievement of the vision.  The Bank will provide security for its depositors, a sound financial basis for its future and a fair return to its shareholders.

Section 1.2    The Bank shall have and continuously maintain in Pennsylvania a registered office.

Article 2

SHAREHOLDERS MEETINGS

Section 2.1    All meetings of the shareholders shall be held within the Commonwealth of Pennsylvania at such time and place as may be fixed from time to time by the Board of Directors.

Section 2.2    The annual meeting of the shareholders shall be held at such time and place as may be set by the Board of Directors but not later than the thirty-first day of May in each year, when the shareholders shall elect directors to the Board of Directors and transact such other business as may properly be brought before the meeting.

Section 2.3    Special meetings of the shareholders may be called at any time by the Chairperson of the Board, the President, a majority of the Board of Directors or by one or more shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast at the particular meeting.  If such request is addressed to the Secretary, it shall be signed by the persons making the same and shall state the purpose or purposes of the proposed meeting.  Upon receipt of any such request, the Secretary shall fix the date of such meeting to be held not more than sixty (60) days after the receipt of the request and shall give due notice thereof.  In the event of the Secretary’s failure within thirty (30) days after the receipt of the request to fix the date or give the notice, the person or persons making the request may issue the call.

Section 2.4    Written notice of all meetings other than adjourned meetings of shareholders, stating the place, date and hour, and, in case of special meetings of shareholders, the purpose thereof, shall be served upon, or mailed, postage prepaid, or telegraphed, charges prepaid, at least ten (10) days before such meeting, unless a greater period of notice is required by statute or by these Bylaws, to each shareholder entitled to vote thereat at such address as appears on the transfer books of the Bank.

Article 3

QUORUM OF SHAREHOLDERS

Section 3.1    The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote shall constitute a quorum.  If a meeting cannot be organized for lack of a quorum, those present may adjourn the meeting to such time and place as they may determine.

In the case of a meeting for the election of directors which is twice adjourned for lack of a quorum, those present at the second of such adjourned meetings shall constitute a quorum for the election of directors without regard to the other quorum requirements of this section, the articles or bylaws.

Article 4

VOTING RIGHTS

Section 4.1    Except as may be otherwise provided by statute or by the Articles of Incorporation, at every shareholders meeting, every shareholder entitled to vote thereat shall have the right to one vote for every share having voting power standing in his or her name on the books of the Bank on the record date fixed for the meeting.  No share shall be voted at any meeting if an installment is due and unpaid thereon.

Section 4.2    When a quorum is present at any meeting the voice vote of the holders of a majority of the stock having voting power, present, in person or by proxy, shall decide any question brought before such meeting except as provided differently by statute or by the Articles of Incorporation.

Section 4.3    Upon demand made by a shareholder entitled to vote at any election for directors before the voting begins, the election shall be by ballot.

Article 5

PROXIES

Section 5.1    Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy.  Every proxy shall be executed in writing by the shareholder or his or her duly authorized attorney in fact and filed with the Secretary of the Bank.  A proxy shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Bank.  No unrevoked proxy shall be valid after eleven (11) months from the date of its execution.  A proxy shall not be revoked by the death or incapacity of the maker, unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Bank.

Article 6

RECORD DATE

Section 6.1    The Board of Directors may fix a time, not more than forty-five (45) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares.  The Board of Directors may close the books of the Bank against transfers of shares during the whole or any part of such period, and in such case written or printed notice thereof shall be mailed at least ten (10) days before closing thereof to each shareholder of record at the address appearing on the records of the Bank or supplied by him or her to the Bank for the purpose of notice.  While the stock transfer books of the Bank are closed, no transfer of shares shall be made thereon.  If no record date is fixed by the Board of Directors for the determination of shareholders entitled to receive notice of, and vote at, a shareholders meeting, transferees of shares which are transferred on the books of the Bank within ten (10) days next preceding the date of such meeting shall not be entitled to notice of or to vote at such meeting.

Article 7

VOTING LISTS

Section 7.1    The officer or agent having charge of the transfer books for shares of the Bank shall make, at least five (5) days before each meeting of shareholders, a complete alphabetical list of the shareholders entitled to vote at the meeting, with their addresses and the number of shares held by each, which list shall be kept on file at the registered office or principal place of business of the Bank and shall be subject to inspection by any shareholder during normal business hours and at the time and place of the meeting during the entire meeting.  The original transfer books for shares of the Bank, or a duplicate thereof kept in this Commonwealth, shall be prima facie evidence as to who are the shareholders entitled to exercise the rights of a shareholder.

Article 8

JUDGES OF ELECTION

Section 8.1    In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournment thereof.  If judges of election are not so appointed, the Chairperson of any such meeting may, and on the request of any shareholder or his or her proxy shall, make such appointment at the meeting.  The number of judges shall be one or three.  If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shares present and entitled to vote shall determine whether one or three judges are to be appointed.  No person who is a candidate for office shall act as a judge.  The judges of election shall do all such acts as may be proper to conduct the election or vote, and such other duties as may be prescribed by statute, with fairness to all shareholders, and if requested by the Chairperson of the meeting or any shareholder or his or her proxy, shall make a written report of any matter determined by them and execute a certificate of any fact found by them.  If there are three judges of election, the decision, act or certificate of a majority shall be the decision, act or certificate of all.

Article 9

CONSENT OF SHAREHOLDERS IN LIEU OF MEETING

Section 9.1    Any action required to be taken at a meeting of the shareholders, or of a class of shareholders, may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with the Secretary of the Bank.

Article 10

DIRECTORS

Section 10.1                      Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote in the election of directors.  All nominations made by any shareholder must be made in writing, delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, to the Secretary of the Bank not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the shareholders called for the election of directors.  If less than thirty (30) days’ notice of the meeting is given to the shareholders, the nomination shall be delivered or mailed to the Secretary not later than the close of the seventh (7th) day following the day on which notice of the meeting was mailed to shareholders.  Every nomination shall include:

(a)	the consent of the person nominated to serve as a director;

(b)	the name, age, business address and residence address of the nominee;

(c)	the principal occupation or employment of the nominee;

(d)	the number of shares of the Bank beneficially owned by the nominee;

(e)	the name and address of the notifying shareholder; and

(f)	the number of shares of the Bank owned by the notifying shareholder.

The chairperson of any meeting called for the election of directors shall reject any nomination made by any shareholder which was not made in accordance with the provisions of this Section, unless the Board of Directors has agreed to waive said provisions as to such nomination.  In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with this Section, the nomination shall be honored and all votes cast for such nominee shall be counted.  Nominations for the election of directors made by the Board of Directors need not comply with the provisions of this Section.

Section 10.2    Within the requirements of law, the exact number of directors shall be determined from time to time by resolution adopted by an affirmative majority vote of the Board of Directors.  However, no increase in the number of directors shall shorten the term of any incumbent director.

Section 10.3    The Board of Directors shall be divided into three classes (Class A, Class B and Class C), as nearly equal in number as the then total number of directors constituting the whole Board permits, with the term of office of one class expiring each year.  At the first annual meeting of shareholders, directors in Class A shall be elected to hold office for one (1) year term; directors in Class B shall be elected to hold office for a two (2) year term; and directors in Class C shall be elected to hold office for a three (3) year term.  Each class shall be elected in a separate election.

Section 10.4    Within the requirements of law, the term and number of directors in each class shall be fixed, from time to time, by the Board of Directors.  The term of office, until otherwise fixed, for all directors elected at each annual meeting held after the first annual meeting shall be three (3) years from the date of their election.  At each annual meeting after the first annual meeting, elections shall be held to elect directors to replace those whose terms have expired.  All directors shall continue in office after the expiration of their term until their successors are elected or appointed and have qualified, except in the event of earlier resignation, removal or disqualification.

Section 10.5    Each director shall be required to attend a minimum of 75% of meetings of directors properly called under Article 13, each calendar year.

Article 11

VACANCIES ON BOARD OF DIRECTORS

Section 11.1    Any vacancies in the Board of Directors for any reason, including vacancies caused by any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum.  Any director chosen to fill a vacancy in any class of directors defined in Section 3 of Article 10 shall become a member of the class of directors in which the vacancy occurred.  Such director shall hold office for the remainder of the original term of such vacancy.

Article 12

POWERS OF BOARD OF DIRECTORS

Section 12.1    The business and affairs of the Bank shall be managed by its Board of Directors, which may exercise all such powers of the Bank and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised and done by the shareholders.

Section 12.2    The Board of Directors may appoint each year such number of Advisory Directors as the Board may from time to time determine.

Article 13

MEETINGS OF THE BOARD OF DIRECTORS

Section 13.1    An organization meeting may be held immediately following the annual shareholders meeting without the necessity of notice to the directors to constitute a legally convened meeting, or the directors may meet at such time and place as may be fixed by either a notice or waiver of notice or consent signed by all of such directors.

Section 13.2    Regular meetings of the Board of Directors shall be held not less often than semi-annually at a time and place determined by the Board of Directors at the preceding meeting.  One or more directors may participate in any meeting of the Board of Directors, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another.

Section 13.3    Special meetings of the Board of Directors may be called by the Chairperson of the Board or the President and shall be called at the request of any three Directors on one day’s notice to each director, either personally or by mail, telegram or telephone; special meetings shall be called by the Chairperson of the Board or the President in like manner and on like notice upon the written request of three directors.

Section 13.4    At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting in person or by conference telephone or similar communications equipment at which a quorum is present in person or by such communications equipment shall be the acts of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation or by these Bylaws.

Article 14

INFORMAL ACTION BY THE BOARD OF DIRECTORS

Section 14.1 If all the directors shall severally or collectively consent in writing, including but not limited to telegrams and radiograms, to any action to be taken by the Bank, such action shall be as valid a corporate action as though it had been authorized at a meeting of the Board of Directors.

Article 15

COMPENSATION OF DIRECTORS

Section 15.1    Directors, as such, may receive a stated salary for their services or fixed sum and expenses for attendance at regular and special meetings, or any combination of the foregoing as may be determined from time to time by resolution of the Board of Directors, and nothing contained herein shall be construed to preclude any director from serving the Bank in any other capacity and receiving compensation therefore.

Article 16

COMMITTEES

Section 16.1    The standing committees which shall be appointed from time to time by the Board of Directors shall be the Executive Committee, the Audit Committee and such other committees as may be deemed necessary by the Board or shareholders for efficient operation of the institution.

Section 16.2    The Executive Committee shall consist of not less than three nor more than five outside directors and such officers as shall be appointed by the board.  The Executive Committee shall meet at such time as may be fixed by the Board of Directors, or upon call of the Chairperson of the Board or the President. A majority of voting members of the Executive Committee shall constitute a quorum. The Executive committee shall have and exercise the authority of the Board of Directors in the intervals between the meetings of the Board of Directors as far as may be permitted by law.

Section 16.3    The Audit Committee shall consist of not less than two nor more than five Directors, all of whom shall comply with such independence standards as may be required by the laws governing the bank from time to time, subject to such stricter standards of independence, if any, as the Board may establish from time to time. A majority of the members of the Committee shall constitute a quorum. The Committee shall effect its own organization.

For so long as required by the Department of Banking, the Audit Committee or the Board of Directors shall at least once in each year cause to be made by a certified public accountant selected for the purpose, a complete audit of the books and affairs of the bank.  Upon completion of the audit the certified public accountant shall make a report thereof and its recommendations in accordance with the Department of Banking’s minimum acceptable requirements for directors’ audits to the Board of Directors.

Article 17

OFFICERS

Section 17.1    The officers of the Bank shall be elected by the Board of Directors at its organization meeting and shall be a Chairperson, a President, a Secretary and a Treasurer.  The Board of Directors may also elect one or more Vice Presidents and such other officers and appoint such agents as it shall deem necessary, who shall hold their offices for such terms, have such authority and perform such duties as may from time to time be prescribed by the Board of Directors.  Any two or more offices may be held by the same person except both the offices of President and of Treasurer.

Section 17.2    Chairperson.  The Chairperson of the Board shall preside at all meetings of the shareholders and directors.  He or she shall supervise the carrying out of the policies adopted or approved by the Board of Directors.  He or she shall have general executive powers, as well as the specific powers conferred by these Bylaws.  He or she shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the Board of Directors.

Section 17.3    President.  The President shall have general and active management of the business of the Bank; shall see that all orders and resolutions of the Board of Directors are put into effect, subject, however, to the right of the Board of Directors to delegate any specific powers, except such as may be by statute exclusively conferred on the President, to any other officer or officers of the Bank; and shall execute bonds, mortgages and other contracts requiring a seal under the seal of the Bank, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Bank.

Section 17.4    Chief Executive Officer.  The Board of Directors shall designate the Chairperson of the Board or the President as Chief Executive Officer.  He or she shall supervise the carrying out of the policies adopted or approved by the Board.  He or she shall have general executive powers as well as any specific powers and duties as may be conferred upon him or her by the Board.

Section 17.5    Vice Presidents.  The Vice Presidents shall have such duties and powers as may from time to time be assigned to them by the Board of Directors or the President in the absence of any assignment by the Board of Directors.  One or more may be designated Executive Vice President.

Section 17.6    Secretary.  The Secretary shall keep the minutes of the meetings of the shareholders, of the Board of Directors and of the Executive Committee.  He or she shall have charge of the corporate records, papers, and the corporate seal of the bank.  He or she shall give notice of all meetings of shareholders, of the Board of Directors and of special meetings of the Executive Committee.

Section 17.7    Treasurer.  The Treasurer shall be responsible for all money, funds, securities, fidelity and indemnity bonds and other valuables belonging to the bank; shall cause to be kept proper records of the transactions of the bank; and shall perform such other duties as may be assigned to him or her from time to time by the Board of Director-, or the President.

Section 17.8    The compensation of all officers of the Bank shall be fixed by the Board of Directors.

Section 17.9    The Board of Directors may remove any officer or agent elected or appointed, at any time and within the period, if any, for which such person was elected or employed whenever in the Board of Directors’ judgment it is in the best interests of the Bank, and all persons shall be elected and employed subject to the provisions thereof.  If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

Article 18

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

Section 18.1    A director of this Bank shall stand in a fiduciary relation to the Bank and shall perform his or her duties as a director, including his or her duties as a member of any committee of the board upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the Bank, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.  In performing his or her duty, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

(a)	one or more officers or employees of the Bank whom the director reasonably believes to be reliable and competent in the matters presented.

(b)	Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person.

(c)
A committee of the board upon which he or she does not serve,  duly designated in accordance with law, as to matters within its designated authority, which committee the director  reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted.

Section 18.2  In discharging the duties of their respective positions, the board of directors, committees of the board, and individual directors may, in considering the best interests of the Bank, consider the effects of any action upon employees, upon suppliers and customers of the Bank and upon communities in which offices or other establishments of the Bank are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of Section 18.1.

Section 18.3    Absent a breach of fiduciary duty, lack of good faith or  self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the Bank.

Section 18.4    A director of this Bank shall not be personally liable for monetary damages as such for any action taken or for any failure to take any action, unless:

(a)	the director has breached or failed to perform the duties of his or her office under the provisions of Sections 18.1 and 18.2; and

(b)	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Section 18.5    The provisions of Section 18.4 shall not apply to:

(a)	the responsibility or liability of a director pursuant to a criminal statute; or

(b)	the liability of a director for the payment of taxes pursuant to local, state or federal law.

Section 18.6    The Bank shall indemnify any director, officer and/or employee, or any former director, officer and/or employee, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer and/or employee of the Bank, or is or was serving at the request of the Bank as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Bank, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Bank, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  No indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his or her duty to the Bank.

Section 18.7    Except as may be otherwise ordered by a court, there shall be a presumption party director, officer and/or employee is entitled to indemnification as provided in Sections 18.6 of this Article unless either a majority of the directors who are not involved in such proceedings (“disinterested directors”) or, if there are less than three disinterested directors, then the holders of one-third of the outstanding shares of the Bank determine that the person is not entitled to such presumption by certifying such determination in writing to the Secretary of the Bank.  In such event the disinterested director(s) or, in the event of certification by shareholders, the Secretary of the Bank shall request of independent counsel, who may be the outside general counsel of the Bank, a written opinion as to whether or not the parties involved are entitled to indemnification under Sections 18.6 of this Article.

Section 18.8    Expenses incurred by a director, officer and/or employee in defending a civil or criminal action, suit or proceeding may be paid by the Bank in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided under Section 18.7 of this Article upon receipt of an undertaking by or on behalf of the director, officer and/or employee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Bank.

Section 18.9    The indemnification provided by this Article shall not be deemed exclusive of any other rights, to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity while serving as a director, officer and/or employee and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer and/or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 18.10    The Bank may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations arising under this Article.

Section 18.11    The Bank shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer and/or employee of the Bank, or is or was serving at the request of the Bank as a director, officer and/or employee of a corporation, partnership, joint venture trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Bank would have the power to indemnify him or her against such liability under the provisions of this Article.

Section 18.12    Indemnification under this Article shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted negligence, willful misconduct or recklessness.

Article 19

DIVIDENDS

Section 19.1    The Board of Directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of the Bank in cash, property or shares of the Bank, as long as any dividend shall not be in violation of law or the Articles of Incorporation.

Section 19.2    Before payment of any dividend, there may be set aside out of any funds of the Bank available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Bank, or for such other purposes as the Board of Directors shall believe to be for the best interests of the Bank, and the Board of Directors may reduce or abolish any such reserve in the manner in which it was created.

Article 20

FINANCIAL REPORT TO SHAREHOLDERS

Section 20.1    The President and the Board of Directors shall present at each annual meeting of the shareholders a full and complete statement of the business and affairs of the Bank for the preceding year.

Article 21

INSTRUMENTS

Section 21.1    All checks or demands for money and notes of the Bank shall be signed by such officer or officers or such other persons as the Executive Committee or the Board of Directors may from time to time designate.

Section 21.2    All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments and documents may be signed, executed, acknowledged, verified, delivered or accepted, on behalf of the Bank by the Chairperson, President or other persons as may be designated by them.

Article 22

FISCAL YEAR

                Section 22.1    The fiscal year of the Bank shall be the calendar year.

Article 23

NOTICES AND WAIVERS THEREOF

Section 23.1    Whenever, under the provisions of applicable law or of the Articles of Incorporation or of these Bylaws, written notice is required to be given to any person, it may be given to such person either personally or by sending a copy thereof through the mail or by telegram, charges prepaid, to his or her address appearing on the books of the Bank or supplied by him or her to the Bank for the purpose of notice.  If the notice is sent by mail or telegraph, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office for transmission to such person.  Such notice shall specify the place, day and hour of the meeting and, in the case of a special meeting of shareholders, the general nature of the business to be transacted.

Section 23.2    Any written notice required to be given to any person may be waived in writing signed by the person entitled to such notice whether before or after the time stated therein.  Attendance of any person entitled to notice whether in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where any person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.  Where written notice is required of any meeting, the waiver thereof must specify the purpose only if it is for a special meeting of shareholders.

Article 24

AMENDMENTS

Section 24.1    These Bylaws may be altered, amended or repealed by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock at regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, (except the directors shall not make or alter any bylaws fixing their qualification, classification or term of office) subject always to the.  power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock.

Article 25

EMERGENCIES

Section 1.    In the event of any emergency declared by governmental authorities, the result of a regional or national disaster and of such severity as to prevent the normal conduct and management of the affairs of this bank by its Directors and Officers as contemplated by these bylaws, any three available Directors shall constitute the Executive Committee to exercise the full authority of that Committee until such time as a duly elected Board of Directors can again assume full responsibility and control of the bank.

Exhibit C to Agreement and Plan of Merger and Reorganization

ARTICLES OF INCORPORATION
OF
CUSTOMERS 1ST BANCORP, INC.

FIRST. The name of the Corporation is Customers 1st Bancorp, Inc.

SECOND. The location and post office address of the Corporation’s registered office in this Commonwealth is 99 Bridge Street, Phoenixville, PA 19460.

THIRD. The Corporation is being incorporated under the provisions of the Business Corporation Law of 1988, as amended (the “Pennsylvania Business Corporation Law”). The corporation is being organized on a stock share basis.  The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under such Law.

FOURTH. The term of the Corporation’s existence is perpetual.

FIFTH. A. Authorized Shares.  The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 300,000,000 shares, divided into three classes consisting of:

(a)	100,000,000 shares of common stock without par value (“Common Stock”);
(b)
100,000,000 shares of Class B Non-Voting Common Stock with the rights, designations, preferences and limitations provided more fully in Sub-Article B of this Article below (“Class B Non-Voting Common Stock”); and

(c)
100,000,000 shares of preferred stock, having such par value, or no par value, as the board of directors shall fix and determine as provided in Article SIXTH below or as may be permitted by applicable law (“Preferred Stock”).

B.  Statement of Designations Applicable to Class B Non-Voting Common Stock.

Section 1. General.  The Class B Non-Voting Common Stock shall have the rights, designations, preferences and limitations set forth in this Sub-Article.

Section 2. Ranking. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, holders of Common Stock and Class B Non-Voting Common Stock shall be entitled to receive an equal amount per share of all the assets of the Corporation of whatever kind available for distribution to holders of Common Stock, after the rights of the holders of preferred stock have been satisfied.

Section 3. Definitions. As used herein with respect to the Class B Non-Voting Common Stock:

“Articles of Incorporation” shall mean these articles of incorporation of the Corporation, as they have been or may hereafter be amended from time to time.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

“Bylaws” means the Bylaws of the Corporation, as they have been or may hereafter be amended from time to time.

“Common Stock” means the voting common stock, par value $1.00 per share, of the Corporation.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

“DTC” means The Depository Trust Company and its successors or assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Holder” means the Person in whose name the shares of the Class B Non-Voting Common Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Class B Non-Voting Common Stock for the purpose of making payment and for all other purposes.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Class B Non-Voting Common Stock, and its successors and assigns or any other registrar duly appointed by the Corporation.

“Transfer Agent” means the Corporation, acting as Transfer Agent, Registrar and paying agent for the Class B Non-Voting Common Stock, and its successors and assigns, including any successor transfer agent appointed by the Corporation.  The Corporation may act as its own transfer agent.

Section 4. Dividends and Other Distributions.  The holders of the Common Stock and Class B Non-Voting Common Stock shall be entitled to receive an equal amount of dividends per share if, as and when declared from time to time by the Board of Directors. In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Common Stock or Class B Non-Voting Common Stock unless the shares of Common Stock and Class B Non-Voting Common Stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of Common Stock, shares of Class B Non-Voting Common Stock shall only be entitled to receive shares of Class B Non-Voting Common Stock and shares of Common Stock shall only be entitled to receive shares of Common Stock.

Section 5. Voting Rights. Except as otherwise required by law, herein or as otherwise provided in any statement of designation for any series of preferred stock, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall be entitled to one vote, and the holders of the Class B Non-Voting Common Stock shall have no voting power, and shall not have the right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B Non-Voting Common Stock with respect to the modification of the terms of the securities or dissolution, shall require the approval of the Class B Non-Voting Common Stock voting separately as a class.

Section 6. Other Rights, Preferences and Privileges.  Except as expressly provided in this Article FIFTH(B), the rights, preferences and privileges of the Common Stock and Class B Non-Voting Common Stock shall be in all respects and for all purposes and in all circumstances absolutely and completely identical.

Section 7. Redemptions. The Class B Non-Voting Common Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time. The Class B Non-Voting Common Stock shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Class B Non-Voting Common Stock.

Section 8. Listing; Registration. In the event the Corporation lists the Common Stock on any national securities exchange or quotation system or registers the Common Stock under the Securities Act, it shall also list the shares of Class B Non-Voting Common Stock at the same time, to the extent such listing or registration is permitted by applicable laws, rules and regulations, and reasonably feasible.

Section 9. Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Registrar and paying agent for the Class B Non-Voting Common Stock shall initially be the Corporation. The Corporation may, in its sole discretion, remove itself or any appointed successor as Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 10. Miscellaneous.

(i) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the conversion of shares of Class B Non-Voting Common Stock into shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the Holder of Class B Non-Voting Common Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(ii) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(iii) The headings of the various subdivisions of this Article FIFTH are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(iv) If any of the voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof set forth herein that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative participating, optional or other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative participating, optional or other special rights of Class B Non-Voting Common Stock and qualifications limitations and restrictions thereof unless so expressed herein.

SIXTH. There is hereby expressly granted to and vested in the board of directors of the Corporation authority to, pursuant to and in accordance with the Section 1522(b) of the Business Corporation Law and any amendment to or restatement of such section, divide the authorized and unissued shares of the Corporation into classes or series, or both, and to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Common Stock, Class B Non-Voting Common Stock or Preferred Stock (or any entire class if none of the shares in such class have been issued), the number of shares constituting any such series or class, and the terms and conditions of the issue thereof.

SEVENTH. Each holder of record of Common Stock, to the extent such Common Stock has voting rights, shall have the right to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. No shareholder shall be entitled to cumulate any votes for the election of directors.

EIGHTH. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than six (6) nor more than twenty-five (25) members in number, as fixed by the board of directors of the Corporation from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible; subject to the foregoing, the number of Class I, Class II or Class III directors may be changed from time to time by a majority vote of the board of directors. The term of office of each Class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred. No director of the Corporation shall be removed from office by the vote of shareholders, unless the votes of shareholders cast in favor of the resolution for the removal of such director constitute at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

NINTH. Any or all classes of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall be represented thereby until the certificate is surrendered to the Corporation.

TENTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.

ELEVENTH. Except as set forth below, the affirmative vote of shareholders entitled to cast at least 80 percent (80%) of the votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following ---

(a) any merger or consolidation of the Corporation with or into any other organization;

(b) any share exchange in which an organization, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

(c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other organization, person or entity; or

(d) any transaction similar to, or having similar effect as, any of the foregoing transactions;

--- if, in any of the foregoing cases, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other organization, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast.

If any of the transactions identified above in this Article ELEVENTH is with an organization, person or entity that is not the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast, then the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall be required to approve any such transaction. An affirmative vote as provided in the foregoing provisions shall, to the extent permitted by law, be in lieu of the vote of the shareholders otherwise required by law.

The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article ELEVENTH, on the basis of information known to the board, if and when such other corporation, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast, and/or if any transaction is similar to, or has an effect similar to, any of the transactions identified above in this Article ELEVENTH. Any such determination shall be conclusive and binding for all purposes of this Article ELEVENTH. The Corporation may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least 80 percent (80%) of the votes which all shareholders are entitled to cast. The provisions of this Article ELEVENTH shall not apply to any transaction which is approved in advance by 66-2/3 percent (66-2/3%) of the members of the board of directors of the Corporation, at a meeting duly called and held.

Notwithstanding any provision of this Article or any other provision of these Articles of Incorporation or the Corporation’s bylaws, a plan of merger or consolidation may be approved and adopted without the approval of the Corporation’s shareholders in those circumstances where the applicable law, rules and regulations permit the plan to be approved by the board of directors without the approval of the shareholders.

TWELFTH. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.

THIRTEENTH. The authority to make, amend, alter, change or repeal the Corporation’s bylaws is hereby expressly and solely granted to and vested in the board of directors of the Corporation, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least 66-2/3 percent (66-2/3%) of the votes which all shareholders are entitled to cast, except that Article Eight of the Corporation’s bylaws relating to limitations on directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of 66-2/3 percent (66-2/3%) of the entire board of directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least 80 percent (80%) of the votes which all shareholders are entitled to cast.

FOURTEENTH. The board of directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the depositors, employees, suppliers, customers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located, the business reputation of the other party, and the board of directors’ evaluation of the then value of the Corporation in a freely negotiated sale and of the future prospects of the Corporation as an independent entity.

FIFTEENTH. If any corporation, person, entity, or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote, such corporation, person, entity or group shall within thirty (30) days thereafter offer to purchase all shares of capital stock of the Corporation issued, outstanding and entitled to vote. Such offer to purchase shall be at a price per share equal to the highest price paid for shares of the respective class or series of capital stock of the Corporation purchased by such corporation, person, entity or group within the preceding twelve months. If such corporation, person, entity or group did not purchase any shares of a particular class or series of capital stock of the Corporation within the preceding twelve months, such offer to purchase shall be at a price per share equal to the fair market value of such class or series of capital stock on the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding capital stock of the Corporation. Such offer shall provide that the purchase price for such shares shall be payable in cash. The provisions of this Article FIFTEENTH shall not apply if 80 percent (80%) or more of the members of the board of directors of the Corporation approve in advance the acquisition of beneficial ownership by such corporation, person, entity or group, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation.

SIXTEENTH. The Corporation’s board of directors may amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in Articles SEVENTH, EIGHTH, ELEVENTH and TWELFTH through FOURTEENTH, inclusive, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders of the Corporation entitled to cast at least 80 percent (80%) of the votes which all shareholders of the Corporation are then entitled to cast or (b) the affirmative vote of 80 percent (80%) of the members of the board of directors of the Corporation and the affirmative vote of shareholders of the Corporation entitled to cast at least a majority of the votes which all shareholders of the Corporation are then entitled to cast.

SEVENTEENTH. The Control Transactions provisions of Section 2541 of the Business Corporation Law and any amendment to or restatement of such section, shall not be applicable to the Corporation. The Disgorgement By Certain Controlling Shareholders Following Attempt to Acquire Control provisions of Section 2571 of the Business Corporation Law and any amendment to or restatement of such section , shall not be applicable to the Corporation.

NINETEENTH.  The name and address, including number and street, if any, of each incorporator is as follows:

Name	Address
Jay S. Sidhu	5 Chardonnay Circle, Mohnton, PA 19540
Richard A. Ehst	1309 East Wyomissing Boulevard, Reading, PA 19611
Thomas Brugger	1142 Lehigh Avenue, Wyomissing, PA 19610

IN TESTIMONY WHEREOF, the Incorporators have signed these Articles of Incorporation this 6th day of April, 2010.

/s/Jay S. Sidhu Jay S. Sidhu, Incorporator	/s/ Richard A. Ehst Richard A. Ehst, Incorporator
/s/ Thomas Brugger Thomas Brugger, Incorporator

Exhibit D to Agreement and Plan of Merger and Reorganization

BYLAWS
OF
CUSTOMERS 1ST BANCORP, INC.

ARTICLE ONE
OFFICES

1.01. Registered Office. The registered office of Customers 1st Bancorp, Inc. (the “Corporation”) shall be located in such place as the Board of Directors may from time to time designate.

1.02. Other Offices. The Corporation may also have offices at such other places within or without the Commonwealth of Pennsylvania as the Board of Directors may from time to time designate or the business of the Corporation may require.

ARTICLE TWO
SEAL

2.01. Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words “Corporate Seal, Pennsylvania.”

ARTICLE THREE
SHAREHOLDERS’ MEETINGS

3.01. Place of Meeting. Meetings of shareholders shall be held at any geographic location within or without the Commonwealth of Pennsylvania as shall be fixed from time to time by the Board of Directors. In the absence of such designation, shareholders’ meetings shall be held at the executive office of the Corporation. Shareholders shall not be permitted to participate in any meeting of shareholders by means of conference telephone or the Internet or other electronic communications technology, unless the Board of Directors, by resolution so directs with respect to such meeting. Meetings held by means of the Internet conference or telephone or other electronic communications technology shall not be required to be held at a particular geographic location and shall provide shareholders with the opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders and pose questions to the Directors.

3.02. Annual Meeting. The annual meeting of shareholders shall be held on such day each year as may be fixed from time to time by the Board of Directors. At such meetings, Directors shall be elected, reports of the affairs of the Corporation shall be considered, and any other business may be transacted which is within the powers of the shareholders.

3.03. (a) Notice of Meetings. Notice of all meetings of shareholders shall be delivered, personally, by courier service, charges prepaid, by first class, express or bulk mail, postage prepaid, facsimile transmission, e-mail or other electronic communication addressed to the shareholder at his or her postal address, facsimile number, e-mail address or other electronic communication location as it appears on the books of the Corporation or as supplied by such shareholder to the Corporation for the purpose of notice, by or at the direction of the Chief Executive Officer, the Secretary or the officer or persons calling the meeting.

(b) Time of Notice. Notice of any meeting of shareholders shall be delivered not less than ten (10) days, or in the case of bulk mail not less than twenty (20) days, before the date of the meeting, and in accordance with any laws, rules or regulations applicable to the Corporation (collectively referred to herein as “applicable law”). If the notice is sent by mail or courier, such notice shall be deemed to be delivered when deposited in the United States mail or with a courier service for delivery to the shareholder. If the notice is sent by facsimile, e-mail or other electronic communication, such notice shall be deemed to be delivered when sent to the shareholder.

(c) Contents of Notice. Notice of any meeting of shareholders shall state the day, hour and geographic location, if any, of the meeting. The notice shall also state the general nature of the business to be transacted if it is a special meeting.

(d) Notice of Adjourned Meeting. When a shareholders’ meeting is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted thereat other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the new meeting.

3.04. (a) Calling of Special Meetings. Upon request in writing to the Chief Executive Officer, Vice President or Secretary, sent by registered mail or delivered to the officer in person, by any persons entitled to call a special meeting of shareholders, the Secretary of the Corporation shall fix as the date of the meeting a date not less than sixty (60) days after the receipt of the request, and cause notice to be delivered to the shareholders entitled to vote thereat in accordance with Section 3.03 of these Bylaws. Nothing contained in this section shall be construed as limiting, fixing, or affecting the time or date when a meeting of shareholders called by action of the Board of Directors may be held.

(b) Persons Entitled to Call Special Meetings. Special meetings of the shareholders may be called at any time by any of the following: (1) the Board of Directors at a duly called and held meeting of the Board of Directors or upon the unanimous written consent of the members of the Board of Directors; or (2) the Chairman of the Board or the Chief Executive Officer, but only upon receiving written direction of at least a majority of Directors then in office.

(c) Business of Special Meeting. Business transacted at all special meetings shall be confined to the subjects stated in the notice and matters germane thereto, unless all shareholders entitled to vote are present and shall have otherwise consented.

3.05. (a) Quorum of and Action by Shareholders. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all of shareholders are entitled to cast on a particular matter to be acted upon at a meeting (after giving effect to Article FIFTEENTH or any successor “excess shares” provision, in the Articles of Incorporation of the Corporation), shall constitute a quorum for the purpose of consideration and action on the matter. If a proxy casts a vote on behalf of a shareholder on any issue other than a procedural motion considered at a meeting of shareholders, the shareholder shall be deemed to be present during the entire meeting for purposes of determining whether a quorum is present for consideration of any other issue. If a quorum is present, except in the election of Directors, the affirmative vote of a majority of all votes cast at the meeting shall be the act of the shareholders, unless the vote of a greater or lesser number or the voting by classes is required by these Bylaws, the Articles of Incorporation of the Corporation, the Pennsylvania Business Corporation Law of 1988, as amended (“BCL”) or other applicable law.

(b) Adjournment for Lack or Loss of Quorum. In the absence of a quorum, any meeting of shareholders may be adjourned from time to time by the affirmative vote of a majority of all votes cast at the meeting, but no other business may be transacted. Meetings at which Directors are to be elected shall be adjourned only from day to day or for such longer periods not exceeding fifteen (15) days each and those shareholders who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing Directors.  The minimum attendance required for purposes of determining a quorum at an adjourned meeting shall be as provided by applicable law.

3.06. (a) Closing Transfer Books. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may provide, or may authorize any officer to provide, that the share transfer books shall be closed for a stated period not to exceed fifty (50) days, in which case written or printed notice thereof shall be mailed at least ten (10) days before the beginning of such period to each shareholder of record at the address appearing on the books of the Corporation or supplied by him to the Corporation for the purpose of notice.

(b) Record Date. In lieu of closing the share transfer books, the Board of Directors may fix in advance, or may authorize any officer to fix, a date as the record date for any such determination of shareholders, such date in any case to be not more than ninety (90) days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

(c) Other Determination of Shareholders. If the share transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, absent subsequent action by the Board of Directors establishing a different record date, the date fifteen (15) days after the date on which the resolution of the Board of Directors declaring such dividend is adopted, or the date on which the resolutions of the Board of Directors on any other matter is adopted, shall be the record date for such determination of shareholders of record.

(d) Adjourned Meetings. When any determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date for the adjourned meeting.

3.07. Inspection of Corporate Records. Every shareholder, upon written demand under oath stating the purpose thereof, shall have the right to examine, in person or by agent or attorney, during the usual hours for business for any proper purpose, the share register, books or records of account, and records of the proceedings of the incorporators, shareholders and Directors, and make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a shareholder. In every instance where an attorney or other agent is the person who seeks the right of inspection, the demand under oath shall be accompanied by a power of attorney or other writing which authorizes the attorney or other agent to so act on behalf of the shareholder. In all cases, the demand under oath shall be directed to the Corporation at its registered office in the Commonwealth of Pennsylvania, at its principal place of business or in care of the person in charge of the actual business office of the Corporation. For purposes of this Section, the Corporation’s principal place of business and its sole actual business office shall be deemed to be the location where the Chief Executive Officer maintains his or her principal office and the person in charge of that office shall be deemed to be the Chief Executive Officer.

3.08. Voting List. The officer or agent having charge of the transfer book for shares of the Corporation shall make, at least ten (10) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such a meeting, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open, or otherwise made available in accordance with applicable law, at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the Commonwealth of Pennsylvania, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share or transfer book or to vote at any meeting of shareholders.

3.09. Voting of Shares. Except as otherwise provided in the Articles of Incorporation of the Corporation or any statement or other instrument establishing the voting rights of any class or series of shares, or any amendment to any of the foregoing, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

3.10. Nominations for Directors. Nominations for the election of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of Directors. Nominations made by the shareholders entitled to vote for the election of Directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to any meeting of shareholders called for election of Directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the seventh day following the day on which notice was mailed to shareholders.  Notice of nominations, which are proposed by the Board of Directors, shall be given by the Chairman of the Board or any other appropriate officer. Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of capital stock of the Corporation which are beneficially owned by each such nominee and the earliest date of acquisition of any of such stock. The Chairman of a meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

3.11. Voting by Ballot. Voting by shareholders in elections for Directors shall be by ballot. No shares shall be voted at any meeting upon which shares an installment is due and unpaid.

3.12. Agenda and Inclusion of Materials in Proxy for Annual Meeting.

(a)  Matters to be placed on the agenda for consideration at annual meetings of shareholders may be proposed by the Board of Directors or by any shareholder in accordance with applicable law. Matters proposed for the agenda by shareholders shall be made in accordance with applicable law, by notice in writing, mailed by first class United States mail, postage prepaid, and received by the Secretary of the Corporation not less than forty-five (45) days nor more than one hundred and twenty (120) days prior to the one year anniversary of the date materials were mailed to shareholders for the prior year’s annual meeting of shareholders. Notice of matters, which are proposed by the Board of Directors, shall be given by the Chairman of the Board or any other appropriate officer. Each notice given by a shareholder shall set forth a brief description of the business desired to be brought before the annual meeting in accordance with applicable law. The Chairman of the meeting of shareholders may determine and declare to the meeting that a matter proposed for the agenda was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the matter shall be disregarded.

(b)  Any shareholder request to include matters in the Corporation’s proxy material for an annual meeting shall be made in accordance with applicable law, and shall be in writing, mailed by first class United States mail, postage prepaid, and received by the Secretary of the Corporation not less than one hundred and twenty (120) days nor more than one hundred and eighty (180) days prior to the one year anniversary of the date materials were mailed to shareholders for the prior year’s annual meeting of shareholders, unless the annual meeting of shareholders is to be held more than thirty days before or after such anniversary date, in which case, such notice must be received by the Secretary of the Corporation within a reasonable time for inclusion in the Corporation’s proxy materials for the annual meeting.

3.13. Proxies and Revocation of Proxies. Every shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him by proxy. Every proxy shall be executed or authenticated by the shareholder, or by his duly authorized attorney in fact, and filed or transmitted to with the Secretary of the Corporation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any agreement or any provision to the contrary, but the revocation of a proxy shall not be effective until an executed or authenticated notice thereof shall have been given to the Secretary of the Corporation or its designated agent in writing or by electronic transmission. A telegram, telex, cablegram, datagram, e-mail, Internet communication or other means of electronic transmission from a shareholder or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a shareholder or attorney-in-fact:

(1) may, at the discretion of the Secretary, be treated as properly executed or authenticated for purposes of this subsection; and

(2) shall be so treated if it sets forth or utilizes a confidential and unique identification number or other mark furnished by the Corporation to the shareholder for the purposes of a particular meeting or transaction.

No unrevoked proxy shall be valid after eleven (11) months from the date of its execution, authentication or transmission, unless a longer time is expressly provided therein, but in no event shall a proxy unless coupled with an interest, be voted on after three years from the date of its execution. A proxy shall not be revoked by the death or incapacity of the maker unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Corporation or its designated agent. A shareholder shall not sell his vote or execute a proxy to any person for any sum of money or any other thing of value. A proxy coupled with an interest shall include an unrevoked proxy in favor of a creditor of a shareholder and such proxy shall be valid so long as the debt owed by the shareholder to the creditor remains unpaid.

3.14. Waiver of Notice. Whenever any notice whatever is required to be given to a shareholder under the provisions of the BCL or under the provisions of the Articles of Incorporation or Bylaws of the Corporation, a waiver thereof in writing signed by the shareholder entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice; however, in the case of special meetings, the business to be transacted and the purpose of the meeting shall be stated in the waiver of notice. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

3.15. (a) Appointment of Judges of Election. In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournment thereof. If judges of election not be so appointed, the chairman of any such meeting may, and on the request of any shareholder or his proxy shall, make such appointment at the meeting. The number of judges shall be one (1) or three (3) in number. If appointed at a meeting on the request of one (1) or more shareholders or proxies, the majority of all votes entitled to be cast shall determine whether one (1) or three (3) judges are to be appointed. No person who is a candidate for Director shall act as a judge. In case any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting, or at the meeting by the person acting as chairman.

(b) Duties of Judges. The judges of election shall determine the number of shares outstanding and the voting power and rights of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity, and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result, and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability, and as expeditiously as is practical. If there are three (3) judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

(c) Report of Judges. On request of the chairman of the meeting, or of any shareholder or his proxy, the judges shall be made a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them.

3.16. Conduct of Meetings. Unless the Board of Directors shall designate another officer or Director of the Corporation to preside and act as the chairman at any regular or special meeting of shareholders, the Chairman of the Board, or in his absence, the Chief Executive Officer shall preside and act as the chairman at any regular or special meeting of shareholders. The chairman of the meeting, consistent with any authority, direction, restriction or limitation given to him by the Board of Directors, shall have any and all powers and authority necessary to conduct an orderly meeting, preserve order and determine any and all procedural matters, including the proper means of obtaining the floor, who shall have the right to address the meeting, the manner in which shareholders will be recognized to speak, imposing reasonable limits on the amount of time at the meeting taken up in remarks by any one shareholder or group of shareholders, the number of times a shareholder may address the meeting, and the person to whom questions should be addressed. Any actions by the Chairman of the Board or any person acting in his place in adopting rules for, or in conducting, a meeting shall be fair to the shareholders. Rules adopted for use at a meeting which are approved in advance by the Board of Directors, and actions taken by the chairman in conducting the meeting pursuant to such rules shall be deemed to be fair to shareholders. The chairman shall announce at the meeting when the polls close for each matter voted upon. If no announcement is made, the ability to cast a vote will be deemed to have closed upon the final adjournment of the meeting. After the polls close, no ballots, proxies, or votes, nor any revocations or changes thereto, may be accepted. In addition, until the business to be completed at a meeting of shareholders is completed, the chairman of a meeting of the shareholders is expressly authorized to temporarily adjourn and postpone the meeting from time to time. The Secretary of the Corporation or in his absence, an Assistant Secretary, shall act as Secretary of all meetings of the shareholders. In the absence at such meeting of the Secretary and Assistant Secretary, the chairman of the meeting may appoint another person to act as Secretary of the meeting.

3.17. Action Without Meeting. No action required to be taken or which may be taken at any annual or special meeting of the shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied.

ARTICLE FOUR
DIRECTORS

4.01. Directors Defined. “Director” means a director of the Corporation, and “Directors,” when used in relation to any power or duty requiring collective action, means “Board of Directors.”

4.02. Powers. The business and affairs of the Corporation and all corporate powers shall be exercised by or under authority of the Board of Directors, subject to any limitation imposed by the BCL, the Articles of Incorporation of the Corporation, or these Bylaws as to action which requires authorization or approval by the shareholders.

4.03. (a) Number and Classes of Directors. The number of Directors of the Corporation shall be not less than six (6) nor more than twenty-five (25), and the Directors shall be divided into classes and be elected for such terms of office, as provided in the Articles of Incorporation of the Corporation.

(b) Qualifications. Directors need not be residents of the Commonwealth of Pennsylvania. Unless waived by a majority of the Directors in accordance with applicable law, a majority of the Directors shall be persons who are not directors, officers, employees, agents or record or beneficial holders of more than 5% of the voting securities of the Corporation or any corporation or other entity which is a record or beneficial holder of 66-2/3% or more of the issued and outstanding shares of any class of capital stock of the Corporation.

4.04. (a) Vacancies. Vacancies in the Board of Directors shall exist in the case of the happening of any of the following events: (i) the death or resignation of any Director; (ii) if at any annual, regular or special meeting of shareholders at which any Director is elected, the shareholders fail to elect the full authorized number of Directors to be voted for at that meeting; (iii) an increase in the number of Directors (up to a maximum of twenty-five (25)) by resolution of the Board of Directors; (iv) the removal of a Director by the affirmative vote of shareholders of the Corporation in accordance with the Articles of Incorporation of the Corporation; or (v) if the Board of Directors declares vacant the office of any Director for such just cause as the Directors may determine or because such Director has not accepted the office of Director within seventy-five (75) days of being notified of his election by either responding in writing or attending any meeting of the Board of Directors.

(b) Filling of Vacancies. Except as provided in the Articles of Incorporation of the Corporation, any vacancy occurring in the Board of Directors shall be filled by a majority of the remaining Directors (even if less than a quorum of the Board) and each person so elected shall be a Director of the same class as his predecessor until his successor is elected by the shareholders.

4.05. Place of Meetings. All meetings of the Board of Directors shall be held at the principal office of the Corporation or at such place within or without the Commonwealth of Pennsylvania as may be designated from time to time by a majority of the Directors, or may be designated in the notice calling the meeting.

4.06. Regular Meetings. Regular meetings of the Board of Directors shall be held, without call or notice, immediately following each annual meeting of the shareholders of the Corporation, and at such other times as the Directors may determine.

4.07. (a) Call of Special Meetings. Special meetings of the Board of Directors of the Corporation may be called by the Chief Executive Officer, Chairman of the Board, President or by one-third of the Directors.

(b) Notice of Special Meetings. Notice of the day, hour, geographic location and purpose of special meetings of the Board of Directors shall be delivered at least five (5) days before the meeting, personally, by courier service, charges prepaid, first class or express mail, postage prepaid, facsimile transmission, e-mail or other electronic communication, to the postal address, facsimile number, e-mail address or other electronic communication location supplied by the Secretary of the Corporation for the purpose of notice. Notice sent by United States mail shall be deemed to have been delivered when deposited in the United States mail or with a courier service. Notice sent by facsimile transmission, e-mail or other electronic communication shall be deemed to have been given when sent.

4.08. Validation of Meetings Defectively Called or Noticed. The transactions of any meeting of the Board of Directors, however called and noticed and wherever held, are as valid as though taken at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the Directors not present signs a waiver of notice. All such waivers shall be filed with corporate records or made a part of the minutes of the meeting. Attendance of a Director at any meeting shall constitute a waiver of notice of such a meeting except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

4.09. Quorum. A majority of the number of Directors in office constitutes a quorum of the Board for the transaction of business.

4.10. Majority Action. Every action or decision done or made by a majority of the Directors present at any meeting duly held at which a quorum is present is the act of the Board of Directors. Each Director who is present at a meeting will be conclusively presumed to have assented to the action taken at such meeting unless his dissent to the action is entered in the minutes of the meeting, or, where he is absent from the meeting, his written objection to such action is promptly filed with the Secretary of the Corporation upon learning of the action. Such right to dissent shall not apply to a Director who voted in favor of such action.

4.11. Action by Consent of Board Without Meeting. Any action required by the BCL to be taken at a meeting of the Board of Directors, or any other action which may be taken at a meeting of the Board of Directors or the executive or other committee thereof, may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the Directors entitled to vote with respect to the subject matter thereof, or by all the members of such committee, as the case may be, and filed with the Secretary of the Corporation.

4.12. (a) Adjournment. In the absence of a quorum a majority of the Directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board.

(b) Notice of Adjourned Meeting. Notice of the time and place of holding an adjourned meeting, whether the meeting is a regular meeting or special meeting, need not be given to absent Directors if the time and place are fixed at the meeting adjourned.

4.13. Conduct of Meetings. At every meeting of the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or in their absence, an officer of the Corporation designated by one of them, or in the absence of such designation, a chairman chosen by a majority of the Directors present, shall preside. The Secretary of the Corporation shall act as Secretary of the Board of Directors. In case the Secretary shall be absent from any meeting, the chairman of the meeting may appoint any person to act as secretary of the meeting.

4.14. Participation at Meeting. One or more Directors may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

4.15. Compensation. The Board of Directors, by the affirmative vote of a majority of the Directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all Directors for services to the Corporation as Directors, officers, or otherwise.

ARTICLE FIVE
COMMITTEES

5.01. Authorization. The Board of Directors, by resolution adopted by a majority of the whole Board, may create an Executive Committee, an Audit Committee, a Nominating Committee, a Compensation Committee, and such other permanent or temporary committees as the Board deems necessary for the proper conduct of the business of the Corporation. Each committee shall have and may exercise such powers as shall be conferred or authorized by resolution of the Board and which are not inconsistent with these Bylaws nor applicable law. The creation of any committee and the delegation thereto of authority shall not operate to relieve the Board of Directors of any responsibility imposed on it by law.

5.02. Appointment of Committees. The Chief Executive Officer shall submit to the Board of Directors, at its first meeting after the annual meeting of the shareholders, his or her recommendations for the members of and chairman of each committee. The Board shall then appoint, in accordance with such recommendations or otherwise, the members and a chairman for each committee. If the appointees accept their appointment, they shall serve for one (1) year or until their successors are appointed. The Board of Directors shall have the power to fill any vacancies occurring on any committee and to remove and replace a member of any committee. Unless otherwise provided, a Director may be a member of more than one (1) committee. If the Chief Executive Officer of the Corporation is a member of the Board of Directors, the Chief Executive Officer of the Corporation shall be appointed as a full member of the Executive Committee and, to the extent permitted by applicable law, as an ex-officio, non-voting member of each committee of which he or she is not a full member.

5.03. Conduct of Committees. A majority of the membership of each committee shall constitute a quorum for the transaction of business. Each committee shall meet at such times as the committee may decide or as the Board of Directors may require. Special meetings of committees may be called at any time by its chairman, or by the Chairman of the Board or by the Chief Executive Officer. Except, for its chairman, each committee may appoint a secretary and such other officers as the committee members deem necessary. Each committee shall have the power and authority to obtain from the appropriate officers of the Corporation all information necessary for the conduct of the proper business of the committee. If required by the Board of Directors, minutes of the proceedings shall be submitted to the Board of Directors upon its request.

5.04. Executive Committee. If created by resolution adopted by a majority of the whole Board, the Executive Committee shall meet upon five (5) days’ notice. The Executive Committee shall have and may exercise all the powers of the Board of Directors in the management of the Corporation, except as the Board of Directors may specifically limit by resolution, or except where action by the entire Board of Directors is specifically required by law.

5.05. Audit Committee. If created by resolution adopted by a majority of the whole Board, the Audit Committee shall consist entirely of outside Directors whose emphasis and background shall preferably be in the areas of accounting, finance, or law or who have significant experience with the Corporation or any of its subsidiaries. The object of the Audit Committee shall be to give additional assurance of the integrity of the financial information distributed to the shareholders and the public at large. The Audit Committee shall review the internal audit controls of the Corporation and shall have the authority to cause and supervise such examinations and audits to be made by public accountants of the books and affairs of the Corporation and subsidiary companies as it, in its discretion, deems advisable. The Audit Committee shall also review audit policies, oversee internal audits, review external audits and review any federal or state examination reports. Members of management of the Corporation, whether or not Directors of the Corporation, may be invited by the Audit Committee to attend meetings thereof.

5.06. Nominating Committee. If created by resolution adopted by a majority of the whole Board, the Nominating Committee shall meet at least annually to propose, for consideration by the whole Board, nominees for election as Directors of the Corporation.

ARTICLE SIX
OFFICERS

6.01. Number and Titles. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a President, a Secretary, and a Treasurer. The Corporation may also have, at the discretion of the Board of Directors, one (1) or more Vice Chairman, one (1) or more Executive Vice Chairman, one (1) or more Executive Vice Presidents or Vice Presidents, one (1) or more Assistant Secretaries, one (1) or more Assistant Treasurers, and such other officers and assistant officers as may be appointed in accordance with the provisions of Section 6.03 of this Article. One person may hold two (2) or more offices. No person shall, however, simultaneously hold the offices of President and Secretary.

6.02. Election. The Board of Directors shall choose, annually, either the President or Chairman of the Board to be the Chief Executive Officer of the Corporation. The other officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 6.03 or Section 6.05 of this Article, shall be chosen annually by the Board of Directors. Each officer of the Corporation shall hold his office until he shall resign or shall be removed or otherwise disqualified to serve, or his successor shall be elected and qualified.

6.03. Subordinate Officers. The Chief Executive Officer may appoint, subject to the power of the Board of Directors to approve or disapprove such appointment, such other officers or agents as he may deem necessary, each of whom shall hold office for such period, have such authority and perform such duties in the management of the property and affairs of the Corporation as may be determined by the Chairman or the President not inconsistent with these Bylaws. The Board of Directors may delegate to any officer or committee the power to appoint any subordinate officers, committees or agents to specify their duty and authority, and to determine their compensation.

6.04. Removal and Resignation. Any officer or agent may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer may resign at any time giving written notice to the Board of Directors, to the President or to the Secretary of the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

6.05. Vacancies. If the office of the Chairman of the Board or the Chief Executive Officer becomes vacant by reason of death, resignation, removal, or otherwise, the Board of Directors shall elect a successor who shall hold office for the unexpired term and until his successor is elected. If any other office becomes vacant by reason of death, resignation, removal or otherwise, the Chief Executive Officer shall appoint a successor who shall hold office for the unexpired term and until his successor is elected or appointed.

6.06. Chairman of the Board. The Chairman of the Board shall perform the duties of the Chief Executive Officer either when he has (i) been chosen as Chief Executive Officer by the Board of Directors or (ii) when the appointed Chief Executive Officer is legally incapable or physically unable to perform the duties of Chief Executive Officer, and shall perform such duties until the Board of Directors appoints a temporary or permanent successor. The Chairman shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by the Bylaws.

6.07. Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, the Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation, and shall have the general powers and duties of management usually vested in the office of Chief Executive of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or the Bylaws. Within this authority and in the course of his duties he shall:

(a) Conduct Meeting. In the absence of the Chairman of the Board, preside at all meetings of the Board of Directors.

(b) Execute Instruments. When authorized by the Board of Directors or required by law, execute in the name of the Corporation, deeds, conveyances, notices, leases, checks, drafts, bills of exchange, warrants, promissory notes, debentures, contracts, and other papers and instruments in writing, and unless the Board of Directors shall order otherwise by resolution, make such contracts as the ordinary conduct of the Corporation’s business may require.

(c) Hire and Fire Employees. Appoint and remove, employ and discharge, and prescribe the duties and fix the compensation of all agents, employees, and clerks of the Corporation other than the duly appointed officers, subject to the approval of the Board of Directors, and control, subject to the direction of the Board of Directors, all of the officers, agents, and employees of the Corporation.

(d) Meetings of Other Corporations. Unless otherwise directed by the Board of Directors, attend in person, or by substitute appointed by him, or by proxy executed by him, and vote on behalf of the Corporation at all meetings of the shareholders of any corporation in which the Corporation holds stock.

6.08. President. The President shall perform the duties of Chief Executive Officer either when he has been chosen as Chief Executive Officer or when the Chairman of the Board is absent or unable to perform the duties of the Chief Executive Officer. The President shall have such other powers and perform such other duties from time to time as may be prescribed for him by the Board of Directors, the Chief Executive Officer or the Bylaws.

6.09. Vice Chairman. The Vice Chairman shall have such powers and perform such duties from time to time as may be prescribed for him by the Board of Directors, the Chief Executive Officer or the Bylaws.

6.10. Chief Financial Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chief Executive Officer, and subject to the control of the Board of Directors, the Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation, and shall have the general powers and duties of management usually vested in the office of Chief Financial Officer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors, the Chief Executive Officer or the Bylaws.

6.11. Executive Vice President or Vice President. Except as otherwise provided in these Bylaws with respect to the performance of the duties of Chief Executive Officer, in the absence or disability of the President, the Executive Vice Presidents and Vice Presidents, in order of their rank as fixed by the Board of Directors, or if not ranked, the Executive Vice President or Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions on, the President. The Executive Vice Presidents and Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors, the Chief Executive Officer or the Bylaws.

6.12. Secretary. The Secretary shall:

(a) Certify Bylaws. Certify and keep at the registered office or principal place of business of the Corporation the original or a copy of its Bylaws, including all amendments or alterations to date.

(b) Minutes of Meetings. Keep the place where the certified Bylaws or a copy thereof are kept, a record of the proceedings of meetings of its Directors, shareholders, Executive Committee, and other committees, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at Directors’ meetings, the number of shares present or represented at shareholders’ meetings, and the proceedings thereof.

(c) Sign or Attest Documents. Sign, certify, or attest such documents as may be required by law for the business of the Corporation.

(d) Notices. See that all notices are duly given in accordance with the provisions of these Bylaws and as required by applicable law. In case of the absence or disability of the Secretary or his or her refusal or neglect to act, notice may given and served by an Assistant Secretary, Treasurer, or by the Chief Executive Officer or Board of Directors.

(e) Custodian of Records and Seals. Be custodian of the records and of the seal of the Corporation and see that it is engraved, lithographed, printed, stamped, impressed upon or affixed to all certificated shares prior to their issuance, and to all documents or instruments the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws, or which otherwise attested to or certified to by the Secretary.

(f) Share Register. Keep at the place where the certified Bylaws or a copy thereof are kept, or at the office of the transfer agent or registrar, a share register or duplicate share register giving the names of shareholders, their respective addresses, and the number of classes of shares held by each. The secretary shall also keep appropriate, complete, and accurate books or records of account at the Corporation’s registered office or its principal place of business.

(g) Reports and Statements. See that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed.

(h) Exhibit Records. Exhibit at all reasonable times to proper persons on such terms as are provided by applicable law on proper application, the Bylaws, the share register, and minutes of proceedings of the shareholders and Directors of the Corporation.

(i) Other Duties. In general, perform all duties incident to the office of Secretary, and such other duties as from time to time may be assigned to him or her by the Board of Directors.

(j) Absence of Secretary. In case of the absence or disability of the Secretary or his or her refusal or neglect to act, the Assistant Secretary, or if there be none, the Treasurer, acting as Assistant Secretary may perform all of the functions of the Secretary. In the absence or inability to act or refusal or neglect to act of the Secretary, the Assistant Secretary and Treasurer, any person thereunto authorized by the Chief Executive Officer or by the Board of Directors may perform the functions of the Secretary.

6.13. Assistant Secretary. At the request of the Secretary or in his or her absence or disability, any Assistant Secretary, shall perform all the duties of the Secretary, and when so acting, he or she shall have all the powers of, and be subject to all restrictions on, the Secretary. The Assistant Secretary shall perform such other duties as from time to time may be assigned to him or her by the Board of Directors or the Secretary.

6.14. Treasurer.

(a) Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chief Financial Officer, the Treasurer shall, subject to the control of the Board of Directors, have the general powers and duties of management usually vested in the office of Treasurer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Bylaws.

(b) The Treasurer and such other Officers as may be designated by the Board of Directors shall receive, take care of, and be responsible for all moneys, securities, and evidences of indebtedness belonging to the Corporation, deposit the same in the name of the Corporation in such depositories as the Board of Directors shall direct and shall keep a complete record of all receipts and disbursements of the Corporation.

(c) The Treasurer shall sign drafts and such other instruments as may, under these Bylaws or by direction of the Board of Directors, require his official signature, and shall keep a record thereof.

(d) The Treasurer shall perform such other duties as may be required by these Bylaws or by the Chief Executive Officer, Chief Executive Officer or the Board of Directors.

6.15. Assistant Treasurer. At the request of the Treasurer or in his or her absence or disability, the Assistant Treasurer shall perform all the duties of the Treasurer, and when so acting, shall have all the powers of, and be subject to, all the restrictions on the Treasurer. The Assistant Treasurer shall perform such duties as from time to time may be assigned to him or her by the Board of Directors, the Chief Financial Officer, the Chief Executive Officer or the Treasurer.

6.16. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the Corporation.

ARTICLE SEVEN
ISSUANCE AND TRANSFER OF SHARES

7.01. Classes and Series of Shares. The Corporation may issue such shares of stock as are authorized by the Articles of Incorporation of the Corporation. Except as provided in the Articles of Incorporation, if a class is divided into series, all the shares of any one series shall have the same conversion, redemption and other rights, preferences, qualifications, limitations and restrictions.

7.02. Fully Paid Shares. No shares may be issued by the Corporation until the full amount of the consideration for such shares has been paid. When such consideration has been paid to the Corporation, the shares shall be issued to the shareholder in uncertificated form or in certificated form if the shareholder requests physical certificates representing such shares.

7.03. Certificated and Uncertificated Shares Authorized. As authorized in the Corporation’s Articles of Incorporation, any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Shares shall be issued in certificated form if a shareholder requests physical certificates representing such shareholder’s shares. Except as otherwise expressly provided by applicable law, the rights and obligations of the holders of uncertificated and certificated shares of the same class and series shall be identical.

7.04. Consideration for Shares. The consideration for the issuance of shares may be paid, in whole or in part, in money, in other property actually received, tangible or intangible, or in labor done for the Corporation. Future services shall not constitute payment, or part-payment, for shares of the Corporation.

7.05. Information Regarding Shares.

(a) Form of Certificates. Certificated shares shall be of such form and style, printed or otherwise, as the Board of Directors may designate, and each certificate shall state all of the following facts:

(i)	That the Corporation is organized under the laws of the Commonwealth of Pennsylvania.

(ii)	The name of the registered holder of the shares represented by the certificate.

(iii)	The number and class of shares and the designation of the series, if any, which such certificate represents.

(b) Shares in Classes or Series. If the Corporation is authorized to issue shares of more than one class or series, each certificated share shall set forth, either on the face or back of the certificate, a full or summary statement of all of the designations, voting rights, preferences, limitations, and relative rights of the shares of each class or series authorized to be issued and, if the Corporation is authorized to issue any preferred or special class in series, the variations in the relative rights and preferences between the shares of each such series, so far as the same have been fixed and determined, and authority of the Board of Directors to fix and determine the designations, voting rights, preferences, limitations, and relative rights of the classes and series of shares of the Corporation.  The full or summary statement required by this paragraph (b) to be on the face or back of the certificated share or in the written notice required by paragraph (d) of this Section with respect to uncertificated shares, may be omitted from the certificate or written notice, as the case may be, if it is written on the face or back of such certificate or written notice that such statement, in full, will be furnished by the Corporation to any shareholder upon request and without charge.

(c) Restriction on Transfer. Any restrictions imposed by the Corporation on the sale or other disposition of its shares and on the transfer thereof must be noted conspicuously on each certificated share, or on a written notice given as required by paragraph (d) of this Section in the case of each uncertificated share, to which the restriction applies.

(d) Notice of Rights for Uncertificated Shares. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered holder of such shares, a written notice containing the information required to be set forth on certificated shares as set forth in paragraphs (a), (b) and (c) of this Section.

7.06. Signing Certificates — Facsimile Signatures. All certificated shares shall be signed by such officers as the Board of Directors may determine from time to time, or, in the absence of such any determination, by the Chief Executive Officer or a Vice President and by either the Secretary, Assistant Secretary, Treasurer or Assistant Treasurer, and shall be sealed with the corporate seal, or a facsimile of the seal of the Corporation. If a certificated share is countersigned by a transfer agent or registrar, any other signatures or countersignatures on the certificate may be facsimiles. In case any officer of the Corporation or any officer or employee of the transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificated share ceases to be an officer of the Corporation, or an officer or employee of the transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if the officer of the Corporation, or the officer or employee of the transfer agent or registrar, had not ceased to be such at the date of its issue.

7.07. (a) Transfer of Shares. Transfer of certificated or uncertificated shares shall be made on the books of the Corporation upon surrender of the shares therefor, and, in the case of certificated shares, endorsed by the person named in the certificate or by his attorney, lawfully constituted in writing. No transfer shall be made which is inconsistent with applicable law.

(b) Transfer of Lost or Destroyed Shares. Where a certificated shares has been lost, apparently destroyed, or wrongfully taken and the owner fails to notify the Corporation of that fact within a reasonable time after he has notice of it, and the Corporation registers a transfer of the share(s) represented by the certificate before receiving such notification, the owner is precluded from asserting against the Corporation any claim for registering the transfer or any claim to new certificated or uncertificated shares representing such lost, destroyed or wrongfully taken shares.

(c) Replacement of Lost or Destroyed Certificates. Where the holder of certificated shares claims that the certificate has been lost, destroyed, or wrongfully taken, the Corporation shall issue new shares in uncertificated form, unless the holder requests certificated shares, in place of the original certificate if the owner: (i) so requests before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (ii) files with the Corporation a sufficient indemnity bond; and (iii) satisfies any other reasonable requirements imposed by the Board of Directors.

(d) Transfer After Replacement. If, after the issue of new certificated or uncertificated shares as a replacement for a lost, destroyed, or wrongfully taken certificated shares, a bona fide purchaser of the original certificate presents it for registration of transfer, the Corporation must register the transfer unless registration would result in over-issue. In addition to any rights on the indemnity bond, the Corporation may recover the new certificated or uncertificated shares from the person to whom such shares were issued or any person taking under him except a bona fide purchaser.

7.08. Transfer Agents and Registrars. The Board of Directors may appoint one (1) or more transfer agents and one (1) or more registrars, each of which shall be an incorporated bank or trust company, either domestic or foreign, either independent or a subsidiary of the Corporation, which shall be appointed at such times and places as the requirements of the Corporation may necessitate and the Board of Directors may designate.

7.09. Conditions of Transfer. A person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof as regards the Corporation, provided that whenever any transfer of shares shall be made for collateral security, and written notice thereof shall be given to the Secretary of the Corporation or its transfer agent, if any, such fact shall be stated in the entry of the transfer. When a transfer of shares is requested and there is reasonable doubt as to the right of the person seeking the transfer, the Corporation or its transfer agent, before recording the transfer of the shares on its books or issuing any certificated or uncertificated shares therefor, may require from the person seeking the transfer reasonable proof of his right to the transfer. If there remains a reasonable doubt of the right to the transfer, the Corporation may refuse a transfer unless the person gives adequate security or a bond of indemnity executed by a corporate surety or by two (2) individual sureties satisfactory to the Corporation as to form, amount and responsibility of sureties. The bond shall be conditioned to protect the Corporation, its officers, transfer agents, and registrars, and any of them against any loss, damage, expense, or other liability (including attorneys’ fees) to the owner of the shares by reason of the recordation of the transfer or the issuance of new shares.

ARTICLE EIGHT
LIMITATION OF DIRECTORS’ LIABILITY; INDEMNIFICATION

8.01. Limitation of Liability. To the fullest extent permitted by the provisions of Subchapter B of Chapter 17 of the BCL (15 Pa. C.S. 1711 et seq.) and any amendment to or restatement of such provisions, other applicable provisions of the BCL and any other applicable law, a Director (including a member of any advisory board) of the Corporation shall not be personally liable to the Corporation, its shareholders or others for monetary damages for any action taken or any failure to take any action unless the Director has breached or failed to perform the duties of his or her office, as set forth in the applicable law, and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The provisions of this Article Eight shall not apply with respect to the responsibility or liability of a Director (including a member of any advisory board) under any criminal statute or the liability of a Director (including a member of any advisory board) for the payment of taxes pursuant to local, state or federal law.

8.02. (a) Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Director (including a member of any advisory board), officer, employee or agent of the Corporation, any one or more bank subsidiaries of the Corporation (individually and collectively, the “Bank”), or any other direct or indirect subsidiary of the Corporation or the Bank designated by the Board of Directors or is or was serving at the request of the Corporation as a Director (including a member of any advisory board), officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the fullest extent authorized or permitted by the laws of the Commonwealth of Pennsylvania.

(b) Advance of Expenses. Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of (i) an undertaking by or on behalf of the Director (including a member of any advisory board), officer, employee, or agent to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article Eight and (ii) if requested at the discretion of the Board of Directors, adequate security or a bond to cover any such amounts for which it is ultimately determined that he or she is not entitled to such indemnity.

(c) Indemnification not Exclusive. The indemnification and advancement of expenses provided by this Article Eight shall not be deemed exclusive of any other right to which persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested Directors, or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a Director (including a member of any advisory board), officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

(d) Insurance, Contracts, Security. The Corporation may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person, and may create a fund of any nature (which may, but need not, be under the control of a trustee) for the benefit of any person and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses, whether arising under this Article Eight or otherwise, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article Eight.

8.03. Effective Date. The limitation of liability provided in Section 8.01 of this Article Eight and the right to indemnification provided in Section 8.02 of this Article Eight shall apply to any action or failure to take any action occurring on or after the formation of the Corporation.

8.04. Amendment, Etc. Notwithstanding anything herein contained to the contrary, this Article Eight may not be amended or repealed, and a provision inconsistent herewith may not be adopted, except by the affirmative vote of 66-2/3% of the members of the entire Board of Directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least 80% of the votes which all shareholders of the Corporation are then entitled to cast, except that, if the BCL is amended or any other statute is enacted or amended so as to decrease the exposure of Directors (including a member of any advisory board) to liability or increase the indemnification rights available to Directors (including a member of any advisory board), officers, employees, agents or others, then this Article Eight and any other provisions of these Bylaws inconsistent with such decreased exposure or increased indemnification rights shall be amended, automatically and without any further action on the part of the shareholders or Directors, to reflect such reduced exposure or increased indemnification rights, unless such legislation expressly requires otherwise. Any repeal or modification of this Article Eight by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director (including a member of any advisory board) of the Corporation or any right to indemnification from the Corporation with respect to any action or failure to take any action occurring prior to the time of such repeal or modification.

ARTICLE NINE
SEVERABILITY

9.01. If a final judicial determination is made or an order is issued by a court or government regulatory agency having jurisdiction that any provision of these Bylaws is unreasonable or otherwise unenforceable, such provisions shall not be rendered void, but shall be deemed amended to apply to the maximum extent as such court or government regulatory agency may determine or indicate to be reasonable. If, for any reason, any provision of these Bylaws shall be held invalid, such invalidity shall not affect any other provision of these Bylaws not held so invalid, and each such other provision shall, to the full extent permitted by law, continue in full force and effect. If any provision of these Bylaws shall be held invalid in part, such invalidity shall in no way affect the remainder of such provisions, and the remainder of such provisions, together with all other provisions of these Bylaws shall, to the full extent permitted by law, continue in full force and effect.

ARTICLE TEN
AMENDMENTS

10.01. Except and only to the extent otherwise expressly provided in these Bylaws, the Articles of Incorporation of the Corporation, the BCL or other applicable law, the authority to make, amend, alter, change, or repeal these Bylaws is hereby expressly and solely granted to and vested in the Board of Directors of the Corporation, subject always to the power of shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least 66-2/3% of the votes that all shareholders are entitled to cast thereon.

ANNEX B

SECTIONS 1607 AND 1222 OF THE PENNSYLVANIA BANKING CODE

Section 1222. Rights of Dissenting Shareholders

If a shareholder of an institution shall object to a proposed plan of action of the institution authorized under a section of this act and such section provides that the shareholder shall be entitled to the rights and remedies of a dissenting shareholder, the rights and remedies of such shareholder shall be governed by the provisions of the Business Corporation Law applicable to dissenting shareholders and shall be subject to the limitations on such rights and remedies under those provisions. Shares acquired by an institution as a result of the exercise of such rights by a dissenting shareholder may be held and disposed of as treasury shares or, in the case of a merger or consolidation, as otherwise provided in the plan of merger or consolidation.

Section 1607. Rights of Dissenting Shareholders

(a) A shareholder of an institution which is a party to a plan in which the proposed merger or consolidation will result in an institution subject to this act who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder provided under, and subject to compliance with, the provisions of section 1222 of this act.

(b) If a shareholder of a national bank which is a party to a plan in which the proposed merger or consolidation will result in an institution subject to this act shall object to the plan and shall comply with the requirements of applicable laws of the United States, the resulting institution shall be liable for the value of his shares as determined in accordance with such laws of the United States. If the laws of the United States do not provide rights of dissenting shareholders or requirements for the exercise of such rights and the valuation of shares, such shareholder shall be entitled to the rights and remedies of a dissenting shareholder under, and subject to compliance with, the provisions of section 1222 of this act.

SUBCHAPTER D OF CHAPTER 15 AND SECTION 1930
OF THE PENNSYLVANIA BUSINESS CORPORATION LAW
OF 1988 (15 Pa. C.S.A. §§1571-1580 and 1930) AS AMENDED,
RELATING TO DISSENTERS' RIGHTS

§ 1930. Dissenters rights

        (a)   General rule.   If any shareholder of a domestic business corporation that becomes a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters right upon special treatment).

        (b)   Plans adopted by directors only.   Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

        (c)   Cross references.   See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

§ 1571. Application and effect of subchapter

        (a)   General rule.   Except as otherwise provided in subsection (b) any shareholder (as defined in Section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).
Section 1930 (relating to dissenters rights).
Section 1931(d) (relating to dissenters rights in share exchanges).
Section 1932(c) (relating to dissenters rights in asset transfers).
Section 1952(d) (relating to dissenters rights in division).
Section 1962(c) (relating to dissenters rights in conversion).
Section 2104(b) (relating to procedure).
Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
Section 2325(b) (relating to minimum vote requirement).
Section 2704(c) (relating to dissenters rights upon election).
Section 2705(d) (relating to dissenters rights upon renewal of election).
Section 2904(b) (relating to procedure)
Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
Section 7104(b)(3) (relating to procedure).

        (b)   Exceptions.

        (1)   Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair market value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

        (i)    listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

        (ii)   held of record by more than 2,000 persons.

        (2)   Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

         (i)    (Repealed.)

        (ii)   Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

        (iii)  Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

        (3)   The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

        (c)   Grant of optional dissenters rights.   The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

        (d)   Notice of dissenters rights.   Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

        (1)   a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

        (2)   a copy of this subchapter.

        (e)   Other statutes.   The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

        (f)    Certain provisions of articles ineffective.   This subchapter may not be relaxed by any provision of the articles.

        (g)   Computation of Beneficial Ownership.   For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust for two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

        (h)   Cross references.   See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions

        The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

        "Corporation."    The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

        "Dissenter."    A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

        "Fair value."    The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

        "Interest."    Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

        "Shareholder."    A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners

        (a)   Record holders of shares.   A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

        (b)   Beneficial owners of shares.   A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent

        If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment

        (a)   General rule.   If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

        (1)   State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

        (2)   Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

        (3)   Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

        (4)   Be accompanied by a copy of this subchapter.

        (b)   Time for receipt of demand for payment.   The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

        (a)   Effect of failure of shareholder to act.   A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

        (b)   Restriction on uncertificated shares.   If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

        (c)   Rights retained by shareholders.   The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares

        (a)   Failure to effectuate corporate action.   Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

        (b)   Renewal of notice to demand payment.   When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

        (c)   Payment of fair value of shares.   Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

        (1)   The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

        (2)   A statement of the corporation's estimate of the fair value of the shares.

        (3)   A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

        (d)   Failure to make payment.   If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefore or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares

        (a)   General rule.   If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

        (b)   Effect of failure to file estimate.   Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally

        (a)   General rule.   Within 60 days after the latest of:

        (1)   effectuation of the proposed corporate action;

        (2)   timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

        (3)   timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

        (b)   Mandatory joinder of dissenters.   All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa. C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

        (c)   Jurisdiction of the court.   The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

        (d)   Measure of recovery.   Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

        (e)   Effect of corporation's failure to file applications.   If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings

        (a)   General rule.   The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

        (b)   Assessment of counsel fees and expert fees where lack of good faith appears.   Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

        (c)   Award of fees for benefits to other dissenters.   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

ANNEX C

New Century Bank

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
CHARTER

I.	AUTHORITY AND MEMBERSHIP

The members of the Nominating and Corporate Governance Committee (the “Committee”) are appointed annually by the Board of Directors of New Century Bank (the “Bank”) on the recommendation of the Committee. The members of the Committee shall serve until their successors are duly elected and qualified by the Board. The Committee shall be comprised of three or more members, all of whom must qualify as independent directors ("Independent Directors") under the standards for the Nasdaq Stock Market issuers or such other exchange or system upon which the Bank's securities are listed, quoted or traded ("Nasdaq") and any standards of independence as may be prescribed for purposes of any federal securities, tax, banking or other laws relating to the Committee's duties and responsibilities. No member of the Committee shall be removed except by majority vote of the Independent Directors then in office.

Director’s fees are the only compensation that a Committee member may receive directly or indirectly from or on behalf of the Bank .

The Board on the recommendation of the Committee will appoint one of the members of the Committee to serve as Committee Chair. The Committee Chair shall serve as the Bank’s Lead Director, and shall, in that capacity, chair the executive sessions of the Board meetings.  The Corporate Secretary shall act as Secretary to the Committee, or at its discretion, the Committee may appoint a Secretary, who need not be a Director. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present, shall be the act of the Committee. In the absence of a quorum, a majority of the members of the Committee present may adjourn any meeting, from time to time, until a quorum is present. No notice of any adjourned meeting need be given other than by announcement at the meeting that is being adjourned.

The Committee has the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to ask the Bank to provide the Committee with the support of one or more Bank employees to assist it in carrying out its duties. The Bank shall provide for appropriate funding, as determined solely by the Committee, for payment of compensation to any advisors employed by the Committee. The Committee may request any officer or employee of the Bank or the Bank’s outside counsel or other advisors to attend a meeting of the Committee or to meet with any members of, or consultant to, the Committee.

II.	PURPOSE OF THE COMMITTEE

The Committee's primary purpose is to:

• Develop and recommend to the Board corporate governance policies and guidelines for the Bank and for identifying and nominating director and committee member candidates; and

• Nominate directors for election to the Board and appointment to committee membership.

III.	RESPONSIBILITIES OF THE COMMITTEE

A.	Charter Review

• Review and reassess the adequacy of this charter annually and recommend to the Board any proposed changes to this charter; and

• Publicly disclose the charter and any such amendments at the times and in the manner required by the SEC and/or any other regulatory body or stock exchange having authority over the Bank, and in all events post such charter and amendments to the Bank's website.

B.	Corporate Governance Policies

• Recommend to the Board policies to enhance the Board's effectiveness, including the size and composition of the Board, the frequency and structure of Board meetings, the frequency, structure and guidelines for calling executive sessions of Independent Directors, procedures for Board Meetings including distribution of meeting materials, and the formation of new Board committees.

• Create and review at least annually, the corporate governance policies of the Bank to ensure that they are appropriate for the Bank and comply with applicable laws,  regulations and listing standards, and to recommend any desirable changes to the Board.

• Establish an enforcement mechanism for the Bank's Code of Business Conduct and Ethics;

• Consider any other corporate governance issues that arise from time to time, including requests for waivers from the Bank's Code of Business Conduct and Ethics or corporate governance policies, and develop appropriate recommendations for the Board.

• Review and advise the Board from time to time with respect to the governance structure of the Bank.

C.	Board Membership

• Investigate and assess the backgrounds and skills required of Board members and those of potential candidates for Board membership.

• Nominate candidates to be presented to the Shareholders for election or to the Board for appointment to fill vacancies accordingly, considering the independence and other qualifications of each candidate and seeking an appropriately diversified Board.

• Establish training and orientation programs for all new Board members.

• Recommend to the Board standards for determining director independence and other qualifications consistent with requirements applicable to Bank’s listing or trading exchange and other legal or regulatory requirements.

D.	Committee Memberships

• In consultation with the Chairman of the Board of Directors, make recommendations to the Board for: membership on the various Board committees (considering the qualifications for membership on each committee); such changes to the Board’s committee structure and committee functions as the Committee deems advisable: and, committee members to be chairs of Board committees.

E.	Board Compensation

• Recommend director and committee member and chair compensation for those directors who are not also salaried officers of the Bank to the full Board of Directors.

F.	Evaluation of the Board and Committees

• Review on at least an annual basis the Board’s performance as a whole, each committee’s performance as a whole.

G.	General

• Form and delegate authority to subcommittees when appropriate.

• Retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms, with such fees to be borne by the Bank.

• Report to the Board on the Committee’s activities as the Committee deems appropriate or as the Board requests.

• Annually review the performance of the Committee.

In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

• One or more officers or employees of the Bank whom the Committee member reasonably believes to be reliable and competent in the matters presented;

• Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person; or,

• Another committee of the Board as to matters within that committee’s designated authority, which committee the Committee member reasonably believes to merit confidence.

ANNEX D

NEW CENTURY BANK
AUDIT COMMITTEE CHARTER

AUDIT COMMITTEE MISSION

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities.  The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Bank’s financial reporting process and systems of internal controls regarding finance, accounting and regulatory compliance.
•	Monitor the independence and performance of the Bank’s independent auditors and outsourced internal auditor.
•	Provide an avenue of communication among the independent auditors, management, the internal auditor, and the Board of Directors.

To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership.

AUDIT COMMITTEE ORGANIZATION

The Audit Committee shall be comprised of two or more directors as determined by the Board, each of whom shall be independent, non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment.  All members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement.  At least one member of the Committee shall have accounting or related financial management expertise.  One of the members shall be designated “Chairperson.”

The Committee shall meet at least twice per year, and more frequently as circumstances dictate.

The above mission statement sets forth the Committee’s primary roles and responsibilities.  The following serves as a guide in achieving that mission.

ROLES AND RESPONSIBILITIES

Financial Statement Review Procedures

1.
Review the Bank’s annual audited financial statements prior to filing or distribution.  The review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.  Discuss with Independent Auditors its judgment about the quality, not just acceptability, of the Bank’s accounting principles as applied in its financial reporting.

AUDIT COMMITTEE CHARTER (Cont.)

ROLES AND RESPONSIBILITIES (Cont.)

Financial Statement Review Procedures (Cont.)

2.
In consultation with management, independent auditors, and internal auditors, consider the integrity of the Bank’s financial reporting processes and controls.  Discuss significant financial risk exposures and steps taken by management to monitor, control, and report such exposures.

3.
Review significant findings prepared by the independent auditors and the internal auditors together with management’s responses.  Gain an understanding of whether internal control recommendations made by internal and independent auditors have been implemented by management.

Independent Auditors

1.
The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.  The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

2.	Review the independent auditors’ timetable, scope and approach of the quarterly reviews and annual examination of the financial statements.

3.
Obtain from the independent auditors their annual communication to the Audit Committee in satisfaction of SAS 61 regarding communication with the Audit Committee, and, if applicable, any commentary on internal contracts or other recommendations.

4.	Review and discuss with the independent auditors all significant relationships they have with the Bank that could impair the auditors’ independence.

Internal Auditors

1.	Approve an Annual Risk Assessment and Audit Plan developed by the internal auditors.

2.	Meet quarterly with the internal auditors to gain an understanding of the effectiveness of the internal audit function. These meetings will also serve in evaluating their performance.

3.	Review significant reports prepared by the internal auditors together with management’s response and follow-up to these reports.

AUDIT COMMITTEE CHARTER (Cont.)

ROLES AND RESPONSIBILITIES (Cont.)

Internal Auditors (Cont.)

4.
The Audit Committee may contract for internal audit services as necessary to assess the adequacy and effectiveness of internal controls, the accuracy of management reporting and compliance with laws, regulations and bank policy.  The Audit Committee will set forth the outsourcing vendor’s responsibilities in a written contract the terms of which comply with the “Interagency Policy Statement of Internal Audit and Internal Audit Outsourcing.”

Compliance with Laws and Regulations

1.	Periodically obtain updates from management and compliance auditors regarding compliance with laws and regulations.

2.	Review the findings of any examination by regulatory agencies such as the Federal Reserve, FDIC, or Office of the Comptroller of the Currency.

3.	Be familiar with Management’s response to regulatory examinations.

Other Committee Responsibilities

1.
Review and update the Audit Charter annually and submit the charter to the Board of Directors for approval.  Ensure that the charter is included within the Bank’s proxy statement once every three years.

2.
Prepare an annual Audit Committee Report for inclusion in the Bank’s Annual Proxy Statement that states a formal audit charter has been approved and that the Audit Committee has satisfied its responsibility during the year.

3.
Perform other oversight functions as requested by the Board of Directors.  Further, The Audit Committee shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities.

4.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

5.
Meet periodically with the internal auditors, the independent (external) auditors, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

6.	Report Audit Committee actions to the Board of Directors with such recommendations, as the Audit Committee may deem appropriate.

ANNEX E

NEW CENTURY BANK

Compensation Committee Charter

Purpose

The purpose of the Compensation Committee (the “Committee”) is to assist the Board of Directors ( the “Board”) of New Century Bank (the “Company”) in the discharge of its responsibilities relating to compensation of the executive officers and directors; to oversee the evaluation of the Chief Executive Officer (the “CEO”); to oversee the administration of the Company’s executive compensation plans relating to cash compensation, incentive compensation, equity-based awards and other benefits and prerequisites; and to produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

In discharging its role, the Committee is empowered to investigate any matter brought to its attention with access to all books, records, facilities, and personnel of the Company.  The Committee has the power to retain outside counsel, compensation consultants, or other experts and will receive adequate funding from the Company to engage such advisors.  The Committee shall have the sole authority to retain, compensate, terminate, and oversee its executive compensation consultants, who shall be accountable ultimately to the Committee.

Membership

The Committee comprises at least three directors, each of whom shall satisfy all of the “independence” tests of applicable law, rules or regulations, including those of the NASDAQ Stock Market, Inc. (“outside independent directors”).

Areas of Responsibility

The Committee shall:

•
Develop executive compensation philosophy and strategy, including independent research on executive officer compensation, to determine appropriate levels of executive compensation, including the mix between fixed and incentive compensation, and the mix between short-term and long-term incentive compensation, but without encouraging rewards for undue risk-taking.

•	Develop executive compensation procedures and programs consistent with approved compensation philosophy and strategy.

•
Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and recommend for Board approval the CEO’s compensation level based on this evaluation.

•	Review and recommend for Board approval the compensation level of the second most senior executive officer of the Company (other than the CEO) as recommended by the CEO.

•
Review and determine or ratify the compensation of the Company’s Section 16 executive officers as recommended to the CEO, and review the compensation of the direct reports to the Chief Operating Officer (“COO”), which direct reports are not Section 16 officers.  The Committee’s review will include a review of competitive market data for these individuals and consideration of market conditions.

•
Oversee administration of executive and management incentive plans, long-term incentive compensation plans for employees and directors, employee stock purchase plans, and other executive and director compensation arrangements.

•	Approve all officer long-term incentive compensation awards.

•	Approve awards for executive officers under executive incentive plans.

•	Ratify any and all subsidiary bonus awards prior to payout.

•
Oversee administration of defined benefit and defined contribution plans.  The Committee may delegate oversight and administration of any such plan to an administrative committee established thereunder, including the power to adopt plan amendments, but not including any amendments that result in significant increase in costs of benefits or actual or de facto termination of the plan.  The administrative committee shall report all actions taken with respect to any plan promptly to the Committee.

•	Review/recommend or approve employment agreements, severance agreements or change in control agreements between the Company and Section 16 executive officers.

•	Approve guidelines for the CEO to use in the CEO’s approval of change-in-control agreements for executive officers who are not Section 16 reporting persons.

•
Approve promotions of officers at the Executive Vice President level and above, except for the CEO or COO of the Company (which shall be subject to approval by the outside independent directors meeting in Executive Session).   The CEO shall approve promotions of all other officers.

•
Recommend for Board approval on an annual basis the compensation of non-employee directors, including appropriate levels of compensation for service on Board committees and reimbursement of expenses incidental to a director’s service.  No employee of the Company or any of its subsidiaries may receive compensation as a director or committee member.

•	Review and approve of the Company’s disclosure of executive compensation in the Company’s proxy statements.

•	Oversee the Company’s compliance with regulatory requirements associated with compensation of its officers.

Meetings

The Committee shall meet as frequently as circumstances may require for it to carry out its duties.

ANNEX F

TAX OPINION OF STRADLEY RONON STEVENS & YOUNG, LLP

Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA  19103-7098

Telephone  215.564.8000

Fax  215.564.8120

www.stradley.com

June 17, 2010

Board of Directors
New Century Bank
99 Bridge Street
Phoenixville, PA 19460

Re:
Form of Plan of Merger and Reorganization (the "Plan"), by and among New Century Bank (the "Bank"), a banking institution organized under the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"), New Century Interim Bank (the "Surviving Bank"), an interim bank in organization under the Banking Code, and Customers 1st Bancorp, Inc. (the "Holding Company"), a Pennsylvania business corporation organized under the Pennsylvania Business Corporation Law of 1988, as amended.

Ladies and Gentlemen:

You have requested our opinion as to the U.S. federal income tax consequences of the formation of a holding company (the “Reorganization”), which consists of (i) the merger of Bank with and into Surviving Bank, a wholly owned subsidiary of Holding Company, pursuant to the provisions of the Banking Code, (ii) the conversion of each three issued and outstanding shares of voting common stock of the Bank (“Bank voting common stock”) into one share of voting common stock of the Holding Company, par value $1.00 per share (“Holding Company voting common stock”) and each three issued and outstanding shares of Class B Non-Voting Common Stock of the Bank (together with the Bank voting common stock, the “Bank Shares”), if then authorized and issued, into one share of Non-Voting Common Stock of the Holding Company, par value $1.00 per share (together with the Holding Company voting common stock, the “Holding Company Shares”), without any action on the part of the holder thereof, (iii) the payment of cash to holders of Bank Shares who would otherwise be entitled to a fractional share interest of Holding Company Shares, all upon the terms and conditions set forth in the Plan, and (iv) the conversion of each then outstanding warrant or option to acquire three shares of Bank voting common stock into a warrant or option, respectively, to acquire one share of Holding Company voting common stock on the same terms and conditions, without any action on the part of the holder thereof.  This letter does not address the state and local tax consequences of the transactions contemplated by the Plan.  The terms used but not defined herein, whether capitalized or not, shall have the same meaning as in the Plan.

Philadelphia, PA ● Malvern, PA ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC

A Pennsylvania Limited Liability Partnership

Board of Directors
New Century Bank
June 17, 2010
Page 2 of 7 Pages

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Plan will be consummated in all material respects in accordance with the Plan and the applicable laws of the Commonwealth of Pennsylvania.

For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Plan and such other documents, including, without limitation, the proxy statement/prospectus provided to shareholders of Bank in connection with an annual meeting of shareholders of Bank, as we have deemed necessary or appropriate in order to enable us to render the opinions below.  In our examination, we have assumed the Plan, when executed, will be the same in all material respects as the Plan provided to us in connection with issuance of this opinion, and we have further assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all other documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  We have also assumed that Surviving Bank is formed and, when formed, will be as described in the proxy statement/prospectus and will join with Bank and Holding Company in providing to us, or bringing forward, as the case may be, certain written representations in the form set forth in the following paragraphs upon which we can rely as true and correct in all material respects through the effective time of the Reorganization.

In rendering the opinion set forth below, we have relied, with the consent of Bank, upon the following written representations of Bank, Surviving Bank and Holding Company concerning the Reorganization (which representations we have neither investigated nor verified):

1. The Reorganization will be consummated in compliance with the material terms and conditions of the Plan and none of the material terms and conditions therein have been waived or modified and the parties have no plan or intention to waive or modify any such material terms and conditions.

2. The fair market value of the Holding Company Shares received by each Bank shareholder will be approximately equal to the fair market value of the Bank Shares surrendered in the exchange.

3. There is no plan or intention for Holding Company or a person related to Holding Company (as defined in  Treas. Reg. § 1.368-1(e)) to acquire, or reacquire, any Holding Company Shares issued to the Bank shareholders in the Reorganization.

4. Surviving Bank will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the Reorganization. For purposes of this representation, amounts paid by Bank to dissenters, amounts paid by Bank to shareholders who receive cash in lieu of fractional shares or other property, Bank assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the Reorganization.

Board of Directors
New Century Bank
June 17, 2010
Page 3 of 7 Pages

5. Prior to the Reorganization, Holding Company will be in control of Surviving Bank within the meaning of  Code Section 368(c). Surviving Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person can acquire stock in Surviving Bank that, if exercised or converted, will affect Holding Company's retention of control (within the meaning of Code Section 368(c)) of Surviving Bank.

6. Prior to the Reorganization, Surviving Bank will not hold any property or have any tax attributes (including those specified in Code Section 381(c)), and immediately following the Reorganization, Surviving Bank will possess solely assets and liabilities that were possessed by Bank immediately prior to the Reorganization, provided however, that at the time of or before the Reorganization, Surviving Bank may hold a nominal amount of assets to facilitate its organization.

7. Prior to the Reorganization, Holding Company will not hold any property other than shares of Surviving Bank or have any tax attributes (including those specified in Code Section 381(c)) other than the tax attributes associated with holding shares of Surviving Bank, and immediately following the Reorganization, Holding Company will possess solely shares of Surviving Bank, provided however, that at the time of or before the Reorganization, Holding Company may hold a nominal amount of assets to facilitate its organization.

8. Following the Reorganization, Surviving Bank will not issue additional shares of its stock that would result in Holding Company losing control of Surviving Bank within the meaning of Code Section 368(c).

9. Holding Company has no plan or intention to liquidate Surviving Bank; to merge Surviving Bank with and into another corporation; to sell or otherwise dispose of the stock of Surviving Bank; or to cause Surviving Bank to sell or otherwise dispose of any of the assets of Bank acquired in the Reorganization, except for dispositions made in the ordinary course of business or transfers described in Code Section 368(a)(2)(C) or Treas. Reg. § 1.368-2(k).

10. The liabilities of Bank assumed (within the meaning of  Code Section 357(d)) by Surviving Bank and the liabilities to which the transferred assets of Bank are subject were incurred by Bank in the ordinary course of its business.

11. Following the Reorganization, Surviving Bank will continue the historic business of Bank or use a significant portion of Bank's historic business assets in a business.

12. Holding Company, Surviving Bank, Bank, and the shareholders of Bank will pay their respective expenses, if any, incurred in connection with the Reorganization.

Board of Directors
New Century Bank
June 17, 2010
Page 4 of 7 Pages

13. There is no intercorporate indebtedness existing between Holding Company and Bank or between Surviving Bank and Bank that was issued, acquired, or will be settled at a discount.

14. None of Holding Company, Bank, or Surviving Bank, each a party to the Reorganization, is an investment company as defined in  Code Section 368(a)(2)(F)(iii) and (iv).

15. Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

16. The fair market value of the assets of Bank transferred to Surviving Bank will equal or exceed the sum of the liabilities assumed (within the meaning of  Code Section 357(d)) by Surviving Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

17. No shares of stock of Surviving Bank will be issued in the Reorganization. All of the Bank Shares will be exchanged for Holding Company Shares, cash in lieu of fractional share interests and cash for dissenters.

18. On the date of the Reorganization, the fair market value of the assets of Bank will exceed the amount of its liabilities immediately prior to the Reorganization.

19. On the date of the Reorganization, the fair market value of the assets of Holding Company will exceed the amount of its liabilities immediately after the Reorganization.

20. The sale of fractional shares and the receipt by Bank shareholders of cash in lieu thereof, as described above, will be done solely for the purpose of avoiding the expense and inconvenience of issuing fractional share interests and will not represent consideration that was separately bargained for. The cash received by Bank shareholders in lieu of fractional shares will not exceed one percent of the total consideration received in the Reorganization. The fractional share interests of each Bank shareholder will be aggregated and no Bank shareholder will receive cash in an amount greater than the value of one Holding Company Share. On the date of the Reorganization, the book value of one share of Common Stock or Class B Non-Voting Common Stock of the Bank as of the final day of the quarter ended immediately prior to the closing of the Reorganization, for purposes of calculating the amount of cash to be paid in lieu of fractional interests, will be approximately equal to the fair market value of such a share.

21. The Reorganization will be undertaken for valid business purposes. Specifically, the Reorganization will enable the Holding Company to operate with the full privileges granted to a corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956. The benefits to this formation include, but are not limited to: the ability to acquire other financial service organizations that would complement its business model; pursue growth opportunities in segments of its business which may be accomplished through the formation of subsidiaries; and have access to credit facilities available to holding companies which would be beneficial to its liquidity or capital needs.

Board of Directors
New Century Bank
June 17, 2010
Page 5 of 7 Pages

22. None of the Holding Company Shares or warrants or options to acquire Holding Company Shares received by any stockholder-employee of Bank and/or Surviving Bank pursuant to the Reorganization are or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of Bank and/or Surviving Bank pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

We have assumed that the foregoing representations of Bank, Surviving Bank and Holding Company are true and correct as of the date hereof and continue to remain true and correct in all material respects through the effective time of the Reorganization.

OPINION

Based upon the foregoing assumptions and representations, and subject to the limitations and qualifications set forth herein, we are of the opinion as of the date hereof as follows:

(1)  The Reorganization will qualify as a reorganization within the meaning of Code Section 368(a), and Holding Company, Surviving Bank, and Bank will each be “a party to a reorganization” within the meaning of Code Section 368(b).

(2)  No gain or loss will be recognized by Bank upon the transfer of its assets to Surviving Bank in exchange for Holding Company Shares, cash for fractional share interests, cash for dissenters and the assumption of the liabilities of Bank by Surviving Bank, pursuant to Code Sections 361(a) and 357(a).

(3)  No gain or loss will be recognized by either Holding Company or Surviving Bank on the receipt by Surviving Bank of the assets of Bank in exchange for Holding Company Shares issued directly to the Bank’s shareholders, cash for fractional share interests, cash for dissenters, and the assumption by Surviving Bank of the liabilities of Bank, pursuant to Code Section 1032 and Treas. Reg. § 1.1032-2.

(4)  The tax basis of each asset of Bank received by Surviving Bank in the Reorganization will be the same as the tax basis of that asset in the hands of Bank immediately before its transfer pursuant to Code Section 362(b).

(5)  The holding period of each asset of Bank received by Surviving Bank in the Reorganization will include the period during which such asset was held by Bank pursuant to Code Section 1223(2).

Board of Directors
New Century Bank
June 17, 2010
Page 6 of 7 Pages

(6)  No gain or loss will be recognized by Bank on its distribution of Holding Company Shares to the shareholders of Bank in pursuance of the Plan, pursuant to Code Section 361(c)(1).

(7)  No gain or loss will be recognized by any shareholder of Bank upon the exchange of Bank Shares solely for Holding Company Shares (including any fractional share interests to which the shareholder may be entitled), pursuant to Code Section 354; however, if a cash payment is received by a shareholder of Bank in lieu of a fractional share interest in the Holding Company Shares, the cash payment will be treated as received by the shareholder as a distribution in redemption of that fractional share interest and will be treated as a distribution in full payment in exchange for the fractional share redeemed, subject to the provisions and limitations of Section 302 of the Code.

(8)  The aggregate tax basis of Holding Company Shares (including any fractional share interests to which the shareholder may be entitled) to be received by a shareholder of Bank will equal such shareholder's aggregate tax basis in the Bank Shares surrendered in exchange therefor, pursuant to Code Section 358(a)(1).

(9)  The holding period of the Holding Company Shares (including any fractional share interests to which the shareholder may be entitled) to be received by a shareholder of Bank in the Reorganization will include the period during which such shareholder held the Bank Shares surrendered in exchange therefor, provided that the shareholder holds the Bank Shares as a capital asset at the time of the Reorganization, pursuant to Code Section 1223(1).

(10)  The tax basis of the Surviving Bank Shares in the hands of Holding Company will be determined under Treas. Reg. § 1.358-6(c)(1).

(11)  If a shareholder of Bank dissents to the proposed Reorganization and receives solely cash in exchange for Bank Shares, such cash will be treated as received by such shareholder as a distribution in redemption of his Bank Shares, subject to the provisions and limitations of  Section 302 of the Code.

(12)  Surviving Bank will succeed to and take into account the items of Bank described in  Code Section 381(c), subject to the conditions and limitations specified in  Code Sections 381,  382,  383, and  384 and the regulations thereunder, pursuant to Code Section 381(a) and Treas. Reg. § 1.381(a)-1.

Board of Directors
New Century Bank
June 17, 2010
Page 7 of 7 Pages

No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part.  While this opinion represents our considered judgment as to the proper federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts.  Any change to the applicable law, either prospectively or retroactively, or relevant facts, could affect our opinion. We undertake no responsibility to advise you of any developments after completion of the Reorganization in the application or interpretation of the income tax laws of the United States.

Our opinion addresses only the specific United States federal income tax consequences of the Reorganization set forth above and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Reorganization or any other transaction (including any transaction undertaken in connection with the Reorganization).  We express no opinion regarding the tax consequences of the Reorganization to shareholders (as that term is used in the Plan) of Bank and Holding Company that are subject to special tax rules. Our opinion is limited to the Reorganization, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization on any transaction not consummated in accordance with the Plan and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 filed by Bank with the Securities and Exchange Commission in connection with the Reorganization and to the reference to us under the headings “Questions and Answers About the Reorganization ─What are the expected federal income tax consequences of the reorganization?,” “Material Tax Considerations ─Certain Federal Income Tax Consequences” and “Legal Matters” in the proxy statement/prospectus filed as part of the Registration Statement on Form S-1.

Very truly yours, STRADLEY RONON STEVENS & YOUNG, LLP /s/ Stradley Ronon Stevens & Young, LLP

ANNEX G

NEW CENTURY BANK
MANAGEMENT STOCK PURCHASE PLAN

ARTICLE 1
PURPOSE

1.1           GENERAL.  The purpose of this Plan is to promote the success and enhance the value of New Century Bank, any future holding company of the Bank and their successors (the “Bank”), by linking the personal interests of executive and senior management-level employees of the Bank to those of shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders.  The Plan is further intended to provide flexibility to the Bank in its ability to motivate, attract, and retain the services of employees, officers, and executives upon whose judgment, interest, and special effort the successful conduct of the Bank’s operation is largely dependent.

ARTICLE 2
EFFECTIVE DATE AND TERM

2.1           EFFECTIVE DATE.  The Plan will be effective as of the date it is approved by the shareholders of the Bank.

2.2           TERM.  Unless sooner terminated by the Board, the Plan shall terminate on the Plan Termination Date, and no Offers may be made under the Plan thereafter.  The termination of the Plan shall not affect any Offer that is outstanding on the termination date, without the consent of the Participant.

ARTICLE 3
DEFINITIONS AND CONSTRUCTION

3.1           DEFINITIONS.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context.  The following words and phrases shall have the following meanings:

(a)           “Bank” means New Century Bank.

(b)           “Board” means the Board of Directors of the Bank.

(c)           “Change in Control” means:

(1)           there occurs a merger, consolidation or other business combination or reorganization to which the Bank is a party, whether or not approved in advance by the Board of Directors of the Bank, in which (A) the members of the Board of Directors of the Bank immediately preceding the consummation of such transaction do not constitute a majority of the members of the Board of Directors of the resulting corporation and of any parent corporation thereof immediately after the consummation of such transaction, and (B) the shareholders of the Bank immediately before such transaction do not hold more than fifty  percent (50%) of the voting power of securities of the resulting corporation;

(2)           There occurs a sale, exchange, transfer, or other disposition of substantially all of the assets of the Bank to another entity, whether or not approved in advance by the Board of Directors of the Bank (for purpose of this Agreement, a sale of more than one-half of the branches of the Bank would constitute a Change in Control, but for purposes of this paragraph, no branches or assets will be deemed to have been sold if they are leased back contemporaneously with or promptly after their sale);

(3)           A plan of liquidation or dissolution is adopted for the Bank; or

(4)           Any “person” or any group of “persons” (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act), as if such provisions were applicable to the Bank, other than the holders of shares of the Bank’s common stock in existence on the date of the Opening for Business, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), as if such rule were applicable to the Bank, directly or indirectly, of securities of the Bank representing 50% or more of the combined voting power of the Bank’s then outstanding securities.

(d)           “Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

(e)           “Committee” means the Compensation Committee of the Board.

(f)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(g)           “Offer” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a the price of one dollar ($1.00) per share during an Offering Period.

(h)           “Offer Agreement” means a writing, in such form as the Committee in its discretion shall prescribe, evidencing an Offer.

(i)           “Offering Period” means a specified period of time during which a Participant may accept an Offer by purchasing up to that number of shares of Stock to which the offer relates.

(j)           “Participant” means a person who has been granted an Offer under the Plan.

(k)           “Plan” means the New Century Bank Management Stock Purchase Plan as set forth herein.

(l)           “Plan Termination Date” means the date that is ten (10) years after the Effective Date.

(m)           “Stock” means the voting common stock of New Century Bank and such other securities of New Century Bank which may be substituted for Stock pursuant to Article 8.

ARTICLE 4
ADMINISTRATION

4.1           COMMITTEE; BOARD APPROVAL.  The Plan shall be administered by the Committee.  Notwithstanding any other provision of the Plan, during any period in which the Bank may be subject to the Exchange Act, either: (i) the Committee shall consist of at least two individuals and each member of the Committee shall qualify as a Non-Employee Director; or (ii) (A) at least two members of the Committee must qualify as Non-Employee Directors, (B) any member of the Committee who does not qualify as a “Non-Employee Director” may not participate in any action of the Committee with respect to any Offer awarded under the Plan, and (C) the Plan shall be deemed to be administered by the full Board, the actions of the Committee under the Plan shall be deemed merely advisory to the Board, and the Board’s approval shall be required for all actions of the Committee under the Plan, including without limitation the grant of each Offer.  To the extent necessary or desirable (as may be determined by the Board from time to time) each member of the Committee shall also qualify as an “outside director” under Section 162(m) of the Code.  The members of the Committee shall meet such additional criteria as may be necessary or desirable to comply with regulatory or stock exchange rules or exemptions.  The Bank will pay all reasonable expenses of the Committee.

4.2           AUTHORITY OF COMMITTEE.  Subject to any specific designation in the Plan, the Committee (or the Board, in cases where the Board administers the Plan pursuant to Section 4.1) has the exclusive power, authority and discretion to:

(a)           Designate Participants to receive Offers;

(b)           Determine the type or types of Offers to be granted to each Participant;

(c)           Determine the number of shares of Stock to which an Offer will relate;

(d)           Determine the Offering Period with respect to any Offer;

(e)           Amend, modify, or terminate any outstanding Offer, with the Participant’s consent unless the Committee has the authority to amend, modify, or terminate an Offer without the Participant’s consent under any other provision of the Plan.

(f)           Determine whether, to what extent, and under what circumstances the exercise price of an Offer may be paid in, cash, Stock or other property, or an Offer may be canceled, forfeited, or surrendered;

(g)           Decide all other matters that must be determined in connection with an Offer;

(h)           Establish, adopt, revise, amend or rescind any guidelines, rules and regulations as it may deem necessary or advisable to administer the Plan; and

(i)           Interpret the terms of, and rule on any matter arising under, the Plan or any Offer;

(j)           make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

(k)           Retain counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties under the Plan.

4.3           DECISIONS BINDING.  The Committee’s interpretation of the Plan, any Offers granted under the Plan, and all decisions and determinations by the Committee with respect to the Plan shall (if approved or ratified by the Board during any period when the Board is deemed to administer the Plan pursuant to Section 4.1) be final, binding, and conclusive on all parties and any other persons claiming an interest in any Offer or under the Plan.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1           NUMBER OF SHARES.  Subject to adjustment provided in Section 8.1, the aggregate number of shares of Stock reserved and available for grant under the Plan shall be seven hundred thousand (700,000).

5.2           LAPSED OFFERS.  To the extent that an Offer terminates, is cancelled, expires, lapses or is forfeited for any reason, shares of Stock subject to the Offer will not be available for the grant of another Offer under the Plan.

5.3           STOCK DISTRIBUTED.  Any Stock distributed pursuant to an Offer may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

ARTICLE 6
ELIGIBILITY AND PARTICIPATION

6.1           ELIGIBILITY.  Employees who hold executive and other senior management-level positions with the Bank shall be potentially eligible to receive Offers under the Plan.  In making determinations regarding the potential eligibility of any employee, the Committee may take into account the nature of the services rendered by such employee, his or her present and potential contributions to the Bank's success and such other factors as the Committee in its discretion shall deem relevant.

6.2           ACTUAL PARTICIPATION.  Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals those to whom Offers shall be granted and shall determine the nature and amount of each Offer.  No individual shall have any right to be granted an Offer under this Plan.

ARTICLE 7
OFFERS

7.1           GENERAL.  The Committee is authorized to grant Offers to Participants on the following terms and conditions:

(a)           EXERCISE PRICE.  The exercise price per share of Stock under an Offer shall be one dollar ($1.00).

(b)           OFFERING PERIOD.  The Offering Period with respect to an Offer must begin and end within the same calendar year.

(c)           VESTING CONDITIONS.  Shares of Stock acquired by a Participant upon exercise of an Offer shall be subject to forfeiture and non-transferable until the first to occur of (i) a Change in Control within seven (7) years following the beginning of the Offering Period, (ii) the completion of an acquisition by the Bank of another Federal Deposit Insurance Corporation-insured institution or its assets in a transaction constituting a Change in Control for such other institution (determined for such purposes as if “Bank” in the definition of “Change in Control” were the other institution) within seven (7) years following the beginning of the Offering Period, or (iii) the Participant’s death while in the employ of the Bank.  The shares of Stock acquired by the Participant shall be redeemed by the Bank in exchange for one dollar ($1.00) per share if his or her employment is terminated prior to the occurrence of one of the  vesting events described in the preceding sentence.

(d)           TRANSFERABILITY.  Each Offer granted under the Plan shall, by its terms, not be transferable otherwise than by will or the laws of descent and distribution.  No right or interest of a Participant in any Offer may be pledged, encumbered, or hypothecated to or in favor of any party other than the Bank, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Bank; provided, however, that the foregoing shall not be deemed to imply any obligation of the Bank to lend against or accept a lien or pledge of any Offer for any reason.

(e)           PAYMENT.  An Offer shall be exercised by giving a written notice to the Chief Executive Officer of the Company stating the number of shares of Stock with respect to which the Offer is being exercised and containing such other information as the Committee may require and by tendering payment therefore with a cashier's check, certified check, or with existing holdings of Stock held for more than six months.  The right to acquire the shares pursuant to an Offer shall terminate if payment for the shares is not made prior to the close of the Offering Period.

(f)           STOCK CERTIFICATES.  Notwithstanding anything herein to the contrary, the Bank shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Offers, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded as well as the terms of this Plan and any other terms, conditions or restrictions that may be applicable.  All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded.  The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.  In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

EVIDENCE OF GRANT.  All Offers shall be evidenced by an Offer Agreement.  The Offer Agreement shall include such additional provisions as may be specified by the Committee which are not inconsistent with the provisions of this Section 7.1.

ARTICLE 8
CHANGES IN CAPITAL STRUCTURE

8.1           GENERAL.

(a)           SHARES AVAILABLE FOR GRANT.  In the event of any change in the number of shares of Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Stock with respect to which the Committee may grant Offers shall be appropriately adjusted.  In the event of any change in the number of shares of Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Stock with respect to which Offers may be granted as the Committee may deem appropriate.

(b)           OUTSTANDING OFFERS – INCREASE OR DECREASE IN ISSUED SHARES WITHOUT CONSIDERATION.  Subject to any required action by the shareholders of the Bank, in the event of any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares of Stock or the payment of a stock dividend (but only on the shares of Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Bank, the Committee shall proportionally adjust the number of shares of Stock subject to each outstanding Offer (by rounding up or down to the next whole number of shares) and the purchase price per share of Stock of each such Offer.

(c)           OUTSTANDING OFFERS – CERTAIN MERGERS.  Subject to any required action by the shareholders of the Bank, in the event that the Bank shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Offer outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Stock subject to such Offer would have received in such merger or consolidation.

(d)           OUTSTANDING OFFERS – CERTAIN OTHER TRANSACTIONS.  In the event of (i) a dissolution or liquidation of the Bank, (ii) a sale of all or substantially all of the Bank's assets, (iii) a merger or consolidation involving the Bank in which the Bank is not the surviving corporation or (iv) a merger or consolidation involving the Bank, or any other reorganization transaction (including without limitation the formation of a holding company for the Bank) in which the Bank is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, have the power to:

(1)           cancel, effective immediately prior to the occurrence of such event, each Offer outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Offer was granted an amount in cash, for each share of Stock subject to such Offer, respectively, equal to the excess of (A) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Stock as a result of such event over (B) the purchase price per share of such Offer; or

(2)           provide for the exchange of each Offer outstanding immediately prior to such event (whether or not then exercisable) for an Offer with respect to, as appropriate, some or all of the property for which such Stock is exchanged and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price or value of the Offer, or the number of shares or amount of property subject to the Offer, or, if appropriate, provide for a cash payment to the Participant to whom such Offer was granted in partial consideration for the exchange of the Offer, or any combination thereof.

(e)           OUTSTANDING OFFERS – OTHER CHANGES.  In the event of any other change in the capitalization of the Bank or corporate change other than those specifically referred to in this Article, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Offers outstanding on the date on which such change occurs and in the per share exercise price of each Offer as the Committee may consider appropriate to prevent dilution or enlargement of rights.

(f)           NO ADDITIONAL SHAREHOLDER APPROVAL REQUIRED IN CERTAIN CASES.  Except to the extent required by applicable law, no adjustment in the number of shares subject to outstanding Offers, and no adjustment in the number of shares available for grant under this Plan, shall require additional shareholder approval, and all such future adjustments shall be deemed approved by the approval of this Plan, to the extent that such adjustment, whether automatic or discretionary, is proportional to and accompanies an equivalent adjustment in the number of shares held by the Bank’s shareholders.

(g)           NO OTHER RIGHTS.  Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Bank or any other corporation.  Except as expressly provided in the Plan, no issuance by the Bank of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Offer or the exercise price of any Offer.

ARTICLE 9
AMENDMENT, MODIFICATION, AND TERMINATION

9.1           AMENDMENT, MODIFICATION, AND TERMINATION.  At any time and from time to time, the Board may terminate, amend or modify the Plan; provided, however, that the Board shall not, without the affirmative vote of the holder of a majority of the shares of each class of voting stock of the Bank, make any amendment which would (i) abolish the Committee without designating such other committee, change the qualifications of its members, or withdraw the administration of the Plan from its supervision, (ii) except strictly as and to the extent provided in this Plan and permitted by applicable law, increase the maximum number of shares of Stock for which Offers may be granted under the Plan, (iii) amend the formula for determination of the exercise price of Offers, (iv) extend the term of the Plan, and (v) amend the requirements as to the employees eligible to receive Offers; and further provided that no other amendment shall be made without shareholder approval to the extent shareholder approval is necessary to comply with any applicable law, regulations or stock exchange rule.

9.2           OFFERS PREVIOUSLY GRANTED.  Except as otherwise provided in the Plan, including without limitation, the provisions of Article 8, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Offer previously granted under the Plan, without the written consent of the Participant.

ARTICLE 10
GENERAL PROVISIONS

10.1           NO RIGHTS TO OFFERS.  No Participant, employee, or other person shall have any claim to be granted any Offer under the Plan, and neither the Bank nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

10.2           NO STOCKHOLDERS RIGHTS.  No Offer gives the Participant any of the rights of a stockholder of the Bank unless and until shares of Stock are in fact issued to such person in connection with such Offer.

10.3           WITHHOLDING.  The Bank shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Bank, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.  A Participant may elect to have the Bank withhold from those shares of Stock that would otherwise be received upon the exercise of any Offer, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Bank’s applicable federal, state, local and foreign income and employment tax withholding obligations.

10.4           NO RIGHT TO EMPLOYMENT OR SERVICES.  Nothing in the Plan or any Offer Agreement shall interfere with or limit in any way the right of the Bank or any of its affiliates or subsidiaries to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ of the Bank.

10.5           INDEMNIFICATION.  To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Bank and any of its applicable subsidiaries from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Bank an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Bank’s or any of its applicable subsidiaries’ Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Bank or any of its applicable subsidiaries may have to indemnify them or hold them harmless.

10.6           GOVERNMENT AND OTHER REGULATIONS.  The obligation of the Bank to transfer shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required.  The Bank shall be under no obligation to register, under the Securities Act of 1933, as amended, or any other federal or state securities laws, any of the shares of Stock transferred under the Plan.  If the shares paid under the Plan may in certain circumstances be exempt from registration under the Securities Act of 1933, as amended, or applicable state laws, the Bank may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

10.7           GOVERNING LAW.  The Plan and the terms of all Offers shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without regard to rules of choice of law or conflict of laws, except to the extent such laws may be pre-empted by the federal laws of the United States of America.

ANNEX H

NEW CENTURY BANK
2010 STOCK OPTION PLAN

ARTICLE 1
PURPOSE

1.1           GENERAL.  The purpose of this Plan is to promote the success and enhance the value of New Century Bank, and any future holding company of the Bank and their successors (the “Bank”) by linking the personal interests of employees, officers, executives and Non-Employee Directors of the Bank to those of Bank shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders.  The Plan is further intended to provide flexibility to the Bank in its ability to motivate, attract, and retain the services of employees, officers, and executives upon whose judgment, interest, and special effort the successful conduct of the Bank’s operation is largely dependent.

ARTICLE 2
EFFECTIVE DATE AND TERM

2.1           EFFECTIVE DATE.  The Plan shall be effective as of the date it was adopted by the Board (the “Effective Date”).  However, no Option shall be exercisable unless and until the Plan is approved by the shareholders of the Bank.

2.2           TERM.  Unless sooner terminated by the Board, the Plan shall terminate on the Plan Termination Date, and no Options may be granted under the Plan thereafter.  The termination of the Plan shall not affect any Option that is outstanding on the termination date, without the consent of the Participant.

ARTICLE 3
DEFINITIONS AND CONSTRUCTION

3.1           DEFINITIONS.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context.  The following words and phrases shall have the following meanings:

(a)           “Bank” means New Century Bank.

(b)           “Board” means the Board of Directors of the Bank.

(c)           “Capital Raising Transaction” means the sale of equity securities of the Bank pursuant to the offering described in the Confidential Private Offering Memorandum dated January 20, 2010 (as supplemented by the Supplement thereto dated January 21, 2010), and any subsequent sale of equity securities, or subsequent offering of equity securities in connection with an acquisition or business combination, the result of which it to increase the tangible net worth of the Bank.

(d)           “Cause” means actions of or failure to act by a Participant which would authorize the forfeiture of fringe benefits or other remuneration under his or her written contract of employment with the Bank or, if there is no written contract of employment, (l) the willful material failure to perform the duties to the Bank required of the Participant (other than any such failure resulting from incapacity due to physical or mental illness of the Participant or material changes in the direction and policies of the Board of Directors of Bank), if such failure continues for fifteen (15) days after a written demand for substantial performance is delivered to the Participant by the Bank which specifically identifies the manner in which it is believed that the Participant has failed to attempt to perform his duties hereunder; (2) the willful engaging by the Participant in misconduct materially injurious to the Bank; (3) receipt by the Bank of a notice (which shall not have been appealed by the Participant  or shall have become final and non-appealable) of any governmental body or entity having jurisdiction over the Bank requiring termination or removal of the Participant from his then present position, or receipt of a written directive or order of any governmental body or entity having jurisdiction over the Bank (which shall not have been appealed by Participant or shall have become final and non-appealable) requiring termination or removal of the Participant from his then present position; or (4) personal dishonesty, incompetence, willful misconduct, willful breach of fiduciary duty involving personal profit or conviction of a felony.  For purposes of this paragraph, no act, or failure to act, on the Participant's part shall be considered ''willful'' unless done or omitted to be done by the Participant in bad faith and without reasonable belief that his action or omission was in the best interest of Bank.  Any act or omission to act by the Participant in reliance upon a written opinion of counsel to Bank shall not be deemed to be willful.

(e)           “Change in Control” means:

(1)           There occurs a merger, consolidation or other business combination or reorganization to which the Bank is a party, whether or not approved in advance by the Board of Directors of the Bank, in which (A) the members of the Board of Directors of the Bank immediately preceding the consummation of such transaction do not constitute a majority of the members of the Board of Directors of the resulting corporation and of any parent corporation thereof immediately after the consummation of such transaction, and (B) the shareholders of the Bank immediately before such transaction do not hold more than fifty  percent (50%) of the voting power of securities of the resulting corporation;

(2)           There occurs a sale, exchange, transfer, or other disposition of substantially all of the assets of the Bank to another entity, whether or not approved in advance by the Board of Directors of the Bank (for purpose of this Agreement, a sale of more than one-half of the branches of the Bank would constitute a Change in Control, but for purposes of this paragraph, no branches or assets will be deemed to have been sold if they are leased back contemporaneously with or promptly after their sale);

(3)           A plan of liquidation or dissolution is adopted for the Bank; or

(4)           Any “person” or any group of “persons” (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act), as if such provisions were applicable to the Bank, other than the holders of shares of the Bank’s common stock in existence on the date of the Opening for Business, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), as if such rule were applicable to the Bank, directly or indirectly, of securities of the Bank representing 50% or more of the combined voting power of the Bank’s then outstanding securities.

(f)            “Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

(g)           “Committee” means the Compensation Committee of the Board.

(h)           "Employee" shall mean an individual who is an employee of the Bank under general common law principles. An individual who is an "Employee," as so defined, may also be a member of the Board or the Board of Directors of the Bank (but not a Non-Employee Director).

(i)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(j)           “Fair Market Value” means, as of any given date, the fair market value of Stock on a particular date determined in accordance with the requirements of Section 422 of the Code.

(k)           “Incentive Stock Option” means an option that is intended to meet the requirements of Section 422 of the Code.

(l)           “Non-Employee Director” means a member of the Board who is not an Employee.

(m)           “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods.

(n)           “Option Agreement” means a writing, in such form as the Committee in its discretion shall prescribe, evidencing an Option.

(o)           “Participant” means a person who has been granted an Option under the Plan.

(p)           “Plan” means the New Century Bank 2010 Stock Option Plan as set forth herein.

(q)           “Plan Termination Date” means the date that is ten (10) years after the Effective Date.

(r)           “Stock” means the voting common stock of New Century Bank and such other securities of New Century Bank which may be substituted for Stock pursuant to Article 8.

ARTICLE 4
ADMINISTRATION

4.1           COMMITTEE; BOARD APPROVAL.  The Plan shall be administered by the Committee.  Notwithstanding any other provision of the Plan, during any period in which the Bank may be subject to the Exchange Act, either: (i) the Committee shall consist of at least two individuals and each member of the Committee shall qualify as a Non-Employee Director; or (ii) (A) at least two members of the Committee must qualify as Non-Employee Directors, (B) any member of the Committee who does not qualify as a “Non-Employee Director” may not participate in any action of the Committee with respect to any Option awarded under the Plan, and (C) the Plan shall be deemed to be administered by the full Board, the actions of the Committee under the Plan shall be deemed merely advisory to the Board, and the Board’s approval shall be required for all actions of the Committee under the Plan, including without limitation the grant of each Option.  To the extent necessary or desirable (as may be determined by the Board from time to time) each member of the Committee shall also qualify as an “outside director” under Section 162(m) of the Code.  The members of the Committee shall meet such additional criteria as may be necessary or desirable to comply with regulatory or stock exchange rules or exemptions.  The Bank will pay all reasonable expenses of the Committee.

4.2           AUTHORITY OF COMMITTEE.  Subject to any specific designation in the Plan, the Committee (or the Board, in cases where the Board administers the Plan pursuant to Section 4.1) has the exclusive power, authority and discretion to:

(a)           Designate Participants to receive Options;

(b)           Determine the type or types of Options to be granted to each Participant;

(c)           Determine the number of shares of Stock to which an Option will relate;

(d)           Determine the terms and conditions of any Option granted under the Plan including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Option, any restrictions on the exercisability of an Option, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(e)           Amend, modify, or terminate any outstanding Option, with the Participant’s consent unless the Committee has the authority to amend, modify, or terminate an Option without the Participant’s consent under any other provision of the Plan.

(f)           Determine whether, to what extent, and under what circumstances the exercise price of an Option may be paid in, cash, Stock or other property, or an Option may be canceled, forfeited, or surrendered;

(g)           Prescribe the form of each Option Agreement, which need not be identical for each Participant;

(h)           Decide all other matters that must be determined in connection with an Option;

(i)           Establish, adopt, revise, amend or rescind any guidelines, rules and regulations as it may deem necessary or advisable to administer the Plan; and

(j)           Interpret the terms of, and rule on any matter arising under, the Plan or any Option Agreement;

(k)           Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

(l)           Retain counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties under the Plan.

4.3           DECISIONS BINDING.  The Committee’s interpretation of the Plan, any Options granted under the Plan, any Option Agreement and all decisions and determinations by the Committee with respect to the Plan shall (if approved or ratified by the Board during any period when the Board is deemed to administer the Plan pursuant to Section 4.1) be final, binding, and conclusive on all parties and any other persons claiming an interest in any Option or under the Plan.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1           NUMBER OF SHARES.  Subject to adjustment provided in Section 8.1, the aggregate number of shares of Stock reserved and available for grant under the Plan shall be the that number representing fifteen percent (15%) of the outstanding shares of capital stock of the Bank as of the Effective Date; provided that such number shall be increased, as and when unexercised options and warrants to acquire capital stock of the Bank outstanding as of the Effective Date are exercised or anti-dilution obligations become performable by the Bank, by fifteen percent (15%) of the shares of capital stock that become outstanding as a result of such exercises or the honoring of such anti-dilution rights; and provided, further, that the total number of shares available for grant under the Plan shall not exceed the lesser of (a) ten million (10,000,000) shares or (b) fifteen percent (15%) of the number of shares of Stock and Class B Non-Voting Common Stock issued in consideration of cash or other property after December 31, 2009 by the Bank and any successor bank or holding company.

5.2           LAPSED OPTIONS.  To the extent that an Option terminates, is cancelled, expires, lapses or is forfeited for any reason, any shares of Stock subject to the Option will again be available for the grant of an Option under the Plan.

5.3           STOCK DISTRIBUTED.  Any Stock distributed pursuant to an Option may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4           LIMITATION ON NUMBER OF SHARES SUBJECT TO OPTIONS.  Notwithstanding any provision in the Plan to the contrary, and subject to the adjustment in Section 8.1, but subject to any restrictions of applicable law and the other terms and conditions of the Plan, the maximum number of shares of Stock with respect to Options may be granted to any one Participant during a fiscal year of the Bank shall be six million, six hundred and sixty-six thousand, six hunred and sixty-seven (6,666,667) shares.

ARTICLE 6
ELIGIBILITY AND PARTICIPATION

6.1           ELIGIBILITY.  Employees shall be potentially eligible to receive Options under the Plan.  In making determinations regarding the potential eligibility of any Employee, the Committee may take into account the nature of the services rendered by such Employee, his or her present and potential contributions to the Bank's success and such other factors as the Committee in its discretion shall deem relevant.

6.2           ACTUAL PARTICIPATION.  Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals those to whom Options shall be granted and shall determine the nature and amount of each Option.  No individual shall have any right to be granted an Option under this Plan.

ARTICLE 7
STOCK OPTIONS

7.1           GENERAL.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)           EXERCISE PRICE.  The exercise price per share of Stock under an Option shall not be less than the Fair Market Value as of the date of grant.

(b)           TERM OF OPTION.  No Option shall be exercisable after the date that is 10 years from the date it is granted.

(c)           TIME AND CONDITIONS OF EXERCISE. Options shall be exercisable only to the extent provided below.

(1)           A Participant shall have a vested right to exercise an Option upon the first to occur of (A) the fifth (5th) one (1)-year anniversary of the Capital Raising Transaction to which it relates, (B) a Change in Control, (C) the Participant’s termination of employment without Cause, (D) the Participant’s death, or (E) such other event as the Committee shall specify in the Option Agreement as necessary to comply with the Bank’s obligations under an employment agreement with the Participant.  All unvested Options shall be forfeited upon the Participant’s termination of employment for Cause or as a result of his or her voluntary resignation from employment.

(2)           Notwithstanding the achievement of a vested right to exercise pursuant to paragraph (1) above, an Option shall be exercisable only when (a) if the Stock under the Option is not listed on a national stock market or other national securities quotation system at the time the Option is granted, the “Fully Diluted Tangible Book Value” (as hereinafter defined) of the Stock first equals or exceeds one hundred and fifty percent (150%) of the Fully Diluted Tangible Book Value of the Stock per share as of the date of grant of the option, or, if after the date of grant the Stock under the Option becomes listed on a national stock market or other national securities quotation system, the Fair Market Value of the Stock per share first equals or exceeds one hundred and fifty percent (150%) of the Fully Diluted Tangible Book Value of the Stock as of the date of grant of the option, or (b) if the Stock under the Option is listed on a national stock market or other national securities quotation system at the time the Option is granted, the trading price of such Stock as quoted by such stock market or quotation system equals or exceeds one hundred and fifty percent (150%) of the Fair Market Value of the Stock per share as of the date of the grant of the option.  For this purpose, the Fully Diluted Tangible Book Value of the Stock shall be determined as (A) the amount derived by dividing the common shareholders’ equity, minus intangible assets and goodwill, by the number of shares of common stock outstanding, (B) assuming that all outstanding option and warrants to acquire stock are then exercised, and (C) assuming performance of all anti-dilution obligations under such options and warrants and other anti-dilution agreements as of the date of determination.  If the condition set forth in this paragraph (2) is satisfied prior to the achievement of a vested right to exercise an Option pursuant to paragraph (1) above, the Option shall be exercisable immediately upon achievement of a vested right to exercise pursuant to paragraph (1).

(3)           Nothing in this subsection (c) shall be construed to extend the exercise period of any Option beyond the tenth (10th) anniversary of the date of its grant.

(d)           TRANSFERABILITY.  Each Option granted under the Plan shall, by its terms, not be transferable otherwise than by will or the laws of descent and distribution.  No right or interest of a Participant in any Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Bank, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Bank; provided, however, that the foregoing shall not be deemed to imply any obligation of the Bank to lend against or accept a lien or pledge of any Option for any reason.  Notwithstanding the foregoing, or any other provision of this Plan, a Participant who holds Options (but not Incentive Stock Options) may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals.  Options so transferred may thereafter be transferred only to the Participant who originally received the grant or to an individual or trust to whom the Participant could have initially transferred the Options pursuant to this Section 7.1(d).  Options which are transferred pursuant to this Section 7.1(d) shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant (for example, such Options shall terminate automatically, upon the termination of employment or service as a Director of the Participant for Cause)

(e)           PAYMENT.  An Option shall be exercised by giving a written notice to the Chief Executive Officer of the Company stating the number of shares of Stock with respect to which the Option is being exercised and containing such other information as the Committee may require and by tendering payment therefore with a cashier's check, certified check, or with existing holdings of Stock held for more than six months. In addition, if the terms of a Stock Option so provide, the optionee may pay the exercise price by directing the Company to withhold from those shares of Common Stock that would otherwise be received upon the exercise of the Stock Option that number of shares of Common Stock having an aggregate fair market value as of the date of exercise equal to the Stock Option’s exercise price, or the applicable portion of the Stock Option’s exercise price if the Stock Option is not exercised in full.  The shares of Common Stock so withheld shall not be deemed to have been issued for purposes of the aggregate-share limitation set forth in Section 4, above.

(f)           STOCK CERTIFICATES.  Notwithstanding anything herein to the contrary, the Bank shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Options, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded as well as the terms of this Plan and any other terms, conditions or restrictions that may be applicable.  All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded.  The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.  In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(g)           EVIDENCE OF GRANT.  All Options shall be evidenced by an Option Agreement.  The Option Agreement shall include such additional provisions as may be specified by the Committee which are not inconsistent with the provisions of this Section 7.1.

7.2           INCENTIVE STOCK OPTIONS. Incentive Stock Options granted under the Plan must comply with the following additional rules, which in case of conflict shall control over other provisions of this Plan that might otherwise be applicable:

(a)           INDIVIDUAL DOLLAR LIMITATION.  The aggregate Fair Market Value (determined as of the time an Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed one hundred thousand dollars ($100,000) or such other limitation as imposed by Section 422(d) of the Code, or any successor provision.  To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Options that are not Incentive Stock Options.

(b)           TEN PERCENT OWNERS.  An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of allo classes of Stock of the Bank only if such Option is granted at a price that is not less than 100% of the Fair Market Value on the date of grant and the Option is exercisaable for no more than five years from the date of grant.

(c)           RIGHT TO EXERCISE.  During a Paticipant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE 8
CHANGES IN CAPITAL STRUCTURE

8.1           GENERAL.

(a)           SHARES AVAILABLE FOR GRANT.  In the event of any change in the number of shares of Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Stock with respect to which the Committee may grant Options shall be appropriately adjusted.  In the event of any change in the number of shares of Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Stock with respect to which Options may be granted as the Committee may deem appropriate.

(b)           OUTSTANDING OPTIONS – INCREASE OR DECREASE IN ISSUED SHARES WITHOUT CONSIDERATION.  Subject to any required action by the shareholders of the Bank, in the event of any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares of Stock or the payment of a stock dividend (but only on the shares of Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Bank, the Committee shall proportionally adjust the number of shares of Stock subject to each outstanding Option and the exercise price per share of Stock of each such Option.

(c)           OUTSTANDING OPTIONS – CERTAIN MERGERS.  Subject to any required action by the shareholders of the Bank, in the event that the Bank shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Option outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Stock subject to such Option would have received in such merger or consolidation.

(d)           OUTSTANDING OPTIONS – CERTAIN OTHER TRANSACTIONS.  In the event of (i) a dissolution or liquidation of the Bank, (ii) a sale of all or substantially all of the Bank's assets, (iii) a merger or consolidation involving the Bank in which the Bank is not the surviving corporation or (iv) a merger or consolidation involving the Bank, or any other reorganization transaction (including without limitation the formation of a holding company for the Bank) in which the Bank is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, have the power to:

(1)           cancel, effective immediately prior to the occurrence of such event, each Option outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Option was granted an amount in cash, for each share of Stock subject to such Option, respectively, equal to the excess of (A) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Stock as a result of such event over (B) the exercise price of such Option; or

(2)           provide for the exchange of each Option outstanding immediately prior to such event (whether or not then exercisable) for an option with respect to, as appropriate, some or all of the property for which such Stock is exchanged and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price or value of the option, or the number of shares or amount of property subject to the option, or, if appropriate, provide for a cash payment to the Participant to whom such Option was granted in partial consideration for the exchange of the Option, or any combination thereof.

(e)           OUTSTANDING OPTIONS – OTHER CHANGES.  In the event of any other change in the capitalization of the Bank or corporate change other than those specifically referred to in this Article, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Options outstanding on the date on which such change occurs and in the per share exercise price of each Option as the Committee may consider appropriate to prevent dilution or enlargement of rights.

(f)           NO ADDITIONAL SHAREHOLDER APPROVAL REQUIRED IN CERTAIN CASES.  Except to the extent required by applicable law, no adjustment in the number of shares subject to outstanding Options, and no adjustment in the number of shares available for grant under this Plan, shall require additional shareholder approval, and all such future adjustments shall be deemed approved by the approval of this Plan, to the extent that such adjustment, whether automatic or discretionary, is proportional to and accompanies an equivalent adjustment in the number of shares held by the Bank’s shareholders.

(g)           NO OTHER RIGHTS.  Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Bank or any other corporation.  Except as expressly provided in the Plan, no issuance by the Bank of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Option or the exercise price of any Option.

ARTICLE 9
AMENDMENT, MODIFICATION, AND TERMINATION

9.1           AMENDMENT, MODIFICATION, AND TERMINATION.  At any time and from time to time, the Board may terminate, amend or modify the Plan; provided, however, that the Board shall not, without the affirmative vote of the holder of a majority of the shares of each class of voting stock of the Bank, make any amendment which would (i) abolish the Committee without designating such other committee, change the qualifications of its members, or withdraw the administration of the Plan from its supervision, (ii) except strictly as and to the extent provided in this Plan and permitted by applicable law, increase the maximum number of shares of Stock for which Options may be granted under the Plan, (iii) amend the formula for determination of the exercise price of Options, (iv) extend the term of the Plan, and (v) amend the requirements as to the employees eligible to receive Options; and further provided that no other amendment shall be made without shareholder approval to the extent shareholder approval is necessary to comply with any applicable law, regulations or stock exchange rule.

9.2           OPTIONS PREVIOUSLY GRANTED.  Except as otherwise provided in the Plan, including without limitation, the provisions of Article 8, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Option previously granted under the Plan, without the written consent of the Participant.

ARTICLE 10
GENERAL PROVISIONS

10.1           NO RIGHTS TO OPTIONS.  No Participant, employee, or other person shall have any claim to be granted any Option under the Plan, and neither the Bank nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

10.2           NO STOCKHOLDERS RIGHTS.  No Option gives the Participant any of the rights of a stockholder of the Bank unless and until shares of Stock are in fact issued to such person in connection with such Option.

10.3           WITHHOLDING.  The Bank shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Bank, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.  A Participant may elect to have the Bank withhold from those shares of Stock that would otherwise be received upon the exercise of any Option, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Bank’s applicable federal, state, local and foreign income and employment tax withholding obligations.

10.4           NO RIGHT TO EMPLOYMENT OR SERVICES.  Nothing in the Plan or any Option Agreement shall interfere with or limit in any way the right of the Bank or any of its affiliates or subsidiaries to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ of the Bank.

10.5           INDEMNIFICATION.  To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Bank and any of its applicable subsidiaries from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Bank an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Bank’s or any of its applicable subsidiaries’ Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Bank or any of its applicable subsidiaries may have to indemnify them or hold them harmless.

10.6           FRACTIONAL SHARES.  No fractional shares of stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

10.7           GOVERNMENT AND OTHER REGULATIONS.  The obligation of the Bank to transfer shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required.  The Bank shall be under no obligation to register, under the Securities Act of 1933, as amended, or any other federal or state securities laws, any of the shares of Stock transferred under the Plan.  If the shares paid under the Plan may in certain circumstances be exempt from registration under the Securities Act of 1933, as amended, or applicable state laws, the Bank may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

10.8           GOVERNING LAW.  The Plan and the terms of all Options shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without regard to rules of choice of law or conflict of laws, except to the extent such laws may be pre-empted by the federal laws of the United States of America.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

Subchapter D of PBCL provides for indemnification of, and insurance for any person who is or was a representative of the Company and specifically empowers the Company to indemnify, subject to the standards therein prescribed, any person who is or was a representative of the Company in connection with any action, suit or proceeding brought or threatened by reason of the fact that he is or was a representative of the Company. Article 8.02 of the Company’s Bylaws requires the Company to indemnify each of the Company’s directors and officers in such capacity in which any such director or officer acts for or on behalf of the Company including as an employee or agent.

Article 8 of the Company’s bylaws provide for indemnification of officers and directors, as follows:

Section 8.01 provides that, to the fullest extent under Subchapter B of Chapter 7 of the Pennsylvania Business Corporation Law, the Company’s directors shall not be personally liable to the Company or its shareholders or others for monetary damages for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his or her office and such breach or failure constitutes self-dealing, willful misconduct or recklessness.  This section does not apply to the responsibility or liability of such director under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

Section 8.02(a) provides for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact of such person’s involvement as a director, officer, employee or agents of the Company or its bank subsidiaries or any other director or indirect subsidiary of the Company of the bank serving at the request of the Company as a director, officer, employee or agent against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent authorized or permitted by the laws of the Commonwealth of Pennsylvania.

Section 8.02(b) requires the Company to pay the expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of any action suit or proceeding  upon the receipt of (i) an undertaking by or on behalf of a director, officer, employee or agent to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified as authorized under the Articles of Incorporation and ii) if requested at the discretion of the board of directors, adequate security or a bond to cover such amounts for which it is ultimately determined that he is not entitled to such indemnity.

Section 8.02(c) provides the right to indemnification and advancement of expenses is not exclusive of any other right to which such persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of shareholders, or disinterested Directors or otherwise.

Section 8.02(d) provides that the Company may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person and may create a fund of any nature for the benefit of any person and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses regardless of the source of the indemnification right and without respect to whether or not the Company would have the power to indemnify such person under the articles of incorporation.

Item 21. Exhibits and Financial Statements.

Schedules

(a)           Exhibits. The following exhibits are submitted:

Exhibit No.	Description

2.1*	Plan of Merger and Reorganization

3.1*	Articles of Incorporation of Customers 1st Bancorp, Inc.

3.2*	Bylaws of Customers 1st Bancorp, Inc.

4.1*	Specimen stock certificate of Customers 1st Bancorp, Inc. Common Stock

4.2*	Specimen stock certificate of Customers 1st Bancorp, Inc. Class B Non-Voting Common Stock

4.3*	Indenture, dated as of June 29, 2004, by and between New Century Bank and Wilmington Trust Company, relating to Floating Rate Subordinated Debt Securities Due 2014

4.4*	Form of Anti-Dilution Agreement entered into by the Bank with each of the lead investors in the Bank’s March and February 2010 private offerings, and all investors in the Bank’s 2009 private offering

4.5*
Form of Supplement to Anti-Dilution Agreement entered into by the Bank with each of the lead investors in the Bank’s March and February 2010 private offerings, and all investors in the Bank’s 2009 private offering

4.6*	Stock Option Agreement, dated as of March 23, 2005, by and between New Century Bank and Univest Corporation of Pennsylvania

4.7 *	Stock Option Agreement, dated as of July 10, 1997, by and between New Century Bank and NexTier Bank, f/k/a Citizens Incorporated

4.8*
Form of Warrant issued to investors in New Century Bank’s March and February 2010 private offerings, 2009 private offering, to John Sickler for services rendered in 2009, and in partial exchange for New Century Bank’s shares of 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock in June 2009

4.9*	Warrants issued to Jay S. Sidhu, June 30, 2009

5.1	Opinion of Stradley Ronon Stevens & Young, LLP, filed herewith

8.1*	Tax Opinion of Stradley Ronon Stevens & Young, LLP

10.1 *+	New Century Bank Management Stock Purchase Plan

10.2 *+	New Century Bank 2010 Stock Option Plan

10.3 *+	Employment Agreement, dated as of June 17, 2009, by and between New Century Bank and Jay S. Sidhu

10.4 *+	Employment Agreement, dated as of April 12, 2010, by and between New Century Bank and Richard A. Ehst

10.5 *+	Employment Agreement, dated as of April 12, 2010, by and between New Century Bank and Thomas Brugger

10.6*	Agreement, dated as of May 19, 2009, by and between New Century Bank and Jay Sidhu

10.7 *	New Century Bank 2004 Incentive Equity and Deferred Compensation Plan

10.8 *
Form of Stock Option Agreement for Non-Qualified Stock Options granted under 2004 Incentive Equity and Deferred Compensation Plan to various employees including Kenneth Mumma, Robert Philips and James McKeighan

10.9*	Form of Warrant issued to John Sickler for services rendered in 2009 (included in Exhibit 4.8)

10.10*	Lease Agreement, dated January 5, 2007, by and between New Century Bank and Gateway Partnership LLC

10.11*	Amendment to Lease, dated May 4, 2007, by and between New Century Bank and Gateway Partnership LLC

10.12 *+	Warrant issued to Jay S. Sidhu, June 30, 2009 (included in Exhibit 4.9)

10.13*	Subscription Agreement, dated May 19, 2009, by and between New Century Bank and Jay S. Sidhu

10.14*	Amendment to Subscription Agreement, dated June 29, 2009, by and between New Century Bank and Jay S. Sidhu

10.15 *	Amendment #2 to Subscription Agreement, dated as of June 30, 2009, by and between New Century Bank and Jay S. Sidhu

10.16 *	Form of Stock Option Agreement for Non-Qualified Stock Options granted under 2004 Incentive Equity and Deferred Compensation Plan to Robert Philips and James McKeighan

13.1
Annual Report to Security Holders of New Century Bank (incorporated herein by reference to New Century Bank Financial Statements and the Notes related thereto beginning on page F-17 of the prospectus-proxy statement which forms a part of this registration statement)

13.2
Quarterly Report to Security Holders of New Century Bank (incorporated herein by reference to New Century Bank Financial Statements and the Notes related thereto beginning on page F-2 of the prospectus-proxy statement which forms a part of this registration statement)

21.1*	List of Subsidiaries of Customers 1st Bancorp, Inc.

23.1	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of ParenteBeard LLC, filed herewith

24.1*	Powers of Attorney (contained on the signature page of the registration statement on Form S-1, filed with the SEC on April 22, 2010)

99.1	Form of Proxy Card for shareholders of New Century Bank, filed herewith
_________
*  Previously filed
**  To be filed by amendment.
+  Management Contract or compensatory plan or arrangement.

(b)           The following financial statement schedules are furnished:

13.1 – Annual Report to Security Holders
13.2 – Quarterly Report to Security Holders

(c)           Not applicable.

Item 22. Undertakings.

(1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liability arising under the Securities Act (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenixville, Commonwealth of Pennsylvania, on July 2, 2010

Customers 1st Bancorp, Inc.

By: /s/ Jay S. Sidhu
Jay S. Sidhu, Chairman & Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on July 2, 2010.

Signature	Title(s)

/s/ Jay S. Sidhu	Chairman, Chief Executive Officer and Director
Jay S. Sidhu	(principal executive officer)

*	Executive Vice President and Chief Financial Officer
Thomas Brugger	(principal financial officer and principal accounting officer)

*	President, Chief Operating Officer and Director
Richard A. Ehst

*	Director
Bhanu Choudhrie

*	Director
Kenneth B. Mumma

*	Director
Daniel K. Rothermel

*	Director
John J. Sickler

*	Director
T. Lawrence Way

*	Director
Steven J. Zuckerman

* By: /s/ Jay S. Sidhu
Jay S. Sidhu
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description

2.1*	Plan of Merger and Reorganization

3.1*	Articles of Incorporation of Customers 1st Bancorp, Inc.

3.2*	Bylaws of Customers 1st Bancorp, Inc.

4.1*	Specimen stock certificate of Customers 1st Bancorp, Inc. Common Stock

4.2*	Specimen stock certificate of Customers 1st Bancorp, Inc. Class B Non-Voting Common Stock

4.3*	Indenture, dated as of June 29, 2004, by and between New Century Bank and Wilmington Trust Company, relating to Floating Rate Subordinated Debt Securities Due 2014

4.4*	Form of Anti-Dilution Agreement entered into by the Bank with each of the lead investors in the Bank’s March and February 2010 private offerings, and all investors in the Bank’s 2009 private offering

4.5*
Form of Supplement to Anti-Dilution Agreement entered into by the Bank with each of the lead investors in the Bank’s March and February 2010 private offerings, and all investors in the Bank’s 2009 private offering

4.6*	Stock Option Agreement, dated as of March 23, 2005, by and between New Century Bank and Univest Corporation of Pennsylvania

4.7 *	Stock Option Agreement, dated as of July 10, 1997, by and between New Century Bank and NexTier Bank, f/k/a Citizens Incorporated

4.8*
Form of Warrant issued to investors in New Century Bank’s March and February 2010 private offerings, 2009 private offering, to John Sickler for services rendered in 2009, and in partial exchange for New Century Bank’s shares of 10% Series A Non-Cumulative Perpetual Convertible Preferred Stock in June 2009

4.9*	Warrants issued to Jay S. Sidhu, June 30, 2009

5.1	Opinion of Stradley Ronon Stevens & Young, LLP, filed herewith

8.1*	Tax Opinion of Stradley Ronon Stevens & Young, LLP

10.1 *+	New Century Bank Management Stock Purchase Plan

10.2 *+	New Century Bank 2010 Stock Option Plan

10.3 *+	Employment Agreement, dated as of June 17, 2009, by and between New Century Bank and Jay S. Sidhu

10.4 *+	Employment Agreement, dated as of April 12, 2010, by and between New Century Bank and Richard A. Ehst

10.5 *+	Employment Agreement, dated as of April 12, 2010, by and between New Century Bank and Thomas Brugger

10.6*	Agreement, dated as of May 19, 2009, by and between New Century Bank and Jay Sidhu

10.7 *	New Century Bank 2004 Incentive Equity and Deferred Compensation Plan

10.8 *
Form of Stock Option Agreement for Non-Qualified Stock Options granted under 2004 Incentive Equity and Deferred Compensation Plan to various employees including Kenneth Mumma, Robert Philips and James McKeighan

10.9*	Form of Warrant issued to John Sickler for services rendered in 2009 (included in Exhibit 4.8)

10.10*	Lease Agreement, dated January 5, 2007, by and between New Century Bank and Gateway Partnership LLC

10.11*	Amendment to Lease, dated May 4, 2007, by and between New Century Bank and Gateway Partnership LLC

10.12 *+	Warrant issued to Jay S. Sidhu, June 30, 2009 (included in Exhibit 4.9)

10.13*	Subscription Agreement, dated May 19, 2009, by and between New Century Bank and Jay S. Sidhu

10.14*	Amendment to Subscription Agreement, dated June 29, 2009, by and between New Century Bank and Jay S. Sidhu

10.15 *	Amendment #2 to Subscription Agreement, dated as of June 30, 2009, by and between New Century Bank and Jay S. Sidhu

10.16 *	Form of Stock Option Agreement for Non-Qualified Stock Options granted under 2004 Incentive Equity and Deferred Compensation Plan to Robert Philips and James McKeighan

13.1
Annual Report to Security Holders of New Century Bank (incorporated herein by reference to New Century Bank Financial Statements and the Notes related thereto beginning on page F-17 of the prospectus-proxy statement which forms a part of this registration statement)

13.2
Quarterly Report to Security Holders of New Century Bank (incorporated herein by reference to New Century Bank Financial Statements and the Notes related thereto beginning on page F-2 of the prospectus-proxy statement which forms a part of this registration statement)

21.1*	List of Subsidiaries of Customers 1st Bancorp, Inc.

23.1	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of ParenteBeard LLC, filed herewith

24.1*	Powers of Attorney (contained on the signature page of the registration statement on Form S-1, filed with the SEC on April 22, 2010)

99.1	Form of Proxy Card for shareholders of New Century Bank, filed herewith
_________
*  Previously filed
**  To be filed by amendment.
+  Management Contract or compensatory plan or arrangement.